                                                                     EXHIBIT 4.4

                              DATED 13TH MAY 1997




                             MARION MERREL LIMITED

                                     -and-

                                CEREBRUS LIMITED




                                     LEASE

                                      -of-

                           Oakdene Court Reading Road
                               Winnerah Berkshire

                                    Henmans
                                 116 St Aldates
                                 Oxford OX1 1HA





                                  xl561/563jr1

                                     INDEX


PARTIES ..................................................................     1
DEFINITIONS ..............................................................     1
DEMISE ...................................................................    11
EXCEPTIONS AND RESERVATIONS ..............................................    11
SUBJECTIONS ..............................................................    11
THE TERM .................................................................    12
THE RENT .................................................................    12
TENANTS COVENANTS ........................................................    12
PAY RENTS ................................................................    12
INSURANCE CHARGE .........................................................    13
OUTGOINGS ................................................................    13
V A T ....................................................................    13
COMPLIANCE WITH ENACTMENT ................................................    13
LANDLORD'S COSTS .........................................................    14
REPAIR ...................................................................    15
DECORATION AND MAINTENANCE ...............................................    16
DELIVERY UP IN REPAIR ....................................................    17
ENTRY BY LANDLORD ........................................................    17
REPAIR ON NOTICE .........................................................    18
INVALIDATION OF INSURANCE ................................................    18
NOTICE OF DAMAGE .........................................................    19
RECOVERY OF EXPENSE ON INSURANCE RENEWAL .................................    19
RECOVERY OF INCREASES IN PREMIUMS ........................................    19
APPLICATION OF INSURANCE MONEYS ..........................................    20
REINSTATEMENT PROVISIONS .................................................    20
ALTERATIONS ..............................................................    20
USE ......................................................................    21
SIGNS ....................................................................    21
SERVICE INSTALLATIONS ....................................................    22
NUISANCE AND HAZARDOUS SUBSTANCES ........................................    22
CLEANING WINDOWS .........................................................    24
PLANNING .................................................................    24
ASSIGNMENT AND UNDERLETTING ..............................................    27
EASEMENTS ................................................................    33
GENERAL INDEMNITY ........................................................    34

TITLE MATTERS.............................................................    34
PARKING...................................................................    34
LETTING SIGN..............................................................    34
REMEDY BREACHES ON NOTICE.................................................    35
SURETY....................................................................    35
LANDLORD'S COVENANTS......................................................    36
QUIET ENJOYMENT...........................................................    36
INSURANCE.................................................................    36
REINSTATEMENT ON DAMAGE...................................................    36
INSURANCE AND RENT CESSER.................................................    37
GUARANTOR'S COVENANTS.....................................................    39
TO TAKE LEASE FOLLOWING DISCLAIMER........................................    41
TO MAKE PAYMENTS FOLLOWING DISCLAIMER.....................................    41
TO ENTER INTO AUTHORISED GUARANTEE........................................    42
PROVISIONS IN THE EVENT OF INSOLVENCY.....................................    42
NO IMPLIED WAIVER.........................................................    43
INTEREST..................................................................    43
RIGHTS OF ENTRY...........................................................    44
PERPETUITIES..............................................................    44
ARBITRATION...............................................................    44
COMPENSATION UNDER 1954 ACT...............................................    45
EXCLUSION OF LIABILITY....................................................    45
NO PLANNING WARRANTY......................................................    45
NO AGREEMENT FOR LEASE....................................................    45
THE 1995 ACT..............................................................    45
SERVICE OF NOTICES........................................................    46
TENANT'S BREAK CLAUSE.....................................................    46
NAMING RIGHTS.............................................................    47
SCHEDULE 1 - PREMISES.....................................................    48
SCHEDULE 2 - TITLE MATTERS................................................    48
SCHEDULE 3 - REVIEW OF BASIC RENT.........................................    49

--------------------------------------------------------------------------------

(STAMP)


THIS LEASE made on

(1) MARION MERRELL LIMITED (Company No. 1535646) whose registered office is at Stana Place Fairfield Avenue Staines Middlesex (the "Landlord")

(2) CEREBUS LIMITED (Company No. 3070163) whose registered office is at Silwood Park Buckhurst Road Ascot Berkshire SL5 7PN ("the Tenant")

WITNESSES as follows:

1.   Definitions and Interpretation

1.1 In this Lease unless the context otherwise requires the following expressions shall have the following meanings;

     "1995 Act" means the Landlord and Tenant (Covenants) Act (ILLEGIBLE)

     "Authority" means any statutory public local or other authority or any (ILLEGIBLE) or any government department or any of them or any of their duly authorized officers.

     "Basic Rent" means:

     (a) from and including the 13th May 1997 to but not including 9th May 2002 L607,697 per annum.

     (b) from and including the 8th May 2002 throughout the residue of the Term L607,697 per annum or such greater sum as may from time to time become payable pursuant to Schedule 3.

--------------------------------------------------------------------------------

"Conduits" means sewers drains pipes wires cables ducts gutters fibres and any other medium for the passage or transmission of soil water gas electricity air smoke light information or other matters and includes where relevant ancillary equipment and structures.

"Connected Person" means any person, firm or company which is connected with the Tenant for the purposes of Section 839 Income and Corporation Taxes Act 1988.

"Consent" means an approval permission authority license or other relevant form of approval given by the Landlord in writing.

"Determination" means the end of the Term however that occurs.

"Enactment" means:

     (a)  any Act of Parliament and

     (b) any European Community legislation or decree or other supernational legislation or decree having effect as law in the United Kingdom.

and references (whether specific or general) to any Enactment include any statutory modification or re-enactment of it for the time being in force and any order instrument plan regulation permission or direction made or issued under it or under any Enactment replaced by it or deriving validity from it

"Environmental Damage" means any reduction in value of the Landlord's interest in the Premises or any damage to human health or the environment arising from the Premises which would constitute a breach of any Legal Obligation or give rise to a civil claim for damages.

"Group Company" means any company of which the Tenant is a Subsidiary or which has the same Holding Company as the Tenant where Subsidiary and Holding Company have the meanings given to them by section 736 Companies Act 1985.

"Hazardous Substance" means any substance (whether in solid liquid or gaseous form) which alone or in combination with one or more others is any one or more of the following: hazardous, volatile, toxic, radioactive, carcinogenic, corrosive, explosive, capable of polluting land water or air, capable of causing harm to human health or any living organism or its ecosystem or (without limitation) capable of causing a nuisance.

"Insurance Charge" means the reasonable and proper cost to the Landlord of effecting and maintaining the Insurance Policies (or procuring that they are affected) including where relevant the cost of assessing any insured amounts.

"Insurance Policies" means the insurance policy or policies maintained by the Landlord in accordance with this Lease in respect of the Premises covering damage by Insured Risks and Loss of Rent.

"Insured Risks" means fire storm tempest lightning explosion riot civil commotion malicious damage impact flood bursting or overflowing of water tanks burst pipes discharge from sprinklers aircraft and other aerial devices or articles dropped from them (other than war risks) and such other risks as the Landlord may as its sole discretion from time to time require to be covered which may include terrorist risks which can be insured against the UK market at a reasonable rate

"Insurers" means the underwriters or insurance office of repute with whom the Insurance Policies are effected

"Interest Rate" means four per cent above the base lending rate from time to time of Barclays Bank Plc or such other bank being a member of the Committee of London and Scottish Bankers as the Landlord may from time to time nominate or if that base lending rate cannot be ascertained then four per cent above such other rate as the Landlord may reasonably specify and where and whenever interest is payable at or by reference to the Interest Rate it shall be calculated on a daily basis and compounded on the Quarter Days

"Landlord" includes the immediate reversioner to this Lease from time to time

"Lease" means this lease and includes where relevant any deed of variation license Consent or other document supplemental to this Lease

"Legal Obligation" means any obligation from time to time created by an Enactment or Authority which relates to the Premises or its use and includes without limitation obligations imposed as a condition of any Necessary Consents

"Loss of Rent" means loss of all Basic Rent due to damage or destruction by any of the Insured Risks for a period of three years having regard to potential Increases in that income as a result of rent reviews

"Necessary Consents" means planning permission and all other consents licenses permissions and approvals whether of a public or private nature which shall be relevant in the context

"Open Market Rent" means the full rack rent which might be reasonably expected to be paid (after the expiry of any rent free period or period of concessionary rent of such length as would reasonably be expected to be negotiated in the open market for the purposes only of fitting out the Premises but not for an inducement to enter into the letting) by a willing tenant to a willing landlord for a letting of the whole of the Premises in the open market with vacant possession and without a fine or premium for a term equivalent to the residue of the Term remaining on the relevant Review Date (save for the last review under the terms hereof when the term shall be assumed to be 10 years) and upon the terms of this Lease (except as to the amount of the Basic Rent but including the provisions for rent review) and upon the assumptions that:

     (a) there has been a reasonable period in which to negotiate the terms of the letting taking into account the nature of the Premises and the state of the market

     (b) no account will be taken of any additional rent which might be offered by a prospective tenant with a special interest

     (c)   all the covenants contained in this Lease have been complied with

     (d) If the Premises or any access or essential services to them have been destroyed or damaged they have been fully restored

     (e) the Premises comply with all Legal Obligations and may lawfully be used for the purpose permitted by this Lease

     (f) the permitted use shall be deemed to be a use within Class B1 of the Schedule to the Town and Country Planning (Use Classes) Order 1987

     (g) the willing tenant is entitled to credit as input tax any Value Added Tax payable by the willing tenant on the rent and other sums payable to the willing landlord hereunder

     (h) there are at the relevant Review Date willing undertenants to accept underleases of those parts of the Premises which the willing tenant shall not itself occupy and which the willing tenant may underlet at rents equal to the Open Market Rent of such parts assessed on the basis of this definition (mutatis mutandis)

     (i) the Premises are fitted out and equipped to the requirements of the willing tenant for for immediate occupation or use

           But disregarding -

           (i) any effect on rent of the fact that the Tenant any undertenant or any of their respective predecessors in title or licensees has been or is in occupation of the Premises

           (ii) any goodwill attached to the Premises by reason of the carrying on of the business of the Tenant undertenant or their respective predecessors in title or licensees

           (iii) any improvement to the Premises which

                 (A) was carried out by and at the expense of the Tenant or a permitted undertenant or any of their respective predecessors in title or licensees and

                 (B) was not carried out pursuant to an obligation to the
                     Landlord or its predecessors in title and

                 (C) was carried out with Consent where required under this
                     Lease and

                 (D) was carried out and completed during the Term or during any period of occupation immediately before the start of the Term

           (iv) any work carried out to the Premises which diminishes the rental value of the Premises at the relevant Review Date save where such work has been carried out pursuant to a Legal Obligation

           (v) any temporary works of construction demolition alteration or repair being carried out at or near the Premises

"Outgoings" means all rates taxes charges duties assessments impositions and outgoings which are at any time during the Term payable whether by the owner or occupier of property in respect of the Premises and includes charges for electricity gas water sewerage telecommunications and other services rendered to or consumed by the Premises but excludes tax payable by the Landlord on the receipt of the Basic Rent or or any dealings with its reversion to this Lease and input Value Added Tax suffered by the Landlord in respect of any building on the Premises

"Permitted Use" means in respect of the ground floor of the Premises use for scientific research and in respect of the balance of the Premises use as offices within Class B1 (a) of the Schedule to the Town and Country Planning Use Classes Order 1987 and for such purposes as the Landlord may from time to time approve

"Plant" means the plant equipment and machinery from time to time in or on the Building including without limitation lifts hoists generators and equipment for air-conditioning ventilation heating cooling fire alarm fire prevention or fire control communication and security

"Premises" means Oakdene Court Reading Road Winnersh Berkshire more particularly described in Schedule 1 and all buildings and erections thereto and additions and improvements made to it and references to the Premises shall include reference to any part of them

"Premises Plan" means the attached plan

"President" means the President from time to time of the Royal Institution of Chartered Surveyors or any person authorised at the relevant time to act on his behalf

"Quarter Days" means 25th March 24th June 29th September and 25th December in each year

"Rent" means all sums reserved as rent by this Lease

"Rent Restrictions" means any Enactment which restricts the right of the Landlord to review Basic Rent under this Lease

"Rent Review Surveyor" means the person appointed under paragraphs 3 or 6 of
Schedule 3 to determine the Basic Rent at a Review Date

"Review Date" means 8th May 2002 and the same day and month in every fifth year after that date and in addition any date on which any Rent Restrictions in force on a previous Review Date are repeated or modified so as to be less restrictive

"Review Period" means the period commencing on a Review Date and expiring either on the day before the next Review Date or on Determination

"Sign" includes any sign hoarding showcase signboard bill plate fescia poster advertisement

"Tenant" includes its successors in title

"Term" means the term granted by this Lease and includes any extension holding over or continuation of it whether by Enactment agreement or otherwise

"The Planning Acts" means the Town and Country Planning Act 1990 The Planning and Compensation Act 1991 The Planning (Listed Buildings and Conservation Areas) Act 1990 The Planning (Hazardous Substances) Act 1990 and The Planning (Consequential Provisions) Act 1990

"Title Matters" means the matters set out in Schedule 2

         "Value Added Tax" includes any future tax of a like nature

         1.2      In this Lease unless the context otherwise requires:

         (a)      words importing any gender include every gender

         (b) words importing the singular number only include the plural number and vice versa

         (c) words importing persons include firms companies and corporations and vice versa

         (d) references to numbered clauses and schedules are references to the relevant clause in or schedule to this Lease

         (e) reference in any schedule to numbered paragraphs are references to the numbered paragraphs of that schedule

         (f) where any obligation is undertaken by two or more persons jointly they shall be jointly and severally liable in respect of that obligation

         (g) any obligation on any party not to do or omit to do anything shall include an obligation not knowingly to allow that thing to be done or omitted to be done by any undertenant of that party or by any employee servant agent invitee or licensee of that party or its undertenant

        TO HOLD the same (except and reserved and subject as aforesaid) unto the Tenant for a term of 20 years commencing on the 9th May 1997 YIELDING AND PAYING therefor during the said term yearly and proportionately for any period less than a year the Rent following that is to say: -

        THE RENT

A. The Basic Rent to be paid without any deduction or set-off whatsoever by equal quarterly payments in advance on the usual quarter days in every year and proportionately for any period of less than a year the first of such payments or a proportion thereof to be paid on the date of this Lease

B. By way of further and additional rent the sums referred to in sub-clause 2(2)

C. Within 14 days of demand all interest payable in accordance with Clause 5(3) below

2.      TENANT'S COVENANTS

        The Tenant COVENANTS with the Landlord as follows that is to say:-

        PAY RENTS

(1) To pay the Rent at the time and in manner aforesaid any deduction abatement or set off whatsoever and if so requested by the Landlord to pay the same by bankers standing order and in favour of such account at such bank as the Landlord shall from time to time direct and the Tenant shall duly complete such form and deliver it to the Landlord PROVIDED that any rents paid in this manner shall be deemed not to have been received by the Landlord until the same shall have been received by the Landlord's bank

           INSURANCE CHARGE

(2) To pay the Landlord each year of the Term the Insurance Charge such insurance to be in the sum of the full rebuilding value of the Premises (including VAT) and to include three years Loss of Rent Architects and Surveyors fees and expenses for site clearance and the rebuilding of the Premises such Insurance charge to be paid without any deduction or abatement whatsoever to the Landlord within 28 days of demand provided that such demand shall be accompanied by a copy of the demand for premium to which it relates

           OUTGOINGS

(3) TO pay and discharge all Outgoings during the Term at the times when they become due

           V.A.T.

(4) To pay on demand Value Added Tax on any sums of money chargeable thereto which shall be due from the Tenant under or by virtue of the provisions of this Lease including any Value Added Tax at the appropriate rate for the time being payable in relation to the payment of rent insurance rent and all other sums payable by the Tenant hereunder

           COMPLIANCE WITH ENACTMENT

(5) At its own expense to comply all with Legal Obligations Imposed by and do and execute or cause to be done and executed all such works acts deeds matters and things as under or by virtue or any Enactment for the time being in force are or

--------------------------------------------------------------------------------

     shall be properly directed or necessary to be done or executed upon or in respect of the Premises or any part thereof whether by the owner Landlord Tenant or occupier (and in particular but without prejudice to the generality of this Clause) to comply with all obligations imposed under or by virtue of the Offices Shops and Railway Premises Act 1963 the Factories Act 1961 the Health and Safety at Work Act 1974 and the Planning Acts and the Disability Discrimination Act 1995 and the Public Health requirements of any Authority and at all times to keep the Landlord indemnified against all claims demands and liability in respect thereof OR in the alternative (which alternative shall nevertheless be at the election of the Landlord) to permit the Landlord with its workmen or agents to enter and comply with any such requirements as aforesaid and thereafter the Tenant shall pay to the Landlord by way of additional Rent on demand such sum as shall be equal to the reasonable and proper cost to the Landlord of complying with any requirements as aforesaid in respect of the Premises

     LANDLORDS COSTS

(6) To pay to the Landlord within 28 days of demand all reasonable and proper costs charges and expenses which may be incurred by the Landlord in abating a nuisance emanating from the Premises and executing all such works as may be necessary for abating such a nuisance in obedience to a notice served by an Authority

(7) To pay to the Landlord within 28 days of demand all reasonable and proper costs charges and expenses (including legal costs and fees payable to a surveyor) which may be incurred by the Landlord in or in proper contemplation of:-

--------------------------------------------------------------------------------

         (i) Any proceedings under Sections 146 and 147 of the Law of Property Act 1925 (notwithstanding that forfeiture is avoided otherwise than by relief granted by the Court); and

         (ii) Any notice relating to the repair or decoration of the Premises or in connection with the delivery up thereof at Determination; and

         (iii) The recovery of arrears of Rent or any other sums payable hereunder and proceedings in connection therewith; and

         (iv) The grant or refusal (but only where such refusal is reasonably made) of consent upon any application by the Tenant pursuant to the provisions of this Lease (including cases where the application is withdrawn) and

         (v) The preparation and service of any proper schedule of dilapidations served during the Term or within three months after Determination

                  REPAIR

         (8) To keep the Premises and all additions thereto and the Plant and the Landlord's fixtures thereon, and all conduits gardens parking areas and appurtenances. In good and substantial repair and maintained and cleansed in every respect with the gardens tended and kept free of weeds and the grass mown regularly in the growing seasons damage by any of the Insured Risks excepted save where the insurance of the Premises shall have been rendered void or voidable or payment of the policy monies shall have been refused or withheld in whole or in part in consequence of any act or default on the part of the Tenant or of the servants agents or visitors of the Tenant AND ALSO when and so often as it shall be necessary to renew any Landlord's fixtures and fittings and Plant belonging to the Premises or substitute other fixtures or Plant of similar description and value

         DECORATION AND MAINTENANCE

(9) In every fifth year of the Term and also in the last year of the Term howsoever determined in a proper and workmanlike manner to prepare and paint all the outside wood metal stucco cement and other work of the Premises and all other exterior parts of the Premises as ought to be so painted with two coats at least of good quality paints of their several kinds and for their several purposes and in like manner to prepare wax and polish and otherwise maintain all the outside work now so treated with good quality materials and also in like manner as often as shall be reasonably necessary to clean the stonework and other finishes to the exterior of the Demised Premises and in particular (without prejudice to the generality of this obligation) to clean and treat in a suitable manner for its maintenance in good condition all the outside hardwood and metal and other work not required to be painted or polished and to clean all tiles falence glazed bricks and similar washable surfaces AND ALSO in every seventh year of the said term and also in the last year of the said term howsoever determined in a proper and workmanlike manner to prepare and paint all the inside wood metal and other work of the Premises usually or requiring to be painted with two coats at least of good quality paints of their several kinds and for their several purposes AND ALSO with such internal painting to whitewash colour wash distemper grain varnish and otherwise decorate in a proper and workmanlike manner and with good quality materials all such internal parts of the Premises as ought property to be so treated and as often as may be necessary to clean and treat in a suitable manner for its maintenance in good condition like all the inside wood and metal work and polished stone not required to be painted or polished or distempered and to clean all tiles falence glazed bricks and similar washable surfaces

           DELIVERY UP IN REPAIR

(10) At Determination quietly to yield up unto the Landlord the Premises to a specification as exists at the date hereof as evidenced by the Schedule of Specification annexed including Plant in or upon the Premises which during the said term may have been affixed or fastened to or upon the same (to replace existing Plant) in good and substantial repair and condition as shall in all respects be consistent with a full and due performance by the Tenant of the covenants contained in the Lease

(11) If on Determination the Tenant shall fail to remove any property belonging to the Tenant within one month after being requested in writing by the Landlord so to do the Landlord may as the agent for the Tenant (and the Landlord is hereby appointed by the Tenant to act as such) sell such property and shall then hold the proceeds of the sale after deducting the proper and reasonable cost and expense of removals sale and storage so reasonably and properly incurred by it to the order of the Tenant PROVIDED THAT the Tenant will indemnify the Landlord against any liability incurred by it to any third party whose property shall have been sold by the Landlord in the bona fide mistaken belief that such property belonged to the Tenant and was liable to be dealt with as such pursuant to this Clause

           ENTRY BY LANDLORD

(12) To permit the Landlord or its agents or Surveyors with all necessary workmen materials and appliances at reasonable hours in the daytime and after giving the Tenant reasonable prior written notice (or at any time and without such notice in the case of emergency) to enter into and upon the Premises for the purpose of repairing and making good all wants of reparation for which the Tenant shall be liable under the covenants on the Tenant's part herein contained and of which notice in writing shall have been given to the Tenant by the Landlord or its agent or Surveyor and Tenant has not complied with such notice within three months of its receipt

           REPAIR ON NOTICE

(13) That if the Tenant shall at any time make default after the period of three months following the service of the notice referred to in the preceding sub-clause in the performance of any of the covenants herein on the Tenant's part contained for or relating to the repair maintenance or decoration of the Premises it shall be lawful but not obligatory for the Landlord and without prejudice to any other rights or the Landlord with regard thereto to enter into and upon the Premises and repair and decorate the same at the reasonable and proper expense of the Tenant in accordance with the covenants on the Tenant's part herein contained and the reasonable and proper expenses of such repairs and decorations including any architects or surveyors charges shall be repaid by the Tenant to the Landlord within 28 days of demand and in default of due payment shall be recoverable by the Landlord as rent plus interest at the Interest Rate from the date of expenditure until payment by the Tenant

           INVALIDATION OF INSURANCE

(14) Not to do or omit or knowingly suffer to be done or omitted any act matter or thing whatsoever the doing or omission of which would make void or voidable the insurance or the Premises or the Landlord's fixtures and fittings therein or which would hinder the Landlord from carrying out its obligations under Clause 3(3) nor do or allow to be done anything whereby any additional premium may become payable in respect of such insurance and to comply with all recommendations of the insurers relating to the demised premises PROVIDED ALWAYS that the Tenant shall not be liable for breach of any of its obligations under this sub-clause 2(14) unless it shall prior to any such breach have been provided with a full and accurate copy of the relevant insurance policy or policies

           NOTICE OF DAMAGE

(15) In the event of the Premises or any part thereof being destroyed or damaged by any of the Insured Risks to give notice thereof to the Landlord as soon as such destruction or damage shall come to the notice of the Tenant

           RECOVERY OF EXPENSE ON INSURANCE RENEWAL

(16) To reimburse to the Landlord on demand any proper and reasonable expenses incurred by the Landlord in the renewal of any Insurance Policies rendered necessary by a breach of the Tenant's obligations under Clause 2 (14)

           RECOVERY OF INCREASES IN PREMIUMS

(17) In the event of any such act or omission by the Tenant or any use to which the Tenant may put the Premises resulting in any increase in the rate or premium or loading for the Insurance Policy whereby the Landlord incurs liability for the amount of such increase or loading the Tenant shall reimburse to the Landlord within 28 days of demand all such increase or loading and the Tenant will within 28 days of demand pay to the Landlord an amount equal to monies which the Landlord is unable to recover under an Insurance Policy by reason of the imposition by the Insurer or the reasonable acceptance by the Landlord of an obligation to bear part of an Insured loss (commonly called an excess) Provided

                  That the Tenant shall first have approved the amount of such excess (such approval not to be unreasonably withheld or delayed)

                  APPLICATION OF INSURANCE MONEYS

         (18) If at any time the Tenant is entitled to the benefit of any insurance on the Premises then to apply all moneys received by virtue of such insurance in making good with all speed the loss or damage in respect of which the same shall have been received

                  REINSTATEMENT PROVISIONS

         (19) In the event of the Premises or any part thereof being destroyed or damaged by any of the insured Risks and the insurance money under any insurance Policy against the same effected thereon by the Landlord being wholly or partly irrecoverable by reason solely or in part of any act or default of the Tenant or of the servants agents or visitors of the Tenant then and in every such case the Tenant shall forthwith pay to the Landlord the whole or (as the case may require) a fair proportion of the cost (including professional and other fees) of rebuilding and reinstating the same

                  ALTERATIONS

         (20) Not to carry out or suffer or permit to be carried out the erection or placing of any new buildings or any works of construction or excavation on the Premises or any part thereof and not to carry out or suffer or permit to be carried out any alterations to the exterior of the buildings for the time being comprised in the Premises and not without the licence in writing of the Landlord first obtained nor except in accordance with the plans and specifications previously submitted in duplicate to and approved by the Landlord (but so that such licence and such approval shall not be unreasonably withheld or delayed) nor except to the reasonable satisfaction of the Landlord to make or permit or suffer to be made any internal alteration or addition whatsoever in or to the buildings for the time being comprised in the Premises nor to do or suffer in or upon the Premises any witful voluntary or ameliorating waste or spoil PROVIDED ALWAYS that the Tenant may in a good and workmanlike manner and without licence consent or approval erect at the Premises internal demountable partitioning Provided that any such partitioning shall be removed on Determination

                  USE

         (21) Not to use the demised premises or any part thereof or permit the same to be used otherwise than for the permitted use of or for such other trade or business within Class B1 of the Town and Country Planning (Use Classes) Order 1987 as may from time to time be approved in writing by the Landlord (such approval not to be unreasonably withheld) and not at any time to use the Premises or any part thereof or permit or suffer the same to be used for any public exhibition or entertainment or for any illegal or immoral purpose or for any noisy noxious dangerous or offensive trade manufacture business or purpose PROVIDED ALWAYS that use of the Premises for the Permitted
                  Use shall be deemed not to be a breach of the provisions of this sub-clause 2(21)

                  SIGNS

         (22) Not to hang place deposit or expose outside any part of the buildings comprised in the Premises any goods articles or things for sale

                  SERVICE INSTALLATIONS

(23) Not to allow to pass into the sewers drains or watercourses serving the Premises any noxious or deleterious effluent or other substances which may cause an obstruction in or injure the said sewers drains or watercourses and in the event of any such obstruction or injury as soon as reasonably practicable to make good such damage to the reasonable satisfaction of the Landlord's Surveyor

NUISANCE AND HAZARDOUS SUBSTANCES

(24) Not to do or permit or suffer to be done upon or in connection with the Premises anything which shall be or tend to be a nuisance annoyance or cause of damage to the Landlord or to any adjoining or neighbouring property or the owner or occupier thereof and to pay within 28 days of demand all costs charges and expenses incurred by the Landlord in abating a nuisance caused by the Tenant its servants agents or visitors PROVIDED ALWAYS that the use of the Premises for the Permitted Use shall be deemed not to be a breach of this sub-clause 2(24)

(25) Not to do anything in or upon the Premises which may impose on them any weight or strain in excess of that which the Premises are calculated to bear with due margin for safety and not to keep or deposit or permit or suffer to be kept or deposited on the Premises any goods or materials of a dangerously combustible dangerous or explosive nature nor any other Hazardous Substance except those approved in writing by the Landlord such approval not to be unreasonably withheld or delayed) nor any materials of any nature the keeping of which shall contravene a statute or order or local regulation or bye-law and not in any event so as to cause any Environmental Damage and not to permit or suffer the Premises to be used as the residence or sleeping place of any person

         (26) The Tenant shall not install in the Premises any machinery which shall cause noise fumes or vibration which can be heard smelt or felt outside the Premises at a level which shall constitute an actionable nuisance and shall keep all such machinery in good condition

         (27) The Tenant shall maintain to the reasonable satisfaction of the Landlord and to the satisfaction of the insurers adequate fire prevention apparatus upon the Premises and shall from time to time remove from the Premises all inflammable waste as quickly as possible

         (28) The Premises are to be locked or otherwise secured when not in use

         (29) Any request by the Tenant for approval under paragraph 2(25) shall be in writing and shall be accompanied by

                  (a) all information required to demonstrate to the reasonable satisfaction of the Landlord that any such Hazardous Substance or other substance is necessary or conducive to the business of the Tenant and will be kept produced or used in such manner as to comply with all Legal Obligations applicable to such Hazardous Substance or other substance and in such a manner as to prevent any material risks to Conduits or Plant relating to the storage or transmission of gas on the Premises and so as to prevent Environmental Damage

                  (b) all relevant information regarding compliance with any relevant Legal Obligations (such information to include without limitation copies of applications for Necessary Consents relating to any manufacturing processes, waste treatments, recycling, storage or disposal practices)

(30) The Tenant shall as soon as practicable notify the Landlord in writing of any change in the facts and circumstances assumed or reported in any application for or granting of Consent or any Necessary Consent to any Hazardous Substance kept produced or used on the Premises

(31) Not to commit or allow to be committed any act or make or knowingly allow to be made any omission which would or may cause any Hazardous Substances to escape leak or be spilled or deposited on the Premises or discharged from or on the Premises or migrate from the Premises and to notify the Landlord immediately of any such occurrence

(32) Not to use the Premises in any manner which shall cause a breach of the provisions of clause 2(31)

(33) The Tenant shall indemnify the Landlord against all losses claims or demands in respect of any Environmental Damage arising out of the use or occupation of the Premises by the Tenant its undertenants servants agents licensees or invitees or the state of repair of the Premises

         CLEANING WINDOWS

(34) To clean the windows in the buildings in the Premises as often as occasion shall require and at least once in every three calendar months

         PLANNING

(35)     In relation to the Planning Acts

     (36) (i) Not to do or omit or knowingly permit or suffer to be done or omitted anything on or in connection with the Premises the doing or omission of which shall be a contravention of the Planning Acts or of any notices orders licenses consents permissions and conditions (if any) served made granted or imposed thereunder and to indemnify the Landlord against all actions proceedings damages penalties costs charges claims and demands in respect of any such act or omissions or any of them

         (ii) In the event of the Landlord giving written notices in relation to any of the matters in respect of which the Landlord's consent shall be required under the provisions of sub-clauses 2(20) or 2(21) of this Clause or otherwise and/or in the event of permission from any planning authority under the Planning Acts being necessary for the said erection addition alteration or change in or to the Premises or for the change of user thereof to apply at the cost of the Tenant to the appropriate authorities for all consents and permissions which may be required in connection therewith and to give notice to the Landlord of the granting or refusal (as the case may be) of all such consents and permissions together with a copy thereof forthwith on the receipt thereof

        (iii) In the event of the said authority agreeing to grant the desired planning permission only with modifications or subject to conditions to give to the Landlord forthwith full particulars of such modifications or conditions and if such modifications or such conditions shall in the reasonable opinion of the Landlord be undesirable then the Tenant shall not proceed with the works or change of user to which the application related

(iv) To give notice forthwith to the Landlord of any notice order direction requisition permission or proposal for a notice or order served on the Tenant whether under the Planning Acts or otherwise in relation to the Premises and if so required by the Landlord to produce the same and without delay at the Tenant's expense to comply in all respects with such notice order direction requisition permission or proposal and at the request and reasonable cost of the Landlord to make or join in making such objections or representations in respect of any such notice order direction permission or proposal as the Landlord may reasonably require.

(v) Not to serve any purchase notice under the Planning Acts requiring any local or other authority to purchase the Tenant's interest in the Term without first offering to surrender, this Lease to the Landlord at the price which might reasonably be expected to be obtained from the local or other authority pursuant to such purchase notice such price in the absence of agreement between the parties to be referred to the decision of any independent surveyor (who shall act as an expert and not as an arbitrator) nominated on the application of either party by the President.

(vi) If the Tenant shall receive any compensation with respect to the interest of the Tenant hereunder because of any restriction placed upon the user of the demised premises under or by virtue of the Planning Acts than the Tenant shall forthwith make such provision as is just and equitable for the Landlord to receive its due benefit from such compensation.

(vii) If and when called upon so to do to produce to the Landlord or its Surveyor all such plans documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this sub-clause have been complied with in all respects.

     ASSIGNMENT AND UNDERLETTING

(37) Save as hereinafter provided not at any time during the Term to part with or share possession or occupation of the Premises or any part.

(38) Not to assign any part or parts of the Premises (as opposed to the whole thereof).

(39) Not to assign the whole of the Premises without the prior consent of the Landlord and the Landlord shall not unreasonably withhold Consent to an assignment of the whole of the Premises but the Landlord and the Tenant agree for the purposes of Section 19(1A) Landlord and Tenant Act 1927 that the Landlord may withhold that Consent unless the following conditions are satisfied:

     (a) the prospective assignee is not a Group Company or a Connected Person and

     (b) in relation to either the prospective assignee or any prospective guarantor or guarantors either:

          (1) In the case of a company corporation partnership building society or mutual life insurance society the audited accounts for the immediately preceding financial year of that organisation for which audited accounts exist and for two out of the three financial years which precede that shall show in each of those years a pre-tax profit on ordinary activities at least four times the Basic Rent and;

               (1) in the case of a company corporation building society or mutual life insurance society net assets of at least ten times the Basic Rent or

               (2)  in the case of a partnership positive net assets

               and the organisation has produced references in a form reasonably acceptable to the Landlord PROVIDED that if a company is unable to produce audited accounts for the relevant four financial years because during such period or part of such period it was trading as a partnership then the criteria shall be satisfied if the requirements of this paragraph were satisfied during the relevant years when he company traded as a partnership and the company has satisfied the requirements of this paragraph at all times since becoming a company or

         (ii) the prospective assignee or prospective guarantor is a local authority in England or a government department or a Minister of the Crown (in each case of the United Kingdom)

(c) The Tenant (and any former Tenant who by virtue of there having been an "excluded assignment" as defined in Section 11 of the 1995 Act has not been released from the Tenant's covenants in this Lease) enters into an authorised guarantee agreement within the meaning of the 1995 Act with the Landlord in such terms as the Landlord may reasonably require

      (d) If the Landlord reasonably requires, a guarantor or guarantors acceptable to the Landlord acting reasonably has guaranteed to the Landlord the due performance of the prospective assignee's obligations in the terms as set out in clause 6 hereof or in such terms as the Landlord may reasonably require and

      (e) If and only if the prospective assignee fails the financial tests as set out in Clause 2(40)(b) hereof then any security for the Tenant's obligations under this Lease which the Landlord holds immediately before the assignment is continued or a similar security system is provided in each case on such terms as the Landlord may reasonably require in respect of the Tenant's liability under the authorised guarantee agreement referred to in paragraph 2(39)(c) (but this paragraph shall not apply to any authorised guarantee agreement entered into by a former Tenant or by any guarantor of a former Tenant) in which case Clause 2(40)(b) does not require to be satisfied and

      (f) any security which the Landlord considers appropriate provided by the prospective assignee

      (g) any sum due from the Tenant to the Landlord under this Lease is paid and any other material breach of the Tenant's covenants in this Lease is remedied and

(40) The Landlord shall not unreasonably withhold Consent to an underletting of the Premises as to part or as to a whole where all of the following conditions are satisfied.

      (a) the prospective undertenant has covenanted with the Landlord to observe and perform until it assigns the underlease with Consent as required by the underlease or until the earlier determination of the underlease the Tenant's covenants hereunder (save as to the payment of Rent) and in so far as they are applicable to such underletting

      (b) if the Landlord reasonably requires a guarantor or guarantors acceptable to the Landlord has guaranteed the due performance by the undertenant of its above covenant in such terms as the Landlord may reasonably require and

      (c)     no fine or premium is taken for the grant of the underlease and

      (d) the basic rent payable under the underlease is the full rack rent reasonably obtainable for the underlease in the open market and

      (e) any rent free period or other financial inducements given to the undertenant are no greater than is usual at the time in all the circumstances and

      (f) the form of the underlease has been approved in writing by the Landlord (approval not to be unreasonably withheld or delayed where the provisions of it are consistent with the provisions of this Lease and where the basic rent due under it is reviewable at the same times and on the same terms mutatis mutandis as the Basic Rent)

     (g) in the case of an underletting of part only of the Premises the following provisions are complied with:

          (i) Any such underlease shall comprise one or more contiguous whole floors of the Premises; and

          (ii) Not more than one such underlease may subsist at any time during the Term

          (iii) Any such underlease shall contain provisions enabling the Tenant (as lessor) to recover from the undertenant a due proportion of the Insurance Charge and of the cost to the Tenant of repairing decorating and operating the Premises; and

          (iv) Any such underlease shall preclude further underletting of all or part of the underlet premises; and

          (v) Any such underlease shall be excluded from the operation of Sections 24-28 Landlord and Tenant Act 1954

(41) The Tenant shall,

     (a) use reasonable endeavours to enforce against any undertenant the provisions of nay underlease and shall not waive them and

     (B) operate the rent review provisions contained in any underlease so as to ensure that the rent is reviewed at the correct times and in accordance with those provisions

     (c)   not accept a surrender of part only of the underlat premises

(42) The Tenant shall not without Consent (which shall not be unreasonably withheld or delayed):

     (i)   vary the terms of any underlease or

     (ii)  agree any review of the rent under any underlease

(43) The Tenant shall not require or permit any rent reserved by any underlease to be commuted or to be paid more than one quarter in advance or to be reduced

(44) Any Consent granted under clauses 3(39) or 3(40) this paragraph 4 shall (unless it expressly states otherwise) only be valid if the dealing to which it related is completed within three months after the date of the Consent

(45) The Tenant may share (but not part with) the occupation and use of such laboratory facilities as shall from time to time be within the Premises with one or more persons PROVIDED THAT such sharing shall be on the basis of a license only and that no relationship of landlord and tenant and no demise shall be created as a result of such sharing of occupation

(46) Within fourteen days after any dealing with or transmission or devolution of the Premises or any interest in the Tenant shall give to the Landlord's solicitors at that time notice in duplicate specifying the basic particulars of the matter in question and at the same time supply a certified copy of any instrument making or evidencing it and pay those solicitors a registration fee of euro 25 or such higher sum as shall be reasonable at the time

(47) From time to time with 28 days of demand during the Term the Tenant shall provide the Landlord with particulars of all derivative interests of or in the Premises including particulars of rents rent reviews and service and maintenance charges payable in respect of them and copies of any relevant documents and the identity of the occupiers of the Premises

     EASEMENTS

(48) Not to obstruct or knowingly suffer to be obstructed any of the windows lights or ventilators belonging to the Premises nor to permit any new window light ventilator passage drainage or other encroachment or easement to be made into against or over the Premises or any part thereof AND in case any encroachment or easement whatsoever shall be attempted to be made or acquired by any person or persons whomsoever to give immediate notice thereof in writing to the Landlord and to permit the Landlord and its surveyors servants and agents to enter the Premises at reasonable times and upon reasonable notice to ascertain the nature of such encroachment or easement and at the cost of the Tenant to do all such things as may be proper for preventing any new encroachment or easement being made or acquired

(49) If the Tenant shall omit or neglect within three months to adopt such means or take such actions as aforesaid it shall be lawful for the Landlord its employees agents and workmen to enter upon the Premises and to do the same and the proper and reasonable costs incurred in so doing shall be paid by the Tenant to the Landlord within 28 days of demand

     GENERAL INDEMNITY

(50) The indemnify and keep indemnified the Landlord from and against all legal liability in respect of all loss damage actions proceedings suits claims demands expenses and liabilities whatsoever in respect of any injury to or the death of any person damage to any property or the infringement of any right by reason of any negligence or any other act or default whatsoever of the Tenant its servants agents invitees or licensees in or about the Premises. PROVIDED THAT the Landlord shall not agree or compromise any claim or claims in respect of such liability without the consent of the Tenant (such consent not to be unreasonably withheld or delayed)

     TITLE MATTERS

(51) The Tenant shall observe and perform all covenants and other obligations in respect of the Premises arising from the Title Matters so far as they affect the Premises and are still subsisting and capable of taking effect

     PARKING

(52) To permit the parking of vehicles on the parking areas allocated therefor at the date of this Lease only and not to obstruct impede or hinder in any manner whatsoever the authorised access to and egress from the buildings on the Premises by the Landlord or other authorised by it

     LETTING SIGN

(53) To permit the Landlord or its agents at any time during the last six months prior to the expiration or sooner determination of the Term to enter upon the Premises for the purpose of erecting a reasonably sized and positioned sign stating that the same are to be let or are for sale and not to remove interfere with or obscure the same and during the Term to permit all prospective purchasers of or dealers in the Landlord's reversionary interest to view the Premises and all parts thereof at all reasonable hours in the daytime without interruption and upon reasonable prior written notice


          REMEDY BREACHES ON NOTICE

(54) In relation to any breach of any of the covenants on the part of the Tenant herein contained and save as otherwise provided in Clause 2(12) hereof immediately upon notice in writing from the Landlord requiring it so to do to remedy the breach and if the Tenant shall neglect to do so for seven days after such notice it shall be lawful for the Landlord its servants agents and workmen to enter upon the demised premises to remedy the breach and all proper and reasonable expenses of so doing including surveyors architects and legal fees shall be repaid to the Landlord by the Tenant within 28 days of demand


          SURETY

(55) The Tenant shall upon completion of this Lease provide a Guarantee from J Henry Schroder & Co Limited in favour of the Landlord limited to the sum of (pound sterling) 1,813,800 to provide a guarantee of the payment of the Rent and the performance of the Tenant's covenants under the terms of this Lease and such Guarantee shall remain in full force and effect for a period of five years from the date of this Lease or until such earlier date as the Tenant can produce to the Landlord audited accounts for three consecutive years showing a net profit after tax in excess of three times the annual outgoings for the premises including all payments due under the terms of this Lease Provided That at the expiry of such five year period the Tenant shall provide to the Landlord such further Guarantee or Bank Bond from such Bank as shall be reasonably acceptable to the Landlord and in similar form as the existing Guarantee as shall be reasonably acceptable to the Landlord for an equivalent guaranteed amount and for a further period of five years and the provisions of this clause 2(55) shall apply also to each and every such subsequent Guarantee or Bank Bond Provided However that there shall be obligation to provide any further Guarantee or Bank Bond in the event that the tenant shall have produced to the Landlord such audited accounts as are described above

3.   LANDLORD'S COVENANTS

THE LANDLORD hereby covenants with the Tenant as follows:-

     QUIET ENJOYMENT

(1) That the Tenant may peaceably and quietly hold and enjoy the Premises during the said term without any lawful interruption or disturbance from or by the Landlord or any person or persons claiming under or in trust for the Landlord

     INSURANCE

(2) To insure and/or cause to be kept insured (unless the insurance so effected shall become void or voidable through or by reason of any neglect or default of the Tenant or the Tenant's servants agents licensees or invitees) the Premises against the Insured Risks subject to such excesses exclusions or limitations as shall be usual in the market from time to time and upon the terms of such policy or policies as the Tenant shall first have approved in writing (such approval not to be unreasonably withheld or delayed)

     REINSTATEMENT ON DAMAGE

(3) (i) That in the case the Premises or any part thereof shall from time to time be destroyed or damaged by any of the insured Risks then as often as the same shall happen (and subject to the previous compliance by the Tenant with the provisions of Clause 2(14) hereof and if applicable of Clauses 2(15) and 2(19) hereof) the Landlord shall with all due diligence take such steps as may be requisite and proper to obtain any necessary building licenses and permits under any regulations or enactment for the time being in force to enable the Landlord to rebuild and reinstate the same and shall with all due diligence rebuild and reinstate the same Provided that if without any fault on the part of the Landlord it is not reasonably practicable to rebuild or reinstate the loss or damage or if the Landlord shall not within a period of 30 months from the date of such destruction or damage have commenced rebuilding and reinstating the same then either party may give to the other written notice requiring this provision to operate and thereupon the Term shall cease and the Landlord may retain for the Landlord's sole benefit the proceeds of all insurance effected by the Landlord under this Lease Provided that any dispute as to whether it is not reasonably practicable to rebuild or reinstate shall be determined in the same manner as is contained in paragraph 3(4)(1) hereof

     (ii) In rebuilding and reinstating the said destruction or damage the Landlord shall make good any shortfall in the insurance moneys out of its own moneys unless the Policy has been vitiated by some act or default of the Tenant

     INSURANCE AND RENT CESSER

(4) (1) If after the commencement of the Term the Premises or any part thereof or the means of access to any buildings thereon shall be destroyed or damaged by any of the Insured Risks so as to render the Premises or any part unfit for occupation or use and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of the policy moneys refused in whole or in part in consequence of any act or default of the Tenant or the servants agents, licensees or invitees of the Tenant the Rent or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Premises or the relevant part shall have again been rendered fit for occupation or use by the Tenant or until the expiration of three years from the date of such destruction or damage whichever period shall be the shorter PROVIDED that any dispute as to the proportion (if any) of rent which should be suspended as to the period of such suspension shall be determined by an independent Surveyor who shall.-

(2) (a) Be a Partner in a leading London firm of Chartered Surveyors and experienced in the assessment of rent for premises in the South East of England

     (b) Be appointed jointly by the Landlord and the Tenant or (if either of them shall neglect for seven days after being requested by the other of them to concur in an appointment) by the President on the application of whichever the Landlord and the Tenant shall first so apply

     (c)  Act as an expert and not as an arbitrator

     (d) On his appointment serve written notice thereof on the Landlord and the Tenant

     (e) Consider any written representations by or on behalf of the Landlord or the Tenant concerning such matters which are received by him within 28 days of such service but otherwise have an unfettered discretion to determine such matters.

            (f) Serve notice of such determination on the Landlord and the
                Tenant as soon as he had made it.

            (g) Be paid his proper fee and expenses in connection with such determination by the Landlord and the Tenant in equal share or any such shares as he may determine and any such determination shall be final and binding on the Landlord and the Tenant Provided that if and whenever any person so appointed shall die be adjudged bankrupt or become of unsound mind or if both the Landlord and Tenant shall serve upon such person written notice that in their opinion he has unreasonably delayed in making such determination such person shall be discharged and be entitled only to his reasonable expenses prior to such discharge and another such Independent Surveyor shall be appointed to act in his place as aforesaid

4.   GUARANTORS COVENANTS - (whenever required)

(1) The Guarantor covenants with the Landlord and without the need for any express assignment with all (its) successors in title that:-

     (i) To pay and observe and perform

     During the Term the Tenant shall punctually pay the Rent and observe and perform the covenants and other terms of this Lease and if at any time during the Term the Tenant shall make any default in payment of the Rent or in observing and performing any of the covenants or other terms of this Lease the Guarantor will pay the Rent and observe and perform the covenants or terms in respect of which the Tenant shall be in default and make good to the Landlord within 28 days of demand and indemnify the Landlord against all losses damages costs and expenses arising or incurred by the Landlord as a result of such non-payment non-performance or non-observance notwithstanding

(ii) any time or indulgence granted by the Landlord to the Tenant or any neglect or forbearance of the Landlord in enforcing the payment of the Rent or the observance or performance of the covenants or other terms of the Lease or any refusal by the Landlord to accept Rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled to re-enter the Premises

(iii) that the Tenant shall have surrendered part of the Premises in which event the liability of the Guarantor under this Lease shall continue in respect of the part of the Premises not so surrendered after making any necessary apportionments under the Law of Property Act 1925
          Section 140 and

(iv) any other act or thing by which but for this provision the Guarantor would have been released (other than a variation of the terms of this Lease agreed between the parties that is prejudicial to the Guarantor)

     TO TAKE LEASE FOLLOWING DISCLAIMER

(2) If at any time during the Term the Tenant (being an individual) shall become bankrupt or (being a company) shall enter into liquidation and the trustee in bankruptcy or liquidator shall disclaim this Lease the Guarantor shall if the Landlord shall by notice within 60 days after such disclaimer so require take from the Landlord a lease of the Premises for the residue of the Term which would have been remaining had there been no disclaimer at the Rent then being paid under this Lease and subject to the same covenants and terms as in this Lease (except that the Guarantor shall not be required to procure that any other person is made a party to that lease as Guarantor) such new lease to take effect from the date of such disclaimer and in such case the Guarantor shall pay the reasonable and proper costs of such new Lease and execute and deliver to the Landlord a counterpart of it.

     TO MAKE PAYMENTS FOLLOWING DISCLAIMER

(3) If this Lease shall be disclaimed and if for any reason the Landlord does not require the Guarantor to accept a new lease of the Premises in accordance with Clause 4(2) the Guarantor shall pay to the Landlord within 28 days of demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises (including Rent due under this Lease) and the Rent for the period commencing with the date of such disclaimer and ending on whichever is the earlier of the following dates:

     (i)  the date 6 months after such disclaimer
     (ii) the date upon which the Premises are re-let

          (iii) the date upon which the Term would have ended PROVIDED THAT the Landlord shall use its best endeavours to re-let the Premises as soon as possible after disclaimer

          TO ENTER INTO AUTHORISED GUARANTEE

     (4) Upon any assignment of the Tenant's interest hereunder the Guarantor shall enter into an Authorised Guarantee Agreement to guarantee the assignor's covenants thereunder

     5    PROVIDED ALWAYS AND IT IS AGREED AND DECLARED:-

     (1)  Provisions in the Event of Insolvency etc

          (a) That if the Rent or any part thereof shall at any time be in arrear for twenty eight days after the same shall have respectively become due (whether formally demanded or not) or in the event of any breach of any of the covenants on the part of the Tenant herein contained or being a limited company shall enter into liquidation whether compulsory or voluntary (not being merely a voluntary liquidation for the purpose of amalgamation or reconstruction of a solvent company) or is unable to pay its debts within the meaning of Section 122 or 123 of the Insolvency Act 1986 ("the 1986 Act") or summons a meeting of its creditors or any of them under Part I of the 1986 Act or suffers a petition for an Administration Order in respect of it to be filed or suffers a receiver or administrative receiver to be appointed or enters into any composition with his creditors generally or the Tenant being an individual or individuals shall be adjudicated bankrupt or commit any act of bankruptcy or be unable to pay or have no reasonable prospects of being able to pay his debts within the meaning of sections 267 and 268 of the 1986 Act then and in any such case it shall be lawful for the Landlord or any person or persons duly authorised by the Landlord in that behalf into and upon the demised premises or any part thereof in the name of the whole to re-enter and the same peaceably to hold and enjoy thenceforth as if this Lease had not been made but without prejudice to any rights or remedies which may then have accrued to the Landlord in respect of the non-payment of the Rent or any breach or non-performance of any of the covenants on the Tenant's part herein contained

NO IMPLIED WAIVER

(2) No acceptance of or demand or receipt for Rent by the Landlord its bankers or agents after knowledge or notice received by the Landlord or its agents of any breach of the Tenant's covenants herein contained or implied shall operate as a waiver in whole or in part of any such breach or of any of the Landlord's rights of forfeiture or re-entry in respect thereof but that any such breach shall for all the purposes of these presents be a continuing breach of covenant so long as such breach shall be subsisting and so that no person taking any estate or interest under the Tenant shall be entitled to set up any such acceptance of or demand or receipt for rent as a defense in any action or proceedings by the Landlord

INTEREST

(3) If the Rent or any other sums payable or any part thereof shall not be discharged on or within fourteen days after the date when they become payable (whether formally demanded or not) then in addition and without prejudice to the right of re-entry in sub-clause (a) of this Clause or to any other remedy herein contained or by law vested in the Landlord the Landlord shall be entitled to charge interest on the unpaid Rent or other sum or sums (as the case may be) from the date on which it becomes due to the date on which the arrears are paid in full or until the date on which re-entry is affected (as the case may be) at the Interest Rate

RIGHTS OF ENTRY

(4) If by reason of the exercise of any of the rights of entry on land or buildings hereby respectively granted or reserved any damage shall be caused to the property on which entry shall be made such damage shall be reinstated and made good by and at the expense of the person or persons exercising such right and to the reasonable satisfaction of the owner or tenant for the time being of the property so damaged

PERPETUITIES

(5) That where except for this present provision hereof any grant or reservation of a right as easement hereby made would or might be void by reason of the same only becoming exercisable or enjoyable at some time in the future the exercise or enjoyment of the same shall be deemed to have been hereby limited so that the same shall commence within 21 years from the date of this deed

ARBITRATION

(5) Any dispute or difference arising between the Landlord and the Tenant for the settlement of which provision is hereinbefore made for arbitration shall be referred to the decision of a sole arbitrator to be agreed between the parties or in default of agreement to the arbitrator nominated by the President of the Royal Institution of Chartered Surveyors on the application of either Party and the provisions of the Arbitration Act 1998 or any statutory modification or re-enactment thereof for the time being in force shall apply thereto and the decision of such person (including any decision as to the costs of such arbitration) shall be binding on both the Landlord and the Tenant

COMPENSATION UNDER 1954 ACT

(7)  Subject to the provisions of Section 38(2) of the Landlord and Tenant
     Act 1954 (as amended by the Law of Property Act 1989) neither the Tenant nor any assignee or underlessee shall be entitled on quitting the Premises to any compensation under Section 37 of the said Act


EXCLUSION OF LIABILITY

(8) Unless due to the negligence or default of the Landlord or its servants and save to the extent that the Landlord may be liable under the provisions of the Defective Premises Act 1972 the Landlord shall not be responsible to the Tenant or the Tenant's licensees servants or other persons in the Premises or calling upon the Tenant for any accident happening or injury suffered or damage to or loss of any chattel or property sustained on the Premises


NO PLANNING WARRANTY

(9) Nothing in this Lease shall be deemed to constitute a warranty by the Landlord that the Premises or any part thereof are authorised for the Permitted Use under the Planning Acts for any specified purpose or that the same are fit or usable or authorised for any purpose or in any other manner or way


NO AGREEMENT FOR LEASE

(10) It is hereby certified that there is no agreement for lease to which this Lease give effect


THE 1995 ACT

(11) This Lease is a New Tenancy under the provision of the 1995 Act

                                     [MAP]

(f) A second Supplemental s.52 Agreement dated 16 July 1986 and made between Lesser Land (Development) Limited (1) and Wokingham District Council (2)


                                   SCHEDULE 3

                              REVIEW OF BASIC RENT

1. On each Review Date the Basic Rent shall be reviewed in accordance with this schedule and the basic Rent payable in respect of each Review Period shall be the higher of the Basic Rent payable immediately before that Review Period (ignoring for this purpose any rent cesser under Clause 3(4)(1) and the Open Market Rent on the Review Date

2. The Landlord and the Tenant shall seek to agree the amount of the Open Market Rent in respect of each Review Period but if they have not agreed it by the date three months before the relevant Review Date then either party may require the matter to be determined by the Rent Review Surveyor

3. The Rent Review Surveyor shall be a professionally qualified chartered surveyor or valuer of at least ten years standing and shall be previously agreed upon between the Landlord and the Tenant or (in the absence of such agreement prior to the date two months before the relevant Review Date) nominated on the application of either the Landlord or the Tenant or both of them jointly by the President and in the event of a sole application by the Landlord or the Tenant the party making such application shall on the date of the application provide a copy thereof to the other party

4. The Rent Review Surveyor shall act as an arbitrator in accordance with the Arbitration Act 1996


5. The award of the Rent Review Surveyor shall be binding on the parties and the costs of the reference to him and of his determination shall lie in his award


6. If the Rent Review surveyor dies or become unwilling to act or becomes incapable of acting or if for any other reason the President shall in his absolute discretion think fit the President may upon the application of either the Landlord or the Tenant or both of them jointly discharge him and appoint another Rent Review Surveyor to act in his place and in the same capacity and this shall be repeated as many times as the circumstances may require


7. If for any reason the Open Market Rent is not agreed or determined until after the relevant Review Date the Tenant shall continue to pay the Basic Rent at the rate applicable immediately before that date and on the 21st day after the day on which the Open Market Rent is agreed or determined the Tenant shall pay the amount of any shortfall between the Basic Rent and the Open Market Rent as agreed or determined for the period from and including the relevant Review Date up to the Quarter Day following that agreement or determination together with interest on each part of that payment at 4 per centum below the Interest Rate for the period on and from the date on which that part would have been payable had the Open Market Rent been agreed before the Review Date up to the date on which payment is due


8. Within twenty eight days of the Open Market Rant being agreed or determined a memorandum recording the Increased Basic Rent (or the fact that there is no increase) shall be executed by the parties and attached to this Lease and the Counterpart but that memorandum shall be regarded as evidential only and its absence shall not affect the liability of the Tenant to pay any increased Basic Rent.

9.      Time is not of the essence in this schedule.

10. For the purpose of this schedule the Open Market Rent shall be deemed to have been determined on the date of its agreement by the parties or the date of the Rent Review Surveyor's award.

IN WITNESS whereof the parties hereto have hereunto set their hands the day and year first above written.

SIGNED AS A DEED by
/s/ W. SCHIKOER
and /s/ C.E. CLAPHAM
for and on behalf of
MARION MERREL LIMITED [MML004/92]


                                                  Director  /s/ [ILLEGIBLE]




                                                  /s/ [ILLEGIBLE]
                                                  Secretary

                      Confidential materials omitted and filed separately with the Securities and Exchange Commission. Redacted portions Shown by asterisks [*****] denote such omissions.





                            VANGUARD MEDICA LIMITED


                                      and


                             MENARINI INTERNATIONAL
                            OPERATIONS LUXEMBOURG SA


                           ---------------------------
                              SUB-LICENCE AGREEMENT

                           ---------------------------

                                     INDEX

1.  DEFINITIONS AND INTERPRETATION

2.  REGISTRATION FILING

3.  DURATION OF SUB-LICENCE

4.  DISCLOSURE

5.  LICENCE

6.  IMPROVEMENTS

7.  LICENCE FEES AND ROYALTIES

8.  MANUFACTURING AND SUPPLY

9.  PROMOTIONAL ASSISTANCE

10. ADVERSE EXPERIENCES

11. INTELLECTUAL PROPERTY

12. TRADEMARKS

13. WARRANTIES, UNDERTAKINGS AND LIABILITY

14. CONFIDENTIALITY

15. TERMINATION

16. ASSIGNMENT

17. FORCE MAJEURE

18. GOVERNING LAW

19. WAIVER

20. SEVERANCE OF TERMS

21. ENTIRE AGREEMENT/VARIATIONS

22. NOTICES

23. COUNTERPARTS

24. REGISTRATION

25. INDEPENDENT CONTRACTORS

26. COSTS

APPENDIX 1

APPENDIX 2

APPENDIX 3A

APPENDIX 3B

APPENDIX 4

APPENDIX 5

This sub-licence (hereinafter "Sub-Licence") is made as of the 10th day of September 1999.

BETWEEN

(1) VANGUARD MEDICA LIMITED, a company incorporated in England and having its registered office at Chancellor Court, Surrey Research Park, Guildford, Surrey GU2 5SF, England (hereinafter "Licensor").

AND

(2) MENARINI INTERNATIONAL OPERATIONS LUXEMBOURG SA, a company incorporated in Luxembourg and whose registered office is at 18 rue Dicks, L-1417, Luxembourg (hereinafter "Licensee").

WHEREAS:

The Licensor owns and/or controls certain rights, expertise and know-how relating to a compound known as frovatriptan, (the "Compound").

AND WHEREAS:

The Licensee has expertise in the field of marketing and selling pharmaceutical products and has expressed a desire to market and sell products containing the Compound for use in the treatment of migraine in the Territory more fully defined below.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1. In this Sub-Licence and in the Schedules to this Sub-licence, the following words and phrases shall have the following meanings unless the context requires otherwise:

        1.1.1. "Adverse Experience(s)" shall mean any noxious, pathological or unintended change to anatomical, physiological or metabolic function as indicated by physical signs, symptoms and/or laboratory changes occurring in clinical trials, post-marketing surveillance, or clinical practice during use of Product, or published in the medical literature, whether or not considered causally related to the Product. This includes an exacerbation of a pre-existing condition, intercurrent illness, drug interaction, significant worsening of a disease under investigation or treatment, and significant failure of expected pharmacological or biological action.

        1.1.2. "Affiliate(s)" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership and/or control with, a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement.

        1.1.3. "Business Day" - 09:00 hours to 17:00 hours on a day other than a Saturday, Sunday, English bank or other English public holiday.

        1.1.4. "Commercially Reasonable Efforts" - efforts consistent with those utilized by multinational pharmaceutical companies within the Territory for their own internally developed pharmaceutical products of similar relative efficacy and safety profile and similar market potential, at a similar stage of its product life taking into account the existence of other competitive products in the market place or under development, the proprietary position of the Product, the anticipated profitability of the Product and other relevant factors. It is understood that in normal circumstances, Product should be available for general sale within three (3) months of marketing or, where compulsory price approval exists, reimbursement listing being obtained.

        1.1.5. "Competent Authority" - any local or national agency, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of or of any government or any country having jurisdiction over the Sub-Licence or any of the Parties including the European Commission and the European Court of Justice.

        1.1.6. "Compound" - the Compound known as frovatriptan being R(+)6-carboxamido-3-N-methylamino-1,2,3,4 tetrahydrocarbazole succinate (1:1) monohydrate.

        1.1.7. "Control" - means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the Party in question.

        1.1.8. "Directive" - includes any present or future directive, requirement, instructions, direction or rule of any Competent Authority but only, if not having the force of law, if compliance with the directive is in accordance with the general practice of persons to whom the directive is addressed and includes any modification, extension or replacement thereof then in force.

        1.1.9. "Effective Date" - the date of execution of this Sub-licence by the party last to sign.

        1.1.10. "Field" - treatment of migraine.

        1.1.11. "Force Majeure" - shall mean any significant, unexpected event which is beyond the reasonable control of either Party and which such Party could not reasonably have been expected to have taken into account as of the Effective Date or thereafter, and provided that such event results from:

                (a)                     an act of God, lightning, fire, storm,
                        flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout (otherwise than strike or lockout of the Party claiming excuse under this provision) or other industrial disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, preventation from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by good industry practice), a government restraint, act of legislature or a directive or requirement of a Competent Authority affecting either Party, provided that such Party's lack of funds shall not be interpreted as a cause beyond that Party's reasonable control;

                (b)                     any significant, unexpected change in
                        the regulatory requirements in the Territory concerning the clinical or non-clinical development of the Product in the Field which comes into existence after the Effective Date, eg., a new requirement for studies in specific patient sub-groups.

        1.1.12. "Head Licence" - the Development License and Co-promotion Agreement between the Licensor and Smithkline Beecham plc dated 21st October 1994.

        1.1.13. "Improvements" - any and all developments and other improvements comprising or relating to the Product (i.e.: new indications, dose strengths, pharmaceutical compositions, presentations, combination products, OTC presentations etc.) which are conceived, reduced to practice, developed or acquired during the term of this Sub-licence within the Field.

        1.1.14. "Know How" - unpatented technical and other information which is not in the public domain including but without prejudice to the generality of the foregoing ideas, concepts, inventions, discoveries, data, formulae, specifications, procedures for experiments and tests and results of experimentation and testing.

        1.1.15. "Lauch" - shall mean the first date of commercial shipment of Product from Licencee to wholesalers.

        1.1.16. "Licensor IP" - the intellectual property owned by, licensed to or used by the Licensor comprising or relating to the Product both at the Effective Date and comprising or relating to Improvements developed during the term of the Sub-licence.

        1.1.17. "Licensor Know How" - the Know How comprising part of the Licensor IP.

        1.1.18. "Net Sales" - shall mean the gross receipts for sales of the Product in the Field throughout the Territory by Licensee and its Affiliates or Marketing Partners (as defined in Clause 5.2.1 below) to third parties under this Sub-Licence. This will initially be calculated from invoices raised less deductions for:

                (a)     ***** ***** ***** *****

                (b)     ***** ***** ***** *****

                (c)     ***** *****

                (d)     ***** ***** *****


                        Sales between Licensee and its Affiliates or sub-licensees shall be excluded from the computation of Net Sales except where such Affiliates or sub-licensees are end users, but Net Sales shall include the subsequent final sales to Third Parties by such Affiliates or sub-licenses.

        1.1.19. "Parties" - the Licensor and the Licensee.

        1.1.20. "Patents" - shall mean all patents and patent applications which are or become owned by SB, or to which SB otherwise had, has now or in the future, the right to grant licences, which generically or specifically claim Product, a process for manufacturing, an intermediate used in such process or a use of Product. Included within the definition of Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all SPC'S. Also included within the definition of Patents are any patents or patent applications which generically or specifically claim any improvements on Product or intermediates or manufacturing processes required or useful

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Redacted portions shown by asterisks [*****] denote such omissions.

                for production of Product which are developed by SB or Licensor, or which SB or Licensor otherwise has the right to grant licences, now or in the future, during the term of this Agreement. The current list of patent applications and patents encompassed within Patents is set forth in Appendix I attached hereto.

        1.1.21. "Product" -- any and all formulated and packaged pharmaceutical compositions and dosing units for human use containing Compound including compositions comprising such Compound.

        1.1.22. "SB" -- SmithKline Beecham Plc a company registered in England and having its registered office at New Horizons Court, Brentford, Middlesex, TW8 9EP England.

        1.1.23. "SPC" -- a right based upon a patient to exclude others from making, using or selling Compound or Product such as the Supplementary Protection Certificate.

        1.1.24. "Sub-Licence" -- this Sub-licence and any and all schedules, appendices and other addenda to it as may be varied from time to time in accordance with the provisions of this Sub-Licence.

        1.1.25. "Subsidiary or Holding Company" -- shall have the meaning ascribed to such expressions by Section 736 of the Companies Act 1985 (as amended).

        1.1.26. "Supply Agreement" -- means an agreement between the Parties for the commercial supply of Product and/or Compound attached hereto as Appendix 2.

        1.1.27. "Territory" -- those countries listed in Appendix 3A and, in addition, those listed in Appendix 3B where during the first three (3) years from Launch in each such country Licensee agrees to have as an objective the number of sales representatives detailing Product indicated in such Appendix 3B whether such sales representatives are employees of Licensee or contracted by Licensee directly or as a co-promotion or co-marketing scheme. The identity of any such co-promoting or co-marketing partner being subject to the approval of Licensor which approval shall not be unreasonably withheld. Should the number of sales representatives significantly fall below the figures stated in Appendix 3B, the Parties will meet in order to discuss in good faith how to deal with such matter in the best way.

1.2.    In this Sub-Licence:

        1.2.1. unless the context otherwise requires, all references to a particular Clause, paragraph or Schedule shall be a reference to that Clause, paragraph or Schedule, in or to this Sub-

                Licence as the same may be amended from time to time pursuant to this Sub-Licence;

        1.2.2. a table of contents and headings are inserted for convenience only and shall be ignored in construing this Sub-Licence;

        1.2.3. unless the contrary intention appears words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

        1.2.4. unless the contrary intention appears words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;

        1.2.5. reference to the words "include" or "including" are to be construed without limitation to the generality of the preceding words.

2.      REGISTRATION FILING

2.1. As of the Effective Date, Licensor shall have the responsibility using its best reasonable efforts, at its sole expense and subject to the decision of the relevant authorities involved, to obtain marketing authorisation for the Product in the Field in those countries of the European Union as constituted at the Effective Date contained within the Territory and requested by Licensee and Switzerland. This shall include undertaking any additional studies that may be reasonably necessary to obtain marketing authorisation at least in the United Kingdom, France, Germany, Italy and Spain. For the countries of the Territory other than the countries of the European Union and Switzerland, Licensee shall submit registration applications at its expenses in the name of Licensee or its Affiliates or Marketing Partners on the basis of the registration dossier prepared by Licensor for the European Union countries and Switzerland; any additional scientific works Licensee may consider necessary or desirable to support registration of the Product shall be the responsibility of Licensee and such work shall be conducted at Licensee's expense, but any protocols shall be agreed between the Parties in accordance with Clause 6.3 below. The registration filings in the European Union countries and Switzerland have been or will be submitted by Licensor in its own name, however, Licensor shall, subject to the decision of the relevant authorities involved, transfer any resulting registrations into the name of Licensee or its Affiliates or Marketing Partners at a mutually agreed time prior to Launch of Product. Licensee shall have the responsibility, using its best reasonable efforts, at its own expense and subject to the decision of the relevant authorities involved, to obtain all necessary pricing and reimbursement approvals within the Territory and shall be entitled, at its own discretion and expense, to apply for further registrations in any country of the Territory,

        Licensor shall provide such bulk active tablets containing 2.5 mg frovatriptan free of charge as Licensee may require to conduct possible clinical trials in support of the Product outside European Union countries and Switzerland, the protocols of which have been agreed in accordance with the said Clause 6.3 below and which in total involve no more than ***** enrolled patients.

2.2. Licensor will take into due consideration any comments and suggestions of Licensee regarding the planning and the implementation of additional studies that Licensor has agreed to perform in accordance to article 2.1 and on the regulatory documents to be submitted to the competent authorities within E.U. and Switzerland (including, but not limited to, the Licensor written response to the deficiency letter received from the "Agenco Francaise de Securite Sanitare des Produits de Sante" dated 12 May 1999 concerning the advisory measures related to the registration of the Product in France).

3.      DURATION OF SUB-LICENCE

3.1. This Sub-Licence shall become effective on the Effective Date and shall, unless earlier terminated, continue in effect, on a country by country basis, until: (a) in the countries covered by Patents, the last to expire Patent in the relative country; (b) in the countries not covered by Patents, fifteen (15) years from the first commercial sale of the Product in the country, Licensor has commenced discussions with SB with a view to shortening the period during which Licensor is obliged under the Head Licence to make royalty payments to SB. Licensor undertakes to amend this Sub-Licence in line with any concessions obtained from SB. This Sub-Licence shall continue on a country by country basis thereafter for further periods of three (3) years unless terminated by one party giving to the other at least twelve (12) months' written notice of its intention to terminate prior to the commencement of any three (3) year extension period.

3.2. If after such termination Licensee wishes to continue to manufacture, promote and market the Product on a country by country basis in the Territory, for the country/ies in which termination has taken place the following conditions shall apply:

        3.2.1. the parties shall revise the cost of goods taking into consideration the market price of the Compound applied by reliable third sources with a maximum overcharge of ******* on top of such market price and Licensee shall be entitled to continue to use royalty free, the Trade Marks, Health Registrations, Know-How and other Product related data; or

        3.2.2. If the Licensor is not willing, for whatever reason, to revise the cost of goods according to

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the Securities and Exchange Commission. Redacted
portions Shown by asterisks [*****] denote such omissions.

                (a) above, the Licensee shall be entitled to purchase the Compound from a third party paying a royalty of ***** to Licensor for continued rights to use the Trade Marks, Health Registrations, Know-How and other Product related data.

        3.2.3 The continuation of such rights envisaged in clause 3.2.1 and clause 3.2.2 shall be exclusive to the Licensee as stated in clause 5.1 below.

4.      DISCLOSURE

4.1. Promptly following the Effective Date the Licensor shall disclose and make available to the Licensee any and all then existing Licensor Know-How relating to use in the Field and including the Improvements or which Licensor reasonably deems relevant or necessary for Licensee to fully exercise its rights and fulfill its obligations hereunder.

4.2. The Licensor shall during the continuance of this Sub-Licence disclose and make available to the Licensee any and all Licensor Know How comprising or relating to Improvements conceived, reduced to practice, developed or acquired by the Licensor that if available on the Effective Date would fail to be disclosed under Clause 4.1 above.

5.      LICENCE

5.1. Subject to the terms of this Sub-licence, the Licensor hereby grants to the Licensee and its Affiliates the exclusive right and licence (even as to the Licensor) to use and exploit the Licensor IP by manufacturing, marketing and selling Product in the Field in the Territory, including the Improvements, through its Affiliates or Marketing Partners (as defined below). It is hereby understood that for each country of the Territory, Licensee shall be entitled to exploit the Product with one or more Trade marks by granting one or more sub-licensees either to its Affiliates or Marketing Partners.

5.2. In consideration of the grant of the Sub-Licence hereunder, Licensee agrees to:

        5.2.1 make the payments detailed in Clause 7 below and to commercialise and market Product using Commercially Reasonable Efforts through its own Affiliates or by co-promotion or co-marketing with partners acceptable to Licensor (such partners hereinafter defined as "Marketing Partners") in each country of the Territory. The identity of any such Marketing Partners being subject to the approval of Licensor which approval shall not be unreasonably withheld;

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the Securities and Exchange Commission. Redacted
portions shown by asterisks [*****] denote such omissions.

        5.2.2. provide certification from a corporate officer to the Licensor on each anniversary of the Effective Date that it intends to continue to commercialise in each country of the Territory. Licensee may, at any time, in its sole discretion, determine whether to continue with the commercialisation of the Product in any such country. Should Licensee abandon the commercialisation in any such country of the Territory without a fair and reasonable justification, the rights with respect to that country shall revert to the Licensor and with respect to that country, the Sub-Licence shall terminate.

        5.2.3. Provide within sixty (60) days of any written request from Licensor a copy of the then current marketing plan for frovatriptan for any specified country within the Territory and copies of any marketing or promotional materials used or planned to be used in such country during a specified period.

5.3. For each country of the Territory, the Licensee shall advise Licensor of its plans with respect to commercialisation within three (3) months after the Effective Date. If Licensee fails to provide plans for any such country within the prescribed time period, then Licensor may request Licensee, in writing, to provide it with such plans. With only reference to the countries of the Territory outside the European Union and Switzerland, if within ninety (90) days of such request, Licensee advises Licensor that it is not willing to commercialise Product in a certain country (or more of them) or fails to respond, then Licensor shall be entitled to terminate the Sub-Licence with respect to such country(ies) and all rights with respect to that country(ies) shall revert to Licensor.

5.4. If within three (3) months of obtaining marketing approval and, where appropriate, pricing and reimbursement approval, Licensee has failed to launch in any of the following countries: United Kingdom, Germany, France, Spain and Italy, Licensee shall be obliged to pay in advance to Licensor, within thirty (30) days, the minimum royalty of ***** ***** ***** as defined in Clause 7.1.3, unless such failure is caused by reasons beyond Licensee's control. It is understood that the aforesaid advanced payment is irrespective of the number of countries where Licensee may fail to launch the Product.

6.      IMPROVEMENTS

6.1. The Licensor shall own the entire right, title and interest in and to all Improvements made by or on behalf of the Licensor subject always to the provisions of Clauses 4.1 and 4.2 and 5.1 above. Such Improvements shall be deemed automatically inserted in the definition of Products and licensed by Licensor to Licensee under this Agreement at economic terms to be fixed in good faith by the Parties based upon those already provided in this Agreement. Should the Licensee waive its rights

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the Securities and Exchange Commission. Redacted
portions shown by asterisks [*****] denote such omissions.

        on any of the said Improvements, Licensor shall have the ability to grant such rights to a third party acceptable to Licensee, whose approval shall not be unreasonably withheld.

6.2. The Licensee shall own the entire right, title and interest in and to all Improvements made by or on behalf of the Licensee, subject to the following: the Licensee shall advise the Licensor promptly of any Improvements made by or on behalf of the Licensee and shall grant the Licensor and any sub-licensees of the Licensor outside the Territory, non-exclusive Licences in the Field to such Improvements on fair and reasonable commercial terms to be agreed between the relevant parties, however, any associated patent costs outside the Territory shall be met by Licensor.

6.3. Where either party proposes further clinical trials with respect to Compound, the protocols of such trials shall be agreed between the parties and resulting data made freely available to each party and to the other sub-licensees of Licensor outside the Territory. Licensor shall make freely available to Licensee any data resulting from trials performed by Licensor's sub-licensees outside the Territory provided that Licensor is entitled to do so.

6.4. Licensor undertakes to use its best reasonable endeavours to obtain for the Licensee rights of cross-licensing with any further sub-licensees of the Licensor.

6.5. Should Licensor develop any new indications of the Product outside the Field, Licensor shall offer a license on such development to Licensee and Licensee shall have ninety (90) days in which to accept the terms offered by Licensor. Failure to accept the terms within this period shall leave the Licensor free to conclude an agreement with a third party, however, Licensor shall not, in any case, grant such rights to any third party on any terms more favourable to that third party than those last offered to Licensee.

6.6. In the event that either Party desires to develop the Compound and/or the Product for use in further indications outside the Field, such Party shall enter into good faith discussions with the other Party to explore their mutual interest in such development. Any negotiations shall use this Agreement as a starting point. Licensee shall have ninety (90) days in which to accept any terms offered by Licensor. Failure to accept the terms within this period shall leave the Licensor free to conclude an agreement with a third party, however, Licensor shall not, in any case, grant such rights to any third party on any terms more favourable to that third party than those last offered to Licensee.

7.      LICENCE FEES AND ROYALTIES

7.1. The Licensee shall pay to the Licensor the following sums in consideration of the rights granted to the Licensee under this Sub-License:

7.1.1 The sum of five hundred thousand euros (euros 500,000) ***** ***** ***** ***** ***** ***** ***** *****. This payment shall be ***** ***** *****
        ***** ***** *****.

        It is also hereby understood that ***** ***** ***** ***** ***** *****
        ***** *****.

        a) for France within one (1) year from the date of submission of the Licensor written ***** ***** ***** ***** *****

        b) for United Kingdom, Germany, Spain and Italy upon completion of the Mutual Recognition Procedure.

7.1.2 a royalty on Net Sales of Products during the first ***** from launch in each country of *****. Thereafter, this percentage shall be ***** *****. An ***** royalty shall be due on Net Sales exceeding ***** ***** in any calendar year.

7.1.3 Minimum royalties for the entire Territory of ***** ***** ***** shall be due with respect to each of the first ***** ***** following first launch in the Territory. Such minimum royalty shall be ***** ***** ***** with respect to the ***** period. There shall be no minimum royalties thereafter. In the event of failure to obtain registration in one or more of the countries foreseen in clause 7.1.1 above the Parties will meet to adjust in good faith the minimum royalties foreseen in this clause.

        Furthermore the minimum royalty as set out in this clause 7.1.3 due each year will be

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the Securities and Exchange Commission. Redacted
portions Shown by asterisks [*****] denote such omissions.

        reduced by ***** if the Summary of Product Characteristics approved by the Competent Authorities of the countries listed in paragraph 7.1.1 does not contain, within the third year from the first Launch in the Territory, reference to the clinical benefit of low migraine headache recurrence in a range between seven per cent (7%) and twenty-five per cent (25%) following treatment with the Product. In such event the minimum royalty already paid during the first ***** in excess to such reduced minimum royalty will be credited against future royalty payments.

7.2 The Licensee shall make the payments specified in Clause 7.1.2 in accordance with the terms set forth in Clause 3.1.

7.3 In the event that Licensor in good faith, believes that Licensee or any of its Affiliates is entering into non-arms length pricing of Product in the Field to third parties (except with respect to clinical trial supplies and promotional samples of Product) in any country in which Licensee or any of its Affiliates is commercialising Product in the Field, Licensor shall so notify Licensee in writing, and the parties shall promptly meet in good faith to discuss Licensor's concern, and if necessary, take such action as may be required to ensure that Licensor receives the financial benefit from this Agreement reasonably to be expected from Net Sales of Product in the Field in such country.

7.4 If during the term of this Agreement, Licensee, in good faith, determines it is necessary to seek a licence from, and make royalty or other fee payments to, any third party in order to avoid infringement during the making, use or sale of Product in the Field anywhere in the Territory, provided that if the Parties and SB cannot agree on the need for any such licence or the commercial provisions relating to such licence, the Parties and SB shall endeavour to find a mutually acceptable resolution of this matter, and if they cannot determine such a mutually acceptable resolution, they shall submit the matter to a third party expert acceptable to all three companies for a final and binding resolution, the cost of such expert to be shared fifty percent (50%) by SB and the remaining fifty percent equally between the Parties.

7.5 Licensor has entered into discussions with SB to amend the Head Licence to provide for reduced royalties in the event of substantial generic competition in countries where patent protection has not been obtained. Licensor undertakes to amend this Sub-Licence in line with any concession granted by SB.

7.6     The Licensee shall make the payments due to the Licensor under Clause
        7.1.2 and Clause 7.1.3 as applicable with respect to the royalty portion quarterly within forty-five (45) days of the end of each calendar quarter. Cost of goods shall be paid in accordance with the Supply Agreement. The

        Licensee shall prepare a statement which shall show for the previous quarter the monies due to the Licensor based on country by country sales information. Such statement shall accompany the remittance of monies due to the Licensor. If the Licensor gives notice to the Licensee within thirty (30) days of the receipt of any such statement that it does not accept the same, that statement shall be certified by an independent accountant appointed by agreement between the Parties or, in default of agreement within fourteen (14) days, by the President for the time being of the Institute of Chartered Accountants of England and Wales in London. The Licensee shall make available all books and records required for the purpose of such certification and the statements so certified shall be final and binding between the Parties. The cost of such certification shall be the responsibility of the Licensee if the statement is shown to have underestimated the monies payable to the Licensor by more than five percent (5%) and the responsibility of the Licensee otherwise. Following any such certification the Parties shall make any adjustments necessary in respect of the monies already paid to the Licensor in relation to the quarter in question.

7.7 All payments under the terms of this Sub-Licence are expressed net and are payable in full.

7.8 Monies payable under this Clause 7 shall be remitted to the address of the Licensor first written above or such other address as is notified to the Licensee in writing by the Licensor. Such monies shall be paid in Euros. The rate of exchange to be used in any conversion from the currency of any country in the Territory where sales of Product are made in a currency other than Euros should be at the average of the month end exchange rates for the quarter in respect of which the payment is due, such exchange rate being taken from the daily cross exchange rate tables published in the Financial Times (London edition).

7.9 Licensee shall keep and require its Affiliates, co-promoters and co-marketers to keep complete and accurate records of all Net Sales, Income from co-promotion and co-marketing royalties to and from third parties and shall supply Licensor with monthly sales records within fifteen (15) days of each month end to enable Licensor to prepare its management accounts. Licensor shall have the right, at Licensor's expense, through a certified public accountant or like person reasonably acceptable to Licensee, to examine such records during Business Days during the life of this Agreement and for six (6) months after its termination; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) years and provided further that such accountant shall report to Licensor only as to the accuracy of the payments made to Licensor by Licensee under this Agreement.

7.10 All payments due by Licensor to SB under the Head Licence shall be the sole responsibility of Licensor.

8.      MANUFACTURING AND SUPPLY

Manufacture and supply of Product and/or Compound is the subject of the "Supply Agreement" which provides that Licensor will be responsible for supply of Product and/or Compound for the duration of this Sub-License. The Supply Agreement will provide the Licensee with the right to manufacture Product after an initial period of at least four (4) years from first Launch of Product in the Territory.

9.      PROMOTIONAL ASSISTANCE

During the first ****** from launch in each country of the Territory, Licensor will make a promotional contribution to Licensee's expenses equivalent ****** (i.e. corresponding to ****** of Net Sales) of the proportion of Net Sales of Product in that country during that period attributable to cost of goods. Such sums shall be provided in the equivalent value of free samples on a quarterly basis within sixty (60) days of the end of each calendar quarter. The sum due as promotional assistance shall be reduced from ****** ****** after the initial ****** month period..


10.     ADVERSE EXPERIENCES

10.1.   With respect to Adverse Experiences, the following shall apply:

        10.1.1. During the term of this Agreement, each Party will report Adverse Experiences reported to it in respect of the Product to the appropriate regulatory authorities in the countries in which it is developing or commercialising the Product, in accordance with the laws and regulations of the relevant countries and authorities.

        10.1.2. Each party will submit summaries of world-wide safety data on the Product to appropriate regulatory authorities, in accordance with the laws and regulations of the relevant countries and authorities. Wherever possible, duplication of reporting of world-wide data by both Parties will be avoided.

        10.1.3. An Adverse Experience will be considered "serious" if it is any one (1) or more of the following: (i.e. fatal, life threatening, disabling or incapacitating, results in hospitalisation or prolongation of hospitalisation, a congenital abnormality, a carcinoma, or an overdose). In addition, an Adverse Experience which suggests a significant hazard, contraindication, side effect or precaution that may be associated with the use of the Product will be considered a serious Adverse Experience.

10.2. All Adverse Experience reports and queries for Licensor should be addressed to VP Clinical

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the Securities and Exchange Commission. Redacted
portions shown by asterisks [*****] denote such omissions.

        Development at the address first given above and where for Licensee, should be addressed to Drug Safety Manager (Clinical Research Department, Menarini Group Headquarters, Via Sette Santi 3. 50131, Florence, Italy) or such other safety representatives as may be designated by the respective Parties from time to time. The safety representative of each Party will report to the other all Adverse Experiences reported to the company in respect of Compound or Products as follows:

        10.2.1 fatal, unexpected Serious Adverse Experience by telephone or facsimile within one (1) working day of receipt by the Party:

        10.2.2 all other Serious Adverse Experiences in writing within five (5) working days of receipt by the Party;

        10.2.3 a summary of all Adverse Experiences including Serious Adverse Experiences in writing on a monthly basis and giving, as far as reasonably possible, a considered interpretation of all such events and indicating those cases should previously be reported to the other Party. Further information received on any Serious Adverse Experience (or any information which changes an Adverse Experience from an Adverse Experience to a Serious Adverse Experience) will also be reported to the other Party within one
                (1) or five (5) working days of receipt according to the above criteria.

11.     INTELLECTUAL PROPERTY

11.1. It is understood that some intellectual property licensed hereunder belongs to Licensor and some is licensed to Licensor from SB. SB has primary responsibility for maintenance of those patents it owns but Licensor has rights to take over such activities in the event that SB declines to act. During the Term of this Sub-Licence, Licensor or SB as appropriate shall at their respective sole expense file, prosecute and maintain the Patents in those countries listed in Appendix 4 and shall control all filings and actions in relation to Patents. Licensor or SB shall file and prosecute to obtain extensions of all Patents in any such countries in which such extensions are available. Notwithstanding the foregoing, Licensor shall not be required to file or maintain any Patent or to obtain any extensions of any Patents where Licensor does not believe that such activities are commercially justified, except that Licensor shall not, without License's prior written consent which shall not be unreasonably withheld, abandon:

        11.1.1. any currently issued Patents; or

        11.1.2. any Patent applications detailed in Appendix I; or

        11.1.3. petitions for extensions of Patents

        In case of Licensee's written consent to the abandonment by Licensor of the Patent rights above indicated, Licensee shall have the right, at its expense, to undertake such activities. Licensor shall assist Licensee as required by Licensee at Licensee's expense, in the event Licensee determines to undertake such activities.

11.2. The Licensor and the Licensee shall give the other immediate notice of any activity which may infringe the Licensor IP which comes to the Party's attention during the term of this Sub-Licence.

11.3. Where the Licensor enforces or defends the Licensor IP it shall be entitled but not obliged to join the Licensee as a co-plaintiff or co-defendant and the Licensee shall provide all reasonable assistance in relation to such proceedings at its own cost and expense unless the Licensee reasonably considers the Licensor's enforcement or defence to be without merit. If the Licensor succeeds in any such proceedings, whether at trial or by way of settlement, it shall first pay to the Licensee its out of pocket expenses of assisting the Licensor and, if funds are available after recovery by the Licensor of its costs including any sums due to SB under the Head Licence, such funds shall be split fifty percent (50%) to SB and the remaining fifty percent (50%) equally between the Parties.

11.4. If the Licensor or SB fail to take action under Clause 11.3 above within thirty (30) days after having received or given none under Clause 11.2 or otherwise has become aware of such activity and the Licensee wishes to take such action, the Licensee may give the Licensor or SB written notice of its intention to take such proceedings, the Licensee shall be entitled but not obligated to do so at its own costs and expenses and the Licensor shall provide or cause SB to provide all reasonable assistance to the Licensee in relation to such proceedings. In such event, the Licensee shall reimburse the out of pocket expenses of the Licensor and SB incurred in providing assistance hereunder and any remaining funds shall be split fifty percent (50%) to SB and fifty percent (50%) equally between the Parties.

11.5. If during the term of this Sub-Licensee any Party receives any notice, claim or proceedings from any third party alleging infringement of that third party's intellectual property as a result of any Party's activities in relation to this Sub-Licensee or the use and exploitation of the Licensor IP, the Party receiving that notice shall:

        11.5.1 forthwith notify the other Party of such notice, claim or proceedings; and

        11.5.2  make no admission of liability.

11.6. The Licensor shall have the conduct of defence of such claims or proceedings, including the right to settle them including taking a licence from a third party, provided that if such settlement (a) limits the rights granted to the Licensee hereunder, and/or (b) places any additional financial or other obligation upon the Licensee, then the Licensor shall first obtain Licensee's written consent to such settlement which consent shall not be unreasonably withheld.

12.     TRADEMARKS

12.1 Licensor has agreed to license certain Trade Marks to Licensee for use in relation to the Products. The executed licence is attached hereto as Appendix 5 ("the Trademark License"). Licensee agrees not to use any other trademarks in relation to Products without the Licensor's prior written consent which shall not be unreasonably withheld. Termination of this Sub-Licence shall result in the immediate termination of the Trademark Licence.

12.2 Subject to the approval of the competent Authorities the packing insert leaflets of the Product shall include the following statement:
        "Frovatriptan developed by Vanguard Medica".

13.     WARRANTIES, UNDERTAKINGS AND LIABILITY

13.1. The Licensor hereby warrants and undertakes to the Licensee that to the best of its knowledge and belief it is able to license the Licensor IP to the Licensee pursuant to this Sub-Licence free of any third party claims, liens, charges or encumbrances of any kind and that the Licensor is otherwise free of any duties or obligations to third parties which may conflict with the terms of this Sub-Licence.

13.2. The Licensor hereby warrants and represents to the Licensee that as at the Effective Date it has not received any written notice from any Party either contesting the validity of any of the Licensor IP or claiming that any use of the Licensor IP infringes any Intellectual Property of a third party.

13.3. Each Party represents and warrants to the other Party that it has legal power, authority and right to enter into this Sub-Licence and to perform its respective obligations under this Sub-Licence.

13.4. The Licensor further warrants and represents to the Licensee that Licensor is not aware of any fact or circumstance that would enable SB to challenge the validity of the Head Licence or this Sub-Licence; and further that the Licensor will use its best efforts in order to comply with the Head Licence and to avoid the occurrence of any circumstance that would constitute a ground for termination of the Head Licence by SB.

13.5. The Licensee hereby indemnifies the Licensor against all liability, cost and expense to the Licensor arising out of Licensee's negligent or intentional acts or omissions of the Licensee in connection with the manufacture, use or sale of any Product unless such liability is caused by the negligent or intentional acts or omissions of the Licensor. The Licensor hereby indemnifies the Licensee against all liability, cost and expense to the Licensee arising out of any negligent or intentional acts or omissions of the Licensor in connection with the development, testing, manufacture, use or sale of Compound.

13.6. Each Party accepts liability for the acts and omissions of its respective Affiliates as if such acts or omissions were the acts or omissions of that Party itself.

13.7. The Party called upon to provide an indemnity hereunder shall have no obligation under this Clause 13 unless the Party seeking to be indemnified:

        13.7.1. gives the other Party prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified;

        13.7.2. grants the indemnifying Party full authority and control over the defence, including settlement against such claim or lawsuit or other action; and

        13.7.3. co-operates fully with the indemnifying Party and its agents in defence of the claims or lawsuit or other action.

14.     CONFIDENTIALITY

14.1. Licensor shall and shall procure to keep the Licensor Know How and any Improvements secret and confidential and shall not disclose or permit to be disclosed the same to any third party save under appropriate conditions of confidentiality. The Licensor shall procure that all employees and other persons having access to any Licensor Know How or Improvements are informed of its secret and confidential nature and to the extent reasonably practicable are subject to the same obligations as those of the Licensor in this Clause 14. Nothing in this Clause 14 however shall be deemed to prevent the Licensor from further sub-licensing Licensor IP outwith the Territory or from making disclosures to third parties in furtherance of such endeavours.

14.2. The Licensee shall keep the Licensor Know How and any Improvements secret and confidential, save as is necessary for the Licensee or its Affiliates or its Marketing Partners to exploit the rights granted to it under this Sub-Licence. The Licensee shall procure that all of its own and its Affiliates' employees and other persons having access to any Licensor Know How or Improvements are informed of its secret and confidential nature and, to the extent reasonably practicable, are subject to the same obligations as those of the Licensee in this Clause 14.

14.3. The Licensor hereby undertakes and agrees to procure to keep secret and confidential any Know How received by it from the Licensee and that it will not disclose or permit to be disclosed the same to any third party save under appropriate conditions of confidentiality or as may be agreed with the Licensee.


14.4. The Licensee and the Licensor undertake and agree not at any time for any reason whatsoever to disclose or permit to be disclosed to any third party or otherwise make use of or permit to be made use of any trade secrets or confidential information relating to the other's business affairs of finances of the business affairs or finances of Affiliates of the other or of any licensee, sales representative, agent or distributor of the other which comes into their possession pursuant to this Sub-Licence.

14.5. No public announcement or other disclosure to third parties concerning the structure and financial terms of this Sub-Licence shall be made either directly or indirectly by any party to this Sub-Licence except as may be legally required without first obtaining the approval of the other party and agreement upon the nature and text of such announcement or disclosure which approval and agreement shall not be unreasonably withheld provided that in the case of any disclosure required by either Party's UK and/or US investment bankers, lawyers, accountants and other professional advisors, such Party shall not need to seek the other Party's prior approval provided that such disclosure is made under terms of strict confidentiality and the detail of terms disclosed shall be kept to the absolute minimum required by such investment bankers or other professional advisers. In all circumstances, including where disclosure is legally required, the party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure in, so far as practicable, reasonably sufficient time prior to public release and shall provide the other party with a written copy thereof in order to allow such other party to comment upon such announcements or disclosure.

        Each party shall co-operate fully with the other with respect to all disclosures regarding this Sub-Licence to the US Securities Exchange Commission, the London Stock Exchange and any other governmental or regulatory agencies or Competent Authorities including requests for confidential treatment of information of either party included in such any disclosure.

14.6. Neither during the continuance of the Sub-Licence, nor for a period of twelve (12) months thereafter, shall either Licensee or Licensor submit for written or oral publication any manuscript, abstract or the like which includes data or other information generated in the course of the Sub-

        Licence or otherwise provided by either Party and relating to the Compound or Product without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld. Wherever practically possible the contribution of each Party shall be noted in all publications and presentations by acknowledgement or co-authorship whichever is appropriate.

14.7. The obligations of confidentiality referred to in this Clause 14 shall not extend to any information which:

        14.7.1. is or shall be generally available to the public otherwise than by reason of breach by the recipient of the provisions of this Clause 14;

        14.7.2. is known to the recipient Party and is as its free disposal prior to its receipt from the other Party provided that written evidence of such knowledge is furnished by the recipient Party within twenty-eight (28) days of receipt thereof;

        14.7.3. is subsequently disclosed to the recipient Party without obligation of confidence by a third party owing no such obligations in respect thereof;

        14.7.4. is required by law or in compliance with the Head Licence to be disclosed; or

        14.7.5. is required to be disclosed to any regulatory authority when applying for a license to conduct clinical or other trials or studies or for regulatory, marketing or pricing approval.

14.8. The obligations of the Parties under this Clause 14 shall survive the later of the expiration or termination of or this Sub-Licence for whatever reason for a period of five (5) years.

15.     TERMINATION

15.1. Each of the Parties (the "Terminating Party") shall have the right to terminate this Sub-Licence upon giving thirty (30) days written notice thereof to the other (the "Defaulting Party") upon the occurrence of any of the following events at any time during the continuance of this Sub-Licence:

        15.1.1. if the Defaulting Party commits a material breach of this Sub-Licence or if it proves that any warranty or undertaking given by the Defaulting Party hereunder is false or otherwise inaccurate which in the case of a breach capable of remedy shall not have been remedied within sixty (60) days of the receipt by it of a written notice identifying the breach and requiring its remedy;

        15.1.2. If the Defaulting Party shall for a period of longer than ninety
                (90) days suspend payment of
        its debts or otherwise cease or threaten to cease to carry on its business or becomes bankrupt or insolvent (including without limitation being deemed to be unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986); or

15.1.3. a proposal is made or a nominee or supervisor is appointed for a composition in satisfaction of the debts of the Defaulting Party or a scheme or arrangement of its affairs in relation thereto or the Defaulting Party commences negotiations with one or more of its bankers with a view to the general readjustment or rescheduling of all or part of its indebtedness or enters into any composition or arrangement for the benefit of its creditors or proceedings are commenced in relation to the Defaulting Party under any law, regulation or procedure relating to the reconstruction or readjustment of debts (including where a petition is filed or proceeding commenced seeking any reorganisation, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganisation or other similar law affecting creditors' rights or where the Defaulting Party consents to, or acquiesces in, the filing of such a petition);

15.1.4 an application is made to the courts for an administrative order under the Insolvency Act 1986 or any statutory modification or re-enactment thereof or foreign equivalent with respect to the Defaulting Party; or

15.1.5. the Defaulting Party takes, without the consent of the Terminating Party, any action, or any legal proceedings are started or other steps are taken by a third party, with a view to:

        (a) the winding up or dissolution of the Defaulting Party (other than for the reconstruction of a solvent company); or

        (b) the appointment of a liquidator, trustee, receiver, administrative receiver and manager, interim receiver custodian, sequestrator or similar officer of the Defaulting Party against the Defaulting Party or a substantial part of the assets of the Defaulting Party.

15.2. This Sub-Licence shall terminate with immediate effect in the event of any termination of the Head Licence. Licensor shall notify Licensee within three (3) Business Days after its receipt of any notice of alleged breach of the Head Licence, and shall work diligently and co-operate fully with Licensee to remedy or resolve any such alleged breach, it being understood that Licensor shall pay Licensee any damages suffered by Licensee and its Affiliates and Marketing Partners caused by such early termination of this Sub-Licence Agreement. However in such termination circumstances Licensor will make its best efforts to ensure Licensee can maintain its rights to manufacture and commercialise the Product in the Territory under the Trade Marks, Know-How and Patents.

15.3. In the event of termination, save where Licensor breaches its obligations hereunder, all data provided by Licensor relating to the Compound and any Product together with any registration dossiers, applications or registrations shall be deemed the property of the Licensor and Licensee shall co-operate fully in seeking and, wherever possible, arranging any such transfers to the Licensor or its nominee. Licensor shall also be entitled to a royalty free non-exclusive licence with right to sub-licence to sub-licensees, distributors or manufacturers of Compound or Product to any and all test or trial results generated by Licensee and relating to Compound or Product and all other data generated by Licensee relating to Compound or Product safety, efficacy or quality as may be reasonably necessary for Licensor or any such sub-licensee, distributor or manufacturer to meet its legal obligations. The responsibilities of registration holder shall remain with Licensee until such transfer is effected or the registration terminated with the consent of the Licensor.

15.4. Termination of this Sub-Licence for whatever reason shall not affect the accrued rights of the Parties arising in any way out of this Sub-Licence as at the date of termination and in particular but without limitation the right to recover damages against the other and all provisions which are expressed to survive this Sub-Licence shall remain in full force and effect.

15.5. It is hereby understood that if the cause of termination is related to one or more countries of the Territory this Sub-Licence Agreement will terminate only with respect to the country/ies concerned of the Territory.

16.    ASSIGNMENT

16.1. Save as otherwise provided in this Sub-Licence no Party shall assign, transfer, charge or in any other manner make over to any third party the benefit and/or burden of this Sub-Licence or encumber this Sub-Licence in any way.

16.2.

       16.2.1. This Sub-Licence is personal to the Sub-Licensee and may be terminated subject to Clause 16.2.2 below by the Licensor at the Licensor's sole discretion in the event that a change of Control or merger of the Licensee results in the Licensee's being under the Control of or merged with a third party who holds marketing authorisation for a triptan or has a triptan in Phase III or later stage of development and as a result of such change of Control or merger,

                  Licensee can no longer continue to commercialise Product.

         16.2.2. In any case, with respect to sub-clause 16.2.1 above, Licensor shall not terminate this Agreement without first giving Licensee a reasonable opportunity to show that any change of control or merger would not impair Licensee's ability to commercialise Product or lessen its commitment to the terms of this Agreement or that it will be able promptly to assign this Agreement to a third party reasonably acceptable to Licensor.

16.3. The Licensor shall not assign, license, transfer, mortgage, charge or otherwise encumber or alienate any right title or interest in or to any Licensor IP that could have a non-trivial detrimental impact upon the rights of the Licensee in the Territory without the prior written consent of the Licensee save that nothing herein shall in any way affect the rights of the Licensor to license Licensor IP to any party of its choosing in countries outside the Territory.

17.      FORCE MAJEURE

17.1. If a Party (the "Non-Performing Party") shall be unable to carry out any of its obligations under this Sub-Licence due to Force Majeure, this Sub-Licence shall remain in effect but:-

         17.1.1.  the Non-Performing Party's relevant obligations; and

         17.1.2. the relevant obligations of the Other Party (the "Innocent Party") owed to the Non-Performing Party under this Sub-Licence;

         shall be suspended for a period equal to the circumstance of Force Majeure or three (3) months whichever is the shorter provided that:-

         (i) the suspension of performance is of no greater scope than is required by the Force Majeure;

         (ii) the Non-Performing Party gives the Innocent Party prompt notice describing the circumstances of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports with respect thereto during the period of Force Majeure;

         (iii) the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstances of Force Majeure; and

         (iv) as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Sub-Licence.

17.2. If the circumstances of Force Majeure continue longer than twelve (12) months, then the Innocent Party may terminate the affected portion of the Sub-Licence provided that the Non-Performing

         Party shall have no liability to the Innocent Party for the portion so terminated from and of the time the circumstances of Force Majeure commenced.

18.      GOVERNING LAW

The validity, construction and performance of this Sub-Licence shall be governed by English law and the Parties submit themselves to the exclusive jurisdiction of the English courts.

19.      WAIVER

Neither Party shall be deemed to have waived any of rights or remedies whatsoever unless such waiver is made in writing and signed by a duly authorised representative of that Party. In particular, no delay or failure of either Party in exercising or enforcing any of its rights or remedies whatsoever shall operate as a waiver thereof or so as to preclude or impair the exercise or enforcement thereof nor shall any partial exercise or enforcement of any such right or remedy by either Party preclude or impair any other exercise or enforcement thereof by such Party.

20.      SEVERANCE OF TERMS

20.1. If the whole or any part of this Sub-Licence is or shall become to be declared illegal, invalid or unenforceable in any jurisdiction for any reason whatsoever (including both by reason of the provision of any legislation and also by reason of any decision of any court of Competent Authority either having jurisdiction over this Sub-Licence or having jurisdiction over either of the Parties to this Sub-Licence):-

         20.1.1. in the case of the illegality, invalidity or unenforceability of the whole of this Sub-Licence, it shall terminate in relation to the jurisdiction in question; or

         20.1.2 in the case of the illegality, invalidity or unenforceability of part of this Sub-License, such part shall be severed from this Sub-Licence in the jurisdiction in question and such illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Sub-Licence which shall continue in full force and effect provided always that if in the reasonable opinion of either Party any such severance materially affects the commercial basis of this Sub-Licence such Party shall notify the other Party, whereby the Parties shall meet and in good faith try to replace the part of the Sub-Licence so held illegal, invalid or unenforceable. Should the Parties not be able to agree in writing on such replacement of such part of the Sub-Licence within one hundred and twenty (120) days of such notice, then either party shall have the right to terminate this Sub-Licence with immediate effect by giving written notice to the other Party containing the reason(s) why the commercial basis of this Sub-Licence has been materially affected by such severance.

21.      ENTIRE AGREEMENT/VARIATIONS

21.1. This Sub-Licence constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Sub-Licence. Without prejudice of the provision of Clause 13 above, it is hereby agreed that no director, employee or agent of either Party is authorised to make any representation or warranty to the other Party not contained in this Sub-Licence, and each Party acknowledges that it has not relied on any such oral or written representations or warrants.

21.2. No variation, amendments, modification or supplement to this Sub-Licence shall be valid unless made in writing in the English language and signed by a duly authorised representative of each Party.

22.      NOTICES

22.1. Save as otherwise expressly provided in this Sub-Licence any notice or other communication to be given by any person to any other person pursuant to this Sub-Licence shall be in writing and in the English language and shall by letter delivered by hand or sent by first class prepaid post for delivery in the UK or facsimile and shall be addressed to the recipient and sent to the address or facsimile number of the recipient set out below marked for the attention of the representative set out below or to such other address and/or facsimile number or marked for such other attention as such recipient may from time to time specify by notice given in accordance with this Clause 22 to the Party giving the relevant notice or other communication to it and shall be deemed to have been received:-

         22.1.1.  in the case of delivery by hand, when delivered; or

         22.1.2. in the case of first class prepaid post or datapost, on the second day following the day of posting; or

         22.1.3. in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day provided that such acknowledgement occurs before 1700 hours local time of the recipient on the Business Day of acknowledgement and in any other case on the Business Day next following the Business Day of acknowledgement.

               Licensor:      Vanguard Medica Limited
                              Chancellor Court
                              Surrey Research Park
                              Guildford, Surrey GU2 5SF
                              England
                              Tel:   44-1483-787878
                              Fax:   44-1483-787811
                              (Attention: Company Secretary)

               Licensee:      MENARINI INTERNATIONAL OPERATIONS LUXEMBOURG
                              22 rue de Bragance
                              L-1255 Luxembourg
                              Tel:   00-352-448580
                              Fax:   00-352-445987
                              (Attention: Company Secretary)


               Copy to: A. MENARINI INDUSTRIE FARMACEUTICLIE RIUNITE SRL Via del Sette Santi, 3
                              50131-Florence
                              Italy
                              (Attention: General Counsel)


23.  COUNTERPARTS

This Sub-Licence may be executed in any number of counterparts and by the different Parties hereof by separate counterparts, each of which when so executed shall be an original, and all of which shall constitute on and the same instrument. Complete sets of counterparts shall be lodged with each Party.


24.  REGISTRATION

Either Party shall have the right at any time where commercially or legally necessary or desirable to record, register or otherwise notify this Sub-Licence to appropriate governmental or regulatory offices have first given thirty (30 day's written notice to the other Party of its intention so to do. The Party seeking to record, register or otherwise notify this Sub-Licence shall give due consideration to any comments or reasonable requests made by the other Party during such a period. The other Party shall provide reasonable assistance in affecting such recording, registering or notifying. Out of pocket expenses relating to any notification to the European Commission will be shared equally between the Parties.

25.      INDEPENDENT CONTRACTORS

None of the provisions of this Sub-Licence shall be deemed to constitute a partnership between the Parties and none of them shall have any authority to bind the others in any way except as provided in this Sub-Licence.

26.      COSTS

Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Sub-Licence.

IN WITNESS WHEREOF the Parties have executed this document as an agreement the date and year first above written.



For and on behalf of                )   /s/ Illegible
                                        ----------------------------------------
VANGUARD MEDICA LIMITED             )

                                    )   /s/ Illegible
                                        ----------------------------------------
                                        Director



For and on behalf of                )   /s/ Illegible                    10/9/99
                                        ----------------------------------------
MENARINI INTERNATIONAL              )   Director

OPERATIONS LUXEMBOURG               )   /s/ Illegible                    10/9/99
                                        ----------------------------------------
                                        Director

                                   APPENDIX I
                CURRENT PATENTS (as specified in Clause 1.1.20)

P30104

  *****                  *****                   *****                  *****

Claim categories (as filed):

  *****                  *****                   *****                  *****

Country           Application        Application       Patent No         Grant Date        Expiry            Status
                  No                 Date                                                  Date              P=Pending/
                                                                                                             G=Granted
Czech Republic    PV2861-93          17/06/1992        282083            27/08/1997        17/06/2012            G
Czech Div 1       1505-96            24/05/1996        282061            27/08/1997        17/06/2012            G
Europe A*         92204003.5         18/12/1992        603432            21/10/1998        18/12/2012            G
Europe **         92912379.2         17/06/1992        591280            09/09/1998        17/06/2012            G
Finland           935842             17/06/1992                                                                  P
Hungary           P9303731           17/06/1992                                                                  P
Ireland           922062             01/07/1992                                                                  P
Kazakhstan        933243.1           17/06/1992                                                                  P
Norway            93.4800            17/06/1992        304774            15/02/1999        17/06/2012            G
Poland            P301883            17/06/1992        169392            14/12/1995        17/06/2012            G
Poland            P307118            10/02/1995        169410            14/12/1995        17/06/2012            G
Poland            P311304            22/11/1995        171034            03/09/1996        17/06/2012            G
Portugal          100620             24/06/1992                                                                  P
Russia            93058534.00        17/06/1992                                                                  P
Slovenia          P9200125           26/06/1992        9200125           15/03/1993        26/06/2012            G
Slovakia          PV1319-93          17/06/1992                                                                  P
Slovakia          PV1054-98          05/08/1998
Ukraine           93002251           17/06/1992                                                                  P

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Redacted portions shown by asterisks [*****] denote such omissions.

 * Europe A = Non-convention application designating Greece and Spain only. ** Europe = Convention application derived from PCT designating Austria,
   Belgium, Denmark, France, Germany, Italy, Luxembourg, Monaco, Netherlands, Sweden, Switzerland & UK.


P30566
------
     *****                      *****

Claim categories (as filed):
----------------------------
     *****                      *****


     *****                      *****


                                                                          Status
                           Application                           Expiry   F=Pending/
Country   Application No   Date          Patent No   Grant Date  Date     G=Granted
-------   --------------   -----------   ---------   ----------  ------   ----------
Europe*   PCT/EP93/03627   16/12/1993    EP674721A                            F
                                         (published)

* Europe = Austria, Belgium, Denmark, France, Germany, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, Spain, Sweden, Switzerland & UK.

P20160
------
     *****                      *****                      *****

                                                                          Status
                           Application                           Expiry   F=Pending/
Country   Application No   Date          Patent No   Grant Date  Date     G=Granted
-------   --------------   -----------   ---------   ----------  ------   ----------
PCT       PCT/GB99/01167   16/04/1999    EP674721A                            F

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Redacted portions shown by asterisks [*****] denote such omissions.

                                   APPENDIX 2
             SUPPLY AGREEMENT BETWEEN THE PARTIES DATED [        ]
                        (as specified in Clause 1.1.26)

                            VANGUARD MEDICA LIMITED

                                      and

                             MENARINI INTERNATIONAL
                            OPERATIONS LUXEMBOURG SA

                      -----------------------------------
                                SUPPLY AGREEMENT
                      -----------------------------------

                                     INDEX

1.   DEFINITIONS AND INTERPRETATION
2.   PURCHASE AND SALE
3.   PRICE
4.   FORECASTS AND ORDERS
5.   SHIPMENT, INVOICES, DELIVERY
6.   PAYMENT AND RECONCILIATION OF ROYALTIES
7.   TERM AND TERMINATION
8.   SUPPLY QUALITY AND SECURITY OF PRODUCT
9.   PRODUCT RECALLS
10.  WARRANTIES, REPRESENTATIONS AND COVENANTS
11.  INDEMNITY
12.  FORCE MAJEURE
13.  PATENT INFRINGEMENT
14.  CONFIDENTIALITY
15.  TRADEMARKS, LABELLING
16.  ASSIGNMENT
17.  GOVERNING LAW
18.  WAIVER
19.  SEVERANCE OF TERMS
20.  ENTIRE AGREEMENT/VARIATIONS
21.  NOTICES
22.  COUNTERPARTS
23.  REGISTRATION
24.  INDEPENDENT CONTRACTORS
25.  COSTS
APPENDIX 1
APPENDIX 2
APPENDIX 3

THIS AGREEMENT (hereinafter "Agreement") is made as of the 10th of September
1999.

BETWEEN

(1) VANGUARD MEDICA LIMITED, a company incorporated in England and having its registered office at Chancellor Court, Surrey Research Park, Guildford, Surrey GUZ, SSF, England (hereinafter "VML").

AND

(2) MENARINI INTERNATIONAL OPERATIONS LUXEMBOURG SA, a company incorporated in Luxembourg and whose registered office is at 18 Rue Dicks, L-1417, Luxembourg, (hereinafter "Menarini").

WHEREAS:

Menarini is the Licensee with rights to develop, use, exploit, promote, market and sell the compound known as frovatriptan (the "Compound" as hereinafter defined) within the Territory (as hereinafter defined) pursuant to a Sub-Licence entered into by Menarini and VML on 10th of September 1999 (the "Sub-Licence");

AND WHEREAS:

VML holds the rights to manufacture the Compound which Menarini wishes to have manufactured for it pursuant to the terms of the Sub-Licence.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement and in the Schedules to this Agreement, the following words and phrases shall have the following meanings unless the context requires otherwise:

         1.1.1. "Chemistry, Manufacture and Control Information" - the complete description of the chemistry, manufacturing and controls information submitted in the marketing authorisation application for France ("MAA") including supplements and additions for the Product or similar information required or submitted in the Territory and approved by the FDA, or similar regulatory agency.

         1.1.2. "Commercially Reasonable Efforts" - shall mean efforts consistent with those generally utilised by international pharmaceutical companies for the manufacture and supply of their own internally developed pharmaceutical products.

         1.1.3. "Full Lot Documentation" - shall mean batch manufacturing records, deviations and reports, analytical data including certificates of analysis, and any other documentation required to release the product.

         1.1.4. "Manufacturing Know-How" - shall mean any unpatented but confidential information relating to the manufacture of the Compound or the Product.

1.1.5. "Third Parties" - means any party other than a party to this Agreement, the Sub-Licence Agreement and their respective Affiliates.

1.1.6. "Affiliate(s)" - shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with, a Party to this Agreement to the extent of more than fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a Party to this Agreement.

1.1.7. "Bulk" - shall mean Compound as drug substance that has yet to be rendered into the commercial dosage form.

1.1.8. "Business Day" - shall mean 09.00 hours to 17:00 hours on a day other than a Saturday, Sunday, English bank or other English public holiday.

1.1.9. "Compound" - the Compound known as frovatriptan being R(+)3-N-methylamino-6-carboxamido-1,2,3,4 tetrahydrocarbazole succinate
         (1:1) monohydrate.

1.1.10. "Confidential Information" - means any information including, but not limited to, ideas, proposals, plans, know-how, reports, drawings, designs, data, discoveries, inventions, improvements, suggestions, specifications, products, samples, components and materials relating to the Product, and all information relating to the manufacture, formulations, analysis, stability, pharmacology, toxicology, pathology, clinical data, results of clinical efficacy studies, clinical effect and indications for use of the Product which a Party discloses to the other Party.

1.1.11. "Contract Price" - means the prices set out in Appendix 3, subject to the variation provisions of Article 7.1.

1.1.12. "Contract Quarter" - means the three (3) calendar month period beginning on the first (1st) day of September 1999 or any successive calendar quarter.

1.1.13. "Contract Year" - means, for the fist Contract Year, the period commencing on the Effective Date and ending on 31st December 1999, and for subsequent Contract Years, the successive calendar years thereafter.

1.1.14. "Effective Date" - the date of execution of the last signature of this Supply Agreement.

1.1.15. "Facilities" - means the facilities operated by such companies with which VML has contracted for the manufacture, packaging, labelling and storage of the Compound and

                  Product, the names and addresses of which are contained in Appendix 1 hereto, as may be amended from time to time only by mutual written agreement of the parties.

         1.1.16. "FDA" - means the United States Food and Drug Administration and any successor entity thereto.

         1.1.17. "Force Majeure" - shall mean any significant, unexpected event which is beyond the reasonable control of either Party and for which such Party could not reasonably have been expected to have taken into account as of the Effective Date together with any issues relating to the Year 2000 which may affect either Party or their respective suppliers and contractors. Notwithstanding that no responsibility is accepted by either party with respect to any issues relating the Year 2000, copies of statements made by VML's principal suppliers in relation to the Year 2000 are attached.

         1.1.18. "Head Licence" - the agreement between VML and SmithKline Beecham plc dated 21st October 1994.

         1.1.19. "Labelling" or "Labelled" - means all labels and other written, printed or graphic matter upon the Product or any container or wrapper utilised with the Product, or accompanying the Product including without limitation, package inserts and patient information leaflets.

         1.1.20. "Launch" - shall mean the date of first commercial sale of Product.

         1.1.21. "Net Sales" - shall have the meaning set out in the Sub-Licence.

         1.1.22. "Party" or "Parties" - means VML or Menarini or both as the context may dictate.

         1.1.23. "Product Specifications" - means the written specifications for the Product attached as Appendix 2 hereto as amended from time to time pursuant to Article 8.5.

         1.1.24. "Product" - means Compound in finished form suitable for use by the ultimate consumer, packaged and labelled for marketing in the Territory in the form of 2.5 mg tablets for human use and any Improvements in accordance with the provisions of the Sub-Licence.

         1.1.25. "Sample Pack" - means a packaged and labelled blister pack or bottle containing less than five tablets of Product and not intended for commercial sale.

         1.1.26. "Sub-Licence" - means the Sub-licence entered into by Vanguard Medica Limited and Menarini International Operations Luxembourg SA and dated September, 30th, 1999 and any and all schedules, appendices and other addends to the Sub-Licence as may be varied from time to time in accordance with the provisions of the Sub-Licence.

         1.1.27. "Territory" - shall have the meaning set out in the Sub-Licence.

     1.1.28. "Unit" - means a packaged and labelled blister pack or bottle of Product which complies with Specifications and is suitable for commercial supply in the Territory.

1.2. In this Agreement:

     1.2.1. References - unless the context otherwise requires all references to a particular Article, paragraph or Appendix shall be a reference to that Article, paragraph or Appendix, in or to this Agreement as the same may be amended from time to time pursuant to this Agreement;

     1.2.2. Headings - a table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;

     1.2.3. Gender/Plurality - unless the contrary intention appears words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

     1.2.4. Person - unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality; and

     1.2.5. Include - reference to the words "include" or "including" are to be construed without limitation to the generality of the preceding words.

     1.2.6. Designee - reference to Menarini includes any designee that Menarini may appoint for the performance of certain obligations under this Agreement, upon due communication to VML.

2.   PURCHASE AND SALE

2.1. Product Requirements

     2.1.1.    Menarini Purchase Obligations

               Subject to the terms and conditions of this Agreement and pursuant to Menarini's rights and obligations under the Sub-Licence, Menarini shall purchase its requirements of Product from VML during the term of this Agreement. In addition the parties agree as follows:

               (a) Menarini shall order and purchase Product in full batch quantities.

               (b) In no event shall Menarini be obligated to purchase Product with a remaining shelf life less than ***** of the maximum permitted under the relevant regulatory approval.


Confidential materials omitted and filed separately with the Securities and Exchange Commission. Redacted portions shown by asterisks (*****) denote such omissions.

          2.1.2.    VML Production and Supply Obligations

                    Subject to the terms and conditions of this Agreement and pursuant to the parties respective rights and obligations under the Sub-Licence, VML shall make or have made and sell Product to Menarini in such quantities as may be required to supply such requirements during the term of this Agreement and to ensure the timely production and supply of Product to Menarini of each firm order provided by Menarini to VML pursuant to Article 4.

          2.1.3.    Qualification of Alternate Suppliers

                    Notwithstanding Menarini's obligation to purchase its Product requirements from VML during the term of this Agreement, with reference to Menarini's right to manufacture the Product as set forth in art. 7.1 Menarini is permitted to qualify in due time alternate contractors and suppliers for Product. VML shall, at Menarini's expense, reasonably assist Menarini in qualifying such alternate suppliers, and shall make available Manufacturing Know-How and provide such other assistance as may be reasonably required. During the term of this Agreement, VML shall qualify a second supplier of Compound.

2.2       Purchase and Supply

          2.2.1.    Commercial Product and Samples

                    Menarini shall purchase from VML and VML shall sell and timely deliver to Menarini the quantities of Units and Sample Packs ordered in accordance with Article 4 hereof.

2.3.      Supply of Samples

          Sample Packs will be supplied at the price set out in Appendix 3 subject to the variation provisions of Article 3 below.

3.        PRICE

          As total compensation for the supply of Product under this Agreement Menarini shall pay VML the price specified in Appendix 3 ("Contract Price"). Unless otherwise agreed in writing by the Parties, the Contract Price fixed in Appendix 3 shall remain unchanged for the entire period of validity of this Agreement.

4.        FORECASTS AND ORDERS

4.1.      Initial Forecast

          Menarini shall provide VML with its Product forecast for the first four (4) Contract Quarters not less than one hundred twenty (120) days prior to Launch. The forecast for the first Contract Quarter shall constitute a firm production order against which Menarini shall issue purchase orders.

4.2.     Rolling Forecast

         Within the fifteenth (15th) day of each month, Menarini shall provide VML with a rolling forecast of the Units of Product and Sample Packs required for the following twelve (12) months. The quantities indicated in the forecast form for the first three (3) months ahead of the current one shall constitute firm quantities, while the quantities indicated in the forecast form the for the following nine (9) months shall be considered as forecast. Monthly firm purchase orders confirming the quantities indicated in the forecast form shall be placed by Menarini separately from the forecast form and issued at least ninety (90) days before the requested Delivery Date.

         Menarini will forecast, and VML will ensure that the Product for Menarini is manufactured in full batch quantities. Menarini shall break down each forecast by month, and by type of pack, language and final destination.

4.3.     Product Supply

         4.3.1.   Supply

                  VML shall supply Menarini up to one hundred twenty percent (120%) of the quantities of Units and Sample Packs ordered by Menarini within ninety (90) days of receiving a firm production order from Menarini. VML shall use Commercially Reasonable Efforts to supply Menarini with its requirements of Units and Sample Packs in excess of the foregoing one hundred and twenty percent (120%) cap. Within fifteen (15) days after VML receives Menarini's firm order for quantities of Product in excess of such one hundred and twenty percent (120%) cap, VML shall notify Menarini whether VML can supply the excess quantities and by what date. All or any portion of such excess quantity may be delivered by VML. VML shall use its best reasonable efforts to meet orders but shall be under no obligation to meet orders in excess of the forecast on the third or later consecutive occurrence of such over ordering or where over ordering has already occurred with respect to four (4) out of the previous eight (8) Contract Quarters. Menarini shall indemnify VML for costs including costs of storage, waste and control incurred due to Menarini over-estimating its requirements in consideration of the long lead time of certain components and limited number of bulk compound campaigns anticipated.

4.4.     Purchase Orders

         Menarini shall provide VML with purchase orders covering the firm production orders detailed in Articles 4.1 and 4.2 above not less than one hundred and twenty (120) days prior to the Delivery Date with respect to the first quarter and not less than ninety (90) days prior to the Delivery Date thereafter. Each purchase order made by Menarini for Units and Sample Packs shall be in writing and, in addition to any other terms or requirements that the Parties may specifically establish for such purchase order, shall set forth the date by which the goods shall be delivered to Menarini (the "Delivery Date"), VML may request Menarini to provide a copy of the purchase order to VML's designated contractor simultaneously with its provision to VML. Such copy documents shall be referred to as Shipping Instructions. VML, or VML's designated contractor, shall deliver each shipment of Units and Sample Packs on or before the Delivery Date; provided that it is understood and agreed by the Parties that VML, or VML's designated contractor, shall not be obligated to deliver Product or Sample Packs by the Delivery Date set forth in any purchase order, which purchase order is received by VML less than ninety (90) days prior to such Delivery Date. The Delivery Date in such case shall be deemed to be ninety (90) days after the date of its receipt by VML.

4.5      Conflicting Terms and Conditions

         Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall govern, notwithstanding any additional or inconsistent terms or conditions in Menarini's form of purchase order or similar document or in VML's acknowledgement, invoice or similar document.

4.6      Standard Operating Procedures

         Standard operating procedures to manage the supply chain shall be developed by the Parties and mutually agreed in writing not less than one hundred twenty (120) days prior to Launch, and thereafter as may be reasonably necessary.

5.       SHIPMENT, INVOICES, DELIVERY

5.1.     Shipment

         Shipment shall be organized by VML or its designated contractor on a C.I.P. basis (house-to-house) Shannon (EIRE). Menarini shall be responsible for arranging appropriate carriage and insurance and shall pay all associated costs for shipments to any other destination (on ex Facilities basis).

5.2.     Invoices

         On shipment, VML shall invoice Menarini for the Contract Price for the total Product shopped.

5.3      Lot Documentation and Sampling.

         For any shipment of Product VML shall provide to Menarini (i) Certificate of Analysis and Certificate of Compliance for the Product;
         (ii) Packing List indicating the quantity of Product shipped, the batch number, the relative purchase order number and the expiry date of the Product shipped; moreover, if requested by Menarini, VML shall provide to Menarini (i) Full Lot Documentation for the Product; (ii) representative Product samples from the lot for eventual check testing by Menarini.

5.4.     Delivery

         Menarini shall be responsible for obtaining all necessary import and export permits and the like for Product. VML, or VML's agent, shall provide reasonable assistance to Menarini in this respect. Where Product available for shipment has not yet received quality control release, shipment may nevertheless be made with the Menarini's written agreement and at Menarini's risk.

5.5.     Delivery Dates

         VML shall deliver Product covered by purchase orders on or before the Delivery Date as specified in Article 4.4.

5.6.     Title and Risk of Loss

         Risk of loss for the Products shall pass to Menarini upon delivery to the designated facilities indicated in article 5.1. Title shall pass to Menarini on full payment of the Contract Price to VML for the Products.

6.       PAYMENTS

6.1. Invoices related to the Product ordered by Menarini shall be paid by Menarini within seventy-five (75) days from the date of issue. Late payments shall accrue interest at an annual rate of ten percent (10%).

6.2.

         6.2.1. Menarini will provide to VML's Financial controller, monthly written reports of Units sold and Net Sales itemised by Unit code within fifteen (15) Business Days of the end of each monthly period.

         6.2.2. In the event that Menarini takes up its manufacturing rights in accordance with Sub-Licence, the Contract Price shall be reduced in accordance with Appendix 3 and the Parties shall agree appropriate transitional supply arrangements in good faith.

         6.2.3. VML shall be entitled to audit Menarini's Net Sales and payments made hereunder in accordance with Article 7.9 of the Sub-Licence.

6.3. Sample Packs shall be designated separately on purchase orders and invoiced separately from Units but on the payment terms set out in
         Article 6.1 above.

7.   TERMS OF SUPPLY, DURATION AND TERMINATION

7.1. Terms of Supply

     VML shall supply Menarini with Product until the fourth (4th) anniversary of first Launch of Product in the Territory, at which time Menarini shall have the right to carry out independently the manufacture of Product pursuant to the terms of the Sub-License Agreement. It is therefore understood that in such a case, VML shall provide Menarini with the quantity of Compound ordered by Menarini in accordance with the terms of such Sub-Licence Agreement. Should Menarini not exercise such right of manufacturing Product within at least twelve (12) months before the end of the fourth (4th) anniversary of first Launch of Product in the Territory, VML's obligation to continue to supply Menarini with Product shall continue for further periods of two (2) years each, unless Menarini notifies VML of its intention to exercise its manufacturing right within at least twelve
     (12) months before the end of any two (2) year period concerned.

     Starting from the fourth (4th) anniversary of first Launch of Product in the Territory, should Menarini not exercise its manufacturing right, VML - at the beginning of each of the two (2) year periods mentioned in the previous paragraph of this article 7.1 - shall have the right to adjust the Contract Price so as to reflect increases, limited to a maximum percentage equivalent to the United Kingdom Retail Price Index, of its direct (fixed and variable) pharmaceutical manufacturing cost giving Menarini evidence of such increase.

7.2. Duration

     This Agreement shall remain in full force and effect as long as the Sub-Licence remains in full force and effect between the Parties.

7.3. Early Termination

     This Agreement may be terminated as follows:

     7.3.1.    Failure to Supply Product Requirements.

               Upon thirty (30) days' written notice from Menarini to VML if VML repeatedly fails for any reason to supply Menarini's requirements for Product in accordance with the terms and conditions of this Agreement.

     7.3.2.    Breach or Insolvency

               Either party shall have the right to terminate this Agreement:

               (a) on sixty (60) days' written notice in the event of material breach of this Agreement by the other which, being capable of remedy, has not been remedied within sixty (60) days of receipt of written notice of breach by the other party;

             (b)           with immediate effect in the event of the other
                  party suspending payment of its debts or otherwise ceasing or threatening to cease to carry on its business, becoming bankrupt or insolvent, going into liquidation (except for the purposes of reconstruction or amalgamation), or compounding or entering into an arrangement with its creditors, or a receiver or manager of the other party's business being appointed, or a petition being presented for the winding-up of the other party;

             Moreover, this Agreement shall terminate automatically and, with immediate effect, in case of termination of the Sub-License.

7.4.  Effect of Termination

      7.4.1. Survival of Liability

             Termination under Articles 7.2 or 7.3 above shall not relieve either Party of its liability for obligations incurred or accrued pursuant to the terms and conditions of this Agreement prior to termination.

      7.4.2. Transfer of Manufacturing Know-How

             Promptly after termination of this Agreement as a result of a failure by VML to supply Product requirements as per Article
             7.3.1. or as a result of a breach by VML as per Article 7.3.2., VML shall grant Menarini a non-exclusive license to all Manufacturing Know-How held by it or its manufacturer with respect to Compound and/or Product and shall provide Menarini with all reasonably necessary documents to work the said license.

      7.4.3. Stock

             In the event of termination of this Agreement other than as a result of breach by VML, VML shall have the right but not the obligation to repurchase from Menarini all fully paid, usable stocks of Product having no less than nine (9) months shelf life unexpired including Sample Packs at the Contract Price paid by
             Menarini *****    *****    *****

      7.4.4. In all cases of early termination other than by Menarini under
             Article 7.3.1 and 7.3.2 above, Menarini shall indemnify VML against all liabilities to its contractors arising from such early termination and not reasonably avoidable. Similarly, in case of termination due to a failure by VML to supply Product requirement as per Article 7.3.1 or as a result of a breach by VML as per
             Article 7.3.2, VML shall indemnify Menarini against the damages suffered


      Confidential materials omitted and filed separately with the Securities and Exchange Commission. Redacted portions shown by asterisks [*****] denote such omissions.

                  from such early termination and not reasonably avoidable.

8.       SUPPLY QUALITY AND SECURITY OF PRODUCT

8.1.     Certificate of Analysis

         As already stated in Article 5.3 above, VML shall accompany each lot of Product shipped to Menarini pursuant to this Agreement with a Certificate of Analysis setting forth the item tested, specifications and test results, for each lot delivered. Menarini is entitled to relay on such Certificate of Analysis for all purposes of this Agreement. Nothing in this Agreement shall be construed to require Menarini to perform any incoming testing, analytical or otherwise, on any Product received from VML.

8.2.     Full Lot Documentation

         As already stated in Article 5.3 above, VML, if requested by Menarini, shall accompany any shipment of Product with the relative Full Lot Documentation sufficient to enable Menarini to determine that the Product was manufactured in accordance with Product Specifications and applicable Good Manufacturing Practices regulations promulgated by the FDA as the same may be amended from time to time. In addition to this VML's obligation - upon Menarini's request - to provide such Full Lot Documentation, VML, if requested by Menarini with a ten (10) days prior notice to VML, shall also arrange Menarini access during reasonable business hours to those areas of the Facilities where Product are manufactured, stored and handled and to manufacturing records of Product, Sample Packs and Compound manufactured for VML.

         VML shall advise Menarini immediately if an authorised agent, representative or contractor of any governmental agency visits or announces plans to visit any of VML's manufacturing facilities concerning Product or Compound. VML shall furnish to Menarini the report by such agency of such visit and the application of such report to Product or Compound, if any, within seven (7) days of VML's receipt of such report.

8.3.     Discrepant Test Results

         Menarini reserves the right (but does not have the obligation) to test the Product shipped by VML. Should Menarini decide, at its own discretion to make any test, in the event of a discrepancy between Menarini's and VML's test results, such that one Party's results fall within the Specifications and the other Party's results fall outside the specifications, the Parties shall discuss and compare their respective test results, investigate the cause of such test results and attempt to agree on the cause for the discrepancy and which party shall bear responsibility for the Product. In the event the parties fail to so agree, they shall cause a recognised mutually agreed, qualified, independent testing laboratory to perform comparative tests on samples of the defective Product and/or Sample Packs. The independent tester's results shall be final and binding. The costs of the testing shall be borne by the Party whose test results were found by the independent tester to be more erroneous. Each party shall bear its own internal costs in connection with the foregoing process.

8.4.     Defective Product

         Menarini shall notify VML in writing of any claim relating to damaged, defective or non-conforming Product and/or Sample Packs or any shortage in quantity of any shipment of Product within thirty (30) days of receipt of such Product. In the event of such rejection or shortage, VML shall, unless the cause of the rejection has occurred post delivery to carrier through no fault of VML's, promptly replace the rejected Product and/or Sample Packs or make up the shortage, at no extra cost to Menarini, and shall make arrangements with Menarini for the return or destruction of any rejected Product, such charges to be paid by VML.

8.5.     Specifications

         Product Specifications Information may be modified from time to time by mutual written agreement of each of the Parties and such amended form shall be attached hereto as a replacement for Appendix 2.

8.6.     Weights and Measures

         VML's weights, measures and strengths determination shall govern except in case of proven error.

8.7.     Changes in Chemistry, Manufacturing and Controls

         Any change in relation to changes in methods of manufacture, specifications and packaging or in any of the plants in which Product or Compound is manufactured, packaged or stored, shall be proposed by one party to the other party as far in advance as reasonably possible, and shall be modified only by written agreement of a duly authorised officer of each party, which shall not be unreasonably withheld. The Parties will co-operate in ensuring any necessary regulatory amendments are obtained. No changes shall be implemented until all necessary regulatory approvals have been obtained.

8.8.     Safety Stock

         VML shall either establish a second source of supply or maintain a nine
         (9) month safety stock of Product, to be held in mutually agreed facilities, of which three (3) months' shall be held as bulk Compound and six (6) months' as bulk or part packaged tablets. Adequacy of Safety Stock will be reviewed every quarter to take account of Menarini's forward orders.

9.       PRODUCT RECALLS

In the event:

9.1. any government authority issues a request, directive or order that the Product be recalled; or

9.2.     a court of competent jurisdiction orders such a recall; or

9.3. either Party reasonably determines after consultation with the other that the Product should be recalled in the Territory,

the Parties shall take all appropriate corrective actions. In the event that such recall results from any cause or event arising from the manufacture, packaging, labelling or storage of the Compound and/or Product by VML or other cause or event attributable to VML, VML shall be responsible for all expenses of the recall. In all other cases, Menarini shall be responsible for the expenses of recall. For the purposes of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product, where appropriate, and Menarini's Contract Price paid costs for the Product recalled.

10.      WARRANTIES, REPRESENTATIONS AND COVENANTS

VML hereby warrants, represents and covenants the following:

10.1.    Title

         VML shall convey good title to the Compound, Product and Sample Packs free and clear of any lien, charge, encumbrance or security interest of any kind.

10.2. Compliance with EU Good Manufacturing Practices; Conformity with Specifications

         All manufacturing facilities and processes utilised for the manufacture of Product, Compound and Sample Packs comply with applicable EU regulations including without limitation, applicable Good Manufacturing Practices;

         10.2.1. All Compound, Product and Sample Packs will conform to Specifications when released from the Facilities; and

         10.2.2. The Compound, Product and Sample Packs shall have been manufactured in accordance with current Good Manufacturing Practices.

10.3.    Product Life

         Product and Sample Packs delivered pursuant to this Agreement will continue, until the applicable expiration date, to conform to the Product Specifications; provided that such warranty shall not extend to any Product and/or Sample Pack which fails or ceases, prior to the applicable expiration date, to conform to the Product Specifications as a result of improper storage or mishandling by Menarini or a third party after delivery of the Product to the Menarini ex Facilities.

10.4.    Authority, Approval, No Conflict, Third Party Contracts, No Breach

         10.4.1 VML has the power and authority to execute and deliver this Agreement to Menarini and to perform it obligations hereunder.

         10.4.2. VML has the full right and authority under the Head License to execute and deliver this Agreement to Menarini.

         10.4.3. The execution, delivery and performance of this Agreement by VML has been duly authorised by all requisite corporate action and does not require any shareholder action or approval.

         10.4.4. VML has obtained any third party consents that may be necessary or required to authorise VML's execution, delivery and performance of this Agreement.

         10.4.5. The execution, delivery and performance of this Agreement by VML and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of any third party agreement, decree, encumbrance or instrument by which it may be bound.

         10.4.6. As of the Effective Date of this Agreement, VML has in place all third party contracts, relationships and agreements that may be necessary for VML to fulfil its obligations to Menarini pursuant to this Agreement, and that all such contracts, relationships and agreements remain in full force and effect.

         10.4.7. VML shall provide Menarini will timely notice of any breach or threatened breach by VML or any third parties of any agreement relevant to VML's ability to perform its obligations under this Agreement.

11.      INDEMNITY

11.1.    Menarini's Indemnity

         Menarini shall defend, indemnify and hold VML harmless against any judgement, damage, liability, loss, cost or other expense, including legal fees ("Liability"), resulting from any third party claims made or proceedings brought against VML to the extent that such Liability arises:

         11.1.1. from Menarini's negligence or wilful act or omission in the storage, handling, distribution, use or sale of the Product and/or Sample Packs; or

         11.1.2.    from Menarini's breach of any term of this Agreement; or

         11.1.3.  from Menarini's breach of statutory duty.

11.2.    VML's Indemnity

         VML shall defend, indemnify and hold Menarini harmless against any judgement, damage, liability, loss, cost or other expense, including legal fees ("Liability"), resulting from any third party claims made or proceedings brought against Menarini to the extent that such Liability arises:

         11.2.1. from VML's or VML's consultants, agents or contractors negligence or willful act or omission in the manufacture, storage or delivery of the Compound, Product and/or Sample Packs; or

         11.2.2. from VML's breach of any term of this Agreement, including any representation, warranty or covenant set forth in Article 10; or

         11.2.3.  from any breach of statutory duty by VML.

11.3.    Conditions of Indemnification

         This agreement of indemnity is conditioned upon the indemnified Party's obligation to:

         11.3.1. advise the indemnifying Party in accordance with Article 21 below of any claim or lawsuit, in writing, within thirty (30) days after the indemnified Party has received notice of said claim or lawsuit; and/or

         11.3.2. assist the indemnifying Party and its representatives in the investigation and defence of any lawsuit and/or claim for which indemnification is provided. This agreement of indemnity shall not be valid as to any settlement of a claim or lawsuit or offer of settlement or compromise without the prior written approval of the indemnifying Party.

12.      FORCE MAJEURE

12.1.    Force Majeure Events

         If a Party (the "Non-Performing Party") shall be unable to carry out any of its obligations under this Agreement due to Force Majeure, this Agreement shall remain in effect but:

         12.1.1.  the Non-Performing Party's relevant obligations; and

         12.1.2. the relevant obligations of the other Party (the "Innocent Party") owed to the Non-Performing Party under this Agreement;

         shall be suspended for a period equal to the circumstance of Force Majeure or six (6) months whichever is the shorter, provided that:

         (i) the suspension of performance is of no greater scope than is required by the Force Majeure;

         (ii) the Non-Performing Party gives the Innocent Party prompt notice describing the circumstances of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports with respect thereto during the period of Force Majeure;

         (iii) the Non-Performing Party uses Commercially Reasonable Efforts to remedy its inability to perform and to mitigate the effects of the circumstances of Force Majeure; and

         (iv) as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Agreement.

12.2.    Consequences of Force Majeure

         Upon the occurrence of an event of Force Majeure, the Party affected shall promptly notify the other Party in writing, setting forth the details of the occurrence, its expected duration and how that Party's performance is affected. The affected Party shall resume the performance of its obligations as soon as practicable after the Force Majeure event ceases. In the event that VML in unable to deliver any or all the Product ordered by Menarini for a particular Contract Quarter or Contract Quarters as a result of an event of Force Majeure, Menarini may (i) elect to forego the quantities ordered and obtain such Product from an alternate supplier, or (ii) elect to take delivery of such Product within a reasonable period of time after the Force Majeure event ceases.

13.      PATENT INFRINGEMENT

13.1.    VML's Warranty and Indemnity

         VML warrants that, to the best of its knowledge, the manufacture, use or sale of the Product and/or Compound does not infringe or misappropriate any patent or other proprietary rights in the Territory of any third party. VML shall, subject to the terms of the Sub-Licence, defend, indemnify and hold Menarini harmless against any judgment, damage, liability, loss, cost or other expense, including legal fees, resulting from any claim or proceeding alleging such infringement or misappropriation.

13.2.    Co-operation and Consultation

         Each Party shall give the other Party prompt notice of any threatened or pending claim or proceeding against either or both Parties relating to the infringement described in Article 13.1 above. In the event of such notice and at the request of either Party, the Parties shall consult with each other regarding how to proceed with respect to such claim or proceeding. Neither Party shall make any settlement with respect to any such claim or proceeding which might give rise to liability to the other Party without giving prior written notice to that other Party.

13.3     Defence by VML

         During the term of this Agreement, VML shall assume full control of the defence of such claim or proceeding described in Article 13.1 above.

14.      CONFIDENTIALITY

14.1. During the term of this Agreement and for a period of five (5) years thereafter, each Party shall exercise all reasonable care to prevent the disclosure of Confidential Information received from the other Party (the "Disclosing Party") hereunder and shall not use or permit to be used Confidential Information for any other purpose than that indicated in this Agreement and the Sub-Licence Agreement without the Disclosing Party's prior written approval. Each Party shall procure that all employees and other persons having access to any Confidential Information are informed of its secret and confidential nature and to the extent reasonably practicable are subject to the same obligations as those of the Parties in this Article 14.

14.2. No public announcement or other disclosure to third parties concerning the structure and financial terms of this Agreement shall be made either directly by any Party to this Agreement except as may be legally required without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure which approval and agreement shall not be unreasonably withheld provided that in the case of any disclosure required by either Party's investment bankers, lawyers, accountants and other professional advisors, such Party shall not need to seek the other Party's prior approval provided that such disclosure is made under terms of strict confidentiality and the detail of terms disclosed shall be kept to the absolute minimum required by such investment bankers or other professional advisers.

         In all circumstances, including where disclosure is legally required, the Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in, so far as practicable, reasonably sufficient time prior to public release and shall provide the other Party with a written copy thereof in order to allow such other Party to comment upon such announcements or disclosures.

         Each Party shall co-operate fully with the other with respect to all disclosures regarding this Agreement to the US Securities Exchange Commission, the London Stock Exchange and any other governmental or regulatory agencies including requests for confidential treatment of information of either Party included in any such disclosure.

14.3. Neither during the continuance of this Agreement, nor for a period of twelve (12) months thereafter, shall either Party submit for written or oral publication any manuscript, abstract or the like which includes data or other information generated in the course of this Agreement or the Sub-Licence

         Agreement or otherwise provided by either Party and relating to the Compound or Product without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld. Wherever practically possible the contribution of each Party shall be noted in all publications and presentations by acknowledgement or co-authorship whichever is appropriate.

14.4. For purpose of this Agreement, Confidential Information and the confidentially obligations with respect thereto shall not extend to any information which:

         14.4.1. is already known to the recipient Party provided that written evidence of such knowledge is documented by the business records of the party to whom such information was disclosed ("the Recipient Party");

         14.4.2. is subsequently disclosed to the Recipient Party without obligation of confidence by a Third Party owing no such obligations in respect thereof;

         14.4.3. is required by law or in compliance with the Head Licence to be disclosed;

         14.4.4 is required to be disclosed to any regulatory authority when applying for a license to conduct clinical or other trials or studies or for regulatory, marketing or pricing approvals;

         14.4.5. is subsequently and independently developed by employees of the Recipient Party or Affiliates thereof who had no knowledge of the Confidential Information disclosed; or

         14.4.6. is or shall be generally available to the public otherwise than by reason of breach by the Recipient Party.

14.5. The obligations of the Parties under this Article 14 shall survive the expiration or termination of the Head Licence or the Sub-Licence in accordance with Article 14.1 above.

14.6. Each Party shall immediately notify the other Party of receipt of any process, subpoena, or demand by any governmental authority or any other person requiring production of confidential information of the other Party and shall, within two (2) days after receipt, provide the other Party with a copy of such process, subpoena, or demand and all materials and facts relating and responsive thereto. The Party whose confidential information is the subject of such process, subpoena, or demand shall have the right to take any legal action to prevent disclosure of its Confidential Information. The Party in receipt of such demand for disclosure shall reasonably assist the first Party in attempting to limit such disclosure.

15.      TRADEMARKS, LABELLING

15.1.    Trade Marks

         Menarini shall promote and sell the Product supplied by VML in execution of this Agreement under the Trade Marks licensed by VML to Menarini with a separate Trade Mark Licence Agreement, in compliance with the terms and conditions set forth in such Trade Mark Licence Agreement and in the Sub-Licence Agreement. It is, however, understood that (as already stated in the Trade Mark Licence Agreement) Menarini reserves the right to use trade marks other than the Trade Marks licensed by VML.

15.2.    Labelling

         Labelling for the Product shall be provided by Menarini in the form of camera ready artwork or such other form that may from time to time be agreed between the Parties. A three (3) month inventory of such Labelling and packaging shall be maintained by VML in good faith and on a basis consistent with the latest forecasts and orders placed by Menarini. In the event Menarini terminates this Agreement for other than breach by VML or changes the Product Specifications with regard to any of the Labelling Product design or packaging, Menarini shall purchase from VML at VML's actual cost therefore all of VML's then current inventory of such affected Labelling, Product and Packaging which has been purchased in accordance with this Article 15.2. Menarini will also meet any additional costs incurred by VML or its contractors in meeting any new specifications or labelling including, but without prejudice to the foregoing generality, the purchase of new tablet dies and punches or blister punches.

16.      ASSIGNMENT

16.1. Neither Party may assign, transfer, or convey to any Third Party their respective rights and obligations under this Agreement without the prior written consent of the other party which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement to an Affiliate or in the event that such party sells substantially all of its capital stock or assets to a Third Party in a merger or similar business acquisition or combination.

17.      GOVERNING LAW

17.1. This Agreement shall be deemed to have been made in the country of England and its form, execution, validity, construction and effect shall be determined in accordance with the laws thereof.

17.2. Any dispute, controversy or claim arising out of or relating to this Agreement (hereinafter collectively referred to as "Dispute") shall be attempted to be settled by the Parties, in good faith, by submitting each such Dispute to appropriate senior management representatives of each Party in an effort to effect a mutually acceptable resolution thereof. In the event no mutually acceptable resolution is achieved, then each Party shall be entitled to seek relief for such Dispute by suing any appropriate judicial mechanism which may be available in the English courts.

18.       WAIVER

          Neither Party shall be deemed to have waived any of its rights or remedies whatsoever unless such waiver is made in writing and signed by a duly authorised representative of that Party. In particular, no delay or failure of either Party in exercising or enforcing any of its rights or remedies whatsoever shall operate as a waiver thereof or so as to preclude or impair the exercise or enforcement thereof nor shall any partial exercise or enforcement of any such right or remedy by either Party preclude or impair any other exercise or enforcement thereof by such Party.

19.       SEVERANCE OF TERMS

19.1 If the whole or any part of this Agreement is or shall become to be declared illegal, invalid or unenforceable in any jurisdiction for any reason whatsoever (including both by reason of the provision of any legislation and also by reason of any decision of any court of Competent Authority either having jurisdiction over this Agreement or having jurisdiction over either of the Parties to this Agreement):

          19.1.1. in the case of the illegality, validity or unenforceability of the whole of this Agreement, it shall terminate in relation to the jurisdiction in question; or

          19.1.2. in the case of the illegality, invalidity or unenforce-ability of part of this Agreement, such part shall be severed from this Agreement in the jurisdiction in question and such illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect provided always that if in the reasonable opinion of either Party any such severance materially affects the commercial basis of this Agreement such Party shall notify the other Party, whereby the Parties shall meet and in good faith try to replace the part of the Agreement so held illegal, invalid or unenforceable.

20.       ENTIRE AGREEMENT/VARIATIONS

20.1 This Agreement and Sub-Licence Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. No director, employee or agent of either Party is authorised to make any representation or warranty to the other Party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warrants except as explicitly set forth herein.

20.2 No variation, amendments, modification or supplement to this Agreement shall be valid unless made in writing in the English language and signed by a duly authorised representative of each

       Party

20.3. It is agreed by the Parties that in case of possible inconsistency between the terms of this Agreement and the Sub-Licence, the terms of the latter shall be deemed as prevailing.

21.    NOTICES

21.1 Save as otherwise expressly provided in this Agreement any notice or other communication to be given by any person to any other person pursuant to this Agreement shall be in writing and in the English language and shall be delivered by hand or sent by first class prepaid post or facsimile, and shall be addressed to the recipient and sent to the address or facsimile number of the recipient set out below, marked for the attention of the representative set out below or to such other address and/or facsimile number or marked for such other attention as such recipient may from time to time specify by notice given in accordance with this Article 21 to the Party giving the relevant notice or other communication to it and shall be deemed to have been received:

       21.1.1.  in the case of delivery by hand, when delivered; or

       21.1.2. in the case of first class prepaid post, on the seventh (7th) day following the day of posting; or

       21.1.3. in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day provided that such acknowledgement occurs before 1700 hours local time of the recipient on the Business Day of acknowledgement and in any other case on the Business Day next following the Business Day of acknowledgement.

                VML:       Vanguard Medica Limited
                           Chancellor Court
                           Surrey Research Park
                           Guildford, Surrey  GU2 5SF
                           England
                           Tel: 44-1483-787878
                           Fax: 44-1483-787811
                           (Attention: Company Secretary)

                Menarini:  Menarini International Operations Luxembourg SA
                           22 rue de Bragance
                           L-1255 Luxembourg
                           Tel: 00-352-448580

                    Fax: 00-352-445987
                    (Attention: Company Secretary)

          Copy to: A. Menarini Industrie Farmaceutiche Riunite Sri Via dei Sette Santi, 3
                    50131 - Florence
                    Italy
                    (Attention: General Counsel)


22.  COUNTERPARTS

     This Agreement may be executed in any manner of counterparts and by the different Parties hereof by separate counterparts, each of which when so executed shall be an original, and all of which shall constitute on and the same instrument. Complete sets of counterparts shall be lodged with each Party.

23.  REGISTRATION

     Either Party shall have the right at any time where commercially or legally necessary or desirable to record, register or otherwise notify this Agreement to appropriate governmental or regulatory offices having first given thirty (30) day's written notice to the other Party of its intention so to do. The Party seeking to record, register, or otherwise notify this Agreement shall give due consideration to any comments or reasonable requests made by the other Party in relation to such recording, registering or notifying. The other Party shall provide reasonable assistance in affecting such recording, registering or notifying.

24.  INDEPENDENT CONTRACTORS

     None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and none of them shall have any authority to bind the others in any way except as provided in this Agreement.

25.  COSTS

     Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Agreement.

IN WITNESS WHEREOF the Parties have executed this document as an agreement the date and year first above written.

For and on behalf of                    )    /s/ Illegible
VANGUARD MEDICA LIMITED                 )    ------------------------------
                                        )    /s/ Illegible
                                             ------------------------------
                                                 Director

For and on behalf of                    )
MENARINI INTERNATIONAL                  )    /s/ Illegible          10/9/99
OPERATIONS LUXEMBOURG SA                )    ------------------------------
                                                 Director

                                        )    /s/ Illegible          10/9/99
                                        )    ------------------------------

                                   APPENDIX 1


NAMES AND ADDRESSES OF FACILITIES (as specified in Article 1.5.15)


     Supplier of Compound:
     Oxford Asymmetry International
     151 Milton Park
     Abingdon
     Oxfordshire
     OXI4 4SD
     Tel: 44-(0)1235-861561
     Fax: 44-(0)1235-863139
     (Attention: Chief Executive Officer)


     Supplier of Product:
     Galan Holdings Limited
     22 Seagoe Industrial Estate
     Craigaven, (Nr Belfast)
     BT63 5UA
     Northern Ireland
     Tel: 44-(0)1762-334-974
     Fax: 44-(0)1762-350-206
     (Attention: Company Secretary)

                                   APPENDIX 2

     PRODUCT WRITTEN SPECIFICATIONS (as specified in Article 1.1.23) To be amended in accordance with any possible modifications resulting from any regulatory approved processes of the Mutual Recognition Procedure within European Union.

                                   APPENDIX 2

                                     *****

                                   APPENDIX 2

                                     *****

                                   APPENDIX 3

             UNIT AND SAMPLE PACK PRICE (as specified in Article 3)


1)       Unit for Sale (Product) Contract Price:

equal to ***** of Net Sales Price

2)       Sample Pack Contract Price:

equal to the price of the Unit for Sale adjusted to the number of tablets contained in each Sample Pack

3)       Unit for Sale (Compound) Contract Price:

equal to ***** ***** of Net Sale Price

4)       Initial Contract Price

Ninety (90) days before first Launch Parties shall meet in order to determine in good faith an Initial Contract Price for Product to be used by VML for invoicing Menarini ordered requirements.

5)       Reconciliation of Contract Price

Within thirty (30) days after the end of the first six (6) month period after the first Launch and subsequently any six (6) month period, Menarini shall provide VML with information on its Net Sales of Product interpreted as a weighted average Net selling price per tablet (or per gram of Compound, as the case may be) in the level of Net Sales to Menarini as defined in the Sub-Licence Agreement ***** of this Net selling price (or ***** ***** as the case may be) shall be compared to the Contract Price then in use for invoiced supplies of Product made by VML to Menarini in the six (6) month period in question. The Parties will adjust the Contract Price to be applied for supplies ordered by Menarini during the next six (6) month period if there is a variance to the price calculated according to the definitions in paragraphs 1), 2) and
3) above of greater than ***** of the percentages established in such paragraphs; for the sake of clarity in paragraph 1), below ***** or exceeding *****. Anyhow it is recognised that the cumulative effect of price variations may exceed the ***** above described; therefore in such a case the Parties will adjust the Contract Price so as to properly reflect the cumulative effect of such variations.

           Confidential materials omitted and filed separately with the Securities and Exchange Commission. Redacted portions shown by asterisks (*****) denote such omissions.

                                  APPENDIX 3A
                   TERRITORY (as specified in Clause 1.1.27)

Country

Austria
Belgium
France
Germany

Greece
Ireland
Italy
Portugal
Spain
Switzerland

Belarus
Bulgaria
Czech Republic
Estonia
Hungary
Latvia
Lithuania

Poland
Romania
Russia

Slovak Republic
Ukraine

Costa Rica

Dominican Republic

El Salvador

Guatemala

Honduras

Nicaragua

Panama

                                  APPENDIX 3B
                ADDITIONAL TERRITORY AND MINIMUM REPRESENTATION
                        (as specified in Clause 1.1.27)


                                                       Sales
Country                                            Representatives
-------                                            ---------------
Denmark                                                 *****
Finland                                                 *****
Iceland                                                 *****
Netherlands                                             *****
Norway                                                  *****
Sweden                                                  *****
UK                                                      *****
Albania                                                 *****
Armenia                                                 *****
Azerbaijan                                              *****
Bosnia-Herzegovina                                      *****
Croatia                                                 *****
Georgia                                                 *****
Kazakhstan                                              *****
Kyrgyzstan                                              *****
Macedonia (The former Yugoslav Republic of)             *****
Moldova (Republic of)                                   *****
Montenegro                                              *****
Serbia                                                  *****
Slovenia                                                *****
Tajikistan                                              *****
Turkmenistan                                            *****
Uzbekistan                                              *****


Confidential materials omitted and filed separately with the Securities and Exchange Commission. Redacted portions shown by asterisks [*****] denote such omissions.

                                   APPENDIX 4
            COUNTRIES IN WHICH PATENTS ARE INTENDED TO BE MAINTAINED
                         (as specified in Clause 11.1)


*****

*****

*****

*****

*****

*****

*****

*****                    *****                    *****                    *****

Confidential materials omitted and filed separately with the Securities and Exchange Commission. Redacted portions shown by asterisks [*****] denote such omissions.

                                   APPENDIX 5

                TRADEMARK LICENCE (as specified in Clause 12.1).

                            VANGUARD MEDICA LIMITED

                                      and

                             MENARINI INTERNATIONAL

                            OPERATIONS LUXEMBOURG SA


                    ----------------------------------------

                               TRADE MARK LICENCE

                    ----------------------------------------

                                     INDEX

1.  DEFINITIONS
2.  OBJECT-CONSIDERATION
3.  AUTHORISED USER REGISTRATION
4.  TERRITORY
5.  ADDITIONAL REGISTRATIONS
6.  DURATION
7.  EXCLUSIVITY
8.  STANDARD OF QUALITY
9.  SPECIMEN PRODUCTS AND INSPECTION
10. TRADE MARKS
11. PRESERVATION OF GOODWILL TO WHICH TRADE MARKS RELATE
12. PROPRIETORSHIP AND USERSHIP
13. INFRINGMENTS
14. ASSIGNMENT
15. DURATION AND TERMINATION
16. CHOICE OF LAW
17. POSSIBLE INCONSISTENCY

This agreement is made the 10th day of September 1999.

BETWEEN

(1) VANGUARD MEDICA LIMITED, an English company having its registered office at Chancellor Court, Surrey Research Park, Guildford, Surrey GU2 5SF, England (hereinafter "the Owner"); and

(2) MENARINI INTERNATIONAL OPERATIONS LUXEMBOURG, SA, a company incorporated in Luxembourg and whose registered office is at 18, rue Dicks, L -- 1417, Luxembourg (hereinafter "the User").

WITNESSES THAT
WHEREAS

A) The Owner and the User have entered into a sub-licence agreement (hereinafter "Sub-Licence") relating to a pharmaceutical compound known as frovatriptan.

B) The Owner is the registered proprietor of or has applied for the Trade Marks detailed in Appendix A hereto (hereinafter collectively "Trade Marks") and is willing to license the Trade Marks to the User, on an exclusive basis, in connection with the execution of the above mentioned Sub-Licence.

C) The Owner and the User wish to set forth the terms under which the Trade Marks are licensed to the User.

THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.       Definitions

         The words used in this Agreement shall be as defined in the Sub-Licence, notwithstanding any possible termination of the Sup-Licence.

2.       Object - Consideration

         This Agreement sets forth the terms and conditions under which the User is granted the exclusive licence to use the Trade Marks in connection with the manufacture, promotion and sale of the Product, in accordance with the terms and condition set forth in the Sub-Licence. The consideration for this licence is fully included within the consideration payable under Clause 7 of the Sub Licence.

3.   Authorised User Registration

     The Parties hereby agree to make a joint application, in such countries of the Territory as is necessary or desirable, to the Registrar of Trade Marks to register the User as an authorised user of the Trade Marks in accordance with applicable laws and regulations. In the event of an appointment of any sub-licensee, approved by the Owner under the Sub-Licence, a corresponding joint or tri-partite application shall be made to register that sub-licensee's grant of permission to use.

     Subject to the registration of the User as an authorised user of the Trade Marks where appropriate, the Owner hereby grants to the User permission to use the Trade Marks on or in relation to Product.

     In the event that User exercises its rights of manufacture under the Sub-Licence, this Agreement shall extend to Products manufactured by User or its contractors provided that in respect of such manufacture by sub-licensees, User shall take all necessary steps to ensure that Owner will be allowed to exercise all necessary control of the Standard of Quality of the Product and to exercise its rights if required to inspect the manufacturing premises and to receive samples of the Product as fully as if the Product had been manufactured by User, according to the Standard of Quality set out in Clause 8 below.

4.   Territory

     User shall be permitted to use the Trade Marks in their country of registration so long as such country remains a part of the Territory.

5.   Additional Registrations

     In countries of the Territory where Owner does not currently have registered a trademark identical to the Trade Marks, Owner shall if requested by User and at Owner's expense use its best reasonable endeavours to obtain such a registration. Thereafter such additional registration shall be incorporated in the term Trade Marks for all purposes of this agreement and shall be maintained at Owner's expense.

     Notwithstanding the licence granted under this Agreement (and without prejudice to the provisions stated in Clause 11 below), it is understood that User reserves the right to use (directly or through its Affiliates and Marketing Partners) trademarks other than the Trade Marks in connection with the promotion and sale of the Product, such trademarks being of User's own property.

6.       Duration

         Subject to the right of termination hereinafter contained, permission to use the Trade Marks shall be effective until the termination of the Sub-Licence, on a country by country basis.

7.       Exclusivity

         Permission to use the Trade Marks hereby granted to the User shall be exclusive in the Territory, save to the extent that Owner and other licensees of Owner in relation to frovatriptan may use identical trade marks at international scientific meetings held within the Territory in relation to product sold by them in other countries of the world under such identical trade marks.

8.       Standard of Quality

         Permission to use the Trade Marks shall extend to the Product to the extent that it complies with the standard quality in materials, design and workmanship adopted by the Owner with respect to the Products (herein referred to as "the Standard of Quality").

9.       Specimen Products and Inspection

         The User shall, from time to time, as reasonably requested by the Owners, submit at its own expense to the Owner for inspection and testing random specimens of the Products on or in relation to which Trade Marks are used or are to be used and indicate the manner of using the Trade Marks where Trade Marks are not affixed to the Products. The User shall permit access to any place of manufacture or storage occupied or used by the User or its sub-licensees in relation to the Products in accordance with the Sub-Licence in order that Owner may ascertain the maintenance of Standard of Quality and for the purpose of inspecting the design specifications and methods of storage and packing used or applied to the manufacture, transport and marketing of the Products.

         Provision for this purpose shall be incorporated into any sub-licence granted hereunder.

10.  TRADE MARKS

     The User shall submit to the Owner the proposed representation of the Trade Marks before applying the same. The User shall accompany each of the Trade Marks with an indication that the Trade Mark is a registered Trade Mark in those countries where the Trade Marks are registered. In the event the Trade Marks are to be used with other trade marks, each shall be separated from the other so that each appears to be a mark in its own right distinct from any other mark.

11.  PRESERVATION OF GOODWILL TO WHICH TRADE MARKS RELATE

     User agrees not to use any other trade marks which are similar to or substantially similar to or so nearly resemble the Trade Marks as to be likely to cause deception or confusion. The User will use its best endeavours to preserve the value and the validity of the Trade Marks and, in particular, will:

     11.1. (a) endeavour to create, promote and retain goodwill in the business of selling the Product;

     11.2. (b) give to the Owner any information as to the User's use of the Trade Marks which the Owner may require and otherwise render any necessary assistance to the Owner in maintaining the Trade Marks duly registered except that the Owner shall pay all renewal and other fees;

     11.3. (c) use the Trade Marks correctly spelt as registered and in a form approved by the Owner and not as a verb or in the plural and not unaccompanied by words describing the nature of the goods to which they relate unless the Trade Marks in question are set out wholly in capital or block letters or accompanied by an encircled capital letter "R", in the case of registered marks, or otherwise distinguished from the surrounding and adjacent text.

12.  PROPRIETORSHIP AND USERSHIP

     The User acknowledges the title of the Owner to the Trade Marks in the countries within the scope of this Agreement and elsewhere and the validity of the registration of the Owner as proprietor in appropriate registers of trade marks and undertakes not to do any act which would or might invalidate such registration or title nor apply to vary or cancel any registered usership of the Trade Marks of the Products nor do any act which might support an application to remove the Trade Marks or any of them from the Register or cause the Registrar to require a disclaimer of an monopoly in any such Trade Mark or part thereof nor assist any other person directly or indirectly in such an act.

13. Infringements

    13.1 In the event that the User learns of any infringement or threatened infringement of the Trade Marks or any common-law passing off by reason of imitations of get-up or otherwise and that any third party alleges or claims that the Trade Marks or any of them are liable to cause deception or confusion to the public, the User shall forthwith notify the Owner giving particulars thereof.

    13.2 Where the Licensor decides to enforce or defend the Trade Marks, Licensee shall provide -- at Licensor's costs -- all reasonable assistance in relation to such proceedings and, if Licensor succeeds in any such proceedings, whether at trial or by way of settlement, the funds possible recovered shall be split fifty percent (50%) equally between the Parties after recovery by the Licensor of all its costs incurred in relation to the proceedings.

    13.3 If the Licensor fails to take action under Clause 13.2 above within thirty (30) days after having received notice under Clause 13.1 (or otherwise having become aware of any infringement or threatened infringement of the Trade Marks) and the Licensee wishes to take such action, Licensor shall provide -- at Licensee's cost -- all reasonable assistance in relation to such proceedings and, if Licensee succeeds in any such proceedings, whether at trial or by way of settlement, the funds possibly recovered shall be split fifty percent (50%) equally between the Parties after recovery by the Licensee of all its costs incurred in relation to the proceedings.

14. Assignment

    Without prejudice to the User's right to exercise the rights granted in the Sub-Licence and in this Agreement through its Affiliates and Marketing Partners, according to the terms and conditions set forth in such agreement, User shall not purport to grant any right or licence hereunder to any third party whether by common-law or otherwise.

15.      Duration and Termination

         15.1 This Agreement shall be deemed to have come into force on the Effective Date and, (unless terminated pursuant to the following provisions of this Clause) shall continue in force on a country by country basis, until termination of the Sub-Licence, it being understood that if, after such termination, User wishes to continue to promote and market the Product in the Territory, on a country by country basis, as indicated in Clause 3.2 of Sub-Licence, the provisions set out in Clause 3.2.1 and 3.2.2 of Sub-Licence shall apply.

         15.2 The Owner may forthwith terminate this Agreement by giving written notice thereof to the User in the following cases:

                  (a)               the User or any subcontractor or sublicensee
                           of the User commits any act of any nature whatsoever which is detrimental to the business of selling the Product.

                  (b)               the User commits any other breach of any of
                           the provisions of this Agreement and, if the breach is capable of remedy, fails to remedy it within sixty
                           (60) days after being given written notice by the Owners specifying full particulars of the breach and requiring it to be remedied;

                  (c)               the User commences proceedings in which the
                           ownership, validity or registration of any of the Trade Marks is called into question, or does anything to support an application or remove a Trade Mark from the register or to restrict its registration or cause a Registrar of Trade Marks in the Territory to require a disclaimer of a monopoly in or in any part of the Trade Mark;

                  (d)               the User goes into liquidation (unless it be
                           for the purpose of amalgamation or reconstruction);

                  (e)               the User becomes subject to an
                           administration order or makes any voluntary arrangement with its creditors (within the meaning of the Insolvency Act 1986 or such other relevant local statute intending the same effect);

                  (f)               an encumbrancer takes possession, or a
                           receiver is appointed, of any of the property or assets of the User;

                  (g)               the User ceases, or threatens to cease, to
                           carry on business.

                  It is hereby understood that if the cause of termination is related only to one (or more) of the countries of the Territory, this Agreement shall terminate only with respect to the country(ies) concerned of the Territory.

         15.3 Without prejudice of clause 15.1 above, upon termination of this Agreement as per clause 14.2 above, the User shall forthwith:

                  (a)               cease to use, and procure that each of any
                           permitted subcontractors or sublicensees ceases to use, whether directly or indirectly, the Trade Marks for any purpose whatsoever;

                  (b)               consent, if required, to the cancellation
                           of the registration as a registered user of the Trade Marks and shall execute any document, which the Owner may request the User to execute for that purpose, and shall forthwith cease to use the Trade Marks;

                  (c)               ensure that any reference to the Trade Mark
                           on its premises, vehicles or business documents or the premises, and vehicles or business documents of any subcontractors or sublicensees is removed; and any advertisements or other advertising materials containing such references cease to be used forthwith, and shall not thereafter use any mark confusingly or deceptively similar thereto.

16.      Choice of Law

         This Agreement shall be governed and construed in all respects in accordance with the Law of England and the parties hereto agree to the exclusive jurisdiction of the English courts.

17.      Possible Inconsistency

         It is agreed by the Parties that in case of possible inconsistency between the terms of this Agreement and the Sub-Licence, the terms of the latter shall be deemed as prevailing.

IN WITNESS WHEREOF the parties hereto have executed this document the date and year first above written.

                           )  /s/
SIGNED by                  )  -----------------------
for and on behalf of       )
VANGUARD MEDICA LIMITED    )  /s/
in the presence of:        )  -----------------------
                           )  Director




                           )  /s/
SIGNED by                  )  -----------------------
for and on behalf of       )  Director 10/9/99
MENARINI INTERNATIONAL     )
OPERATIONS LUXEMBOURG SA   )  /s/
in the presence of:        )  -----------------------
                           )  Director 10/9/99

                                   APPENDIX A
                   Trade Marks (as indicated in Whereas "B")

MIGARD        Belarus               Application No.        972054                         Class 5
MIGARD        Bulgaria              Registration No.       33715                          Class 5
MIGARD        CTM                   Application No.        694299                         Class 5
MIGARD        Latvia                Registration No.       M 42455                         Class 5
MIGARD        Madrid Protocol -     Czech Republic         )
                                    Hungary                )
                                    Norway                 ) Registration No. 687878      Class 5
                                    Slovakia               )
                                    Russian Federation     )
MIGARD        Poland                Application No.        Z-181.397                      Class 5
MIGARD        Romanina              Application No.        47153                          Class 5
MIGARD        Slovenia              Registration No.       9771915                        Class 5
MIGARD/       United Kingdom        Registration No.       2136725                        Class 5
MIGUARD
MIGARD        Ukraine               Application No.        97113771                       Class 5

                          SMITHKLINE BEECHAM/VERNALIS
                           SECOND AMENDING AGREEMENT
            TO THE FROVATRIPTAN DEVELOPMENT AND SUBLICENCE AGREEMENT
                             DATED OCTOBER 21, 1994

This Second Amendment Agreement (hereinafter "Second Amendment 2AA") made as of the 27th day of November 2000, ("Amendment Effective Date")

BETWEEN:

VERNALIS LIMITED (formerly known as VANGUARD MEDICA LIMITED), a Company organised under English Law and having its registered office at Oakdene Court, 613 Reading Road, Winnersh, Wokingham, Berkshire. RG41 5UA, England (hereinafter "Vernalis")

AND

SMITHKLINE BEECHAM PLC, a company organised under English Law and having its registered office at New Horizons Court, Brentford, Middlesex. TW8 98D, England (hereinafter "SB").

WHEREAS:

The first Amendment Agreement (hereinafter "1AA") of July 5th, 2000, which covers patent assignment rights and procedure, control and use of confidential information and royalty rates calculation and payment procedures, is retained in full.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1. This second Amendment Agreement (2AA) will vary 1AA in the following manner:

         a) royalties payable under 1AA above are substituted by the monetary amounts and payments set out below, and, for the avoidance of doubt, no royalties will be payable.

         b) Vernalis will make aggregate payments to SB of up to $25 million, in single non-refundable payments, following the schedule set out in (c)(i) to (c)(v) below.




-------------------------------------------------------------------------------
27 November 2000                                                              1

c) (i) A first payment of $5 million within 90 days of the marketing launch date of frovatriptan in the USA (launch date to be the date after FDA approval of the frovatriptan NDA and pack insert leaflet text and when stock of Product is first shipped to third party customers in USA).

   (ii) A second payment of $5 million will be made to SB within 90 days of the first anniversary of the USA launch date.

   (iii) A third payment of $5 million will be made to SB within 90 days of the second anniversary of the USA launch date.

   (iv) A fourth payment of $5 million will be made to SB within 90 days of the third anniversary of the USA launch date.

   (v) A fifth payment of $5 million will be made to SB on the later to occur of:

         90 days following the fourth anniversary of the USA launch date if cumulative global net sales of frovatriptan on that date exceed $300 million;

         or, otherwise if cumulative global net sales of frovatriptan exceed $300 million within 90 days following the end of the first calendar year in which such cumulative global net sales first exceed $300 million.

Payments (c)(ii) to (c)(v) as given above will be paid provided that neither of the following events occur:

(1) As a consequence of adverse events reporting, marketing approval of frovatriptan in the USA is withdrawn;

         or

(2) Frovatriptan's labeling claims are significantly adversely modified by a US Regulatory Authority (for example a "black box" warning required in the USA pack insert leaflet), so that prescription use of frovatriptan as an acute migraine treatment is seriously curtailed in the USA.

Under circumstances (1) or (2) above, no further payments are due after the occurrence of such event; provided that, should the condition ((1) or (2) above) giving rise to non-payment subsequently be removed and/or mitigated such that payment would have otherwise been due, then Vernalis and SB will meet and negotiate in good faith amounts of any further payments(s) due to SB.

2. All provisions of this second Amending Agreement as defined herein remain subject to the approval of the USA Federal Trade Commission.

AS WITNESS WHEREOF the Parties through their authorised offices have executed this Amendment as of the date first written above.



SMITHKLINE BEECHAM PLC



By:      /s/ Illegible
        -------------------------------
Title:  VP Assoc. General Counsel
Date:   27-11-2000



VERNALIS LIMITED



By:       /s/ Illegible
         ------------------------------
Title:   Director
Date:    27th November 2000


--------------------------------------------------------------------------------
27 November 2000                                                               3

EXECUTION COPY



                                VERNALIS LIMITED





                                       AND



                        ELAN PHARMA INTERNATIONAL LIMITED



              -----------------------------------------------------

                  SECOND AMENDED AND RESTATED LICENCE AGREEMENT

              -----------------------------------------------------





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                                  Page 1 of 46

                                      INDEX


1.   DEFINITIONS AND INTERPRETATION                      4
2.   REGULATORY FILINGS                                 10
3.   DURATION OF LICENCE                                13
4.   DISCLOSURE                                         14
5.   LICENCE                                            14
6.   IMPROVEMENTS                                       18
7.   LICENCE FEES AND ROYALTIES                         19
8.   MANUFACTURING AND SUPPLY                           26
9.   REGULATORY AFFAIRS                                 27
10.  INTELLECTUAL PROPERTY                              28
11.  TRADEMARKS                                         30
12.  WARRANTIES, UNDERTAKINGS AND LIABILITY             31
13.  CONFIDENTIALITY                                    33
14.  TERMINATION                                        36
15.  ASSIGNMENT                                         38
16.  FORCE MAJEURE                                      39
17.  GOVERNING LAW                                      40
18.  WAIVER                                             40
19.  SEVERANCE OF TERMS                                 40
20.  ENTIRE AGREEMENT/VARIATIONS                        41
21.  NOTICES                                            42
22.  COUNTERPARTS                                       43
23.  REGISTRATION                                       43
24.  INDEPENDENT CONTRACTORS                            44
25.  COSTS                                              44
APPENDIX 1                                              46
CURRENT PATENTS                                         46


-------------------------------------------------------------------------------

This licence agreement (hereinafter "Licence") is made on the 15th March 2002

BETWEEN

(1) VERNALIS LIMITED, a company incorporated in England and having its registered office at Oakdene Court, 613 Reading Road, Winnersh, Wokingham, Berkshire RG41 5UA, England (hereinafter "Licensor")

AND

(2) ELAN PHARMA INTERNATIONAL LIMITED, a company incorporated in the Republic of Ireland and having its registered office at Wil House, Shannon Business Park, Shannon, County Clare, Republic of Ireland and its designated Affiliates (hereinafter "Licensee").

WHEREAS:

The Licensor is in possession of certain rights, expertise and know-how relating to a compound known as frovatriptan (the "Compound" as defined herein);

AND WHEREAS:

The Licensee has expertise in the field of developing, marketing and selling pharmaceutical products and has expressed a desire to market and sell the Compound in the Territory (as defined herein).

AND WHEREAS:

On 8th October 1998, the Parties entered into an agreement under which the Licensor granted to the Licensee a sub-licence to develop, market and sell frovatriptan in the Territory (as defined below). On the 12th day of December 2000 the Parties executed an amended and restated version of that agreement (the "Prior Agreement"). The Parties have agreed that this second amended and restated version of that agreement shall be entered into by the Parties and shall only come into effect on the Amended Effective Date.


-------------------------------------------------------------------------------

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.   DEFINITIONS AND INTERPRETATION

     1.1. In this Licence and in the schedules to this Licence, the following words and phrases shall have the following meanings unless the context requires otherwise:

            1.1.1. "ADVERSE EXPERIENCE(S)" shall mean any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a casual relationship with this treatment. An adverse experience can therefore be any unfavourable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product.

            1.1.2. "AFFILIATE(S)" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with, a party to this Licence to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Licence.

     1.1.2A "AMENDED EFFECTIVE DATE" shall mean the later of (i) the date of execution of the UCB Agreement and (ii) Launch.

            1.1.3. "COMMERCIALLY REASONABLE EFFORTS" shall mean efforts consistent with those generally utilised by international pharmaceutical companies for their own internally developed pharmaceutical products of similar market potential, at a similar stage of its product life taking into account the

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                                  Page 4 of 46
                    existence of other competitive products in the market place or under development, the proprietary position of the Product, the regulatory structure involved, the anticipated profitability of the Product and other relevant factors. It is understood that in normal circumstances, Product should be available for general sale within six (6) months of marketing or price approval being obtained.

            1.1.4. "COMPETENT AUTHORITY" shall mean any local or national agency, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of or of any government of any country having jurisdiction over the Licence of any of the Parties.

            1.1.5. "COMPOUND" shall mean the compound known as frovatriptan being R(+)6-carboxamido-3-N-methylamino-1,2,3,4 tetrahydrocarbazole succinate (1:1) monohydrate and "Compound" shall include any physiologically acceptable salts thereof.

            1.1.6. "CONTROL" shall mean the ownership of at least fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the Party in question.

            1.1.7. "DEVELOPMENT AGREEMENT" shall mean the agreement between Licensor and Licensee dated 12th December 2000 relating to the Phase IV clinical program for frovatriptan.

            1.1.8.  "EFFECTIVE DATE" shall mean the 8th October 1998.

            1.1.9. "FIELD" shall mean the treatment of migraine and cluster headache.

            1.1.10. "FORCE MAJEURE" shall mean any significant, unexpected event which is beyond the reasonable control of either Party and for which such Party could not reasonably have been expected to have taken into account as of the Effective Date, and provided that such event results from:

-------------------------------------------------------------------------------

            (a) an act of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout (otherwise than strike or lockout of the Party claiming excuse under this provision) or other industrial disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by good industry practice), a government restraint, act of legislature or a directive or requirement of a Competent Authority affecting either Party, provided that such Party's lack of funds shall not be interpreted as a cause beyond that Party's reasonable control; and

            (b) any significant, unexpected change in the regulatory requirements in the Territory concerning the clinical or non-clinical development of the Product which comes into existence after the Effective Date, e.g., a new requirement for studies in specific patient sub-groups.

            1.1.11. "HEAD LICENCE" shall mean the development, licence and co-promotion agreement between the Licensor and SmithKline Beecham plc dated 21st October 1994 as amended on 5th July 2000 and 27th November 2000.

            1.1.12. "IMPROVEMENTS" subject to Article 6.4 shall mean any and all inventions and discoveries related specifically to the Compound or Product including but not limited to: additional indications, dosage forms, formulations, delivery systems, process improvements, whether or not patentable, which are conceived, reduced to practice, developed or acquired during the term of this Licence.

-------------------------------------------------------------------------------
                                  Page 6 of 46

                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


            1.1.13. "IND" shall mean an Investigational New Drug application filed with the FDA in the United States of America or HPB in Canada to conduct human clinical testing of the Compound or Product.

            1.1.14. "KNOW HOW" shall mean all present and future technical information and know-how which relates to Product and shall include, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other information relating to Product and useful for the development and commercialisation of Product.

            1.1.15. "LAUNCH" shall mean the date of first shipment of stock of
                    Product to wholesalers in the United States of America.

            1.1.16. "LICENSOR IP" shall mean the Patents and Know How owned by, licensed to or used by the Licensor comprising or relating to the Product and Improvements.

            1.1.17. "LICENSOR KNOW HOW" shall mean the Know How comprising part of the Licensor IP.

            1.1.18. "NDA" shall mean a New Drug Application as defined by the
                    United States Food and Drug Administration.

            1.1.19. "NET SALES" shall mean the gross receipts for sales of the
                    Product in the Territory by Licensee and its Affiliates to Third Parties under this Licence. This will initially be calculated from invoices raised less deductions for:

            (a)     *******************************;

            (b)     *********************************************************
                    *********************************************************
                    ************************;

            (c)     *********************************; and

-------------------------------------------------------------------------------
                                  Page 7 of 46

                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


            (d)     ********************************************************
                    *********************************************************
                    ********************************.

                    Sales between Licensee and its Affiliates, Third Parties that enter a co-promotion agreement with Licensee or its Affiliates regarding the Product ("Co-promoters"), or sub-licensees shall be excluded from the computation of Net Sales except where such Affiliates, co-promotion partners, or sub-licensees are end users, but Net Sales shall include the subsequent final sales to Third Parties by such Affiliates, co-promotion partners, or sub-licenses.

            1.1.20. "PARTY" shall mean the Licensor or the Licensee. "Parties"
                    shall mean the Licensor and the Licensee.

            1.1.21. "PATENTS" shall mean all patents and patent applications which are or become owned by Licensor, or to which Licensor otherwise had, has now or in the future, the right to grant licences, which generically or specifically claim Product, a process for manufacturing, an intermediate used in such process or a use of Product. Included within the definition of Patents are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof and all SPCs. Also included within the definition of Patents are any patents or patent applications which generically or specifically claim any improvements on Product or intermediates or manufacturing processes required or useful for production of Product which are developed by Licensor, or which Licensor otherwise has the right to grant licences, now or in the future, during the term of this Licence. The current list of patent applications and patents encompassed within Patents is set forth in Appendix 1 attached hereto.

-------------------------------------------------------------------------------
                                  Page 8 of 46

            1.1.22. "PRODUCT" shall mean any and all formulated and packaged pharmaceutical compositions and dosing units containing Compound including compositions comprising such Compound.

            1.1.23. "SPC" a right based upon statutory, legislative or regulatory authority to exclude others from making, using or selling Compound or Product such as an extension of a patent term or market exclusivity.

            1.1.24. "LICENCE" shall mean this Licence and any and all schedules, appendices and other addenda to it as may be varied from time to time in accordance with the provisions of this Licence.

            1.1.25. "TERRITORY" shall mean Canada, Mexico, the United States of
                    America, its territories and possessions and the Commonwealth of Puerto Rico.

            1.1.26. "THIRD PARTY(IES)" shall mean any party other than a Party to this Licence or their respective Affiliates.

            1.1.27. "TRADEMARKS" shall mean the following trademark
                    applications: US trademark application number 516,863, for MIGUARD; Mexican trademark application number 317,168 for MIGARD; and Canadian trademark application number 863,890 for MIGARD.

            1.1.28. "UCB AGREEMENT" shall mean the co-promotion agreement to be entered into by the Licensee's Affiliate, Elan Pharmaceuticals, Inc. with UCB Pharma, Inc. ("UCB") for the co-promotion of the Product in the United States of America its territories and possessions and the Commonwealth of Puerto Rico.

            1.1.29 "UNITED STATES OF AMERICA" shall mean the United States of America its territories and possessions and the Commonwealth of Puerto Rico.

-------------------------------------------------------------------------------
                                  Page 9 of 46

     1.2. In this Licence:

            1.2.1. unless the context otherwise requires all references to a particular Article, paragraph or schedule shall be a reference to that Article, paragraph or schedule, in or to this Licence as the same may be amended from time to time pursuant to this Licence;


            1.2.2. a table of contents and headings are inserted for convenience only and shall be ignored in construing this Licence;

            1.2.3. unless the contrary intention appears words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

            1.2.4. unless the contrary intention appears words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;

            1.2.5. reference to the words "include" or "including" are to be construed without limitation to the generality of the preceding words.

2.   REGULATORY FILINGS

     2.1. Government Filing

            2.1.1.  INTENTIONALLY DELETED

            2.1.2. OBLIGATIONS. Each of the Parties shall use its good faith efforts to resolve any concern on the part of any court or government authority regarding the legality of the proposed transaction, including, if required by federal or state antitrust authorities, promptly taking all steps to secure government antitrust clearance, including without limitation, co-operating in good faith with any government investigation including the prompt production of

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                                  Page 10 of 46
                    documents and information demanded by a second request for documents and of witnesses if requested.

            2.1.3. ADDITIONAL APPROVALS. The Parties will co-operate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications, authorisations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby. Neither Party shall be required, however, to divest products or assets or materially change its business if doing so is a condition of obtaining approval under the HSR Act or other governmental approvals of the transactions contemplated by this Licence.

     2.2. As of the Effective Date, Licensor shall, at its sole expense, complete the remaining non-clinical and clinical development of the Product in the Field necessary to complete the intended registration package for oral administration for the NDA. The NDA shall be submitted by Licensor in its own name, however, upon the written request of Licensee, Licensor shall use diligent and best reasonable endeavours to, transfer the NDA and/or any IND's for the Product into the name of Licensee in an expeditious, timely and orderly manner.

     2.3. As of the date the NDA is accepted for review, any additional development work Licensee may consider necessary or desirable to support Product beyond that set out in Article 2.2 above shall be the responsibility of Licensee and such work shall be conducted at Licensee's expense. Licensor shall use its best reasonable endeavours to facilitate such efforts.

     2.4. Within thirty (30) days of the submission of the NDA to the FDA, Licensor shall provide Licensee with a complete copy of such NDA and thereafter promptly supply Licensee with copies of all correspondence or other documents reasonably related thereto.


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                                  Page 11 of 46

                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


     2.5. Upon the transfer of the NDA to Licensee as provided in Article 2.2 Licensee shall be solely responsible for making all reports to the appropriate regulatory authorities in the Territory and for conducting all pharmacovigilence activities in connection with the Product.

     2.6. Licensor shall, *******************:

            2.6.1. conduct a paediatric program ("Paediatric Programme") in accordance with and to the extent required by the FDA Paediatric Rule for Drugs and Biologicals (FDAMA Section
                    111). The Licensee shall submit a paediatric plan (prepared jointly with the Licensor) to the FDA as soon as practical after the Amended Effective Date. Licensor shall provide Licensee with any additional documentation or correspondence related to the implementation and completion of the Paediatric Programme, including but not limited to the final study report, as may be reasonably required to satisfy the FDA. The Licensor shall use all reasonable efforts to complete the Paediatric Programme to FDAs satisfaction no later than thirty six (36) months following the date of approval of the NDA;

            2.6.2. conduct a second Phase IV study in a form and to a standard acceptable to the FDA to support the approval of a menstrually associated migraine indication (the "Second MAM Study"). The Parties agree that the Second MAM Study shall only be conducted if Licensor and Licensee jointly determine in good faith that the headline results of the first Phase IV study to support the approval of a menstrually associated migraine indication are sufficient to warrant the conduct of the Second MAM Study. Licensor and Licensee shall agree upon the design of the Second MAM Study. Licensor shall conduct the Second MAM Study but shall give due regard to Licensee as (i) the holder of the NDA and (ii) in determining at which sites in the United States of America the Second MAM Study shall be conducted;

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                                  Page 12 of 46

                   *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

          provided however that in conducting the Paediatric Program and the Phase IV study set forth in Article 2.6.1 and Article 2.6.2, ******* shall not be required to expend more than ************************** *********. The said sum shall be calculated by reference to the actual costs incurred by Licensor.

     2.7. ********** shall be entitled to have the unexpended amount (agreed to be ***** ******************************************)) of the sum of
          **************************************************************
          pursuant to the Development Agreement (as amended on the Amended Effective Date) (the "Amended Development Agreement") ************** ********************************************** as may be nominated by
          Licensor pursuant to the Amended Development Agreement. Any dispute regarding the carrying out or otherwise of further Phase IV studies shall be referred to an expert.

     2.8. All and any data generated under any Phase IIIb or Phase IV studies carried out by the Licensor in connection with this Agreement including, without limitation, the Paediatric Programme, the Second MAM Study or any study carried out in connection with Article 2.7 shall be ********************************************************
          *****************************************************************.
          For the avoidance of doubt, the *********************************
          ******************************************************************
          ***************.

     2.9. On the Amended Effective Date, the Development Agreement shall terminate and the Amended Development Agreement shall enter into force in accordance with terms thereof.

3.   DURATION OF LICENCE

Save for the provisions of Article 5.2.2. which comes into effect on the date of the execution of this License, this Licence shall become effective on the Amended Effective Date and shall, unless earlier terminated, continue in effect while any obligation remains on the Licensee to

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                                  Page 13 of 46
make any payment to the Licensor under Article 7 below. Upon completion of all payments set forth in Article 7 below, the Licensee shall have the fully paid right to commercialise Product in the Territory.

4.   DISCLOSURE

     4.1. Promptly following the Effective Date the Licensor shall disclose and make available to the Licensee any and all then existing Licensor Know How relating to the Product or Compound. In addition to the foregoing, Licensor shall also disclose and make available to the Licensee all information Licensor reasonably deems relevant or necessary for Licensee to fully exercise its rights and fulfil its obligations hereunder.

     4.2. The Licensor shall during the continuance of this Licence promptly disclose and make available to the Licensee any and all Licensor Know How comprising or relating to Improvements conceived, reduced to practice, developed or acquired by the Licensor.

5.   LICENCE

     5.1. Subject to the terms of this licence, the Licensor hereby grants to the Licensee and its Affiliates the exclusive right and licence (even as to the Licensor), with the right to sublicense as provided in Articles 5.3 and 5.4 hereof, to use and exploit the Licensor IP by developing, marketing, importing and selling Product in the Territory, including, without limitation, the exclusive right and licence to Patents covering any physiologically acceptable salt of the Compound.

     5.2. In consideration of the grant of the Licence hereunder, Licensee shall:

            5.2.1.  make the payments detailed in Article 7 below;

            5.2.2. use (either itself or through its Affiliates, including Elan Pharmaceuticals, Inc.) and cause any Co-promoters, including, without limitation, UCB, to use Commercially Reasonable Efforts to market and commercialise the

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                                  Page 14 of 46

                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

            5.2.3. Product throughout the Territory or one or more countries of the Territory as appropriate. Vernalis hereby notes and approves the appointment by Licensee of Elan Pharmaceuticals, Inc. to market and distribute the Product in the United States of America and consents and approves the appointment of UCB to co-promote the Product whether on or before the Amended Effective Date;

            5.2.4. in the first year after Launch of the Product, Licensee and UCB shall between them conduct at least ********* details (at positions 1 or 2) and spend at least ************* on marketing and promoting the Product in the United States of America (and shall provide written confirmation to that effect within thirty (30) days after the end of the first year after Launch) provided however that such obligation shall not apply on a pro rata basis during such period or periods of any material regulatory issues associated with the Product which despite the Licensee using all reasonable efforts prevent the marketing and sale of the Product for more than ninety (90) days and that equivalent obligations should apply for a corresponding period or periods once such material regulatory issues are resolved by the Licensee and further provided however that in the event that in the first year after Launch of the Product, Licensee and UCB shall between them fail to conduct at least ******** details (at positions 1 or 2) and spend at least ************** on marketing and promoting the Product in the United States of America (or where the foregoing proviso is applicable the pro rata amount of details and expenditure), such default shall constitute a material breach for the purposes of
                    Article 14.2., provided however that the said breach may be cured during the sixty (60) day cure period following the thirty (30) day notice each as provided for in Article 14.2 if at the end of such combined period of ninety (90) days at least ******** details shall have been conducted (at positions 1 or 2) and at least ************** expended on marketing and promoting the Product in the United States of





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                                  Page 15 of 46


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            5.2.5.  America (or where applicable the pro rata amount of details and expenditure) from the date of the Launch; and

            5.2.6. provide certification from a corporate officer to the Licensor on each anniversary of the Effective Date that the Licensee intends to continue to develop or commercialise the Product in the Territory. Should Licensee be unable to provide such certification demonstrating such intent in any country in the Territory, the rights with respect to the Product in such country shall revert to the Licensor and the Licence shall terminate with respect to such country.

     5.3. In the event of the termination of the UCB Agreement in relation to the United States of America, provided that Licensee continues to be responsible for the discharge of its obligations to Licensor under this Agreement and that Licensee directly participates in the commercialisation of the Product through substantive marketing and selling activities, Licensee may subject to the prior written consent of the Licensor (not to be unreasonably withheld) enter into such other written arrangements or agreements with Third Parties regarding the commercialisation, marketing or distribution of the Product, including, without limitation, one or more sub-licenses, distribution agreements, or co-promotion/co-marketing agreements.

     5.4. Provided that Licensee continues to be responsible for the discharge of its obligations to Licensor under this Agreement Licensor may, without obtaining Licensor's consent but subject to notifying full details of any such proposal as soon as agreement in principle is reached, enter into such other written arrangements or agreements with Third Parties regarding the commercialisation, marketing or distribution of the Product in Canada and/or Mexico, including, without limitation, one or more sub-licenses, distribution agreements, or co-promotion/co-marketing agreements, without the consent of Licensor as the Licensee at its sole discretion may see fit.


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                                  Page 16 of 46

     5.5. Within sixty (60) days of the date of execution of this Agreement, Licensee shall furnish a marketing plan with particular reference to the co-promotion activities to be conducted by Licensee and UCB in the United States of America. Thereafter, Licensee shall keep Licensor advised of its plans with respect to commercialisation by providing an outline of an annual marketing plan by 1st October for the following calendar year for the Territory, which would address overall resource allocation. If Licensee fails to provide the plan by such date, then Licensor may request Licensee, in writing, to provide it with such plan. If within thirty (30) days of such request, Licensee advises Licensor that it is not proceeding to commercialise Product in any country of the Territory or fails to respond, then Licensor shall be entitled to terminate the Licence with respect to such country and all rights thereto shall revert to Licensor.

     5.6. Licensee shall have exclusive control over the pricing of Product for its sales in the Territory.

     5.7. Subject to applicable laws, Licensor and its Affiliates shall not sell, offer to sell, promote or distribute the Product in the Territory, provided that nothing in this Article 5.7 shall prevent the Licensor from promoting the Product in general terms including, without limitation at meetings of with investment analysts and members of the investment community, and further provided that (i) the Licensor reviews with the Licensee in advance of such meetings any substantive changes to such materials previously reviewed with the Licensee, (ii) such promotion complies with all applicable regulatory standards and requirements in the Territory and (iii) such promotion is not inconsistent with the Licensee's marketing and promotions plans. The Parties hereby acknowledge that the foregoing provisions are not intended to prevent or hinder the lawful transfer of materials between countries within the European Union (the "EU") or from outside the EU into the EU. Subject to its existing contractual obligations, Licensor shall use all reasonable endeavours to include a clause in any

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                                  Page 17 of 46

                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

     5.8. commercialisation agreement with a Third Party with regard to the Product, such as licence, development and supply agreements, for countries outside the Territory that the Third Party concerned shall not sell, offer to sell, promote or distribute the Product in the Territory.

6.   IMPROVEMENTS

     6.1. The Licensor shall own the entire right, title and interest in and to all Improvements made by or on behalf of the Licensor subject always to the provisions of Articles 4.1, 4.2 and 5.1 above. For the avoidance of doubt, all rights to studies carried out under Articles
          2.6 and 2.7 shall be owned by the Licensor and shall not be regarded as Improvements falling under Article 6.2 but shall be made available to the Licensee under the provisions of Article 5.1.

     6.2. The Licensee shall own the entire right, title and interest in and to all Improvements made by or on behalf of the Licensee, subject to the following: the Licensee shall advise the Licensor promptly of any Improvements made by or on behalf of the Licensee and shall grant the Licensor and its Affiliates, with the right to sublicense as provided in Articles 5.3 and 5.4, and any sub-licensees of the Licensor outside the Territory, non-exclusive licences to such Improvements on fair and reasonable commercial terms to be agreed between the Parties. The term "Improvements" for purposes of this Article 6.2 shall not include any general manufacturing know how not specific to Product.

     6.3. In the event that Licensee notifies Licensor that it wishes to conduct research and development of a new dosage form or line extension of the Product, the Parties shall negotiate in good faith (such negotiations not to exceed thirty (30) days) *********************************
          ******************* in respect of the sale of such new dosage form or line extension of the Product ***********************************
          *******************************************, including licence payments which may be due to any Third Party. For the avoidance of doubt, the Parties hereby confirm that no additional licence or


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                                  Page 18 of 46

                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

          milestone fees are payable to Licensor as a result of any such new dosage form or line extension.

     6.4. Licensor undertakes to use its reasonable efforts to obtain for the Licensee equivalent rights to those set out in this Article 6 by cross-licensing with any sub-licensees of the Licensor of Compound outside the Territory.

     6.5. It is understood that Licensor entered into an agreement with **************, ******************************* in relation to a feasibility study for an ********************************.
          Intellectual property arising thereunder is specifically excluded from the definition of Improvements. The Parties will discuss in good faith Licensee's interest in such Intellectual Property and appropriate terms once the results of the feasibility study are available. It is further understood that Licensor shall have no obligation to continue the development of such ************************ nor to contribute financially thereto beyond completion of the current feasibility study. Licensor warrants that it has not granted any right, licence or interest to **** to make, have made, use or sell Compound or Product in the Territory.

7.   LICENCE FEES AND ROYALTIES

     7.1. INTENTIONALLY DELETED

     7.2. The Licensee shall pay to the Licensor the following sums in consideration of the rights granted to the Licensee under this Licence (other than the sums payable pursuant to Article 7.2.1 (a), (b), (c) and (d) the receipt of which are hereby acknowledged by the Licensor):

            7.2.1.  payments on the occurrence of certain events as follows:

            (a) seven million five hundred thousand US dollars (US$7,500,000) on the Effective Date;

            (b)     if acceptance of NDA for review by FDA occurs:
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                                  Page 19 of 46

                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

                    (i) on or before 30th April 1999, seven million five hundred thousand US dollars (US$7,500,000);

                    (ii) during the period 1st May 1999 through to 30th June 1999 inclusive, five million US dollars (US$5,000,000);

                    (iii) during the period 1st July 1999 through to 31st August 1999 inclusive, two million five hundred thousand US dollars (US$2,500,000); and thereafter, no amount shall be due to Licensor under this
                           Article 7.2.1(b);

            (c) ten million US dollars (US$10,000,000) on approval of the NDA for the Product;

            (d) five million US dollars (US$5,000,000) forty (40) days after approval of the NDA for the Product;

            (e)     **********************************************************
                    **********************;

            (f)     **********************************************************
                    **********************************************************
                    **********************************************************
                    ********;

            (g)     **********************************************************
                    **********************************************************
                    **********************************************************
                    **************************************; and

            7.2.2.  with respect to prescription use:

            (a) for the first three (3) years commencing from the date of Launch, Licensee shall, in accordance with Article 7.6, pay
                    Licensor:


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                                  Page 20 of 46

                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


                    (i) a royalty equal to ************** of annual Net Sales of Product in the Territory up to ****************** *************;

                    (ii)  a royalty equal to ************************ on annual
                          Net Sales of Product in the Territory in excess of ************************************* up to *********
                          ******************************;

                    (iii) a royalty equal to ********************* on
                          annual Net Sales of Product in the Territory in excess of **************************************
                          up to ************************** ****************
                          and,

                    (iv) a royalty equal to ******************* on annual Net Sales of Product in the Territory in excess of
                          ********************************************.


          The Parties agree that for the purposes of the subsequent interpretation of this Article 7.2.2 the Parties' intention as regards the operation of this Article 7.2.2 should be clearly stated in this Agreement and the Parties further agree that this will best be achieved by way of a hypothetical example set out below:


          ROYALTY EXAMPLE:

          In the event that Licensee's annual Net Sales of Product in the Territory for the first year after Launch are two hundred twenty million US dollars (US$220,000,000), the aggregate royalty payable to Licensor would be as follows:

          ***********     (which represents ***********************)

              +

          ***********     (which represents ***********************)

              +

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                                  Page 21 of 46

                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


          ***********     (which represents ***********************)

              +

          ***********     (which represents ***********************)
          -----------


          *************
          =============

     (b) On the expiry of the first three (3) years commencing from the date of Launch, Licensee shall pay Licensor a royalty equal to ***************** of annual Net Sales of Product up to ************************************************ and a royalty equal to ********************* of annual Net Sales of Product in the Territory in excess of *************************************
          **************, provided however that if Licensee elects to pay to Licensor the sum of *************************** within thirty (30)
          days of the end of the third year from the Launch, Licensee shall continue to make royalty payments to Licensor on the same basis as set out in (a) above, for the fourth, fifth, sixth and seventh years commencing from the date of Launch of the Product, and thereafter until the royalty obligations expire pursuant to Article 7.3 hereof a royalty equal to ****************** of annual Net Sales of Product up to *************************************************** and a royalty equal to ****************************** of annual Net Sales of Product in the Territory in excess of ***************************************.

          If, during the royalty term set forth in Article 7.3 hereof, Competition (as defined below) exists during a given calendar year with respect to the Product in any country, the royalties payable to Licensor, pursuant to this Article 7.2.2, for the Net Sales of such Product in such country during such calendar year shall be reduced to ***************** of the applicable rates set forth in Article 7.2.2(a) or 7.2.2(b), as the case may be. For purposes of this Article 7.2.2, "Competition" shall be deemed to exist if, during the applicable calendar year, (i) one or more Third Parties is selling a pharmaceutical product containing as an active ingredient the Compound in such country; and (ii) the sales of such competing products

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                                  Page 22 of 46

          (measured on a unit basis) accounts for twenty percent (20%) or more of the total market in such country. The total market in such country shall be the sum of (x) the number of units of the affected Product sold by Licensee, its Affiliates, Co-Promoters or Sublicensees in such country during such calendar year and (y) the number of units of competing products sold by Third Parties other than Licensee, its Affiliates, Co-Promoters or Sublicensees in such country during such calendar year.

          With respect to non-prescription (over the counter) use, the Parties shall discuss in good faith such amendments as may be desirable to the figures for royalty and cost of goods to take into account the different nature of the commercial opportunity.

          Licensee agrees to use Commercially Reasonable Efforts to obtain Compound at the best available price.

     7.3. The Licensee's royalty obligations under Article 7.2.2 in each country in the Territory shall expire upon the earlier of:

            7.3.1. the expiration or invalidation of the last remaining Patent in that country; or

            7.3.2. fifteen (15) years from the date of first launch in that country.

     7.4. In the event that Licensor in good faith, believes that Licensee or any of its Affiliates is entering into non-arms length pricing of Product to Third Parties (except with respect to clinical trial supplies and promotional samples of Product) in any country in which Licensee or any of its Affiliates is commercialising Product, Licensor shall so notify Licensee in writing, and the Parties shall promptly meet in good faith to discuss Licensor's concern, and if necessary, take such action as may be required to ensure that Licensor receives the financial benefit from this Licence reasonably to be expected from Net Sales of Product in such country. Consideration paid to Licensee from its Affiliates or sub-licensees in the form of fees, milestones, collaboration payments or supply payments shall

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                                  Page 23 of 46

                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

          not constitute Net Sales hereunder if such consideration is not intended to and does not result in a reduction, credit, allowance, rebate or offset against payment of royalties otherwise payable for Product sold or otherwise transferred to a Third Party.

     7.5. If during the term of this Licence, Licensee, in good faith, determines it is necessary to seek a licence from, and make royalty or other fee payments to, any Third Party in order to avoid infringement during the importing, making, use or sale of Product anywhere in the Territory, provided that if the Parties cannot agree on the need for any such licence or the commercial provisions relating to such licence, the Parties shall endeavour to find a mutually acceptable resolution of this matter, and if they cannot determine such a mutually acceptable resolution, they shall submit the matter to a Third Party expert acceptable the Parties for a final and binding resolution, the cost of such expert to be shared ****************** ******** by the Licensor and *********************************** by
          the Licensee, then Licensee may offset any running royalty payments made by Licensee to such Third Party on sales of such Product in such county in consideration therefor, against the royalty amounts due to Licensor under this Section 7 on Net Sales of such Product in such country.

     7.6. The Licensee shall make the payments due to the Licensor under Article
          7.2.2 with respect to the royalty portion quarterly within forty (40) days of the end of each calendar quarter. The Licensee shall prepare a statement which shall show for each month of the previous quarter the monies due to the Licensor based on country by

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                                  Page 24 of 46
          country sales information. Such statement shall accompany the remittance of monies due to the Licensor.

     7.7. All payments under the terms of this Licence are expressed net and are payable in full and without deduction and are neither refundable nor creditable against other sums that may be or fall due. In particular and without prejudice to the foregoing generality, all sums are expressed exclusive of value added tax. In the event any such payment attracts value added tax it shall be the responsibility of the Licensee to pay it.

     7.8. Monies payable under this Article 7 shall be remitted at Licensee's option by wire transfer to an account designated by Licensor or to the address of the Licensor first written above or such other address as is notified to the Licensee in writing by the Licensor. Such monies shall be paid in the currency of the United Kingdom. The rate of exchange to be used in any conversion from the currency of any country in the Territory where sales of Product are made to in the currency of the United Kingdom should be at the closing mid spot rate for the last business day for the calendar quarter in respect of which the payment is due, such exchange rate being taken from the "exchange rates" published in the London edition of the Financial Times.

     7.9. Licensee shall keep and require its Affiliates and sub-licensees to keep complete and accurate records of all Net Sales. Licensor shall have the right, at Licensor's expense, through a certified public accountant or like person reasonably acceptable to Licensee, to examine such records during regular business hours during the term of the Licence and for six (6) months after its termination; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) years and provided further that such accountant shall report to Licensor only as to the accuracy of the payments made to Licensor by Licensee under this Licence. The cost of such examination shall be the responsibility of the Licensee if the


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                                  Page 25 of 46

                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


           statement is shown to have underestimated the monies payable to the Licensor by more than **************** and the responsibility of the Licensor otherwise. Following any such examination the Parties shall make any adjustments necessary in respect of the monies already paid to the Licensor.

     7.10. All taxes, assessments and fees of any nature levied or incurred on account of any payments from Licensee to Licensor accruing under this Licence, by national, state or local governments, will be assumed and paid by Licensee, except taxes levied thereon as income to the Licensor and if such taxes are required to be withheld by Licensee they will be deducted from payments due Licensor and will be timely paid by Licensee to the proper taxing authority for the account of Licensor, a receipt or other proof of payment therefore secured and sent to Licensor as soon as practicable.

8.   MANUFACTURING AND SUPPLY

     8.1.  (a)   Licensor hereby grants to Licensee a non-exclusive, worldwide, licence to Licensor IP in order to carry out and/or sub-contract to Third Parties the primary manufacture of Compound and to carry out and/or sub-contract the secondary manufacture of Product from Compound for the marketing and sale of the Product in the Territory ("Manufacturing Licence") with the right to sublicense to such manufacturers for such activities. Licensor shall make available to the Licensee and its suppliers all Licensor IP reasonably necessary or desirable for the manufacture of the Compound and the Product and shall co-operate in good faith with Licensee and Licensee's suppliers to effect the Manufacturing Licence in a timely fashion.

           (b) The Parties hereby confirm that the provisions of Article 8.1(b) of the Amended and Restated Sub-License Agreement of 12th December 2000 have been fully performed.

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                                  Page 26 of 46


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     8.2.  Licensor shall provide to Licensee all Licensor IP reasonably necessary or desirable for the continued manufacture of Compound and Product.

9.   REGULATORY AFFAIRS

     9.1.  With respect to Adverse Experiences, the following shall apply:

            9.1.1. During the term of this Licence, each Party will timely report to the other Party Adverse Experiences reported to it in respect of the Product to the appropriate regulatory authorities in the countries in which it is developing or commercialising the Product, in accordance with the then current laws and regulations of the relevant local, national and international authorities of such country.

            9.1.2. Each party will timely submit to the other Party summaries of world-wide safety data on the Product to appropriate regulatory authorities, in accordance with the then current laws and regulations of the relevant local, national and international and authorities of such country. Wherever possible, duplication of reporting of world-wide data by both Parties will be avoided.

            9.1.3. As soon as practicable, the Parties will develop a mutually acceptable Adverse Experiences and safety data reporting plan among the Parties hereto and their respective sub-licensees. Such plan and any amendments thereto shall be reduced to writing and approved by both Parties and shall be implemented by the Parties as soon as practicable after the Effective Date.

     9.2. All reports and queries for Licensor under this Article 9 should be addressed to VP Clinical Development and where for Licensee, should be addressed to Director, Safety Surveillance at their respective addresses first given above or such other safety representatives as may be designated by the respective Parties from time to time, in accordance with the agreed Adverse Experiences plan.
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                                  Page 27 of 46


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     9.3.  A project committee, composed of representatives from each Party, shall be formed immediately after the Effective Date, and shall provide support and advice and shall assess resource required to enable the diligent completion and submission of the NDA for the Product. Such committee shall also supervise the NDA review process and ensure that Licensor is using its Commercially Reasonable Efforts to advance the NDA to approval. Committee meetings shall be held in Guildford or at Quintiles US East Coast premises.

10.  INTELLECTUAL PROPERTY

     10.1. The Licensor IP licensed hereunder is owned, or licensed with the right to sublicense, by Licensor. During the term of this Licence, Licensor shall at its sole expense file, prosecute and maintain the Patents and shall control all filings and actions in relation to Patents. Licensor shall file and prosecute to obtain extensions of all such Patents where such extensions are available. Notwithstanding the foregoing, Licensor shall not be required to file or maintain any Patent or to obtain any extensions of any Patents where Licensor does not believe that such activities are commercially justified, except that Licensor shall not, without Licensee's prior written consent which shall not be unreasonably withheld, abandon any Patents.

           Licensor shall promptly and timely notify (at least five (5) business days prior to the expiration of the time for such action to occur) Licensee if it determines not to undertake the above detailed activities and Licensee shall have the right, at its expense, to undertake such activities. Licensee shall have the right but not the obligation to seek extensions of the terms of Patents and to seek and obtain SPCs. At Licensee's requests, Licensor shall authorise Licensee to act as Licensor's agent for the purpose of making any application for any extensions of the term of Patents or for obtaining SPCs in such countries and, at Licensee's request,

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                                  Page 28 of 46


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                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

           Licensor shall provide reasonable assistance therefore to Licensee, at Licensor's expense. Licensor shall notify Licensee within five (5) business days of the issuance of any patent eligible for listing in the Orange Book for the Product and shall cooperate with Licensee to enable Licensee to list such patent in the Orange Book within thirty
           (30) days of such patent issuing.

     10.2. The Licensor and the Licensee shall give the other immediate written notice of any actual or threatened activity which may infringe the Patents which come to that Party's attention during the term of this Licence.

     10.3. Where the Licensor enforces or defends the Licensor IP it shall be entitled but not obliged to join the Licensee as a co-plaintiff and the Licensee shall provide all reasonable assistance in relation to such proceedings at its own cost and expense. If the Licensor succeeds in any such proceedings, whether at trial or by way of settlement, it shall first pay to the Licensee its out of pocket expenses of assisting the Licensor and, if funds are available after recovery by the Licensor of its costs such funds shall be split ************************** to the Licensor and ****
           ************************** to the Licensee. Licensor shall take no action which would detrimentally affect Licensee's rights hereunder without Licensee's consent which shall not be unreasonably withheld.

     10.4. If the Licensor fails to take action under Article 10.3 above within thirty (30) days after having received or given notice under Article
           10.2 or otherwise having become aware of any such activity and the Licensee wishes to take such action, the Licensee may give the Licensor written notice of its intention to take such proceedings, the Licensee shall be entitled to do so at its own costs and expense and the Licensor shall provide all reasonable assistance, including without limitation being named as a party to any such proceedings on being given a suitable indemnity as to costs, to the Licensee in relation to such proceedings. In such event, the Licensee shall reimburse the out of pocket expenses of the Licensor incurred in providing assistance hereunder and any remaining funds from


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                                  Page 29 of 46


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                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


           any recovery shall be split *********************** to the Licensor and ************************** to the Licensee.

     10.5. If during the term of this Licence any Party receives any notice, claim or proceedings from any Third Party alleging infringement of that Third Party's patents as a result of any Party's activities in relation to this Licence or the use and exploitation of the Licensor IP, the Party receiving that notice shall:-

            10.5.1. forthwith notify the other Party of such notice, claim or proceedings; and

            10.5.2. make no admission of liability.

     10.6. The Parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning Product, provided that no settlement or consent judgement or other voluntary final disposition of any suit defended or action brought by one Party pursuant to this Article 10 may be entered into without the consent (not to be unreasonably withheld) of the other Party if such settlement would require the non-settling party to be subject to an injunction or to make a monetary payment or would adversely affect the non-settling Party's rights under this Licence.

11.  TRADEMARKS

     11.1. Upon the written request of Licensee within six (6) months of the Effective Date, Licensor shall promptly assign to Licensee ownership of all its right, title and interest in and to the Trademarks for the sum of ***************** per registration or application. Thereafter, Licensor shall have no further right in or to such Trademarks, however, should Licensee later decide to abandon or otherwise divest itself of the Trademarks, it shall first offer them to Licensor on reasonable commercial terms and shall not assign them to any Third Party on terms more advantageous to Licensee than those previously offered to Licensor. In each case, Licensor shall have thirty (30) days in which to decide whether or not to take up any offer of assignment.


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                                  Page 30 of 46


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     11.2. Licensee shall acknowledge that Product was developed by Licensor or is licensed by Licensor by suitable wording mutually agreed and as permitted by the relevant regulatory authorities on all outer packaging, journal advertisements and scientific papers relating to Product.

12.  WARRANTIES, UNDERTAKINGS AND LIABILITY

     12.1. The Licensor hereby warrants and undertakes to the Licensee that to the best of its knowledge and belief it is able to license the Licensor IP to the Licensee pursuant to this Licence free of any Third Party claims, liens, charges or encumbrances of any kind save for its obligations to SB under the Head Licence and that the Licensor is otherwise free of any duties or obligations to Third Parties which may conflict with the terms of this Licence.

     12.2. The Licensor hereby warrants and represents to the Licensee that as at the Effective Date it has not received any written notice from any Third Party either contesting the validity of any of the Licensor IP or claiming that any use of the Licensor IP infringes any intellectual property of a Third Party.

     12.3. Each Party represents and warrants to the other Party that it has legal power, authority and right to enter into this Licence and to perform its respective obligations under this Licence.

     12.4. INTENTIONALLY DELETED

     12.5. The Licensee hereby indemnifies the Licensor against all liability, cost and expense to the Licensor arising out of the development, testing, manufacture, use or sale of any Product by Licensee, its Affiliates and permitted sub-licensees unless such liability is caused by the negligent or intentional acts or omissions of the Licensor. The Licensor hereby indemnifies the Licensee against all liability, cost and expense arising out of any negligent or intentional acts of the Licensor in connection with the development, testing, manufacture or use of any Product.

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                                  Page 31 of 46


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     12.6. Each Party accepts liability for the acts and omissions of its respective Affiliates as if such acts or omissions were the acts or omissions of that Party itself.

     12.7. The Party called upon to provide an indemnity hereunder shall have no obligation under this Article 12 unless the Party seeking to be indemnified:

            12.7.1. gives the other Party prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified;

            12.7.2. grants the indemnifying Party full authority and control over the defence, including settlement against such claim or lawsuit or other action;

            12.7.3. co-operates fully with the indemnifying Party and its agents in defence of the claims or lawsuit or other action; and

            12.7.4. does not settle any claim, lawsuit or other action without the consent of the other Party, not to be unreasonably withheld, if such settlement would impose any monetary obligation on the other Party or require the other party to submit to an injunction or otherwise limit the other Party's rights under this Licence. Any payment made by a Party to settle any such claim, lawsuit or other action shall be at its own expense and cost.

     12.8. Limitation of Liability. With respect to any claim by one Party against the other arising out of the performance or failure of performance of the other Party under this Licence, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this Licence, or otherwise at law or equity, to direct damages only and in no event shall a Party be liable for, punitive, exemplary or consequential damages. The limitations set forth in this Article 12.8 shall not apply with respect to the obligations of either Party to indemnify the other under Article 12.5 in connection with a liability cost or expense to a Third Party.
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                                  Page 32 of 46


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13.  CONFIDENTIALITY

     13.1. Licensor shall and shall procure to keep the Licensor Know How and any Improvements secret and confidential and shall not disclose or permit to be disclosed the same to any Third Party save under appropriate conditions of confidentiality. The Licensor shall procure that all employees and other persons having access to any Licensor Know How or Improvements are informed of its secret and confidential nature and to the extent reasonably practicable are subject to the same obligations as those of the Licensor in this Article 13.1. Nothing in this Article 13.1 however shall be deemed to prevent the Licensor from further sub-licensing Licensor IP outside the Territory or from making disclosures to Third Parties in furtherance of such endeavours.

     13.2. The Licensee shall keep the Licensor Know How and any Improvements secret and confidential, save as is necessary for the Licensee or its Affiliates to exploit the rights granted to it under this Licence. The Licensee shall procure that all of its own and its Affiliates' employees and other persons having access to any Licensor Know How or Improvements are informed of its secret and confidential nature and, to the extent reasonably practicable, are subject to the same obligations as those of the Licensee in this Article 13.2.

            13.2.1. Nothing herein shall be construed as preventing either Party from disclosing any information received from the other Party to an Affiliate or sub-licensee of the receiving Party, provided such Affiliate or sub-licensee has undertaken a similar obligation of confidentiality with respect to the confidential information.

     13.3. The Licensor hereby undertakes and agrees to procure to keep secret and confidential any Know How and Improvements received by it from the Licensee and that it will not disclose or permit to be disclosed the same to any Third Party without the prior written consent of the Licensee.
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                                  Page 33 of 46


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     13.4. The Licensee and the Licensor undertake and agree not at any time for any reason whatsoever to disclose or permit to be disclosed to any Third Party or otherwise make use of or permit to be made use of any trade secrets or confidential information relating to the other's business affairs or finances of the business affairs or finances of Affiliates of the other or of any licensee, sales representative, agent or distributor of the other which comes into their possession pursuant to this Licence.

     13.5. No public announcement or other disclosure to Third Parties concerning the structure and financial terms of this Licence shall be made either directly or indirectly by any party to this Licence except as may be legally required without first obtaining the approval of the other party and agreement upon the nature and text of such announcement or disclosure, which approval and agreement shall not be unreasonably withheld; provided that in the case of any disclosure required by either Party's UK and/or US investment bankers, lawyers, accountants and other professional advisors, such Party shall not need to seek the other Party's prior approval provided that such disclosure is made under terms of strict confidentiality and the detail of terms disclosed shall be kept to the absolute minimum required by such investment bankers, lawyers, accountants or other professional advisers.

     In all circumstances, including where disclosure is legally required, the party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure in, so far as practicable, reasonably sufficient time prior to public release and shall provide the other party with a written copy thereof in order to allow such other party to comment upon such announcements or disclosure.

     Each party shall co-operate fully with the other with respect to all disclosures regarding this Licence to the US Securities Exchange Commission, the London Stock Exchange and any other governmental or regulatory agencies including requests for confidential treatment of information of either party included in any such disclosure.


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                                  Page 34 of 46

     13.6. Neither during the term of the Licence, nor for a period of twelve
           (12) months thereafter, shall either Licensee or Licensor submit for written or oral publication any manuscript, abstract or the like which includes data or other information generated in the course of the Licence or otherwise provided by either Party and relating to the Compound, Product or Improvement without first obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld. Wherever practically possible the contribution of each Party shall be noted in all publications and presentations by acknowledgement or co-authorship whichever is appropriate.

     13.7. The obligations of confidentiality referred to in this Article 13 shall not extend to any information which:-

            13.7.1. is or shall be generally available to the public otherwise than by reason of breach by the recipient of the provisions of this Article 13;

            13.7.2. is already known to the recipient Party provided that written evidence of such knowledge is documented by the business records of the recipient Party;

            13.7.3. is subsequently disclosed to the recipient Party without obligation of confidence by a Third Party owing no such obligations in respect thereof;

            13.7.4. is required by law or in compliance with the Head Licence to be disclosed;

            13.7.5. is required to be disclosed to any regulatory authority when applying for a licence to conduct clinical or other trials or studies or for regulatory, marketing or pricing approval; or

            13.7.6. is subsequently and independently developed by employees of the receiving party or Affiliates thereof who had no knowledge of the confidential information disclosed.


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                                  Page 35 of 46


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     13.8. The obligations of the Parties under this Article 13 shall survive the later of the expiration or termination of the Head Licence or this Licence for whatever reason for a period of five (5) years.

14.  TERMINATION

     14.1. Unless otherwise terminated, this Licence shall expire on a country by country basis in the Territory upon the earlier of (i) the expiration, lapse or invalidation of the last remaining Patent in each country in the Territory and (ii) fifteen (15) years from the date of first launch in that country. After expiration on a country by country basis in the Territory, Licensee shall have a royalty-free, exclusive right to all remaining Licensor IP

     14.2. Each of the Parties (the "Terminating Party") shall have the right to terminate this Licence upon giving thirty (30) days written notice thereof to the other (the "Defaulting Party") upon the occurrence of any of the following events at any time during the continuance of this Licence:-

            14.2.1. if the Defaulting Party commits a material breach of this
                    Licence or if it proves that any warranty or undertaking given by the Defaulting Party hereunder is false or otherwise inaccurate which in the case of a breach capable of remedy shall not have been remedied within sixty (60) days of the receipt by it of a written notice identifying the breach and requiring its remedy;

            14.2.2. either Party may terminate this Licence if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganisation or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after filing


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                                  Page 36 of 46
                    thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

     14.3. Notwithstanding the bankruptcy of Licensor, or the impairment of performance by Licensor of its obligations under this Licence as a result of bankruptcy or insolvency of Licensor, Licensee shall be entitled to retain the licenses granted herein to the extent permitted by applicable law, subject to Licensor's rights to terminate this Licence for reasons other than bankruptcy or insolvency as expressly provided in this Licence.

     14.4. In the event of termination, save where Licensor breaches its obligations hereunder, all data relating to the Compound and any Product together with any registration dossiers, applications or registrations shall be deemed the property of the Licensor and Licensee shall co-operate fully in seeking and, wherever possible, arranging any such transfers to the Licensor or its nominee. The responsibilities of license holder shall remain with Licensee until such transfer is effected or the registration terminated with the consent of the Licensor.

     14.5. Termination of this Licence for whatever reason shall not affect the accrued rights of the Parties arising in any way out of this Licence as at the date of termination and in particular but without limitation the right to recover damages against the other and all provisions which are expressed to survive this Licence shall remain in full force and effect. In addition to those provisions elsewhere provided to survive termination, the following Articles shall also remain in full force and effect notwithstanding the termination of this Licence for whatever reason: 1, 7.9, 7.10, 9, 10.3, 10.4, 10.6,
           11.2, 12.5-12.8, 13.8, 14.1, 14.4, 14.5, 17, 18, 19, 20, 22, 23 and
           25. In addition to those provisions elsewhere provided to survive termination, the following Articles shall also remain in full force and effect notwithstanding the termination of this Licence due to the expiry of the Agreement on a country by country basis in the Territory pursuant to Article 14.1 (but not in


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                                  Page 37 of 46
           the case of termination for any other reason): 3 (last sentence), 5.7, 6.1, 6.2, and 8.1.

     14.6. The Licensee shall ensure that any termination under this Agreement shall automatically terminate any arrangement or agreement the Licensee has with any third party including without limitation, any co-promotion, co-marketing or distribution arrangements.

15.  ASSIGNMENT

     15.1. INTENTIONALLY DELETED.

     15.2. In the event that a change of Control or merger occurs after Launch in the Territory and, as a result of which, Licensee can no longer continue to commercialise Product, then Licensee shall be free to assign its rights hereunder to a Third Party reasonably acceptable to Licensor providing that from the time of announcement that a change of Control or merger is proposed until any assignee payments to Licensor have reached equivalent levels Licensee will ensure payments at least equal to those royalties paid for the quarter prior to such announcement are maintained to Licensor.

     15.3. The Licensor shall not assign, license, transfer, mortgage, charge or otherwise encumber or alienate any right title or interest in or to any Licensor IP that could have a significantly detrimental impact upon the rights of the Licensee in the Territory without the prior written consent of the Licensee save that nothing herein shall in any way affect the rights of the Licensor to license Licensor IP to any party of its choosing in countries outside the Territory.

     15.4. This Agreement may be assigned, in its entirety, by the Licensee to any Affiliate with the prior written consent of the Licensor (such consent not to be unreasonably withheld or delayed) provided that such assignment or delegation has no material adverse tax implications for the other party hereto and further provided that the Licensee shall remain liable for the discharge of the obligations under this Agreement. No further assignment shall be permitted to any other Affiliate. If at

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                                  Page 38 of 46


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           any time the Affiliate to which this Agreement is assigned ceases to be an Affiliate of the Licensee, the Licensee shall procure a re-assignment of all rights and obligations under this Agreement to the Licensee.

16.  FORCE MAJEURE

     16.1. If a Party (the "Non-Performing Party") shall be unable to carry out any of its obligations under this Licence due to Force Majeure, this Licence shall remain in effect but:-

            16.1.1. the Non-Performing Party's relevant obligations; and

            16.1.2. the relevant obligations of the other Party (the "Innocent
                    Party") owed to the Non-Performing Party under this Licence;

            shall be suspended for a period equal to the circumstance of Force Majeure or three (3) months whichever is the shorter provided that:-

            (i) the suspension of performance is of no greater scope than is required by the Force Majeure;

            (ii) the Non-Performing Party gives the Innocent Party prompt notice describing the circumstances of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports with respect thereto during the period of Force Majeure;

            (iii) the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstances of Force Majeure; and

            (iv) as soon as practicable after the event which constitutes Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Licence.
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     16.2. If the circumstances of Force Majeure continue longer than three (3)
           months, then the Innocent Party may terminate the affected portion of the Licence provided that the Non-Performing Party shall have no liability to the Innocent Party for the portion so terminated from and of the time the circumstances of Force Majeure commenced.

17.  GOVERNING LAW

The validity, construction and performance of this Licence shall be governed by English law and the Parties submit themselves to the exclusive jurisdiction of the English courts.

18.  WAIVER

Neither Party shall be deemed to have waived any of its rights or remedies whatsoever unless such waiver is made in writing and signed by a duly authorised representative of that Party. In particular, no delay or failure of either Party in exercising or enforcing any of its rights or remedies whatsoever shall operate as a waiver thereof or so as to preclude or impair the exercise or enforcement thereof nor shall any partial exercise or enforcement of any such right or remedy by either Party preclude or impair any other exercise or enforcement thereof by such Party.

19.  SEVERANCE OF TERMS

     19.1. If the whole or any part of this Licence is or shall become to be declared illegal, invalid or unenforceable in any jurisdiction for any reason whatsoever (including both by reason of the provision of any legislation and also by reason of any decision of any court of Competent Authority either having jurisdiction over this Licence or having jurisdiction over either of the Parties to this Licence):-

            19.1.1. in the case of the illegality, invalidity or
                    unenforceability of the whole of this Licence, it shall terminate in relation to the jurisdiction in question; or

            19.1.2. in the case of the illegality, invalidity or
                    unenforceability of part of this Licence, such part shall be severed from this Licence in the jurisdiction in question and such illegality, invalidity or unenforceability shall not in any

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




                    way whatsoever prejudice or affect the remaining parts of this Licence which shall continue in full force and effect provided always that if in the reasonable opinion of either Party any such severance materially affects the commercial basis of this Licence such Party shall notify the other Party, whereby the Parties shall meet and in good faith try to replace the part of the Licence so held illegal, invalid or unenforceable. Should the Parties not be able to agree in writing on such replacement of such part of the Licence within ninety (90) days of such notice, then either party shall have the right to terminate this Licence with immediate effect by giving written notice to the other Party containing the reason(s) why the commercial basis of this Licence has been materially affected by such severance.

20.  ENTIRE AGREEMENT/VARIATIONS

     20.1. Save for the provisions of Article 5.2.2. (which comes into effect on the date of the execution of this Agreement), this Licence shall only come into effect on the Amended Effective Date and as and from the Amended Effective Date shall constitute the entire agreement and understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Licence. In the event that Amended Effective Date does not occur on or before 1st June 2002, this Agreement shall terminate and the Prior Agreement shall constitute the entire agreement and understanding between the Parties. The Licensee shall promptly notify Licensor after each of the following events, (i) the execution of the UCB Agreement and (ii) the Launch. No director, employee or agent of either Party is authorised to make any representation or warranty to the other Party not contained in this Licence, and each Party acknowledges that it has not relied on any such oral or written representations or warrants, save for the provisions of Article 12.

     20.2. No variation, amendments, modification or supplement to this Licence shall be valid unless made in writing in the English language and signed by a duly authorised representative of each Party.

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                                  Page 41 of 46


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21.  NOTICES

     21.1. Save as otherwise expressly provided in this Licence any notice or other communication to be given by any person to any other person pursuant to this Licence shall be in writing and in the English language and shall by letter delivered by hand or sent by first class, registered or certified prepaid post or facsimile and shall be addressed to the recipient and sent to the address or facsimile number of the recipient set out below marked for the attention of the representative set out below or to such other address and/or facsimile number or marked for such other attention as such recipient may from time to time specify by notice given in accordance with this
           Article 21 to the Party giving the relevant notice or other communication to it and shall be deemed to have been received:-

            21.1.1. in the case of delivery by hand, when delivered; or

            21.1.2. in the case of first class, registered or certified prepaid post, on the second day following the day of posting; or

            21.1.3. in the case of facsimile, on acknowledgement by the recipient facsimile receiving equipment on a business day provided that such acknowledgement occurs before 1700 hours local time of the recipient on the business day of acknowledgement and in any other case on the following business day.


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               LICENSOR:     VERNALIS LIMITED
                             Oakdene Court
                             613 Reading Road
                             Winnersh, Wokingham
                             Berkshire  RG41 5UA
                             England
                             Tel:    44-118 977 3133
                             Fax:    44-118 989 9300
                             (Attention: Company Secretary)

               LICENSEE:    ELAN PHARMA INTERNATIONAL LIMITED c/o
                             Monksland Holdings BV
                             Amsteldijk 166 - 6
                             1079 LH Amsterdam
                             The Netherlands
                             Tel: +31 20 644 6125
                             Fax: +31 20 642 3185
                             Contact details:  Pieter Bosse - Managing Director


22.  COUNTERPARTS

This Licence may be executed in any number of counterparts and by the different Parties hereof by separate counterparts, each of which when so executed shall be an original, and all of which shall constitute on and the same instrument. Complete sets of counterparts shall be lodged with each Party.

23.  REGISTRATION

Either Party shall have the right at any time and its own expense where legally necessary to record, register or otherwise notify this Licence to appropriate governmental or regulatory offices having first given thirty (30) day's written notice to the other Party of its intention so to do. The Party seeking to record, register or otherwise notify this Licence shall give due consideration to any comments or reasonable requests made by the other Party during such a period. The other Party shall provide reasonable assistance in affecting such recording, registering or notifying.


-------------------------------------------------------------------------------
                                  Page 43 of 46

24.  INDEPENDENT CONTRACTORS

None of the provisions of this Licence shall be deemed to constitute a partnership between the Parties and none of them shall have any authority to bind the others in any way except as provided in this Licence.

25.  COSTS

Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Licence.

-------------------------------------------------------------------------------
                                  Page 44 of 46

IN WITNESS WHEREOF the Parties have executed this document on this 15th day of March 2002.


For and on behalf of                )     /s/ R. G. Mansfield
                                          --------------------------------
VERNALIS LIMITED                    )
                                    )     --------------------------------


For and on behalf of                )    /s/ Kevin Insley
                                         ---------------------------------
ELAN PHARMA INTERNATIONAL LTD)




-------------------------------------------------------------------------------
                                  Page 45 of 46

                                   APPENDIX 1

                                 CURRENT PATENTS


COUNTRY          PATENT/           GRANT/                 STATUS        SUMMARY
-------          -------           ------                 ------        -------

                 APPLICATION       APPLICATION
                 NUMBER            DATE
                 -----------       -----------

P30104
------

USA              5,464,864         7 November 1995        Granted       Frovatriptan, not limited to
                                                                        enantiomeric form; Method of
                                                                        treating migraine;
                                                                        Pharmaceutical compositions

USA              5,637,611         10 June 1997           Granted       Tetrahydrocarbazole
                                                                        derivatives, generically
                                                                        embracing frovatriptan

USA              08/442720         15 May 1995            Issue fee
                                                          paid Aug
                                                          1998

Canada           2113726           17 June 1992           Pending

Mexico           923444            26 June 1992           Pending


P30566
------

USA              5,618,947         8 April 1997           Granted       Process for preparing
                                                                        frovatriptan

USA              5,618,948         8 April 1997           Granted       Process for preparing
                                                                        frovatriptan

USA              5,616,603         1 April 1997           Granted       Frovatriptan salts and solvates

USA              08/770926         23 December 1996       Pending

USA              08/781990         6 January 1997         Pending

Canada           2152630           16 December 1993       Pending

-------------------------------------------------------------------------------
                                  Page 46 of 46

                               DATED 13 MAY, 2002



                             POUND STERLING7,000,000



                           CONVERTIBLE LOAN AGREEMENT


                                     between



                               VERNALIS GROUP PLC
                                   as Borrower


                                       and


                                ROCHE FINANCE LTD
                                    as Lender

















                                  ALLEN & OVERY
                                     London

THIS AGREEMENT is made the 13 day of May, 2002

BETWEEN

(1) VERNALIS GROUP PLC a limited liability company incorporated in England and Wales with its registered office at Oakdene Court, 613 Reading Road, Winnersh, Wokingham, Berkshire RG41 5UA United Kingdom (the "BORROWER"); and

(2) ROCHE FINANCE LTD, a company incorporated in Switzerland with its registered office at Grenzacherstrasse 124 CH-4070 Basel Switzerland (the "LENDER").

IT IS AGREED that the Lender will make a loan (the "LOAN") to the Borrower on the following terms:

1.   AMOUNT: The amount of the Loan is L7,000,000.

2. BORROWING: The Loan will be fully drawn by the Borrower on the date of this Agreement. Upon signature of this Agreement, the Lender shall pay to the Borrower's account with Barclays Bank plc, PO Box 544, 54 Lombard Street, London EC3P 3AH, account number *******, sort code ******* and account name Vernalis Group plc Business Premium Account, the sum of L7,000,000 (seven million pounds sterling) for value the same day.

3. REPAYMENT: Unless previously converted in accordance with paragraph 9 or 10, the Loan will be repaid in full on 13 May, 2007 (the "MATURITY DATE") or, if that day is not a day on which commercial banks are open for general business in London (a "LONDON BUSINESS DAY"), on the next succeeding London business day. Repayment will be made to the Lender's Account (as defined in paragraph 5).

4. INTEREST: The Loan will bear interest at the rate of 6.5 per cent. per annum. Interest will be paid semi-annually in arrears on 13 May and 13 November in each year. If any day for the payment of interest is not a London business day interest will be paid on the next succeeding London business day. Each interest payment will amount to L227,500 and will be paid to the Lender's Account.

5. LENDER'S ACCOUNT: In this agreement, "LENDER'S ACCOUNT" means an account of the Lender to which pounds sterling may be credited and full details of which have been notified by the Lender to the Borrower not less than five London business days before the due date for any payment by the Borrower to the Lender. Once a Lender's Account has been designated for any payment, the Borrower shall be entitled make all future payments to that account until notified of a different Lender's Account by the Lender.

6. PAYMENTS: All payments by the parties are to be made in immediately available funds and, subject as provided in paragraph 8, must be made without set-off or counterclaim. Payments of interest will be made by the Borrower subject to deduction of any taxes required by law.

7. NO PREPAYMENT: The Loan may not be prepaid by the Borrower and nor may the Lender require early repayment of the Loan.

8. PERMITTED SET-OFF: If the Borrower defaults in the payment of any amount of interest or principal on the due date for such payment, the Lender may, without prejudice to any other remedy which may be available to it, reduce any payments owing or due to be made by the Lender under a



                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

     Collaboration Agreement by an amount equal to the amount in default plus accrued interest on such amount at the rate of 7.5 per cent. per annum from and including the date of default to but excluding the date on which the relevant payment by the Lender which is to be reduced falls due. In this paragraph 8, "COLLABORATION AGREEMENT" means any collaborative agreement between the Lender (or any of its Affiliates) and the Borrower (or any of its Affiliates). In this Agreement, an "AFFILIATE" of either party is a company, partnership or other business entity which Controls, is Controlled by or is under common Control with that party provided always that, in the case of the Lender, the term Affiliate shall not include Genentech Inc. whose address is 1 DNA Way, South San Francisco, CA 94080, USA and Chugai Pharmaceutical Co. Ltd. whose address is 1-9, Kyobashi 2-chome, Chuo Ku, Tokyo, 104-8301, Japan (and which is a potential future Affiliate of the Lender), unless the Lender opts for such inclusion by written notice to the Borrower. In this Agreement, a company (A) "CONTROLS" another company (B) if either (i) A directly or indirectly holds a majority of the voting rights in B or (ii) A is a member of B and has the right to appoint or remove a majority of B's board of directors and "CONTROLLED" and "CONTROL" shall be construed accordingly.

9. CONVERSION AT THE OPTION OF THE LENDER: The Lender may, by notice to the Borrower in or substantially in the form of the Schedule 1 to this Agreement (a "CONVERSION NOTICE") given not less than five London business days before the conversion date specified in the notice (the "CONVERSION DATE"), elect to convert the Loan in whole or in part into ordinary shares in the Borrower ("ORDINARY SHARES") credited as fully paid up. A Conversion Notice, once delivered under this paragraph 9 or paragraph 10, shall be irrevocable. The Conversion Date must fall on or after 13 May, 2002 and on or before 13 May, 2007 . The number of Ordinary Shares to be issued on conversion (whether under this paragraph or under paragraph 10) shall be 2,127,659 (being the amount of the Loan divided by the initial conversion price of L3.29 per Ordinary Share) but this is subject to adjustment as provided in paragraph 12.

10. CONVERSION AT THE OPTION OF THE BORROWER: The Borrower may at any time, provided that the Conditions to Forced Conversion are satisfied, elect to convert the Loan into Ordinary Shares credited as fully paid up. In that case the Borrower will notify the Lender in writing of the Conversion Date (which shall not be less than five London business days or more than 10 London business days after the of notification and which must fall on or after 13 May, 2002 and on or before 6 May, 2007). The Borrower shall, at the same time, require the Lender to deliver a Conversion Notice (specifying such Conversion Date) in respect of the conversion. In this paragraph "CONDITIONS TO FORCED CONVERSION" means that the middle market quotation (derived from the Official List of the UK Listing Authority) of the Ordinary Shares is, for the period of 20 consecutive trading days immediately preceding the date of election, not less than **********. of the conversion price in effect on each such trading day and "TRADING DAY" means a day on which the London Stock Exchange (as defined in Schedule 2) is open for business and the Official List (as so defined) is published.

11. PROVISIONS RELATING TO CONVERSION: No interest will be payable in respect of the Loan from and including the interest payment date immediately preceding the Conversion Date unless the Borrower defaults in delivering Ordinary Shares within 10 London business days following the Conversion Date. The Lender must pay any taxes and capital, stamp, issue and registration duties (if any) arising on conversion. Ordinary Shares to be delivered on conversion will be issued in uncertificated form to the account in the dematerialised securities trading system generated by CRESTCo Limited, known as CREST, specified by the Lender in the Conversion Notice unless the Lender elects to receive the Ordinary Shares in certificated registered form or, at the time of issue, the Ordinary Shares are not a participating security in CREST. Where Ordinary Shares are to be issued in certificated form, a certificate in respect of them (registered


                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

     in the name of the Borrower or in any other name requested by the Borrower in the Conversion Notice) will be dispatched by mail free of charge (but uninsured and at the risk of the person delivering the Conversion Notice) to the Lender or as it may direct in the Conversion Notice. Upon delivery of the Ordinary Shares in accordance with this paragraph 11 the Loan will be cancelled.

12. ADJUSTMENT OF THE CONVERSION PRICE: The initial conversion price of Pound Sterling3.29 per Ordinary Share will be adjusted if either:

     (a) there is an alteration to the nominal value of the Ordinary Shares as a result of a combination or sub-division; or

     (b) Ordinary Shares are issued by the Borrower at a price per Ordinary Share that is less than the higher of ****** and ********. of the Current Market Price (as defined in Schedule 2) per Ordinary Share on the trading day immediately preceding the date of the first public announcement of the terms of such issue; or

     (c) options, warrants or other rights to subscribe for or purchase Ordinary Shares are granted at a price per Ordinary Share that is less than the higher of ***** and ********. of the Current Market Price per Ordinary Share on the trading day immediately preceding the date of the first public announcement of the terms of such grant; or

     (d) a Special Dividend (as defined in Schedule 2) is paid, provided that any Special Dividend paid at a time when the Current Market Price per Ordinary Share on the trading day immediately preceding the date of the first public announcement of the Special Dividend is ***** or more shall not constitute a Special Dividend for the purposes of this paragraph 12(d).

     In any such case, the adjustment to be made will be calculated in accordance with Schedule 2 to this Agreement. No account will be taken of any adjustment to the conversion price that becomes effective on or after the fifth London business day before the Conversion Date. No adjustment to the conversion price will be made to the extent that it would result in the Borrower being required to issue Ordinary Shares at a discount to their nominal value. On any adjustment the conversion price, if not an integral multiple of one penny, will be rounded to the nearest penny with one-half of one penny being rounded upwards.

     No adjustment will be made to the Conversion Price where Ordinary Shares or options, warrants or other rights are issued or granted to, or for the benefit of, employees or former employees (including Directors holding or formerly holding executive office or the personal service company of any such person) of the Borrower or any of its subsidiaries or any associated company or to trustees to be held for the benefit of any such person, in any such case pursuant to any employees' share scheme (as defined in Section 743 of the Companies Act 1985 or any modification or re-enactment thereof).

13. NO ASSIGNMENT OR TRANSFER: This Agreement shall be binding on and enure to the benefit of each party to it. Neither the Borrower nor the Lender shall be entitled to assign or transfer all or any of its rights, benefits and obligations under this Agreement, except that:

     (a) the Borrower may assign or transfer all or any of its rights, benefits and obligations under this Agreement to an Affiliate with the Lender's consent, not to be unreasonably withheld or delayed; and

                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

     (b) the Lender may assign or transfer all or any of its rights, benefits and obligations under this Agreement to an Affiliate.

     Any such assignment or transfer shall forthwith be notified by the party making it to the other and, if an assignment of rights or benefits, may only be made on terms that this provision shall apply mutatis mutandis to the assignee. It shall be a condition precedent to any such assignment taking effect that the assignee shall agree with the non-assigning party to be bound by this paragraph. In the case of a transfer of obligations, the non-transferring party agrees that it will promptly on request execute an appropriate novation agreement with the transferor and the transferee for the purpose of giving effect to the transfer provided that no such transfer shall affect the right of the Lender to convert the Loan into Ordinary Shares of Vernalis Group plc or its successor in the case of a conversion following an Offer or relevant Scheme (each as defined in paragraph 16). Neither party shall be responsible for any stamp duty, stamp duty reserve tax or other duties or taxes arising on any such assignment or transfer by the other.

14. UNDERTAKING OF THE BORROWER: The Borrower agrees to use its reasonable endeavours to ensure that the Ordinary Shares issued upon conversion will be listed on the London Stock Exchange in accordance with its rules. The Borrower further agrees that if any offer is made to all (or as nearly as may be practicable all) shareholders of the Borrower (or all (or as nearly as may be practicable all) such shareholders other than the offeror and/or any associates of the offeror (as defined in Section 430E(4) of the Companies Act 1985 or any modification or re-enactment thereof)) to acquire all or a majority of the issued ordinary share capital of the Borrower (an "OFFER"), or if a scheme (other than a Newco Scheme (as defined in paragraph 16)) is proposed with regard to such acquisition (a "RELEVANT SCHEME"), it will give notice of the Offer or relevant Scheme to the Lender at the same time as any notice thereof is sent to its shareholders (or as soon as practicable thereafter) and, where the Offer or relevant Scheme has been recommended by the board of directors of the Borrower, or where the Offer has become or been declared unconditional in all respects, the Borrower will use its reasonable endeavours to procure that a like offer or scheme is extended to the holders of any Ordinary Shares issued during the period of the Offer or the relevant Scheme arising out of the conversion of the Loan.

15. EVENTS OF DEFAULT: The Lender may at its absolute discretion give written notice to the Borrower that the Loan is due and repayable, and it shall thereupon become immediately due and repayable together with all accrued but unpaid interest thereon, if any of the following events ("EVENTS OF DEFAULT") occur:

     (a) if default is made in the payment of the principal on the due date and such default continues for a period of 10 days; or

     (b) if an order is made or an effective resolution is passed for the winding up of the Borrower or any Significant Affiliate other than, in the case of a Significant Affiliate, a solvent winding up; or

     (c) if the Borrower ceases or threatens to cease to carry on its business or substantially all of its business; or

     (d) if an encumbrancer takes possession, or an administrative or other receiver is appointed over the whole or any material part, of the undertaking or assets of the Borrower or any Significant Affiliate or if a distress, execution or any similar proceeding is levied or enforced upon or sued out against any of the chattels or property of the Borrower or any Significant Affiliate and, in any such case, is not discharged within 30 days; or

     (e) if the Borrower or any Significant Affiliate is unable to pay its debts as they fall due or is deemed unable to pay its debts within the meaning of Section 123(1)(b) of the Insolvency Act 1986; or

     (f) if the Borrower fails to give notice under paragraph 16 of this Agreement.

     In this paragraph, "SIGNIFICANT AFFILIATE" means an Affiliate that is a debtor of the Borrower in an amount in excess of the higher of Pound Sterling10 million or 10 per cent. of the most recent audited consolidated assets of the Borrower.

16. OFFERS AND RELEVANT SCHEMES: If an Offer is made or a relevant Scheme is proposed and (the Offer or relevant Scheme having become or been declared unconditional in all respects) the Borrower becomes aware that the right to cast more than 50 per cent. of the votes which may ordinarily be cast on a poll at a general meeting of the Borrower has or will become unconditionally vested in the offeror and/or any associate of the offeror, the Borrower shall forthwith notify the Lender and the Lender shall be entitled, at any time within 30 days of the date on which the notice was given, to require repayment of the Loan together with accrued but unpaid interest to the date of repayment.

     As used in this Agreement, "NEWCO SCHEME" means a scheme of arrangement which effects the interposition of a limited liability company ("NEWCO") between the shareholders of the Borrower immediately prior to the scheme of arrangement (the "EXISTING SHAREHOLDERS") and the Borrower; provided that immediately after completion of the scheme of arrangement the Existing Shareholders are the only shareholders of Newco and that all subsidiaries of the Borrower immediately prior to the scheme of arrangement (other than Newco if Newco is then a subsidiary) of the Borrower are subsidiaries of the Borrower (or of Newco) immediately after the scheme of arrangement and immediately after completion of the scheme of arrangement the obligation of the Borrower under this Agreement (including the obligation to issue ordinary shares upon conversion) are transferred to Newco in accordance with paragraph 13 and such appropriate changes to this Agreement to reflect such transfer as may be agreed between the Lender and the Borrower (or, failing such agreement, as may be determined in good faith by an investment bank of international repute specified by the Borrower) are made at the time the transfer is effected.

17. REPRESENTATIONS OF THE BORROWER: The Borrower hereby represents and warrants to the Lender as follows:

     (a) Incorporation, Qualification and Power: the Borrower is duly incorporated and validly existing under the laws of England and Wales and has all requisite power to own, lease and operate its assets and to carry on its business as presently being conducted;

     (b) Authorisation and Enforceability: the Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement;

     (c) Binding Obligations: the obligations expressed to be assumed by Borrower in this Agreement are legal, valid, binding and enforceable obligations, subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;

     (d) Non-contravention: the execution, delivery and performance by the Borrower of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof have not conflicted, and will not conflict, in any material respect with (I) any law or regulation, authorisation, license, ruling, consent, judgement, order or decree binding on or applicable to it; (ii) its constitutional documents or (iii) any agreement or instrument binding on it or any of its assets;

     (e) Power to Allot Ordinary Shares: the Borrower and its directors have all necessary power and authorisation to issue and allot the number of Ordinary Shares required to be issued to the Lender on full conversion of the Loan; and

     (f) No proceedings pending or threatened: no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a material adverse effect on the Borrower have (to the best of Borrower's knowledge and belief) been started or threatened against the Borrower or its Significant Affiliates.

18. REPRESENTATIONS OF LENDER: The Lender hereby represents and warrants to the Borrower as follows:

     (a) Incorporation, Qualification and Power: the Lender is duly incorporated and validly existing under the laws of Switzerland;

     (b) Authorisation and Enforceability: the Lender has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement;

     (c) Binding Obligations: the obligations expressed to be assumed by the Lender in this Agreement are legal, valid, binding and enforceable obligations, subject to the laws of bankruptcy and other laws affecting the rights of creditors generally; and

     (d) Non-contravention: the execution, delivery and performance by the Lender of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof have not conflicted, and will not conflict, in any material respect with
           (i) any law or regulation, authorisation, license, ruling, consent, judgement, order or decree binding on or applicable to it; (ii) its constitutional documents or (iii) any agreement or instrument binding on it or any of its assets.

19. NOTICES: All notices to be given under this Agreement shall be in English and sent by facsimile as follows:

     TO THE BORROWER:

     Vernalis Group PLC
     Facsimile number:   +44 118 989 3000
     Attention of:       Company Secretary

     TO THE LENDER:

     Roche Finance Ltd
     Facsimile number:   +41 61 688 4169
     Attention of:       Dr. Andreas Knierzinger

     With a copy to:

     F. Hoffmann-La Roche Ltd
     Facsimile number:   +41 61 688 1396
     Attention of:       General Counsel

     Any such notice shall be effective upon receipt.

20. LAW: This Agreement shall be governed by, and construed in accordance with, English law.

21. JURISDICTION: The English courts shall have exclusive jurisdiction in relation to this Agreement and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of the English courts. The parties to this Agreement waive any objection that they may have to the English courts on the grounds that they are an inappropriate or inconvenient forum. The Lender irrevocably appoints Roche Products Limited as its agent for service of process in England.

22. THIRD PARTY RIGHTS: A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

     IN WITNESS WHEREOF the Parties have executed this agreement by their proper officers as of the day and year first above written.

VERNALIS GROUP PLC

By       /s/ R. G. Mansfield
  ----------------------------------

Name     R. G. Mansfield
    --------------------------------



By       /s/ Peter B. Worrall
  ----------------------------------

Name     P. B. Worrall
    --------------------------------



ROCHE FINANCE LTD

By       /s/ Andreas Knierzinger
  ----------------------------------

Name     A. Knierzinger
    --------------------------------



By       /s/ Beat Kraehenmann
  ----------------------------------

Name     B. Kraehenmann
    --------------------------------

                                   SCHEDULE 1

                            FORM OF CONVERSION NOTICE


                               VERNALIS GROUP PLC

                   POUND STERLING 7,000,000 CONVERTIBLE LOAN

                 CONVERSION NOTICE DATED ......................*


To:      Vernalis Group PLC
         Facsimile number:        +44 118 989 9300
         Attention of:            Company Secretary

We refer to the loan agreement between us dated 13 May, 2002 (the "LOAN AGREEMENT") relating to the Loan. Terms defined in the Loan Agreement shall have the same meaning in this notice.

We hereby irrevocably elect to convert ............... of the Loan into Ordinary
Shares credited as fully paid up. The Conversion Date is ................**. We request that the Ordinary Shares be delivered:

EITHER***

in uncertificated form by way of credit to the CREST account details of which are set out below:

CREST Participant ID:  ...................................

Member Account ID:     ...................................

Name:                  ...................................

Address:               ...................................

OR***

in certificated form and that share certificates in respect of the Ordinary
Shares be registered in the name of .................................. and sent by uninsured mail at our risk to:

Name:                  ...................................

Address:               ...................................


Notes:

*    This should be the date the Conversion Notice is sent to the Borrower.

** If the conversion is made under paragraph 9 of the Loan Agreement, this must be a date that is at least five London business days after the date of the Conversion Notice and must be on or after 13 May, 2002 and on or before 13 May, 2007. If the conversion is made under paragraph 10 of the Loan Agreement, this must be the date notified to the Lender by the Borrower.

***  Delete as appropriate

                                   SCHEDULE 2

                       ADJUSTMENTS TO THE CONVERSION PRICE

1. If the adjustment is to be made as a result of circumstances described in paragraph 12(a) of the Loan Agreement, the conversion price shall be adjusted by multiplying the conversion price in force immediately prior to relevant circumstance occurring by the following fraction:

     A
     -
     B

     where:

     "A" is the nominal amount of one Ordinary Share immediately after the relevant circumstance has occurred; and

     "B" is the nominal amount of one Ordinary Share immediately before the relevant circumstance occurred.

     This adjustment shall take effect on the day the relevant circumstance occurs.

2. If the adjustment is to be made as a result of circumstances described in paragraph 12(b) or 12(c) of the Loan Agreement, the conversion price shall be adjusted by multiplying the conversion price in force immediately prior to relevant circumstance occurring by the following fraction:

     A + B
     -----
     A + C

     where:

     "A" is the number of Ordinary Shares in issue immediately before the relevant circumstance occurred;

     "B" is the number of Ordinary Shares which the aggregate amount (if any) payable for the Ordinary Shares issued, or for the options, warrants or other rights granted and for the total number of Ordinary Shares comprised therein, would purchase at the higher of ***** and the Current Market Price per Ordinary Share; and

     "C" is the number of Ordinary Shares issued or, as the case may be, comprised in the grant.

     This adjustment shall take effect on the date of issue of the Ordinary Shares or, as the case may be, grant of the options, warrants or other rights.

3. If the adjustment is to be made as a result of circumstances described in paragraph 12(d) of the Loan Agreement, the conversion price shall be adjusted by multiplying the conversion price in force immediately prior to relevant circumstance occurring by the following fraction:

     A - B
     -----
       A

     where:


                    *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
            SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

     "A" is the Current Market Price of one Ordinary Share on the trading day immediately preceding the date on which the Ordinary Shares are traded on the London Stock Exchange ex- the relevant Special Dividend; and

     "B" is the portion of the Fair Market Value (as determined at the date of announcement of the Special Dividend) of the Special Dividend attributable to one Ordinary Share.

     This adjustment shall take effect on the date on which the Special Dividend is paid.

4.   For the purposes of this Schedule:

     "CURRENT MARKET PRICE" means, in respect of an Ordinary Share at a particular date, the average of the middle market quotations published in the Official List of the UK Listing Authority for each of the five consecutive trading days ending on the trading day before that date; provided that if at any time during the said five day period the Ordinary Shares shall have been quoted ex-dividend (or ex-any other entitlement) and during some other part of that period the Ordinary Shares shall have been quoted cum-dividend (or cum-any other entitlement) then:

     (a) if the Ordinary Shares to be issued do not rank for the dividend (or entitlement) in question, the quotations on the dates on which the Ordinary Shares shall have been quoted cum-dividend (or cum-any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend or other cash entitlement or, as the case may be, the fair market value (determined in good faith by an investment bank of international repute selected by the Borrower) of any entitlement or dividend (where that is other than cash) per Ordinary Share as at the date of announcement of such dividend or entitlement (excluding any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom); or

     (b) if the Ordinary Shares to be issued do rank for the dividend in question, the quotations on the dates on which the Ordinary Shares shall have been quoted ex-dividend (or ex-any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount, and provided further that if the Ordinary Shares on each of the said five dealings days have been quoted cum-dividend (or cum-any other entitlement) in respect of a dividend (or other entitlement) which has been declared or announced but the Ordinary Shares to be issued do not rank for that dividend (or other entitlement) the quotations on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend or other cash entitlement or, as the case may be, the fair market value (determined in good faith by an investment bank of international repute selected by the Borrower) of any entitlement or dividend (where that is other than cash) per Ordinary Share as at the date of announcement of such dividend or entitlement (excluding any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom), provided that if such middle market quotations are not available on each of the said five trading days, then the average of such middle market quotations which are available in that five trading day period shall be used (subject to a minimum of two such middle market quotations) and if only one or no such middle market quotations is available in the relevant period the average middle market quotations shall be determined in good faith by an investment bank of international repute selected by the Borrower;

     "FAIR MARKET VALUE" means with respect to any property on any date, the fair market value of that property as determined in good faith by an investment bank of international repute in London selected by the Borrower provided, that (i) the Fair Market Value of a cash dividend paid or to be paid shall be the amount of such cash dividend, (ii) the Fair Market Value of any other cash amount shall be the amount of such cash and (iii) in the case of (i), converted into sterling (if declared or paid in a currency other than sterling) at the rate of exchange used to determine the amount payable to shareholders who were paid or are to be paid the cash dividend in sterling and, in the case of (ii), converted into sterling (if expressed in a currency other than sterling) at such rate of exchange as may be determined in good faith by an investment bank of international repute in London selected by the Borrower to be the spot rate ruling at the close of business on that date (or if no such rate is available on that date the equivalent on the immediately preceding date on which such a rate is available);

     "SPECIAL DIVIDEND" means any dividend or distribution (whether of cash, assets or other property but not comprising property falling within paragraphs 12(b) or 12(c)) which is expressed by the Borrower or declared by its board of directors to be a capital distribution, extraordinary dividend or distribution, special dividend or distribution or return of value to shareholders or any other similar term; and

     References in this Agreement to the Ordinary Shares being "LISTED ON THE LONDON STOCK EXCHANGE" are to the Ordinary Shares being listed on the Official List of the UK Listing Authority and admitted to trading by the London Stock Exchange plc or to any equivalent procedure where the Ordinary Shares are no longer listed on the London Stock Exchange but are listed on another major international stock exchange. In such a case references to the Official List as a price source shall be construed as references to the equivalent price source of the relevant major international stock exchange on which the Ordinary Shares are at the time listed.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO WHAT ACTION YOU SHOULD TAKE, YOU SHOULD SEEK YOUR OWN PERSONAL FINANCIAL ADVICE IMMEDIATELY FROM YOUR STOCKBROKER, BANK, SOLICITOR, ACCOUNTANT, FUND MANAGER OR OTHER APPROPRIATE INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000.

A copy of this document, which comprises a prospectus relating to Vernalis Group plc as required by the listing rules of the UK Listing Authority made under section 74 of the Financial Services and Markets Act 2000, has been delivered for registration to the Registrar of Companies in England and Wales in accordance with section 83 of that act. Any person (including, without limitation, custodians, nominees and trustees) who may have a contractual or legal obligation or may otherwise intend to forward this document and the accompanying documents to any jurisdiction outside the UK should seek appropriate advice before taking any action.

If you have sold or otherwise transferred all your Ordinary Shares prior to the date of this document, please forward this document, the accompanying Form of Proxy and the Application Form (and reply-paid envelope) as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee. Subject to certain exceptions, such documents should not be distributed, forwarded or transmitted in or into the United States, Australia, Canada or Japan. If you have sold only part of your holding, you should refer to the instructions regarding split applications set out in Part II of this document and the accompanying Application Form.

Application has been made to the UK Listing Authority for the New Ordinary Shares to be admitted to the Official List and to the London Stock Exchange for the New Ordinary Shares to be admitted to trading on the London Stock Exchange's market for listed securities. It is expected that admission to listing and trading of the New Ordinary Shares will become effective, and that unconditional dealings in the New Ordinary Shares will commence, on 30 May 2003.

--------------------------------------------------------------------------------

                             PLACING AND OPEN OFFER
                                       BY
                                    CAZENOVE
                                  ON BEHALF OF

                               VERNALIS GROUP PLC
      OF 44,444,445 NEW ORDINARY SHARES AT 36 PENCE PER NEW ORDINARY SHARE

--------------------------------------------------------------------------------
Cazenove is acting for the Company and no-one else in connection with the Placing and Open Offer and will not be responsible to anyone other than the Company for providing the protections afforded to its clients or for giving advice in relation to the Placing and Open Offer.

Applications by Qualifying Shareholders for New Ordinary Shares to be issued under the Open Offer may only be made on the accompanying Application Form which is personal to the Shareholder(s) named thereon and may not be sold, assigned, transferred or split, except to satisfy bona fide market claims.

The Open Offer closes at 3.00 p.m. on 23 May 2003 and payment is required in full by this time. If you are a Qualifying Shareholder and wish to apply or subscribe for New Ordinary Shares under the Open Offer, you should complete the accompanying Application Form and return it with your remittance in accordance with the instructions set out in paragraph 3 of Part II of this document and in the Application Form.

A NOTICE CONVENING AN EXTRAORDINARY GENERAL MEETING TO BE HELD AT 10.30 A.M. ON 28 MAY 2003 AT ALLEN & OVERY, ONE NEW CHANGE, LONDON EC4M 9QQ IS SET OUT ON PAGES 125 AND 126 OF THIS DOCUMENT. Shareholders will find enclosed a form of proxy for use at the Extraordinary General Meeting. Shareholders are requested to complete and return the Form of Proxy as soon as possible and in any event by not later than 10.30 a.m. on 26 May 2003.

No person has been authorised to give any information or make any representations other than those contained in this document and, if given or made, such information or representations must not be relied on as having been so authorised. Neither the delivery of this document nor any subscription or sale made under it shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this document or that the information in it is correct as of any subsequent time.

The contents of this document should not be construed as legal, financial or tax advice. Each prospective investor should consult his, her or its own solicitor, financial adviser or tax adviser for legal, financial or tax advice.

Certain terms used in this document are defined within "Definitions" or "Glossary of Scientific Terms" in Part VIII.

EXCEPT AS OTHERWISE SET FORTH HEREIN THE OPEN OFFER DESCRIBED IN THIS DOCUMENT IS NOT BEING MADE TO SHAREHOLDERS IN THE UNITED STATES, AUSTRALIA, CANADA OR JAPAN. The New Ordinary Shares offered by this document have not been, nor will they be, registered under the US Securities Act of 1933, as amended, or under the securities laws of any state in the United States or under the applicable securities laws of Australia, Canada or Japan. Subject to certain exceptions, the New Ordinary Shares may not be offered or sold in the United States, Australia, Canada or Japan or to or for the benefit of US Persons (as defined in Regulation S under the Securities Act) and any national, resident or citizen of Australia, Canada or Japan. Ordinary Shareholders with registered addresses in the United States, Australia, Canada or Japan are referred to the paragraph headed "Overseas Shareholders" in Part II of this document. Subject to the exceptions set out in this document, this document is being furnished to such persons solely for the purpose of giving notice of the Extraordinary General Meeting and providing certain information in connection with voting at the Extraordinary General Meeting.

This document does not constitute an offer of, or the solicitation of any offer to subscribe for or buy, any of the New Ordinary Shares to any person in any jurisdiction to whom it is unlawful to make such offer or solicitation in such jurisdiction. The distribution of this document in certain jurisdictions may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

The New Ordinary Shares are being offered and sold outside the United States in reliance on Regulation S under the Securities Act. The Manager may arrange for the offer and sale of New Ordinary Shares in the United States only to persons reasonably believed to be Qualified Institutional Buyers in transactions not involving a "public offering" under Section 4(2) of the Securities Act. Each such subscriber will, by virtue of and in connection with its subscription of New Ordinary Shares in the Placing and Open Offer, be deemed to have made the representations and covenants or substantially similar representations and covenants as set forth under "United States" in the paragraph headed "Overseas Shareholders" in Part II of this document. The New Ordinary Shares are not transferable except in accordance with, and the distribution of this document is subject to, the restrictions set out in that paragraph.

The New Ordinary Shares offered by this document have not been approved or disapproved by the US Securities and Exchange Commission or any US state securities commission or regulatory authority, nor have such authorities confirmed or determined the accuracy or adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENCE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ("RSA 421-B") WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE HAS PASSED JUDGMENT IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

AVAILABLE INFORMATION

For so long as any of the New Ordinary Shares remain outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which it is not subject to section 13 or 15(d) under the Exchange Act, nor exempt from reporting under the Exchange Act pursuant to Rule 12g3-2(b) of that Act, make available to any holder or beneficial owner of a New Ordinary Share, or to any prospective purchaser of a New Ordinary Share designated by such holder or beneficial owner, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. The forward-looking statements are principally contained in Part I (Letter from the Chairman), Part III ("Information on Vernalis"), Part V ("Operating and Financial Review") and
Part VII ("Additional Information"). Forward-looking statements include, but are not limited to, statements about:

1. technological advances and the progress of the Company's product development programmes;

2.   anticipated results of clinical trials and regulatory approval processes;

3. the Company's expectations for the various products the Company is developing, including the Company's ability to commercialise and manufacture those products;

4.   the potential markets for the Company's products;

5. the Company's estimates of the Company's capital requirements and the Company's need for additional financing;

6.   the anticipated impact of governmental regulations;

7.   the Company's ability to obtain and enforce effective patents;

8. the Company's ability to obtain rights to technology and to establish advantageous commercial relationships with strategic partners;

9.   the Company's working capital requirements; and

10.  potential bids or other strategic options for the Company.


Forward-looking statements can generally be identified by terms such as "may", "will", "should", "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "project", "predict", "potential" and similar expressions.

These statements reflect the Company's current views with respect to future events and are based on the Company's estimates and assumptions as of the date of this document only. The Company may not update these forward-looking statements, even though the Company's situation may change in the future, unless required by English law or the Listing Rules. These statements involve known and unknown risks, uncertainties and other important factors, including the factors described in Part IV ("Risk Factors"), which may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated by the forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should carefully read this entire document, particularly Part IV ("Risk Factors"), before you make an investment decision.

ENFORCEMENT OF JUDGMENTS

The Company is a public limited company incorporated under the laws of England and Wales. With the exception of Marvin Jaffe, the Directors are citizens or residents of countries other than the United States. All or a substantial portion of the assets of such persons and all of the assets of the Group are located outside the US. As a result, it may not be possible for investors to effect service of process within the United States on the Company or such persons or to enforce against them judgments of US courts predicated on the civil liability provisions of the US federal securities laws. The Company has been advised by its English solicitors that there is doubt as to the enforceability in England in original actions or in actions for enforcement of judgments of US courts predicated on the civil liability provisions of the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England and Wales.

                                    CONTENTS

                                                                                             PAGE
                                                                                             ----
Directors, Secretary and Advisers...............................................................5
Expected Timetable of Principal Events..........................................................6
Part I: Letter from the Chairman................................................................7
1. Introduction.................................................................................7
2. The business, strategy and progress over the last two years..................................8
3. Use of proceeds..............................................................................9
4. Current trading and prospects...............................................................10
5. Details of the Placing and Open Offer.......................................................10
6. Related Party Transaction...................................................................11
7. Extraordinary General Meeting...............................................................11
8. Risk factors................................................................................12
9. Overseas Shareholders.......................................................................12
10. Taxation...................................................................................12
11. Further information........................................................................12
12. Action to be taken.........................................................................12
13. Recommendation.............................................................................13
Part II: Letter from the Manager...............................................................14
Part III: Information on Vernalis..............................................................22
Part IV: Risk Factors..........................................................................40
Part V: Operating and Financial Review.........................................................47
Part VI: Accountants' report on Vernalis for the three years ended 31 December 2002............55
Part VII: Additional Information...............................................................91
Part VIII: Definitions and Glossary of Scientific Terms.......................................121
Notice of Extraordinary General Meeting.......................................................125

                       DIRECTORS, SECRETARY AND ADVISERS

DIRECTORS

George M. Kennedy CBE Chairman*
Colin T. Dourish PhD, DSc Senior Vice President - Research
John B. Hutchison PhD, FRCP, FFPM Senior Vice President - Development Peter B. Worrall MA, ACA Chief Financial Officer
Carol C. Ferguson MA, CA*
Marvin E. Jaffe BS, MD*
Peter R. Read CBE, FRCP, FFPM*

* Non-executive Directors

COMPANY SECRETARY

Peter B. Worrall MA, ACA

REGISTERED OFFICE

Oakdene Court
613 Reading Road
Winnersh
Wokingham
Berkshire
RG41 5UA

ADVISERS

SPONSOR, MANAGER AND FINANCIAL ADVISER

Cazenove & Co. Ltd
20 Moorgate
London
EC2R 6DA

ADVISERS TO THE COMPANY ON ENGLISH AND US LAW

Allen & Overy
One New Change
London
EC4M 9QQ

ADVISERS TO THE SPONSOR AND MANAGER ON ENGLISH AND US LAW

Freshfields Bruckhaus Deringer
65 Fleet Street
London
EC4Y 1HS

REGISTERED AUDITORS AND                             REGISTRARS                    RECEIVING AGENTS
REPORTING ACCOUNTANTS

PricewaterhouseCoopers LLP                          Lloyds TSB Registrars         Lloyds TSB Registrars
1 Embankment Place                                  The Causeway                  Antholin House
London                                              Worthing                      71 Queen Street
WC2N 6RH                                            West Sussex                   London
                                                    BN99 6DA                      EC4N 1SL

                     EXPECTED TIMETABLE OF PRINCIPAL EVENTS

                                                                                                                  2003
                                                                                                     -------------------------------
Record Date for entitlements under the Open Offer...................................................................Tuesday 29 April

Prospectus, Application Forms and Forms of Proxy posted to Qualifying Shareholders....................................Thursday 1 May

Latest time and date for splitting Application Forms (to satisfy bona fide market claims only).................................................................................3.00 p.m. on Wednesday 21 May

Latest time and date for receipt of completed Application Forms and payment in full under the Open Offer...................................................................3.00 p.m. on Friday 23 May

Latest time and date for receipt of completed Forms of Proxy.............................................10.30 a.m. on Monday 26 May

Extraordinary General Meeting.........................................................................10.30 a.m. on Wednesday 28 May

Admission and commencement of dealings in New Ordinary Shares.............................................8.00 a.m. on Friday 30 May

Expected date on which New Ordinary Shares will be credited to CREST accounts..........................................Friday 30 May

Expected date of despatch of definitive certificates for New Ordinary
   Shares and refund cheques (where appropriate)....................................................................Wednesday 4 June

Each of the times and dates in the above timetable is subject to change.

If you have any queries concerning the procedure for acceptance and payment under the Open Offer, you should contact Lloyds TSB Registrars by post at Lloyds TSB Registrars, Antholin House, 71 Queen Street, London EC4N 1SL or by telephone on 0870 600 0673. This helpline will not provide any financial or tax advice.

                                     PART I
                            LETTER FROM THE CHAIRMAN


                                                                 (VERNALIS LOGO)

                                                                      1 May 2003

To Qualifying Shareholders and, for information only, to holders of options under the Employee Share Schemes

Dear Shareholder,

    PLACING AND OPEN OFFER OF 44,444,445 NEW ORDINARY SHARES AT 36 PENCE PER NEW ORDINARY SHARE

1.  INTRODUCTION

Vernalis Group plc today announced that it intends to raise L16.0 million (before expenses) by way of a Placing and Open Offer of 44,444,445 New Ordinary Shares (representing approximately 103 per cent. of Vernalis' existing issued share capital).

The net proceeds of the Placing and Open Offer, amounting to approximately L14.1 million, will be used to develop the business of Vernalis. Further details of the business of Vernalis and the Company's proposed use of the proceeds of the Placing and Open Offer are set out on pages 8 to 10 of this document.

In its preliminary results announcement on 21 March 2003 Vernalis stated that its target continued to be the achievement of positive operating cash flow and sustainable profitability by the end of 2004, but that in the interim period the Company anticipated a shortfall in working capital prior to the receipt of a $15 million US sales-related milestone from Elan. The key factor in the timing of receipt of the milestone payment from Elan will be the rate of growth of frovatriptan sales, the trigger point for the payment being the end of the first twelve-month period in which net sales of frovatriptan in the North American market exceed $100 million.

Peter Worrall has assumed overall responsibility for day-to-day operational matters since the resignation of Robert Mansfield announced with the Vernalis Group's preliminary results on 21 March 2003.

Following announcement of the preliminary results the Directors continued to discuss funding options, including an equity offering, with the Company's leading shareholders. The Company also took steps to defer certain further research and development spend and conserve cash and, as explained further in the following paragraph, the Directors continue to explore other strategic options.

As announced on 21 March 2003, the Board has, in parallel with securing the equity funding represented by the Placing and Open Offer, been pursuing other strategic options. The Directors have had discussions with a number of parties in respect of various options including in connection with a possible offer for the Company. Some of these discussions have involved parties indicating an interest in making an offer, as a share-for-share exchange, for the Company at a substantial premium to the market value of the Ordinary Shares at the close of business on 30 April 2003. However, at this point in time those parties that had indicated their interest in making an offer have withdrawn their indicative offers. The Company remains in talks with several parties on which they are being advised by UBS Warburg. As at the date of this letter no firm intention to make an offer for the Company had been notified to the Board.

The Directors believe that securing additional equity funding through the Placing and Open Offer will enhance the Company's position in any discussions. Accordingly the Directors have concluded that it is in the best interests of Shareholders to proceed with the Placing and Open Offer notwithstanding the possibility of an offer for the Company.

Whether or not the Placing and Open Offer become unconditional, there can be no guarantee that any formal offer will be made for the Company whether as a result of the discussions to date or otherwise.

This letter explains why the Directors consider the Placing and Open Offer to be in the best interests of the Company and of its Shareholders as a whole and includes their recommendation to Shareholders to vote in favour

    (Vernalis Group plc. Registered Office Oakdene Court, 613 Reading Road,
                    Winnersh, Wokingham, Berkshire RG41 5UA.
         Incorporated in England and Wales under the Companies Act 1985 with Registered No. 03137449)
of the Resolutions to be proposed at the EGM. A notice convening the EGM is set out at the end of this document. Further details about the Placing and Open Offer and how Qualifying Shareholders can apply for New Ordinary Shares in the Open Offer are set out in this letter, in the letter from Cazenove in Part II of this document and in the Application Form.

The Directors are mindful of the Competition Commission's recommendations with regard to the competitive tendering of sub-underwriting commissions and the Guidance on Share Issuing Good Practice for Listed Companies issued by the Bank of England (October 1999 edition). However, the Directors believe that the competitive tendering process would be unlikely to result in any significant additional benefit to the Company and that the commissions being offered to placees under the Placing and Open Offer are competitive and, as such, the sub-underwriting has not been offered for tender as to commissions payable.

The Placing and Open Offer are conditional, inter alia, upon shareholder approval at the Extraordinary General Meeting to be held at 10.30 a.m. on 28 May 2003 at Allen & Overy, One New Change, London, EC4M 9QQ. As required by the Listing Rules and as detailed further below, Invesco, a subsidiary undertaking of Amvescap and a substantial shareholder in Vernalis which, as at 30 April 2003, had confirmed an interest in 11,989,000 Ordinary Shares representing 27.88 per cent. of the issued share capital of the Company and which it is proposed should participate as a placee in the Firm Placing, will abstain, and has undertaken to take all reasonable steps to ensure that its associates will abstain, from voting on the Ordinary Resolution at the EGM.

2.  THE BUSINESS, STRATEGY AND PROGRESS OVER THE LAST TWO YEARS

Vernalis is an integrated biopharmaceutical company that discovers, develops and commercialises drugs for the treatment of diseases related to the central nervous system. The Company is internationally recognised for its expertise in the field of serotonin, a key neurotransmitter involved in a large number of common neurological and psychiatric disorders. Its most advanced product, frovatriptan, has received regulatory approvals in the United States and Europe for the acute treatment of migraine. Frovatriptan was launched in the US market during June 2002 and in the German market during November 2002. Frovatriptan was launched recently on the Irish and UK markets and launches in further European markets are expected to follow during 2003. Vernalis received its first royalty revenues on frovatriptan sales in August 2002, based on second quarter sales in the United States, and will receive a quarterly income stream from its US and European licensees' sales of frovatriptan going forward.

Following the launch of frovatriptan, initial feedback from the US and German markets has been encouraging. In the United States, sales of frovatriptan, sold under the brand name Frova(TM), had achieved a greater than 2 per cent. share of the market for the triptan class of drugs by March 2003, nine months following its launch, according to prescription data generated by the market research organisation IMS Health. In Germany, after 20 weeks on the market, frovatriptan's market share of triptan units sold had increased to 5.2 per cent., also according to IMS Health data.

In the third quarter of 2002, Vernalis announced positive headline results from a multi-centre US clinical trial exploring frovatriptan's potential use in the prophylaxis (prevention) of menstrually-associated migraine. The full results of this Phase IIIb study were presented at a major neurology conference in the United States at the beginning of April 2003 and will subsequently be published in key scientific and clinical journals. The Company intends to carry out additional studies required to enable its partners to apply for US and European regulatory approvals for the use of frovatriptan in this new indication.

According to Dr Anne MacGregor, the author of "Migraine in Women", more than 50 per cent. of female migraineurs report menstruation as one of the triggers for their migraine attacks. No other drugs in the triptan class are currently approved for prophylactic use in menstrually-associated migraine. The Directors believe that if the positive outcome of the initial study can be reproduced in further studies and a label extension successfully obtained, it would give frovatriptan a competitive advantage that could enable the Company's licensees to increase significantly frovatriptan's market share and, potentially, to expand the overall size of the market for migraine therapies.

The Company's strategy is to build a broad and diverse portfolio of products to address major market opportunities in the CNS and related areas. It aims to do this through a combination of progressing its own in-house research programmes into development and through selective merger and acquisition activity with other companies with complementary expertise and technology. The Company has an experienced internal discovery team and a development group that has undertaken international drug development successfully and achieved regulatory approvals in the United States and Europe. The Company seeks to manage the inherent risks in pharmaceutical research and development by working with global pharmaceutical companies in collaborative alliances on some of its research and development programmes.

Over the last eighteen months Vernalis has made a number of important strategic and operational advances. These include:

o completing the full development and regulatory approval of a completely new chemical entity, frovatriptan, in the US and Europe, an accomplishment matched by only a small number of biotechnology companies in the world;

o the US and first European launches of frovatriptan by the Company's licensees in June and November 2002 respectively;

o re-negotiating the commercial terms of the licence agreement with the Company's North American licensee for frovatriptan, Elan Corporation, in the first quarter of 2002. This included the waiver of a $10 million loan (plus accrued interest) due to Elan in return for reduced royalty payments by Elan in the early years following US launch and additional development work relating to frovatriptan to be undertaken by the Company, so as to facilitate the appointment by Elan of UCB Pharma, Inc. to co-promote frovatriptan in the US market. The Directors considered the appointment of a co-promotion partner essential to maximise the promotional effort behind frovatriptan during the critical launch phase;

o advancing a compound into pre-clinical development from the Company's research in Parkinson's disease;

o completing Phase I studies and commencing Phase II clinical studies with VML 670, a potential new treatment for sexual dysfunction in patients taking medication for depression, in a collaboration with Lilly Corporation;

o extending its collaboration with Roche on obesity in February 2002, and entering into a major new strategic collaboration in the field of depression in May 2002, also with Roche. These new agreements significantly increase the potential revenues to the Company in the form of research funding, milestone payments and royalties, and have also brought in L7 million of additional capital by way of a convertible loan from Roche;

o rationalising the Company's operations and research and development portfolio in October 2002, including a reduction in headcount by 35, representing approximately 25 per cent. of the workforce. Together with other steps taken by the Company to reduce expenditure in 2002, the Directors expect to achieve annualised cost savings of at least L3 million from 2003; and

o positive results from a Phase IIIb study in the prophylaxis of menstrually associated migraine.


 3.  USE OF PROCEEDS


Vernalis is now seeking further funds to enable it to build on the substantial progress of the last eighteen months and to progress its research and development portfolio focussing on additional frovatriptan studies and the sexual dysfunction and obesity programmes. Vernalis currently intends to spend an average of approximately L17 million per annum on R&D over the next two years. The proceeds of the Placing and Open Offer will raise approximately L14.1 million (after expenses), which will be used as follows:

o to carry out the additional studies required to enable the Company's partners to apply for US and European regulatory approval for the use of frovatriptan in the prophylaxis of menstrually associated migraine;

o to conduct a Phase IIIb study with frovatriptan in the treatment of adolescent migraine;

o to complete Phase II clinical studies on its VML 670 programme targeting SSRI-induced sexual dysfunction in patients suffering from depression;

o to progress the Company's 5-HT(2c) agonist research programme targeting obesity;

o to fund the payment of $5 million that will become payable to GlaxoSmithKline in September 2003; and

o    general corporate and other working capital purposes.

The Company intends to continue its development programme for the potential treatment of Parkinson's disease and its late stage research programme targeting depression whilst the Directors pursue strategic options for the Company. However, unless additional funding for these programmes becomes available either through strategic collaborations or the implementation of another strategic option the Company will then cease expenditure on its depression research programme and, once pre-clinical development is completed, its Parkinson's development programme.

4. CURRENT TRADING AND PROSPECTS

Following the US and German launches of frovatriptan in June and November 2002 respectively, the Company has now started to receive a regular quarterly income from royalties on US and European sales, and, in the case of Europe, sales revenues from the supply of finished frovatriptan product to Menarini. Menarini also launched in Ireland and the United Kingdom in March 2003 and April 2003 respectively, and launches in further European markets are expected to follow during 2003.

During 2003, increasing revenues from frovatriptan, together with the benefit to operating expenses from the L3 million of annualised cost savings implemented in 2002, should result in a progressive reduction in the Company's net cash outflows. The Company's target continues to be to achieve positive operating cashflow and sustainable profitability by the end of 2004.

Part VI of this document contains a report of PricewaterhouseCoopers LLP on the financial information of the Company for the three years ended 31 December 2000, 2001 and 2002.

Funds from the Placing and Open Offer are intended to bridge the anticipated shortfall in working capital prior to receipt of an expected $15m milestone payment from Elan, and to enable the Company to proceed with the additional clinical studies that will be required before an application can be submitted for approval of frovatriptan as a prophylactic treatment for menstrually associated migraine. The key factor in the timing of receipt of the milestone payment from Elan will be the rate of growth of frovatriptan sales, the trigger point for the payment being the end of the first twelve-month rolling period in which net sales of frovatriptan in the North American market exceed $100 million.

Whilst the issue of the New Ordinary Shares under the Placing and Open Offer (save for the Committed Open Offer Shares) has been fully underwritten, shareholders should be aware that it is conditional, inter alia, on shareholder approval of the Resolutions to be proposed at the EGM. If it does not proceed the Company would need to take immediate action to curtail expenditure on its research and development activities until further funds are available. In these circumstances, the Company would continue to seek alternative sources of funding to ensure the continuation of its business. This could include securing alternative sources of funding from, for example, further collaborations with partners, renegotiation of existing contractual arrangements and the sale of part of the Company's future royalties from frovatriptan, although the terms under which such funds might be secured are likely to be disadvantageous. There can be no certainty that any alternative sources of funding would be available to the Company if the Placing and Open Offer did not proceed.

5. DETAILS OF THE PLACING AND OPEN OFFER

Arrangements have been made with Cazenove, as agent for the Company, to invite Qualifying Shareholders to apply to subscribe for 30,098,086 New Ordinary Shares at the Offer Price of 36 pence per New Ordinary Share, on the basis of 7 New Ordinary Shares for every 10 existing Ordinary Shares registered in their name as at the close of business on the Record Date. Qualifying Shareholders may apply for any whole number of New Ordinary Shares up to their maximum allocation set out in the Application Form.

The Offer Price represents a discount of 10 per cent. to the middle market price of the Ordinary Shares at the close of market on 30 April 2003, which is consistent with Listing Rules requirements, and accordingly the Directors consider it to be appropriate.

Cazenove is seeking to place up to 21,705,786 New Ordinary Shares (being all the New Ordinary Shares subject to the Open Offer less the Committed Open Offer Shares) conditionally with institutional and other investors, subject to recall to satisfy valid applications by Qualifying Shareholders under the Open Offer.

In addition to the 4,000,220 New Ordinary Shares which are the subject of Invesco's undertaking in respect of the Firm Placing referred to in paragraph 6 below, Cazenove is also seeking to place up to 10,346,139 New Ordinary Shares firm on a non-pre-emptive basis with institutional and other investors pursuant to the Firm Placing. Accordingly, New Ordinary Shares placed under the Firm Placing will not be subject to recall to satisfy applications by Qualifying Shareholders under the Open Offer. Shareholders' pre-emptive rights over those new Ordinary Shares will be disapplied by the Special Resolution as described in paragraph 7 below.

The issue of the New Ordinary Shares under the Placing and Open Offer (excluding the Committed Open Offer Shares) has been fully underwritten by Cazenove, subject to certain conditions set out in the Placing and Open Offer Agreement, further details of which are set out in paragraph 12 of Part VII of this document.

For applications under the Open Offer to be valid, completed Application Forms and payment in full must be received by 3.00 p.m. on 23 May 2003. The Placing and Open Offer are conditional upon, inter alia, the passing of the Resolutions at the Extraordinary General Meeting and Admission becoming effective. It is expected that Admission will become effective and dealings in the New Ordinary Shares will commence at 8.00 a.m. on 30 May 2003. The New Ordinary Shares will, when issued and fully paid, rank pari passu in all respects with, and carry the same voting rights as, the existing Ordinary Shares.

The Placing and Open Offer are subject to a number of other conditions, which are referred to in Part II and paragraph 12 of Part VII of this document. However the Placing and Open Offer are not conditional on the absence of an offer for the Company and there will be no adjustment to the proposed timetable for the Placing and Open Offer as a result of any offer which may subsequently be made.

The Firm Placing, the Conditional Placing and the Open Offer are all inter-conditional, and accordingly one cannot proceed without the others.

Further details of the Placing and Open Offer are set out in the letter from Cazenove in Part II of this document and in the accompanying Application Form.

6. RELATED PARTY TRANSACTION

It is proposed that Invesco, a subsidiary undertaking of Amvescap (which as at 30 April 2003 had confirmed to the Company that it was interested in 27.88 per cent. of the Company's issued share capital) should participate as a placee in the Firm Placing. Invesco has given an undertaking under which it has agreed inter alia to subscribe at the Offer Price under the Firm Placing for 4,000,220 New Ordinary Shares, representing 9.0 per cent. of the New Ordinary Shares the subject of the Placing and Open Offer, conditional, inter alia, upon the passing of the Resolutions.

Invesco has also given an undertaking to participate in the Open Offer to the full extent of its interest in shares under its management at the time of receipt of this document and an Application Form (being as at 30 April 2003, shares representing 27.88 per cent. of the Company's issued share capital). The effect of Invesco's participation in the Placing and Open Offer is expected to be to maintain Invesco's current interest in the Company of 27.88 per cent. of the issued share capital as enlarged by the Placing and Open Offer.

As a consequence of Invesco's interest in the Company, its proposed participation in the Firm Placing is a related party transaction for the purposes of the Listing Rules and therefore requires the approval of Vernalis shareholders other than Invesco. Invesco will abstain, and has undertaken to take all reasonable steps to ensure that its associates will abstain, from voting on the Ordinary Resolution.

7. EXTRAORDINARY GENERAL MEETING

You will find set out at the end of this document a notice convening the Extraordinary General Meeting of the Company to be held at 10.30 a.m. on 28 May 2003 at Allen & Overy, One New Change, London, EC4M 9QQ. In order to enable the Directors to issue the New Ordinary Shares pursuant to the Placing and Open Offer, a special resolution and an ordinary resolution will be proposed at the EGM.

If passed, upon becoming unconditional the Special Resolution will:

1. increase the authorised share capital of the Company by 66.7 per cent. from L7.5 million to L12.5 million, by the creation of 50 million new Ordinary Shares;

2. authorise the Directors (pursuant to section 80 of the Act) to allot relevant securities up to a maximum nominal amount of L4.5 million for the purposes of the Placing and Open Offer, representing 104.6 per cent. of the issued share capital of the Company as at the date of this document;

3. authorise the Directors to allot equity securities for cash, without the application of statutory pre-emption rights, pursuant to the Conditional Placing and Open Offer, up to a maximum aggregate nominal amount of L3.05 million, representing 70.9 per cent. of the issued share capital of the Company as at the date of this document; and

4. authorise the Directors to allot equity securities for cash, without the application of statutory pre-emption rights, pursuant to the Firm Placing, up to a maximum aggregate nominal amount of L1.45 million, representing
     33.7 per cent. of the issued share capital of the Company as at the date of this document.

As a result of the Special Resolution, the Directors will be entitled to allot New Ordinary Shares pursuant to the Firm Placing without them first being offered to existing Shareholders.

The Directors will exercise the authorities granted to them by the Special Resolution solely for the purposes of issuing New Ordinary Shares pursuant to the Placing and Open Offer and these authorities will lapse, in any event, at the conclusion of the next annual general meeting of the Company. The New Ordinary Shares will be issued upon Admission, which is expected to take place on 30 May 2003.

In addition, in order for Invesco to be a placee of New Ordinary Shares under the Firm Placing, as explained under the section headed "Related Party Transaction" above, the Ordinary Resolution, from which Invesco will abstain, and will take all reasonable steps to ensure that its associates will abstain, will be proposed at the EGM. If passed, the Ordinary Resolution will enable Invesco to participate in the Firm Placing, as described above, and will enable the Placing and Open Offer to proceed.

8. RISK FACTORS

Qualifying Shareholders and other prospective investors in Vernalis should be aware that an investment in Vernalis involves a high degree of risk. You should, in conjunction with all other information contained in this document, read and consider the Risk Factors set out in Part IV of this document.

9. OVERSEAS SHAREHOLDERS

Overseas Shareholders should read the section headed "Overseas Shareholders" in
Part II of this document.

10. TAXATION

Information on UK and US taxation with regard to the Placing and Open Offer is set out in paragraphs 10 and 11 of Part VII of this document respectively. This information is intended as a general guide only. The taxation consequences for Qualifying Shareholders depend on their own circumstances. Although the Directors have been advised that the statements expressed in paragraphs 10 and 11 of Part VII, insofar as such statements summarise matters of English or US law, fairly summarise those matters, they may not be applicable to certain Qualifying Shareholders, including non-UK and non-US residents, insurance companies, pension funds and dealers in securities. IF YOU ARE IN ANY DOUBT AS TO YOUR TAX POSITION IN RELATION TO THE PLACING AND OPEN OFFER, YOU SHOULD CONSULT AN INDEPENDENT FINANCIAL ADVISER WITHOUT DELAY.

11. FURTHER INFORMATION

Further information on the Company, an operating and financial review of the Company and financial information on the Company can be found in Parts III, V, VI and VII of this document. Further information on the Placing and Open Offer, including the procedures for application and payment under the Open Offer, is set out in the letter from Cazenove in Part II of this document and in the accompanying Application Form.

12. ACTION TO BE TAKEN

   Extraordinary General Meeting

Shareholders will find enclosed with this document a Form of Proxy for use at the Extraordinary General Meeting. Whether or not you intend to attend the Extraordinary General Meeting, you are requested to complete the Form of Proxy in accordance with the instructions printed on it so as to be received by the Company's registrars, Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA not later than 10.30 a.m. on 26 May 2003. The completion and return of a Form of Proxy will not preclude you from attending the Extraordinary General Meeting and voting in person if you so wish.

   Open Offer

If you wish to participate in the Open Offer, you should complete, sign and return the enclosed Application Form, together with a pounds sterling cheque or banker's draft for the full amount payable on application. The cheque or banker's draft must be drawn on a United Kingdom branch of a qualifying bank or building society, as further described in Part II of this document under the heading "Procedure for application and payment". The Application Form should be completed, signed and returned to the offices of the Company's registrars, Lloyds TSB Registrars, Antholin House, 71 Queen Street, London EC4N 1SL (by hand only during normal business hours) in accordance with the instructions printed on it so as to arrive no later than 3.00 p.m. on 23 May 2003. Application Forms received after that time will not be valid. A reply-paid envelope is enclosed for your convenience.

SHAREHOLDERS SHOULD BE AWARE THAT THE OPEN OFFER IS NOT A RIGHTS ISSUE. ENTITLEMENTS TO NEW ORDINARY SHARES WILL NEITHER BE TRADEABLE NOR SOLD IN THE MARKET FOR THE BENEFIT OF QUALIFYING SHAREHOLDERS WHO DO NOT APPLY FOR THEM IN THE OPEN OFFER. INSTEAD, ANY NEW ORDINARY SHARES SUBJECT TO THE CONDITIONAL PLACING WHICH ARE NOT TAKEN UP BY QUALIFYING SHAREHOLDERS WILL BE ISSUED AT THE OFFER PRICE TO PLACEES (TO THE EXTENT PROCURED)

OR, FAILING WHICH, TO CAZENOVE IN ACCORDANCE WITH ITS OBLIGATIONS UNDER THE PLACING AND OPEN OFFER AGREEMENT, WITH THE PROCEEDS RETAINED FOR THE BENEFIT OF THE COMPANY. ALTHOUGH MOST SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION IN THEIR SHAREHOLDINGS FOLLOWING THE FIRM PLACING, SHAREHOLDERS WHO DO NOT PARTICIPATE IN THE OPEN OFFER WILL EXPERIENCE FURTHER SIGNIFICANT DILUTION IN THEIR SHAREHOLDINGS.

BEFORE MAKING ANY DECISION TO ACQUIRE ORDINARY SHARES, YOU ARE ASKED TO READ AND CAREFULLY CONSIDER ALL THE INFORMATION CONTAINED IN THIS DOCUMENT, INCLUDING IN PARTICULAR THE IMPORTANT INFORMATION SET OUT IN PARAGRAPH 1 OF THIS LETTER AND THE RISK FACTORS SET OUT IN PART IV OF THIS DOCUMENT.

13. RECOMMENDATION

The Directors, who have been so advised by Cazenove, consider the arrangements with Invesco to be fair and reasonable so far as the shareholders of the Company are concerned. Having received financial advice from Cazenove, the Directors also consider the Placing and Open Offer to be in the best interests of the Company and its Shareholders as a whole. In providing its financial advice, Cazenove has taken into account the Directors' assessment of the Company's commercial prospects and funding requirements.

ACCORDINGLY, THE DIRECTORS UNANIMOUSLY RECOMMEND YOU TO VOTE IN FAVOUR OF THE RESOLUTIONS TO BE PROPOSED AT THE EGM, AS THEY INTEND TO DO IN RESPECT OF THEIR OWN BENEFICIAL HOLDINGS, AMOUNTING IN AGGREGATE TO 215,848 ORDINARY SHARES, REPRESENTING APPROXIMATELY 0.5 PER CENT. OF THE COMPANY'S CURRENT ISSUED SHARE CAPITAL. AS REQUIRED BY THE LISTING RULES, INVESCO WILL ABSTAIN, AND HAS UNDERTAKEN TO TAKE ALL REASONABLE STEPS TO ENSURE THAT ITS ASSOCIATES WILL ABSTAIN, FROM VOTING ON THE ORDINARY RESOLUTION AT THE EGM.

                                Yours faithfully,

                               George Kennedy, CBE

                                    CHAIRMAN

                                     PART II

                            LETTER FROM THE MANAGER

                                   (CAZENOVE)

                                                                     1 May, 2003

To Qualifying Shareholders and, for information only, to holders of options under the Employee Share Schemes

Dear Shareholder,

            PLACING AND OPEN OFFER OF 44,444,445 NEW ORDINARY SHARES
                       AT 36 PENCE PER NEW ORDINARY SHARE

1.   INTRODUCTION

As explained in the letter from your Chairman set out in Part I of this document, Vernalis is proposing to raise approximately L14.1 million (after expenses) by way of an issue of 44,444,45 New Ordinary Shares at 36 pence per share, subject to the conditions described in paragraph 2 below. This represents an issue premium over nominal value per New Ordinary Share of 26 pence.

Cazenove has agreed, as agent for the Company, to make the Open Offer in relation to 30,098,086 New Ordinary Shares to Qualifying Shareholders on behalf of the Company.

Cazenove is seeking to place up to 21,705,786 New Ordinary Shares (being all the New Ordinary Shares under the Open Offer less the Committed Open Offer Shares) conditionally with institutional and other investors, subject to recall to satisfy valid applications by Qualifying Shareholders under the Open Offer.

In addition to the Committed Firm Placing Shares, Cazenove is also seeking to place up to 10,346,139 New Ordinary Shares firm on a non-pre-emptive basis with institutional and other investors pursuant to the Firm Placing.

The issue of the New Ordinary Shares under the Placing and Open Offer (excluding the Committed Open Offer Shares) has been fully underwritten by Cazenove, subject to certain conditions as set out in the Placing and Open Offer Agreement, further details of which are set out in paragraph 12 of Part VII of this document.

Qualifying Shareholders are being invited to participate in the Open Offer by completing and returning the enclosed Application Form. Instructions as to how to complete the Application Form are set out below and in the Application Form itself.

If you do not wish to apply for any New Ordinary Shares, you should not complete or return the Application Form.

This letter and the accompanying Application Form contain the formal terms and conditions of the Open Offer.

2.   THE PLACING AND OPEN OFFER

Subject to the terms and conditions set out below and in the accompanying Application Form and pursuant to the Placing and Open Offer Agreement between the Company and Cazenove, Cazenove, on behalf of, and as agent for, the Company, hereby invites Qualifying Shareholders to apply to subscribe for New Ordinary Shares at a price of 36 pence per share, payable in full in cash on application, on the basis of:

           7 NEW ORDINARY SHARES FOR EVERY 10 EXISTING ORDINARY SHARES

registered in their name at the close of business on the Record Date and so in proportion for any other number of existing Ordinary Shares then held rounded down to the nearest whole number of New Ordinary Shares. Fractions of New Ordinary Shares will be aggregated and placed for the benefit of the Company.

Qualifying Shareholders may apply for any whole number of New Ordinary Shares up to their maximum entitlement calculated on the basis set out above. No application in excess of the maximum entitlement will be met under the Open Offer and any Qualifying Shareholder so applying will be deemed to have applied only for his maximum entitlement provided that the application is complete in all other respects. Holdings in certificated form and uncertificated form will be treated as separate holdings for the purposes of calculating entitlements under the Open Offer. Further details of the Placing and Open Offer Agreement are set out in paragraph 12 of Part VII of this document.

The New Ordinary Shares will, when issued and fully paid, rank pari passu in all respects and carry the same voting rights as the existing Ordinary Shares.

      (Cazenove & Co. Ltd. Registered Office 20 Moorgate, London EC2R 6DA.
          Incorporated in England & Wales under the Companies Act 1985 with Registered No. 03137449)

SHAREHOLDERS SHOULD BE AWARE THAT THE OPEN OFFER IS NOT A RIGHTS ISSUE. ENTITLEMENTS TO NEW ORDINARY SHARES WILL NEITHER BE TRADEABLE NOR SOLD IN THE MARKET FOR THE BENEFIT OF QUALIFYING SHAREHOLDERS WHO DO NOT APPLY FOR THEM IN THE OPEN OFFER. INSTEAD, ANY NEW ORDINARY SHARES NOT TAKEN UP BY QUALIFYING SHAREHOLDERS WILL BE ISSUED AT THE OFFER PRICE TO PLACEES (TO THE EXTENT PROCURED) OR, FAILING WHICH, TO CAZENOVE IN ACCORDANCE WITH ITS OBLIGATIONS UNDER THE PLACING AND OPEN OFFER AGREEMENT, WITH THE PROCEEDS RETAINED FOR THE BENEFIT OF THE COMPANY. ALTHOUGH MOST SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION IN THEIR SHAREHOLDINGS FOLLOWING THE FIRM PLACING, SHAREHOLDERS WHO DO NOT PARTICIPATE IN THE OPEN OFFER WILL EXPERIENCE FURTHER SIGNIFICANT DILUTION IN THEIR SHAREHOLDINGS.

BEFORE MAKING ANY DECISION TO ACQUIRE ORDINARY SHARES, YOU ARE ASKED TO READ AND CAREFULLY CONSIDER ALL THE INFORMATION IN THIS DOCUMENT, INCLUDING IN PARTICULAR THE IMPORTANT INFORMATION SET OUT IN PARAGRAPH 1 OF PART I AND THE RISK FACTORS SET OUT IN PART IV OF THIS DOCUMENT.

The Placing and Open Offer are conditional on:

1.   the passing of the Resolutions at the Extraordinary General Meeting;

2. the Placing and Open Offer Agreement becoming unconditional in all respects and not having been terminated or rescinded in accordance with its terms; and

3. Admission becoming effective by no later than 8.00 a.m. on 30 May 2003 (or such later time and/or date not later than 6 June 2003 as the Company and Cazenove may agree).


It is expected that all these conditions will be satisfied by, that Admission will become effective on, and that dealings in the New Ordinary Shares will commence on 30 May 2003. Definitive certificates in respect of New Ordinary Shares will be prepared and are expected to be delivered or posted to those allottees who have validly elected to hold their shares in certificated form by 4 June 2003. In respect of those allottees who have validly elected to hold their shares in uncertificated form, the New Ordinary Shares are expected to be credited to their accounts maintained in the CREST system by 30 May 2003.

If the Placing and Open Offer does not become unconditional, no New Ordinary Shares will be issued, and all monies received by the Registrars in connection with the Open Offer will be returned to applicants without interest as soon as practicable.

3.   PROCEDURE FOR APPLICATION AND PAYMENT

The Application Form has been sent only to Qualifying Shareholders. Subject to certain exceptions, it has not been sent to Ordinary Shareholders with registered addresses in the United States, Australia, Canada or Japan and brokers/dealers and other parties may not submit Application Forms on behalf of Ordinary Shareholders with registered addresses in any of these countries.

Applications for New Ordinary Shares may only be made on the Application Form, which is personal to the Qualifying Shareholder(s) named on it and is not capable of being split, assigned or transferred except in the circumstances described below. The Application Form represents a right personal to the Qualifying Shareholder to apply to subscribe for New Ordinary Shares; it is not a document of title and it cannot be traded. It is assignable or transferable only to satisfy bona fide market claims in relation to purchases in the market pursuant to the rules and regulations of the London Stock Exchange. Application Forms may be split up to 3.00 p.m. on 21 May 2003 but only to satisfy such bona fide market claims. Qualifying Shareholders who have before 29 April 2003 sold or transferred all or part of their shareholdings are advised to consult their stockbroker, bank or agent through whom the sale or transfer was effected or another professional adviser authorised under the Financial Services and Markets Act as soon as possible, since the invitation to apply for New Ordinary Shares may represent a benefit which can be claimed from them by the purchaser(s) or transferee(s) under the rules of the London Stock Exchange.

Your Application Form shows the number of Ordinary Shares registered in your name at the close of business on the Record Date and the maximum number of New Ordinary Shares (rounded down to the nearest whole number) for which you may apply under the Open Offer. Fractions (if any) of New Ordinary Shares will be aggregated and placed for the benefit of the Company. You may apply for fewer New Ordinary Shares than your maximum entitlement should you so wish. The instructions and other terms which are set out in the Application Form constitute part of the terms of the Open Offer.

Qualifying Shareholders who submit a valid application using the Application Form and accompanying payment will (subject to the terms and conditions set out in this letter and in the Application Form) be allocated the New Ordinary Shares applied for in full at the Offer Price.

Applications will be irrevocable and, once submitted, may not be withdrawn and their receipt will not be acknowledged. The Company and Cazenove reserve the right to treat any application not strictly complying with the terms and conditions of application as nevertheless valid.

IF YOU ARE A QUALIFYING SHAREHOLDER AND WISH TO APPLY FOR ALL OR ANY OF THE NEW ORDINARY SHARES TO WHICH YOU ARE ENTITLED YOU SHOULD COMPLETE AND SIGN THE APPLICATION FORM IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED ON IT AND RETURN IT, EITHER BY POST OR BY HAND (DURING NORMAL BUSINESS HOURS ONLY), TOGETHER WITH A POUNDS STERLING CHEQUE OR BANKER'S DRAFT TO THE VALUE OF THE NEW ORDINARY SHARES APPLIED FOR ON THE APPLICATION FORM, TO LLOYDS TSB REGISTRARS, ANTHOLIN HOUSE, 71 QUEEN STREET, LONDON EC4N 1SL AS SOON AS PRACTICABLE AND, IN ANY EVENT, SO AS TO BE RECEIVED NOT LATER THAN 3.00 P.M. ON 23 MAY 2003, AFTER WHICH TIME APPLICATION FORMS WILL NOT BE ACCEPTED. THE CHEQUE OR BANKER'S DRAFT MUST BE DRAWN ON A UNITED KINGDOM BRANCH OF A QUALIFYING BANK OR BUILDING SOCIETY, AS FURTHER DESCRIBED BELOW. YOUR APPLICATION FORM WILL NOT BE VALID UNLESS YOU SIGN IT. IF YOU POST YOUR APPLICATION FORM BY FIRST CLASS POST IN THE UK, OR IN THE REPLY-PAID ENVELOPE PROVIDED, YOU ARE ADVISED TO ALLOW AT LEAST FOUR BUSINESS DAYS FOR DELIVERY.

The Company and Cazenove reserve the right (but shall not be obliged) to accept applications in respect of which remittances are received prior to 3.00 p.m. on 23 May 2003 from an authorised person (as defined in the Financial Services and Markets Act) specifying the New Ordinary Shares concerned and undertaking to lodge the relevant Application Form in due course.

Your cheque or banker's draft should be crossed "account payee" and made payable to "Lloyds TSB Bank Plc--A/C Vernalis Group plc". Payments must be made by cheque or banker's draft in pounds sterling drawn on an account at a branch (which must be in the United Kingdom, the Channel Islands or the Isle of Man) of a bank or building society which is either a settlement member of the Cheque and Credit Clearing Company Limited or the CHAPS Clearing Company Limited or which has arranged for its cheques and banker's drafts to be cleared through facilities provided by either of these companies and must bear the appropriate sorting code in the top right-hand corner. Any application or purported application may be rejected unless these requirements are fulfilled.

Cheques and banker's drafts will be presented for payment on receipt and it is a term of the Open Offer that cheques and banker's drafts will be honoured on first presentation. Cazenove, on behalf of the Company, may elect to treat as valid or invalid any applications made by Qualifying Shareholders in respect of which cheques are not so honoured. If cheques or banker's drafts are presented for payment before the conditions of the Placing and Open Offer are fulfilled, the application monies will be kept in a separate non-interest bearing bank account. In the event that the Placing and Open Offer do not become unconditional, all monies will be returned (without payment of interest) to applicants as soon as practicable. If you post your Application Form by first class post in the UK, or in the reply-paid envelope provided, you are recommended to allow at least four business days for delivery.

By completing and delivering an Application Form, you (as the applicant(s)):

1. agree that your application, the acceptance of your application and the contract resulting therefrom under the Open Offer shall be governed by, and construed in accordance with, English law;

2. confirm that in making the application you are not relying on any information or representation other than such as may be contained in this document and you, accordingly, agree that no person responsible solely or jointly for this document or any part of it shall have any liability for any information or representation not contained in this document and that you will be deemed to have notice of all the information concerning the Vernalis Group contained within the Prospectus;

3. represent and warrant that you are either (A) not a US person and are located outside the United States or (B) a Qualified Institutional Buyer, buying for your own account or the account of another Qualified Institutional Buyer; represent and warrant that you are not applying on behalf of, or with a view to the re-offer, re-sale or delivery of the New Ordinary Shares directly or indirectly in, into or within the United States, to a person located in the United States or to a US person; and represent and warrant that you are not resident(s) of Australia, Canada or Japan and are not applying on behalf of, or with a view to the re-offer, re-sale or delivery of the New Ordinary Shares directly or indirectly in, into or within Australia, Canada or Japan, or to a resident of Australia, Canada or Japan or to any person you believe is purchasing or subscribing for the purpose of such re-offer, re-sale or delivery;

4. represent and warrant that you are not otherwise prevented by legal or regulatory restrictions from applying for New Ordinary Shares or acting on behalf of such person(s) on a non-discretionary basis.


Further representations and warranties are contained in the Application Form.

You should note that applications will be irrevocable. Cazenove, on behalf of the Company, reserves the right (but shall not be obliged) to treat any application not strictly complying with the terms and conditions of application as nevertheless valid. If you do not wish to apply for New Ordinary Shares under the Open Offer you should not complete or return the Application Form.

If you have any doubt as to the procedure for acceptance and payment, you should contact Lloyds TSB Registrars on telephone number 0870 600 0673. This helpline will not provide any financial or tax advice or advice concerning the merits of the Open Offer or whether or not you should make an application under the Open Offer.

4.   MONEY LAUNDERING REGULATIONS 1993

The Money Laundering Regulations 1993 (the "Regulations") may require the Registrars to verify the identity of the person by whom or on whose behalf an Application Form is lodged with payment (which requirements are referred to below as the "verification of identity requirements"). If the Application Form is submitted by a UK regulated broker or intermediary acting as agent and which is itself subject to the Regulations, any verification of identity requirements are the responsibility of such broker or intermediary and not of the Registrars. In such case, the lodging agent's stamp should be inserted on the Application Form.

The person (the "acceptor") who, by lodging an Application Form with payment and in accordance with the other terms as described above, accepts the Open Offer in respect of the New Ordinary Shares (the "relevant New Ordinary Shares") comprised in such Application Form shall thereby be deemed to agree to provide the Registrars with such information and other evidence as the Registrars may require to satisfy the verification of identity requirements.

If the Registrars determine that the verification of identity requirements apply to any acceptor or acceptance, the relevant New Ordinary Shares (notwithstanding any other term of the Open Offer) will not be issued to the relevant acceptor unless and until the verification of identity requirements have been satisfied in respect of that acceptance. The Registrars are entitled, in their absolute discretion, to determine whether the verification of identity requirements apply to any acceptor or acceptance and whether such requirements have been satisfied, and neither the Registrars, the Company nor Cazenove will be liable to any person for any loss or damage suffered or incurred (or alleged), directly or indirectly as a result of the exercise of such discretion.

If the verification of identity requirements apply, failure to provide the necessary evidence of identity within a reasonable time may result in delays in the despatch of share certificates or in crediting CREST accounts. If, within a reasonable period of time and in any event by not later than 23 May 2003, following a request for verification of identity, the Registrars have not received evidence satisfactory to it as aforesaid, the Company may, in its absolute discretion, terminate the contract of allotment in which event the monies payable on acceptance of the Open Offer will be returned without interest to the account of the bank from which such monies were originally debited (without prejudice to the right of the Company to take proceedings to recover the amount by which the net proceeds of sale of the relevant New Ordinary Shares fall short of the amount payable thereon).

The verification of identity requirements will not usually apply if:

(a) the acceptor is a regulated UK broker or intermediary acting as agent and itself subject to the Regulations; or

(b) the acceptor is an organisation required to comply with the Money Laundering Directive (the Council Directive on prevention of the use of the financial system for the purpose of money laundering) (91/308/EEC); or

(c) the acceptor (not being an acceptor who delivers his acceptance in person) makes payment by way of a cheque drawn on an account in the name of such acceptor; or

(d) the aggregate subscription price for the relevant New Ordinary Shares is less than L9,400.

In other cases the verification of identity requirements may apply. Satisfaction of these requirements may be facilitated in the following ways:

(i) if payment is made by building society cheque (not being a cheque drawn on an account of the acceptor) or banker's draft, by the building society or bank endorsing on the cheque or draft the acceptor's name and the number of an account held in the acceptor's name at such building society or bank, such endorsement being validated by a stamp and authorised signature; or

(ii) if payment is not made by cheque drawn on an account in the name of the acceptor and (i) above does not apply, by the acceptor enclosing with his Application Form evidence of his/her name and address from an appropriate third party (for example, a recent bill from a gas, electricity or telephone company or a bank statement, in each case bearing the acceptor's name and address. Originals of such documents (not copies) are required; such documents will be returned in due course); or

(iii) if the Application Form is lodged with payment by an agent which is an organisation of the kind referred to in (a) above or which is subject to anti-money laundering regulation in a country which is a member of the Financial Action Task Force (the non-European Union members of which are Australia, Canada, Hong Kong, Iceland, Japan, New Zealand, Norway, Singapore, Switzerland, Turkey and the US) the agent should provide written confirmation that it has that status with the Application Form(s) and written assurance that it has obtained and recorded evidence of the identity of the persons for whom it acts and that it will on demand make such evidence available to the Receiving Bank or the relevant authority.

In order to confirm the acceptability of any written assurance referred to in
(iii) above or in any other case, the acceptor should contact Lloyds TSB Registrars (tel: 0870 600 0673).

If (an) Application Form(s) is/are in respect of shares with an aggregate subscription price of L9,400 or more and is/are lodged by hand by the acceptor in person, he/she should ensure that he/she has with him/her evidence of identity bearing his/her photograph (for example, his/her passport) and evidence of his/her address.

All enquiries in connection with the Application Form should be addressed to Lloyds TSB Registrars, Antholin House, 71 Queen Street, London EC4N 1SL or by telephone on 0870 600 0673.

5.   NO PUBLIC OFFERING OUTSIDE THE UNITED KINGDOM

Neither the Company nor Cazenove has taken or will take any action in any jurisdiction that would permit a public offering of New Ordinary Shares in any jurisdiction where action for the purpose is required, other than in the United Kingdom.

6.   OVERSEAS SHAREHOLDERS

The distribution of this document and the offer of New Ordinary Shares in certain jurisdictions may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions, including those in the paragraphs that follow. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdictions.

  General

The making of the Open Offer to Overseas Shareholders may be affected by the laws of the relevant jurisdiction. Such persons should consult their professional advisers as to whether they require any governmental or other consents or need to observe any applicable legal requirements to enable them to take up the New Ordinary Shares to which they are entitled under the Open Offer. It is the responsibility of all Overseas Shareholders receiving this document and/or an Application Form and wishing to accept the Open Offer to satisfy themselves as to full observance of the laws of the relevant territory, including obtaining all necessary governmental or other consents which may be required, and observing all other formalities needing to be observed and paying any issue, transfer or other taxes due in such territory. A SHAREHOLDER WHO IS IN DOUBT OF HIS POSITION SHOULD CONSULT HIS PROFESSIONAL ADVISER.

No person receiving a copy of this document and/or an Application Form in any territory other than the UK may either treat the same as constituting an offer or invitation to him or use an Application Form, unless in the relevant territory such an offer or invitation could lawfully be made to him, or the Application Form could lawfully be used without contravention of any unfulfilled registration or other legal requirements. In such circumstances, this document is being sent for information only. The Company reserves the right to reject an application under the Open Offer if it believes acceptance of such application may violate applicable legal or regulatory requirements or if the appropriate warranty as to Overseas Shareholders set out in the Application Form is not included.

Persons (including, without limitation, nominees and trustees) receiving this document or an Application Form should not, in connection with the Open Offer, distribute or send it in or into the United States (except as otherwise set forth in this document), Canada, Japan or Australia or any other jurisdiction where to do so would or might contravene local securities laws or regulations. If this document, or an Application Form, is received by any person in any such territory or by the agent or nominee of such a person, he must not seek to apply for New Ordinary Shares or assign or transfer the Application Form except pursuant to an express agreement with the Company. Any person who does forward this document or an Application Form into any such territory, whether pursuant to a contractual or legal obligation or otherwise, should draw the attention of the recipient to the contents of this paragraph. The Company reserves the right to reject a purported application for New Ordinary Shares under the Open Offer from Shareholders in any such territory or persons who are acquiring New Ordinary Shares for resale in any such territory.

   Australia

The New Ordinary Shares to be issued pursuant to the Placing and Open Offer have not been, and will not be, qualified for sale under the securities laws of Australia. Subject to certain exceptions, New Ordinary Shares may not be offered or sold in Australia and the Placing and Open Offer is not available to persons in Australia.

The Application Form is not being sent to any Shareholder with a registered address in Australia, unless otherwise determined by the Company or Cazenove at their sole discretion.

   Canada

The New Ordinary Shares to be issued pursuant to the Placing and Open Offer have not been and will not be qualified for sale under the securities laws of any province or territory of Canada. Subject to certain exceptions, New Ordinary Shares may not be offered or sold directly or indirectly in Canada or to or for the benefit of any resident of Canada, other than in accordance with applicable securities laws.

The Application Form is not being sent to any Shareholder with a registered address in Canada, unless otherwise determined by the Company or Cazenove at their sole discretion.

   Japan

The New Ordinary Shares to be issued pursuant to the Placing and Open Offer have not been and will not be registered under the Securities and Exchange Law of Japan, as amended (the "SEL"). Accordingly, the New Ordinary Shares have not been and will not be offered or sold directly or indirectly in Japan or to, or for the benefit of, any resident of Japan (including any Japanese corporation), or to others for reoffer or resale directly or indirectly in Japan or to, or for the benefit of, any resident of Japan (including any Japanese corporation), except pursuant to an exemption from the registration requirements under the SEL, and otherwise in compliance with such law and other relevant laws and regulations.

The Application Form is not being sent to any Shareholder with a registered address in Japan, unless otherwise determined by the Company or Cazenove at their sole discretion.

   United States

The New Ordinary Shares to be issued pursuant to the Placing and Open Offer have not been and will not be registered under the Securities Act, or under the securities laws of any state in the United States, and may not be offered or sold within the United States or to or for the benefit of US persons (as defined in Regulation S under the Securities Act) except in certain transactions exempt from the registration requirements of the Securities Act and subject to the following conditions. Accordingly the Placing and Open Offer are not being made to any Shareholder in the United States except (and in the case of the Open Offer at the discretion of the Company) to a limited number of Qualified Institutional Buyers in transactions exempt from the registration requirements of the Securities Act.

Each subscriber of the New Ordinary Shares in the Open Offer that is located in the United States or that is a US person will, by virtue of and in connection with its subscription for New Ordinary Shares in the Open Offer, be deemed to have represented and agreed as follows:

(i) the subscriber is a Qualified Institutional Buyer and is acquiring such New Ordinary Shares for its own account or for the account of another Qualified Institutional Buyer and not with a view to or for sale in connection with any distribution thereof other than in compliance with the Securities Act and applicable state securities laws;

(ii) the subscriber understands, and each beneficial owner of such New Ordinary Shares has been advised, that the New Ordinary Shares have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction of the United States and may not be offered, sold, pledged or otherwise transferred except (a) pursuant to an effective registration statement under the Securities Act and such laws,
     (b) in accordance with Rule 144A under the Securities Act to a person that it and any person acting on its behalf reasonably believes is a Qualified Institutional Buyer purchasing for its own account or for the account of another Qualified Institutional Buyer, (c) in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S or (d) pursuant to another exemption from registration under the Securities Act and applicable state securities laws (if available);

(iii) it acknowledges that the New Ordinary Shares are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act and that no representation is made as to the availability of the exemption provided by Rule 144 for resales of such New Ordinary Shares;

(iv) it acknowledges that the New Ordinary Shares may not be deposited into any unrestricted depositary receipt facility in respect of Ordinary Shares established or maintained by a depositary bank;

(v) if in the future such subscriber decides to offer, resell, pledge or otherwise transfer such New Ordinary Shares, it may offer, sell, pledge or otherwise transfer such New Ordinary Shares only in accordance with the following legend, which the New Ordinary Shares, if in certificated form, will bear unless otherwise determined by the Company in accordance with applicable law:

     THE SHARES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (2) TO A PERSON WHOM THE SELLER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVE IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), AND IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THE ORDINARY SHARES REPRESENTED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE SHARES MAY NOT BE DEPOSITED INTO ANY UNRESTRICTED DEPOSITORY RECEIPT FACILITY IN RESPECT OF ORDINARY SHARES ESTABLISHED OR MAINTAINED BY A DEPOSITORY BANK. EACH HOLDER, BY ITS ACCEPTANCE OF THESE SHARES, REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS;

(vi) the Company shall have no obligation to recognise any offer, sale, pledge or other transfer made other than in compliance with the above-stated restrictions;

(vii) the subscriber agrees that if, in the future, it offers, resells, pledges or otherwise transfers such New Ordinary Shares, it shall notify its transferee of the circumstances and restrictions set out in paragraphs (i) to (vi) above; and

(viii) the Company, the Registrar, Cazenove and their affiliates and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements. If the subscriber is acquiring any New Ordinary Shares for the account of one or more Qualified Institutional Buyers, it represents that it has sole investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account.

Each subscriber of the New Ordinary Shares in the Placing that is located in the United States or that is a US person will be required to give representations substantially similar to the representations set out in paragraphs (i) to (viii) above.

In addition, until 40 days after the commencement of the offering, an offer or sale of New Ordinary Shares within the United States by any dealer whether or not participating in the Placing may violate the registration requirements of the Securities Act.

Prospective purchasers in the United States are hereby notified that sales of the New Ordinary Shares may be made in reliance on Rule 144A or another exemption from, or in a transaction not subject to, the provisions of section 5 of the Securities Act.

7.   TAXATION

Qualifying Shareholders are referred to paragraphs 10 and 11 of Part VII of this document for an explanation of some of the UK and US tax consequences of the Open Offer respectively.

The taxation consequences for Qualifying Shareholders depend on their own circumstances. Although the Directors have been advised that the statements expressed in paragraphs 10 and 11 of Part VII of this document are accurate, they may not apply to certain Qualifying Shareholders, including non-United Kingdom and non-United States residents, insurance companies, pension funds and dealers in securities. Qualifying Shareholders are strongly recommended to consult their own professional advisers if they are in any doubt about their taxation position.

8.   SETTLEMENT AND DEALINGS

Application has been made to the UK Listing Authority for admission of the New Ordinary Shares to the Official List and application has been made to the London Stock Exchange for trading of the New Ordinary Shares on its market for listed securities.

It is expected that the New Ordinary Shares will be admitted to the Official List and that dealings on the London Stock Exchange will commence at 8.00 a.m. on 30 May 2003. For those Qualifying Shareholders who do not hold their existing Ordinary Shares in CREST, certificates in respect of the New Ordinary Shares are expected to be despatched by 4 June 2003. No temporary documents of title will be issued and, pending despatch of share certificates, transfers will be certified against the register of members. All documents or remittances sent by or to an applicant, or as directed by the registered holder, shall be entirely at his or her own risk.

For those Qualifying Shareholders who hold their existing Ordinary Shares in CREST, the New Ordinary Shares are expected to be credited to their CREST accounts on or as soon as possible after 30 May 2003. Notwithstanding any other provision of this document, the Company reserves the right, but shall not be obliged, to issue any New Ordinary Shares the subject of the Open Offer in certificated form. In normal circumstances, this right is only likely to be exercised in the event of any interruption, failure or breakdown of CREST (or any part of CREST), or on the part of the facilities and/or systems operated by the Registrars in connection with CREST. This right may also be exercised if the correct details (such as participant ID and member ID details) are not provided as requested on the Application Form.

All documents or remittances sent by or to applicants, or as they may direct, will be sent through the post at the applicant's own risk. Any instructions with regard to payments or notices received by the Company or the Registrar in respect of holdings of existing Ordinary Shares shall also apply to New Ordinary Shares.

YOUR ATTENTION IS DRAWN TO THE LETTER FROM THE CHAIRMAN OF THE COMPANY SET OUT IN PART I AND THE FURTHER INFORMATION SET OUT IN PARTS III TO VIII OF THIS DOCUMENT AND ALSO TO THE TERMS, CONDITIONS AND OTHER INFORMATION PRINTED ON THE ACCOMPANYING APPLICATION FORM.

You should note that, in connection with the Placing and Open Offer, Cazenove is acting for the Company and for no-one else and will not be responsible to any person other than the Company for providing the protections afforded to the clients of Cazenove nor for giving advice in relation to the contents of this document or the Placing and Open Offer.

                    Yours faithfully

                      Julian Cazalet
                    Managing Director

                    for and on behalf of
                    Cazenove & Co. Ltd

                                    PART III

                             INFORMATION ON VERNALIS

SUMMARY

Vernalis is an integrated biopharmaceutical company focused on the discovery, development and commercialisation of new prescription medicines for the treatment of diseases and disorders related to the central nervous system (CNS). The Company is internationally recognised for its expertise in the field of serotonin, a key neurotransmitter involved in a large number of common neurological and psychiatric disorders.

The Company's most advanced product is frovatriptan. In November 2001, the Food and Drug Administration (FDA) granted marketing approval for frovatriptan in the United States for the acute treatment of migraine. In March 2002, the Company's North American licensee, Elan, appointed UCB as its co-promotion partner for frovatriptan in the United States. Elan and UCB launched frovatriptan in the United States during June 2002 under the trademark Frova(TM). By March 2003, nine months following launch, frovatriptan had achieved a greater than 2 per cent. share of the market for the triptan class of drugs in the United States, according to prescription data generated by the market research organisation IMS Health.

Vernalis received $15 million in milestone payments from Elan in the fourth quarter of 2001 following FDA marketing approval for frovatriptan. Following Elan's appointment of UCB as its co-promotion partner, the Company restructured its commercial arrangements with Elan. Under the revised terms, Elan forgave its loan to the Company of $10 million plus all accrued interest, and also accelerated the first sales milestone payment due under the licence agreement to 30 days following launch. In return Vernalis will receive royalties at a reduced rate on US sales of frovatriptan up to a pre-agreed level during the first three years after the US launch. Following this initial period, Elan has an option to extend the reduced royalty period by up to a further four years by making an additional lump sum payment to Vernalis. Under the terms of the Company's licensing agreements, it expects to receive a further milestone payment of $15 million when net sales of frovatriptan by Elan and UCB in North America exceed $100 million in a 12 month period, in addition to royalties on its licensees' sales of frovatriptan. The first sales milestone payment of over $5 million was received by the Company following the US launch of frovatriptan in June 2002 and it received its first royalty payment from Elan in August 2002. During 2002, the Company also received marketing approval for frovatriptan in 15 European countries. Its European licensee, Menarini, launched the drug in the first European market, Germany, in November 2002, where, according to IMS Health data, it has achieved a 5.2 per cent. share of units sold of the triptan class after 20 weeks. Menarini has also recently launched frovatriptan in the United Kingdom and Ireland, and launches in further European markets are expected during 2003.

Vernalis has products in development targeting two other disorders that are inadequately treated by available drugs and that have large patient populations: a potential treatment for the sexual dysfunction suffered by a significant proportion of patients taking medication for depression (being developed in partnership with Lilly) and a potential treatment for Parkinson's disease.

In addition to its development programmes, Vernalis has late stage research programmes targeting obesity and depression, both of which are partnered with Roche.

The following tables summarise the Company's key programmes.

COMMERCIAL PRODUCTS

INDICATION                                 STATUS                                     PARTNER
----------                                 ------                                     -------
Migraine (frovatriptan).................   Launched in the US                         Elan/UCB (US)
                                           Approved in 15 European countries          Menarini (Europe)
                                           Launched in Germany, Ireland and the UK


DEVELOPMENT PROGRAMMES

INDICATION                                 STAGE OF DEVELOPMENT                       PARTNER
----------                                 --------------------                       -------
Sexual dysfunction in patients taking
  SSRI's for depression (VML670)........   Phase II clinical trials                   Lilly
Parkinson's disease (VR 2006)...........   Pre-clinical development                   --

RESEARCH PROGRAMMES

INDICATION                                 MECHANISM OF ACTION                        PARTNER
----------                                 --------------------                       -------
Obesity.................................   Selective 5-HT2C receptor agonist          Roche
Depression .............................   Selective A2A receptor antagonists         Roche



The Company will continue its development programme for the potential treatment of Parkinson's disease and its late stage research programme targeting depression whilst the Directors pursue strategic options for the Company. However, unless additional funding for these programmes becomes available either through strategic collaborations or the implementation of another strategic option the Company will then cease expenditure on its depression research programme and, once pre-clinical development is completed, its Parkinson's development programme.

HISTORY AND DEVELOPMENT OF VERNALIS

The Group began business in 1991 as Vanguard Medica Limited. Vanguard Medica Group plc was incorporated in 1995 and, in preparation for the Company's initial public offering of shares, acquired all the shares of Vanguard Medica Limited in April 1996. Vanguard Medica Group plc changed its name to Vernalis Group plc in 2000. The Company was funded by venture capital investments until the Company's initial public offering in May 1996, in which the Company raised L46.3 million net of expenses. In December 1997, the Company completed a follow-on offering raising a further L25.7 million net of expenses. The existing Ordinary Shares have been admitted to the Official List and are traded on the London Stock Exchange under the symbol "VER".

Until 1999, the Company's principal activity was developing new drug candidates discovered by other pharmaceutical companies or by academic research organisations. During this period the Company in-licensed a number of compounds targeted at a range of therapeutic areas. The Company's licensors included Abbott Laboratories, Lilly, 3M Pharmaceuticals and Roche. The Company's most important in-licensing agreement was for frovatriptan, which the Company licensed from SmithKline Beecham (now GlaxoSmithKline) in 1994. The Company has conducted and funded the complete development programme for this compound from a late pre-clinical stage through to marketing approval in the United States and the European Union. In 2000, the Company acquired exclusive worldwide rights to frovatriptan.

The Company has out-licensed North American marketing rights for frovatriptan to Elan and European marketing rights for frovatriptan to Menarini in return for royalties on future sales and also, in the case of Elan, an equity investment in, and a series of post-approval milestone payments to, the Company by Elan. In March 2002, Elan appointed UCB Pharma, Inc. as its co-promotion partner for frovatriptan in the United States.

During 1999, Vernalis made a strategic decision to focus its efforts more closely on CNS disorders and to establish the in-house research capability to generate its own intellectual property in order to provide a more reliable source of new candidate compounds for its development portfolio.

A key event in the implementation of this new strategy was the acquisition in December 1999 of Cerebrus Pharmaceuticals Limited, a privately owned, UK registered biopharmaceutical company with a portfolio of research and development projects focused exclusively on CNS disorders. Cerebrus was formed in 1995 by a group of neuroscientists and chemists led by Dr. Colin Dourish, who previously formed the core team of the European CNS research centre of Wyeth. This group has extensive experience in the discovery of new medicines for CNS disorders.

Vernalis completed the acquisition of Cerebrus on 2 December 1999 for an all-share consideration of 7,085,302 ordinary shares, representing approximately
17.6 per cent. of the enlarged issued share capital following the acquisition. It subsequently integrated the combined operations of the two companies in the Cerebrus facilities at Winnersh in Berkshire and closed down its site at Guildford in Surrey.

BUSINESS OVERVIEW

BACKGROUND TO THE CENTRAL NERVOUS SYSTEM AND CNS DISORDERS

   The central nervous system

The central nervous system (CNS) is composed of the brain and the spinal cord, the role of which is to integrate and control a wide variety of functions within the body. These range from cellular responses such as contraction of muscle fibres to complex phenomena such as thoughts, emotions, and memory. The functional unit within the

CNS is the nerve cell or neuron. These specialised cells are capable of transmitting information, such as electrical impulses, over long distances very rapidly. Communication between individual neurons is an essential component of the integrative function of the CNS and is effected by the release of chemical messengers, called neurotransmitters. These neurotransmitters also effect the communication between neurons and cells of target organs.

   The role of neurotransmitters and receptors

A neurotransmitter stimulates a neuron by binding to a specific protein, known as a receptor, on the surface of the neuron, thereby activating the receptor. Each neurotransmitter binds to a particular type of receptor, similar to the way in which a key will fit only a particular lock.

There are a large number of different types of receptors, most of which are further classified into subtypes. For example, seven main receptor families have been discovered for serotonin. Some of these main receptor families, known as 5-HT receptors, are further subdivided into distinct subtypes.

There are also many different types of neurotransmitters in the CNS. The Company's research programmes are currently focused on some of the key neurotransmitters that control the signalling processes involved in many physiological and behavioural functions.

Most drugs for the treatment of CNS disorders work by modifying the interaction between neurotransmitters and receptors. Some drugs work by mimicking a neurotransmitter to activate a receptor. These are known as agonists. Other drugs work by binding to a receptor at the same site as the neurotransmitter to block its signal and prevent activation of the receptor. These are known as antagonists. Other pharmaceutical approaches to the treatment of CNS disorders include drugs that increase circulating levels of a neurotransmitter by breaking down into the neurotransmitter itself (precursors); drugs that prevent the breakdown of a neurotransmitter by enzymes (metabolic inhibitors); and drugs that prevent the removal of excess amounts of a neurotransmitter by the neuronal reuptake system (reuptake inhibitors).

   Central nervous system disorders

CNS disorders fall into two principal categories. The first are psychiatric disorders, which include schizophrenia, depression and anxiety disorders. The second are neurological disorders, which include migraine, epilepsy, neuropathic pain and neurodegenerative disorders such as Parkinson's disease, Alzheimer's disease and stroke.

Because the CNS controls the activity of the whole body, there are also a number of disorders affecting the body generally that can be treated by medicines that act on the brain. Disorders falling into this category include obesity and sexual dysfunction.

Some disorders, such as depression and epilepsy, are thought to involve a malfunction of the receptors or neurotransmitters involved in the signalling process between neurons. Other disorders, such as Parkinson's disease and stroke, are caused by the death of neurons in specific areas of the brain.

THE COMMERCIAL OPPORTUNITY FOR NEW CNS MEDICINES

The worldwide incidence of CNS-related disorders is growing rapidly, driven largely by demographic changes, in particular the ageing world population. Many CNS diseases (for example, Alzheimer's disease, Parkinson's disease and stroke) are much more prevalent in the elderly.

Measured by the value of sales, medicines to treat CNS diseases now represent the fastest growing segment of the pharmaceutical sector and the second largest segment after cardiovascular drugs. The global CNS market totaled $52 billion in 2001, a 11.9 per cent. increase on 2000 revenues of $46 billion. The commercial opportunity for drugs that address CNS disorders is therefore very large.

The potential markets addressed by the Company's principal programmes are described below.

   Migraine

Published data shows that approximately 16 to 18 per cent. of women and 6 per cent. of men in North America and Europe suffer from migraine. This equates to approximately 30 million migraine sufferers, also known as migraineurs, in the United States alone. Migraineurs suffer, on average, approximately 18 attacks per year.

Worldwide sales of prescription medicines to treat migraine grew to an estimated $2.87 billion in 2002, and are forecast to increase to $3.48 billion in 2005. This growth has been driven by the introduction of the triptan class of drugs, which have demonstrated greater efficacy than previously available migraine treatments and have allowed their manufacturers to increase the market price for migraine treatments. Sales of triptan products by value during 2002 accounted for more than 75 per cent. of total prescription sales of migraine treatments.

Despite the rapid growth in the market, it is estimated that only 10 per cent. of migraineurs in the United States and Europe regularly take triptan products. In many cases, sufferers do not consult their physician and self-medicate with analgesics and other treatments which are available over the counter. Considerable scope therefore exists for further expansion of the triptan market.

A common form of migraine suffered by women is menstrually associated migraine, which occurs at or around the time of menstruation. It is estimated that over 50 per cent. of female migraineurs, representing over 26 million women in the United States and Europe, report menstruation as one of the triggers for their migraine attacks. Evidence exists that menstrually associated migraines tend to last longer than other migraines, and are more debilitating, generally more resistant to treatment, and more likely to recur after an initial response to treatment.

In the third quarter of 2002, Vernalis announced positive headline results from a multi-centre US clinical trial exploring frovatriptan's potential use in the prophylaxis (prevention) of menstrually-associated migraine. The full results of this study were presented at a major neurology conference in the United States at the beginning of April 2003, and the Company intends to publish the results in key scientific and clinical journals. The Company intends to carry out additional studies required to enable its partners to apply for US and European regulatory approval for the use of frovatriptan in the prophylaxis of menstrually associated migraine.

No drugs of the triptan class are currently approved for prophylactic use in menstrually-associated migraine. The Company believes that if the positive outcome of the initial study is reproduced in further studies and an extension to the product licence successfully obtained, it would give frovatriptan a competitive advantage that could enable the Company's marketing partners to significantly increase market share and, potentially, to expand the overall size of the market for migraine therapies.

   Sexual dysfunction in depressed patients

Depression is one of the most common mental illnesses. In 1996, the World Health Organisation estimated that 340 million people were suffering from mood-disorders worldwide. Treatment for depression includes a class of drug known as selective serotonin reuptake inhibitors (SSRIs). These include fluoxetine and paroxetine. A significant proportion of patients taking SSRIs, both male and female, experience some form of sexual dysfunction as a side effect of the treatment. This may manifest itself in a number of ways, including loss of sexual desire, erectile dysfunction or an inability to achieve an orgasm.

Sexual dysfunction is encountered as a background symptom of depression in approximately 10 per cent. of patients, but its incidence increases markedly when SSRIs are used. In published studies in patients taking one of the most commonly prescribed SSRIs, the reported incidence of sexual dysfunction is generally in the range of 30 to 40 per cent. with some reports even higher.

SSRIs dominate the antidepressant market, which was estimated to be worth $13.4 billion in 2000. Based on the reported incidence of sexual dysfunction, a significant proportion of patients could potentially benefit from a drug that successfully reverses the sexual dysfunction caused by SSRIs. No drugs have currently received regulatory approval for the treatment of SSRI-induced sexual dysfunction although at least two companies, GlaxoSmithkline and Lundbeck, are developing second generation SSRIs that have been designed to try to reduce the incidence of sexual dysfunction.

   Parkinson's disease

Parkinson's disease affects approximately 1,500,000 individuals in the United States, with a further 50,000 new cases diagnosed annually. Although the disease has an incidence in the general population of about one in 1,000, the frequency of new cases is expected to rise as the population ages, because the disease affects one in 100 individuals over the age of 65. Annual worldwide sales of drugs to treat Parkinson's disease were predicted to reach $1.5 billion in 2002.

   Obesity

Over the last 10 years there has been a dramatic rise in the prevalence of obesity, particularly in first world countries. Obesity in the United States has reached epidemic proportions, with approximately 100 million people, over one-third of the total population, now considered by the National Institutes of Health to be overweight or obese. This figure is projected to exceed 50 per cent. within the next 25 years. In European countries the corresponding figure is lower, approximately 20 per cent., but the rate of increase in prevalence is showing a similar trend to that of the United States. The consequences of obesity represent an increasing financial burden on healthcare systems around the world.

Numerous non-pharmaceutical anti-obesity agents are available over the counter or through retail stores. Only two prescription treatments for obesity are currently marketed in the US and Europe: Xenical(R) (orlistat) and Meridia(R)/Reductil(R) (sibutramine).

   Depression

Depression is the leading cause of disability. In the United States, the world's largest market for pharmaceutical products, it is estimated that depressive disorders affect approximately 17 million people, and nearly twice as many women (12 per cent.) as men (7 per cent.) are affected by a depressive disorder each year. Antidepressants are widely used and are effective treatments for depression. For the 12 months ended February 2001, the antidepressant Prozac(R) (fluoxetine) was the world's sixth biggest selling prescription drug with sales of $2.3 billion. The world market for antidepressants was approximately $13.4 billion in 2000 (up approximately 18 per cent. from 1999) making it the world's third largest therapeutic class in that year.

THE COMPANY'S BUSINESS STRATEGY

The Company's strategy is to build a broad and diverse portfolio of products to address major market opportunities in the CNS and related areas. The Company has an experienced internal discovery team and a development group that has undertaken international drug development successfully and achieved regulatory approvals in the United States and Europe. The Company aims to maximise the commercial opportunities and manage the risks in its portfolio by working with global pharmaceutical companies in collaborative alliances on some of its programmes. At the appropriate time, the Company may consider direct sales and marketing of its products to increase its commercial returns.

THE COMPANY'S COMMERCIAL PARTNERSHIPS

The following section describes Vernalis' existing commercial partners and the commercial agreements with respect to Vernalis' principal research and development programmes and marketed products. The scientific features and potential therapeutic benefits of each programme are described in the sections entitled "The Company's Product Portfolio", "The Company's Development Portfolio" and "The Company's Research Programmes" below.

   Frovatriptan

Frovatriptan is the Company's most advanced programme and its only currently marketed product. The Company originally licensed frovatriptan from SmithKline Beecham in 1994. In 1998, SmithKline Beecham waived its option to commercialise the compound and worldwide marketing rights passed to Vernalis in return for a residual royalty payable to SmithKline Beecham on future worldwide sales of frovatriptan. During 2000, in connection with SmithKline Beecham's merger with Glaxo Wellcome plc, the Company made two important amendments to the 1994 agreement:

1. in July 2000, SmithKline Beecham assigned to the Company all of its patents covering frovatriptan (with no substantive changes in the royalty arrangements); and

2. in December 2000, SmithKline Beecham waived all of its rights to royalties on sales of frovatriptan in return for a series of five $5 million cash payments by the Company. The first instalment of $5 million was paid on 16 September 2002. Subsequent instalments are due on each anniversary of the initial payment. The final payment is subject to cumulative worldwide sales of frovatriptan from launch exceeding $300 million.


The Company signed a licence agreement with Elan in 1998 granting Elan exclusive marketing rights for frovatriptan in the United States, Canada and Mexico. On signing, Elan paid the Company a fee of $7.5 million and made a $10 million investment in the Company's ordinary shares at a negotiated price of L6.25 per share. Elan subsequently paid the Company a further $7.5 million in 1999 when the FDA formally accepted the Company's frovatriptan New Drug Application (NDA) for review, and a further $15 million in the fourth quarter of 2001 following FDA marketing approval. Under the terms of the 1998 licence agreement, the Company could have potentially received three additional milestone payments exceeding $30 million in total on achievement by Elan of agreed sales targets for frovatriptan. In addition, Elan would pay the Company a royalty based on its net sales of frovatriptan. In December 2000, Vernalis entered into a new financing agreement with Elan under which Elan made a $10 million loan to the Company and a further equity investment of L4.96 million. Following that investment, Elan held 2,943,396 Ordinary Shares, representing approximately 6.7 per cent. of the Company's issued share capital, which was subsequently sold in July 2002. Elan no longer has any shareholding in Vernalis.

In the first quarter of 2002 Elan appointed UCB Pharma, Inc. as its co-promotion partner for frovatriptan in the US market. The co-promotion agreement is between Elan and UCB and Vernalis has no contractual relationship directly with UCB. In conjunction with the appointment of UCB, the Company agreed revised commercial arrangements with Elan. Under the new terms, Elan forgave the full amount of its loan to the Company, including accrued interest, and brought forward a $5.4 million sales milestone payment due under the restated 1998 licence agreement to 30 days following the US launch. In return, Vernalis will receive royalties at a reduced rate on US sales up to a pre-determined level during the launch phase and early years of marketing of frovatriptan. At the end of an initial three-year period following the US launch of frovatriptan, Elan will have an option to extend the reduced royalty period by up to four years by making an additional lump sum payment to Vernalis. This payment replaces the second sales milestone payment due under the 1998 licence agreement. Thereafter, or if Elan elects not to the make the lump sum payment, the royalty rate due to the Company will revert to the previous levels. The third sales milestone payment is not affected by the new agreement. This is a payment of $15 million from Elan to the Company which is triggered when the net sales of frovatriptan by Elan and UCB in North America exceed $100 million in any 12 month period. Elan made its first royalty payment to Vernalis in August 2002 and payments have subsequently been received on a quarterly basis.

In addition, Vernalis is committed to funding and conducting a number of additional clinical studies with frovatriptan, known as Phase IIIb support studies, up to a predetermined total cost. These include the ongoing studies in the prophylaxis of menstrually associated migraine and a new study in the treatment of paediatric and adolescent migraine, which the Company expects to commence in the second half of 2003.

Vernalis has also signed a licence agreement with Menarini granting Menarini exclusive marketing rights for frovatriptan in the European Union, Eastern Europe and specified countries in Central America. Under this agreement the Company will supply Menarini with the finished packed product ready for sale.

The Company is exploring opportunities to generate further revenues by selecting marketing partners for frovatriptan in other geographic areas not covered by the Company's existing marketing agreements with Elan and Menarini. The Company also has agreements in place with Diosynth Limited with respect to the manufacture and supply of the bulk active pharmaceutical ingredient in frovatriptan, and Galen Pharmaceuticals plc with respect to the tableting and packaging of frovatriptan.

   VML 670

In 1998, Vernalis signed an agreement with Lilly for the Company to develop an early development stage drug discovered by Lilly, which the Company calls VML 670, in one or more indications, including as a treatment for sexual dysfunction experienced by people taking a class of drug for depression called SSRIs. Vernalis is funding and conducting all aspects of the development of VML 670 in this indication to the end of Phase II clinical trials, which commenced in May 2002. Lilly may then assume responsibility for completing and funding all further development work and for subsequent commercialisation of the compound. If Lilly exercises its option, the Company will receive a milestone payment and a royalty on Lilly's future net sales of the compound, as well as reimbursement for the Company's cumulative development expenditures on the compound to the date of exercise. If Lilly does not exercise its Phase II option, exclusive worldwide rights to the compound for this indication would pass to the Company in return for a royalty payable to Lilly on future licensing revenue or net sales, whichever is greater. The Company would then be free to complete the development of the compound itself and commercialise it or relicense it to a third party.

   Obesity

In December 1999 the Company signed an agreement with Roche to collaborate on the Company's research programme directed toward selective 5-HT(2C) agonists as potential anti-obesity agents. Under the terms of this agreement, the Company received funding for an initial two-year joint research programme with Roche. It also received a licence fee on signature of the agreement and three subsequent milestone payments from Roche: in November 2000 on the selection of VR 1065 as the first lead development compound; in June 2001 when this compound was confirmed as the first clinical development candidate; and in May 2002 when it entered Phase I studies.

In February 2002, following the success of the initial collaboration, the Company entered into a further two-year research collaboration to support the objective of bringing further product candidates into Phase I clinical trials. Under the terms of this new agreement, Vernalis will receive additional research funding for the period of the new research collaboration, and has the potential to receive significantly increased pre- and post-approval milestone payments that could total up to $60 million, as well as future royalties rising to as high as 15 per cent., on new compounds from the programme that progress into Phase II development and are subsequently commercialised.

Roche commenced Phase I clinical trials with VR 1065 in May 2002. Although there were no side effects, the pharmacokinetic data on VR 1065 did not meet Roche's stringent criteria for progression to Phase II. Roche and Vernalis are now focusing on follow-on compounds from different chemical series that have already been identified in the substantial 5-HT(2C) library generated by the collaboration so far. The Company anticipates that a new lead development candidate will be selected in the second half of 2003.

Roche has exclusive worldwide rights to develop, manufacture and market all the product candidates coming out of the programme for the treatment of obesity and related eating disorders, and will also fund and conduct all aspects of the development programme for each compound it elects to take into development for this indication.

   Depression

In May 2002, Vernalis entered a strategic collaboration with Roche to discover and develop new drugs for the treatment of depression. Under the terms of this agreement, Roche has an option to license worldwide rights to develop, manufacture and commercialise compounds arising from the Company's adenosine A(2A) antagonist research programme in depression, which is exercisable up to the completion of Phase I studies. On each anniversary of the option grant Roche has to pay Vernalis an option renewal fee in order to extend its option for a further year. The Company also has the potential to receive additional sums on the achievement of key milestones during the option period. On exercise of the option, the companies will establish a joint research collaboration, under which Roche will provide research funding to Vernalis to identify and bring forward further product candidates for development. Roche will conduct all the future development of the first and any subsequent product candidates and will make a series of payments to the Company on the achievement of agreed pre- and post-approval milestones that could total up to US$80 million. Roche will have exclusive rights to commercialise all products arising from this agreement in the fields of depression and anxiety, and Vernalis will receive royalties on worldwide sales. If Roche does not exercise its option, Vernalis will retain all rights in the programme.

Also in May 2002, Roche made a loan to Vernalis of L7 million, convertible into Vernalis ordinary shares at a conversion price of 329 pence per share. If not converted the loan is repayable after five years. The terms of the loan include an anti-dilution provision that will be triggered by the issue of new Ordinary Shares in the Placing and Open Offer, the effect of which will be to reduce the conversion price. This would result in Roche receiving an additional 1,576,044 new Ordinary Shares on conversion of the full amount of the loan.

THE COMPANY'S RESEARCH AND DEVELOPMENT FOCUS

Vernalis focuses its research and development activities on drugs that it believes have large commercial potential to treat diseases that are not well treated by currently available therapies. The Company is unusual for a biopharmaceutical company of the Company's size in having expertise and a proven track record in both research and development. The Company's research scientists have world-leading expertise in serotonin, having made seminal discoveries on the roles of two key serotonin receptors, the 5-HT(1A) and 5-HT(2C) receptors, in psychiatric and eating disorders, and having identified the first selective 5-HT(1A) receptor antagonists and 5-HT(2C) receptor agonists. The Company also has an experienced development team that has taken potential new medicines through all stages of the development process and has specific expertise in managing the development of medicines to treat central nervous system disorders.

The Company believes that its highly focused approach to research and development offers a number of important benefits relative to traditional pharmaceutical research and development, including:

1.   reduced time to achieve marketed product; and

2.   reduced overall cost of research and development programmes.


THE COMPANY'S APPROACH TO RESEARCH

Vernalis focuses on membrane-bound proteins, in particular G-protein coupled receptors and ion channels, that it believes are involved in CNS disorders. In a number of its programmes, the Company targets mechanisms of action whose efficacy in treating a particular disorder has been validated by pre-clinical or clinical studies with other compounds with a similar mechanism of action, but which suffer from undesirable side effects that limit their use. The Company seeks to design compounds that have a wide therapeutic ratio and are highly selective for the target receptor, thus minimising the possibility of undesirable side effects.

The Company has particular expertise in a range of techniques that it employs to decrease the time to selection of a clinical development candidate. This also enables the Company to reject at an early stage those compounds that it believes are unlikely to be successful in development.

   Computational chemistry and virtual library screening

The Company employs this technique to rapidly identify novel selective agonists or antagonists for specific CNS receptors. Using computer-modelling techniques the Company investigates the nature of the interactions between target receptors and individual neurotransmitters and constructs proprietary, virtual three-dimensional models of the molecular features needed to activate or block the target receptors. It then uses its computer models to screen its own and commercially available libraries of chemical compounds on a virtual basis. This approach enables the Company to predict the chemical structures of compounds that will be effective in treating the target disease without the need to physically make and biologically screen very large numbers of compounds. As a result, the Company can chemically optimise potentially useful compounds relatively quickly.

   Medicinal and parallel chemistry

The Company synthesises individual, pure and fully characterised compounds in a time-efficient manner using combinatorial multi-parallel chemistry techniques. The Company reduces to a minimum the time spent in compound purification by careful investigation of reaction conditions before choosing the appropriate synthetic protocols, coupled with the use of specialised equipment. The Company can accelerate the rate of compound production by the use of the Company's virtual screening process in the selection of well-designed libraries of compounds. Such "targeted libraries" are biased in their design by using information on the structural requirements for biological activity.

   In vitro screening and drug metabolism and pharmacokinetics

The Company carries out extensive biological screening of compounds using recombinant human receptors to determine their receptor affinity, selectivity and agonist or antagonist actions. The Company also investigates the metabolic and pharmacokinetic profile of compounds at an early stage both in vitro and in vivo. Using these techniques, the Company is able to obtain an early indication of a compound's potential activity at the target receptor and to select the appropriate species for toxicology studies. The Company can also identify and exclude compounds that are likely to suffer from metabolic problems in development, one of the most common causes of failure in clinical trials.

   In vivo biological testing

The Company has established and validated a comprehensive array of predictive in vivo biological models of the Company's target disorders, which the Company use to select potential compound candidates for development. The Company believes that these models are able to predict a new compound's likely efficacy in humans and will reduce the risk of the compound failing in clinical trials. An example of this is in the Company's obesity programme where the Company is determining the effects of compounds on food intake and body weight in normal and obese rodents (including both genetic and diet-induced obesity). A decrease in food intake in rodents and humans can be caused by both specific (decreased appetite, enhanced satiety) and non-specific (sickness, sedation) factors. In humans, this can be addressed using visual analogue ratings of hunger, sickness, sedation and other non-specific factors. In rodents, the Company has pioneered the use of ethological analysis of behaviour and models such as the behavioural satiety sequence to determine the specificity of a compound's effects on food intake. The Company's use of these models reduces the risk in the Company's obesity programme of selecting a compound for development that reduces food intake in humans by causing sickness, sedation or another non-specific effect.

THE COMPANY'S APPROACH TO DEVELOPMENT

The Company has adopted a "virtual" approach to its development activities. The Company outsources the conduct of most of its development programmes to contract manufacturers and research organisations while retaining the intellectual input in terms of development strategy and individual study design. For each project, the Company establishes a development team with relevant experience covering all aspects of the development programme, which may include specialist consultants as well as the Company's own personnel. This team is responsible for designing an integrated project plan, taking advice from external experts as necessary, and selecting contractors as required to conduct each aspect of the programme. The Company adopts a rigorous selection process designed to choose the optimal contractors for each task within the development plan. The Company then works closely with the contractor to monitor its performance throughout the course of the work programme.

The Company believes that its approach to drug development has a number of important benefits:

1.   Shorter development time-scales

     As a small, highly focused and experienced development group, the Company is able to make decisions quickly at all stages of the development process and to save considerable time over the course of a full development programme, in particular the time between the end of one development phase and the start of the next. For example, the Company developed frovatriptan from a late pre-clinical stage to submission of the regulatory dossier in 49 months, compared with an industry average for CNS drugs of 102 months.

2.   Lower fixed overhead costs

     By outsourcing most of the Company's development activities to contract research organisations the Company is able to maintain the Company's fixed in-house development costs at a lower level than many other companies that perform such functions in-house. Also, because the resource requirement for a project differs markedly at each phase of its development, by use of contract research organisations, the Company seeks to match the resource to the requirements of a project at any given stage in the development.

3.   Specialist knowledge of the disease area

     The technical expertise and specialist knowledge of the development team not only enhances the chances of success in development, but also links well with the Company's research effort and allows the Company to advise on early stage research and projects. In addition, by using specialist consultants and contract research organisations with relevant expertise in disease areas of interest, the Company can ensure that the Company's development programmes are efficient, cost-effective and optimally designed to produce the desired outcome.


THE COMPANY'S PRODUCT PORTFOLIO

     The Company's current product portfolio is as follows:

        INDICATION                                 STATUS
        ----------                                 ------
        Migraine (frovatriptan).................   Launched in the United States
                                                   Approved throughout the European Union
                                                   Launched in Germany, Ireland and the UK

MIGRAINE: FROVATRIPTAN

Frovatriptan is a selective 5-HT1B/1D receptor agonist that the Company has developed as an acute oral treatment for migraine headache and its associated symptoms. It is one of a class of drugs called triptans, a number of which are already approved for this indication. These drugs are currently available only by prescription. The Company is currently conducting further studies to develop the compound as a prophylactic oral treatment for menstrually associated migraine, a form of migraine suffered by over 50 per cent. of female migraineurs. None of the triptan class of drugs is currently approved for prophylactic use in migraine.

   Scientific rationale for the use of triptans to treat migraine

Migraine is characterised by intermittent, severe and debilitating headaches, often also associated with visual, auditory and gastrointestinal disturbances. The duration of a migraine attack can vary between a few hours and up to three days. Although the precise mechanism of migraine is unknown, migraine attacks are characterised by a disturbance in the blood circulation in the brain resulting from a relaxation of blood vessels and inflammation of the tissues in the surrounding area. This in turn leads to activation of sensory nerve fibres and to the sensation of headache. Migraine headaches are often associated with, and sometimes preceded by, a variety of symptoms including nausea, visual disturbances and excessive sensitivity to light and sound.

Triptans act as agonists (activators) at a subtype of 5-HT1 receptors that are present on the surface of blood vessels. When activated, these receptors act to constrict blood vessels. It is believed that triptans work primarily by activating these so-called 5-HT1B/1D receptor subtypes to constrict the blood vessels in the brain that have become dilated during a migraine.

Unfortunately, 5 HT1 receptors are also present in other parts of the body, most notably the heart. Most triptans have a general, non-selective effect on 5-HT1 receptors. There is therefore a risk that they may also act to constrict blood vessels in the heart, thereby increasing the potential for cardiovascular side effects.

   The distinctive features and potential benefits

Frovatriptan has demonstrated the following distinctive features in its development programme.

   Longevity

Frovatriptan has been shown to last longer in the bloodstream than other triptans. Vernalis has performed a statistical analysis of published clinical trial data on triptan drugs that demonstrates a strong correlation between this longevity and low frequency of headache recurrence. The Company presented this analysis at the International Headache Society in New York in the summer of 2001. The potential clinical and commercial benefits include the following:

1. patients taking frovatriptan may be less likely to need a second tablet to treat a headache recurrence, reducing the average cost per migraine attack;

2. migraineurs who experience symptoms that give them advance warning of the onset of a migraine headache may be able to stop or reduce their headache by taking frovatriptan early;

3. female migraineurs who suffer migraine attacks around the time of their menstrual period may be able to prevent attacks by taking frovatriptan prophylactically; and

4. patients with long duration migraine headaches may particularly benefit from frovatriptan.


   Selectivity for blood vessels in the brain

Pre-clinical studies on human arterial tissue conducted by SmithKline Beecham demonstrated that unlike Sumatriptan, which exhibited no selectivity, frovatriptan had a ten-fold margin of selectivity for vessels supplying the brain over those supplying the heart itself (coronary arteries). This may indicate the potential for a lower incidence of side effects with frovatriptan. The Company conducted a head-to-head clinical study comparing frovatriptan and sumatriptan, which showed a statistically significant lower overall incidence of side effects in patients taking frovatriptan compared to sumatriptan.

   Low overall incidence of side effects at clinical dose

The Company's clinical trials have produced side effects similar in nature to those reported by patients treated with placebo and no serious adverse events were attributed to frovatriptan in clinical trials. In a long-term open trial that the Company conducted, an extremely low percentage of patients, approximately 5 per cent., dropped out of treatment for reasons relating to side effects.

   Wide therapeutic ratio

In the Company's clinical trials, frovatriptan was effective at doses many times lower than those which gave rise to undesirable effects. In single dose studies, healthy volunteers received up to 40 times the proposed clinical dose of 2.5mg without undue consequences, and patients with migraine have been treated with doses 16 times higher than this dose. This wide therapeutic ratio has the potential benefit that the same daily dose can be administered to all patient groups without the need for adjustment in those cases where doctors prescribing other triptans might consider a reduced dose, for example the elderly or migraineurs with other diseases such as kidney or liver impairment.

   Consistency of results in clinical trials

In the Company's long-term trials, patients who achieved migraine relief in response to frovatriptan generally experienced the same benefit each time they took the drug, indicating a consistent response.

   Lack of interactions with other drugs

The Company's clinical trials show that, unlike some of the other triptans, frovatriptan does not appear to interact adversely with many of the other main classes of drugs commonly prescribed to migraineurs.

   Project history and status

The Company licensed frovatriptan from SmithKline Beecham, the discoverer of the compound, in 1994, when SmithKline Beecham had completed most of the pre-clinical development work required to initiate human clinical trials. The Company completed the outstanding pre-clinical work and in January 1995 the Company began a series of Phase I clinical trials. In January 1996 the Company began a series of Phase II clinical trials in over 1,600 migraineurs.

In March 1997, the Company began a series of Phase III clinical trials in over 3,000 migraineurs in a total of 17 countries. During the course of the clinical development programme the Company also conducted further pre-clinical studies and carried out the necessary development work on the chemistry and manufacturing process for the compound. The Company filed a new drug application in the United States in January 1999 and a marketing authorisation application in Europe in February 1999.

In November 2001, the FDA granted marketing approval for frovatriptan in the US for the acute treatment of migraine. Elan and its co-promotion partner UCB launched frovatriptan in the United States during June 2002, under the trademark Frova(TM). Frova(TM) is being co-promoted by a combined sales force from UCB and Elan. In the United States, migraineurs are treated primarily by neurologists and primary care physicians (PCPs), so the marketing programme for Frova(TM) in the US will be directed mainly towards these two groups of prescribers. Both UCB and Elan have specialist neurology sales forces and Frova(TM) will also be detailed to high prescribing PCPs.

In the period from launch to the end of 2002, Elan booked Frova(TM) sales of $11.2 million, including initial stocking to trade ahead of the June launch, and had achieved an annualised sales run-rate at year-end of approximately $20-25 million. The Company received its first royalty payment from Elan in August 2002 and royalty payments are now being received on a quarterly basis. By March 2003, nine months following launch, Frova(TM) had achieved a greater than two per cent. share of the US market for the triptan class of drugs, according to prescription data generated by the market research organisation IMS Health.

In December 2000, the French regulatory authorities, acting as the reference member state for the pan-European Union regulatory review, formally granted marketing approval for frovatriptan in France. Regulatory approval for frovatriptan in 14 additional European Countries was subsequently granted in January 2002, following completion of the European mutual recognition process, under which the French authorities submitted a summary of the full frovatriptan regulatory dossier, together with their recommendations, to the other European countries. The Company's European licensee, Menarini launched frovatriptan in the first European market, Germany, during November 2002. According to IMS Health data, frovatriptan's share of units sold of triptans in Germany had reached 5.2 per cent. 20 weeks following launch. Menarini also launched in Ireland and the United Kingdom in March 2003 and April 2003 respectively, and launches in further European markets are expected to follow during 2003.

   Future development plans

In conjunction with its licensees, the Company is conducting additional clinical studies that, if successful, may enhance the commercial potential of the drug. During the first half of 2002, it successfully completed a study investigating the early use of frovatriptan during a migraine attack before the headache had become severe. The study demonstrated that frovatriptan showed improvements over placebo for a variety of measures following administration when headache symptoms were mild. Notably, frovatriptan improved two-hour pain-free responses, reduced functional impairment and produced more rapid resolution of headache compared to placebo in this trial. Furthermore, recurrence of headache was no more likely with early use of frovatriptan compared to the rates reported from other trials when drug administration was later.

In the third quarter of 2002 the Company announced positive preliminary results from another study exploring frovatriptan's potential use in the prophylaxis (prevention) of menstrually associated migraine. The study, a double blind, placebo controlled cross-over design, was conducted at 36 clinics in the United States and involved more than 500 menstrual migraine sufferers. Patients were evaluated over three menstrual cycles over the course of which each patient received all three dose regimens - placebo, 2.5mg frovatriptan once daily (qd) and 2.5mg frovatriptan twice daily (bd). During each cycle they took the treatment for a total of six days commencing two days before the expected onset of their headache.

The headline results showed that both dose levels of frovatriptan were highly effective in reducing the incidence, severity and duration of menstrually-associated migraines compared to the placebo. By the intention to treat analysis 50 per cent. of patients were completely headache-free during the six-day period when they took 2.5mg frovatriptan twice daily (bd) and 39 per cent. were headache-free at a daily dose of 2.5mg, compared to only 26 per cent. when they took the placebo. Both dose regimens were statistically highly significant compared to the placebo (p<0.0001). The full results of the study were presented to the American Academy of Neurology in the United States at the beginning of April 2003, and will subsequently be published in key scientific and clinical journals.

Vernalis now intends to carry out additional studies required to enable its partners to apply for US and European regulatory approval for the use of frovatriptan in the prophylaxis of menstrually associated migraine. The Company believes that the requirements to submit applications to extend European licenses will be broadly similar to those in the United States.

THE COMPANY'S DEVELOPMENT PORTFOLIO

The Company's current development programmes are as follows:

INDICATION                                            STAGE OF DEVELOPMENT
----------                                            --------------------

SSRI - induced sexual dysfunction (VML670)........... Phase II clinical trials
Parkinson's disease (VR 2006)........................ Pre-clinical development



SEXUAL DYSFUNCTION: VML 670 (NOTE: FORMERLY KNOWN AS LY228729 AND CEB-1555)

VML 670 is a potent and selective 5-HT(1A) receptor agonist that the Company licensed from Lilly in 1998. The Company is conducting clinical trials to assess its potential as a treatment for sexual dysfunction experienced by people taking medication to treat depression.

   Scientific rationale for the Company's approach

Studies have shown that selective serotonin reuptake inhibitors (SSRIs) reduce the activity of 5-HT(1A) receptors and that 5-HT(1A) receptor agonists enhance sexual behaviour in pre-clinical models. Accordingly, the Company believes that SSRIs induce sexual dysfunction by their effect on 5-HT(1A) receptors, and that this effect may be reversed by treatment with a selective 5-HT(1A) receptor agonist, such as VML 670. This hypothesis is further supported by published reports from clinical trials of Bristol-Myers Squibb's drug Buspar(R) (buspirone), which is a partial and non-selective 5-HT(1A) receptor agonist. Buspirone has also been used successfully off-label to treat sexual dysfunction in depressed patients taking SSRIs.

   Project status

Vernalis licensed VML 670 from Lilly in October 1998, when Lilly had already completed an extensive pre-clinical programme and undertaken initial Phase I clinical trials. The Company has subsequently conducted further Phase I studies from which it has established the maximum tolerated single oral dose at which the compound can be given to humans. The Company has also conducted a Phase I clinical study that included single and multiple dose studies in healthy volunteers to establish that there are no adverse consequences of co-administration of VML 670 and a commonly prescribed SSRI anti-depressant. A Phase II double blind, placebo controlled clinical trial involving approximately 240 male and female patients taking either of the two most commonly prescribed SSRIs commenced in May 2002, preliminary results of which are expected during the second half of 2003.

PARKINSON'S DISEASE

Vernalis began a research programme in 1998 to assess the potential of selective adenosine A(2A) receptor antagonists in the chronic treatment of Parkinson's disease.

   Scientific Rationale for the Company's approach

Parkinson's disease is a debilitating and progressive movement disorder that affects approximately 1 per cent. of the population over the age of 65 years. Common symptoms include stiffening of the muscles and difficulty in initiating movement. Sufferers may develop a tremor or shaking. The primary cause of the problems of coordination and movement in Parkinsonian patients is nerve degeneration and cell death in the brain, leading to the loss of dopamine, a chemical produced in the brain that is involved in the control of voluntary movement.

Most conventional therapies for Parkinson's disease are based on dopamine replacement. Although generally effective in the short-term, these treatments can have severe, or even disabling, side effects and their effectiveness tends to decrease over time.

Another brain chemical called adenosine also plays an important role in motor co-ordination and movement control. A subtype of adenosine receptor, the adenosine A(2A) receptor, is found in high density in the part of the brain responsible for motor function, where it appears to direct the activity of other neurotransmitter mechanisms, including dopamine mechanisms, that are dysfunctional in Parkinson's disease. The Company believes that by using selective adenosine A(2A) receptor antagonists to restore the imbalance of the other neurotransmitters caused by the loss of dopamine, the Company may be able to provide a novel approach to treat the symptoms of Parkinson's disease and to slow or stop the progression of the disease. This hypothesis is supported by pre-clinical research that the Company and other companies have carried out with this type of compound, which has shown that motor function in models of Parkinson's disease can be restored without inducing dopaminergic-like side effects.

   Project status

The Company has already demonstrated a number of the Company's compounds to be effective in pre-clinical models of Parkinson's disease. A lead development compound, VR 2006, was selected as a development candidate in April 2002 and is currently in pre-clinical development, which is required to establish the safety profile of the drug before the regulatory authorities will allow the Company to commence clinical trials. However, in light of its other funding priorities the Company does not intend to use the proceeds of the Placing and Open Offer to fund the continued development of this compound. Work on the pre-clinical development programme will continue whilst the Directors pursue strategic options for the Company, but unless additional funding becomes available either through a strategic collaboration or the implementation of another strategic option the Company will cease expenditure on VR2006 once pre-clinical development is completed.

THE COMPANY'S RESEARCH PROGRAMMES

The following table summarises the key programme in the Company's research portfolio:

INDICATION                                        MECHANISM OF ACTION
----------                                        -------------------

Obesity................................... Selective 5-HT(2C) receptor agonists
Depression................................ Selective adenosine A(2A) antagonists



OBESITY

Vernalis is investigating the potential use of selective 5-HT(2C) receptor agonists to treat obesity and related disorders. In 1999 the Company partnered this programme with Roche, the world's leading pharmaceutical company in sales of prescription treatments for obesity, and granted Roche exclusive worldwide rights to develop and commercialise compounds discovered in the programme.

   Scientific rationale for the Company's approach

This programme targets the satiety control mechanism in the brain in a way the Company believes will be more efficient than other drugs now on the market. The Company's objective was to identify the receptor subtype that is responsible for the effect on satiety control and then design drugs that act selectively on this receptor subtype.

In 1997, the Company's scientists, working with the drug dexfenfluramine, a clinically effective appetite suppressant previously marketed by American Home Products that was withdrawn due to adverse cardiovascular side effects, were the first to discover that the 5-HT(2C) receptor subtype is the key receptor for dexfenfluramine's effects in controlling satiety. The evidence for this breakthrough came from the results of experiments the Company conducted in transgenic models and in pre-clinical models using selective 5-HT receptor antagonists. This was a significant finding since it is known that 5-HT(2C) receptors are present in high density in the brain (in particular in areas that control eating, such as the hypothalamus), but are not present in the cardiovascular system. Accordingly, the Company believes that the adverse effects seen with dexfenfluramine are due to its activity at another 5-HT receptor subtype and that a selective 5-HT(2C) receptor agonist will be an effective and safe treatment for obesity.

   Project status

Following this finding, the Company's research programme has been focused on discovering selective 5-HT(2C) receptor agonists. Over the last four years the Company has designed, synthesised and patented a large number of compounds that the Company has shown to be highly selective for the 5-HT(2C) receptor. In June 2001, the Company and Roche jointly selected the first clinical candidate from this programme, VR 1065. In February 2002, Vernalis signed a new research and development collaboration with Roche on obesity, to support the objective of bringing several project candidates into Phase I clinical trials.

Roche commenced Phase I clinical trials with VR 1065 in May 2002. The Company and Roche subsequently took the decision in July 2002 to withdraw this compound from the Phase I trials when the early pharmacokinetic data revealed unexpectedly high levels of a metabolite of the drug in the bloodstream. Although there were no side effects, the early pharmacokinetic data on VR 1065 did not meet Roche's and the Company's stringent criteria for progression to Phase II. Roche and Vernalis are now focusing on follow-on compounds from different chemical series that have already been identified in the substantial 5-HT(2C) library generated by the collaboration so far. The Company anticipates that a new lead development candidate will be selected in the second half of 2003.

DEPRESSION

Depression is the leading cause of disability worldwide. In the United States (the world's largest market for pharmaceutical products) it is estimated that depressive disorders affect approximately 17 million people, and nearly twice as many women (12 per cent.) as men (7 per cent.) are affected by a depressive disorder each year. Antidepressants are widely used, and are generally effective treatments for depression. Existing antidepressants influence the functioning of the neurotransmitters serotonin, noradrenaline and dopamine. Although some patients may notice an improvement in the first few weeks following initial dosing, in most cases antidepressants must be taken for 3-4 weeks (in some cases, 8 weeks) before the therapeutic effect occurs. As a result, patients frequently stop taking their medication too soon, and side effects may also appear before the antidepressant activity begins to take effect. The newer medications, including the SSRIs, tend to have fewer side effects than the older drugs, which include tricyclic antidepressants (TCAs) and monamine oxidase inhibitors (MAOIs).

Recent pre-clinical research by Vernalis, Roche and a number of other companies suggests that adenosine, and specifically the adenosine A(2A) receptor subtype, may be a novel target for the discovery of a new class of antidepressant drugs. Transgenic animals with the A(2A) receptor gene deleted have shown a pattern of activity in pre-clinical models of depression that appears to be predictive of antidepressant activity in humans. The Company has also synthesised selective adenosine A(2A) receptor antagonists that show activity in pre-clinical models of depression. It is currently working to optimise the selectivity and pharmacokinetic properties of the most promising compounds. However, the proceeds of the Placing and Open Offer are not intended to fund the continuation of this research. The Company will continue with this pre-clinical research whilst the Directors pursue strategic options for the Company, but unless additional funding becomes available either through a strategic collaboration or the implementation of another strategic option the Company will then cease expenditure on this research programme.

COMPETITION

The Company faces intense competition from pharmaceutical and biotechnology companies seeking to develop treatments for CNS disorders, including the disorders the Company is currently targeting. The Company's principal competitors include some of the largest and most well-funded pharmaceutical companies in the world, such as GlaxoSmithKline, Merck, Pfizer, AstraZeneca, Novartis and Pharmacia. In some cases, the competition the Company faces arises from products already on the market or in more advanced clinical trials than any of the Company's product candidates. For example, sumatriptan, marketed under the name Imitrex(R) and developed by GlaxoSmithKline, was the first triptan approved for the acute treatment of migraine, and remains the dominant product in the United States and worldwide, with annual sales in excess of $1 billion. Four other triptans are on the market, including Zomig(R) (zolmitriptan) from Astra-Zeneca, Maxalt(R) (rizatriptan) from Merck, Amerge(R)/Naramig(R) (naratriptan), a follow-up compound to Imitrex(R) from GlaxoSmithKline, and Axert(R) (almotriptan) from Pharmacia Corporation. Pfizer's Relpax(R) eletriptan has received approval in Europe, Japan and, most recently, the United States. None of the triptans has currently been approved for prophylactic use in migraine.

There are also a number of new approaches to the treatment of migraine that are in research and development by other companies. For instance, Pozen Inc. has a combination therapy for the treatment of migraine in Phase III clinical trials. Pozen also has an injectable preparation of one compound in Phase II clinical trials and a 5-HT(2B) antagonist licensed from Roche in early development.

Vernalis is not aware of any drugs currently approved for the treatment of SSRI-induced sexual dysfunction. GlaxoSmithKline, which markets one of the leading SSRIs, is believed to be developing a dual action SSRI and 5-HT(1A) agonist, which is currently in Phase II clinical trials.

In the Parkinson's disease field, the majority of potential new therapies in research and development are based on modifications to existing approaches. These include reformulations of L-DOPA and decarboxylase inhibitors (Chiesi); dopamine agonists selective for specific dopamine receptor subtypes (Abbott, BMS, GSK, Pharmacia);

inhibitors of dopamine breakdown, such as monoamine oxidase-B (MAO-B) inhibitors (Pharmacia, Sanofi-Synthelabo) and catechol-O-methyl-transferase (COMT) inhibitors (Orion); dopamine uptake inhibitors (Abbott, Neurosearch); and modulators of nicotinic cholinergic function (Merck).

There are relatively few compounds in clinical development based on novel approaches. Of the potentially novel therapies, glutamate antagonists (AstraZeneca, Aventis, Lilly, Pfizer) and adenosine antagonists (see below), are the most advanced small molecule approaches. Cell therapy (Titan), stem cell transplantation (ReNeuron) and intracranial stimulation (Medtronic) are also being investigated but these are likely to be reserved for a small number of patients.

Direct competition comes from other adenosine A(2A) antagonists being developed for Parkinson's disease. Kyowa Hakko Kogyo are believed to be planning Phase III trials with their xanthine-based A(2A) antagonist KW 6002 after encouraging results in a Phase II study. Other companies known to have active adenosine A(2A) receptor antagonist programmes include Biogen, Fujisawa, Lilly, Roche and Schering-Plough, with Schering-Plough thought to be the most advanced as their compound is in Phase I clinical trials.

In the obesity field, a number of approaches are being pursued by pharmaceutical companies targeting novel mechanisms of action. These include leptin analogues (Amgen), neuropeptide Y antagonists (Novartis, Neurogen, Novo-Nordisk), cholecystokinin agonists (GSK), melanocortin agonists (AstraZeneca, Millennium), ciliary neurotrophic factors (Regeneron), recombinant proteins (Genset) and
(beta)3 adrenoceptor agonists (Merck, GSK). The Company is also aware that a number of companies have research and development programmes in obesity focused on 5-HT(2C) receptor agonists, including American Home Products, Biovitrum, Bristol-Myers Squibb, Lilly and Pfizer. The most advanced of these is believed to be Biovitrum, which has a compound in Phase II clinical trials.

There is intense competition in the research and development of new antidepressant drugs. Compounds in the clinical stages of development include mono-amine uptake inhibitors (Watson), neurokinin-1 antagonists (Merck, Pfizer, GSK, Roche), lipocortin antagonists (Akzo Nobel), SCT-11 receptor modulators (Synaptic), corticotrophin releasing factor antagonists (BMS, Cortex), dopamine and nor-adrenaline reuptake inhibitors (GSK, Lilly, Sepracor), new formulations of existing drugs (Wyeth, Biovail, Lilly) and compounds with undisclosed mechanisms of action (Genopia, Wyeth, Esteve, Laxdale).

The Company's competitive success with respect to its technologies and product candidates is and will be dependent on, among other things:

o    the Company's ability to create and maintain advanced technologies;

o the speed with which the Company can identify and characterise effective compounds;

o the ability of the Company's partners to develop and commercialise products based upon the Company's discoveries;

o    the Company's ability to attract and retain qualified personnel;

o    the Company's ability to obtain patent protection;

o    the Company's ability to develop proprietary technology or processes; and

o the Company's ability to secure sufficient capital resources to fund the Company's operations.

INTELLECTUAL PROPERTY

The Company's ultimate commercial success depends in part on its ability to obtain and maintain defensible and relevant patent protections for the Company's products and programmes. The Company seeks the strongest possible patent protection for its inventions in its key markets, including the United States, Europe, Japan and other countries that are signatories to the Patent Cooperation Treaty (PCT). The Company has implemented internal procedures for documenting, witnessing and storing key data relating to its inventions.

Patents covering new pharmaceutical drugs fall typically into three distinct categories. So-called "composition of matter" patents, which cover the chemical structure of a compound, offer the strongest degree of protection since they may prevent use by anyone else of the molecule for any application whatsoever. The other two categories provide a lower degree of protection. These are commonly referred to as "medical use" patents, which may generally prevent the use of a compound by another party in a specified application or disease indication, and "process" patents, which seek to protect a key step or steps in the manufacturing process for a compound.

The Company's aim is to establish an extensive portfolio of intellectual property relating to its programmes. As of April, 2003, the Company has been granted twelve US patents and has been informed by the European Patent

Office of the allowance of six European patents, expiring between 2018 and 2020. It has filed a total of 35 individual families of patent applications that are at various pre-grant stages, principally covering composition of matter. In addition, the Company owns or has acquired or in-licensed the rights to fourteen issued patents in major territories.

The patent positions of biotechnology and pharmaceutical companies are often uncertain and involve complex legal and factual issues. The Company does not know if any patent issued to or licensed by it or its collaborators will provide protection that has commercial significance. The Company cannot ensure that:

o the Company's patents will afford protection against competitors with similar compounds or technologies;

o    the Company's patent applications will be issued;

o others will not obtain patents having claims similar to the claims in the Company's patents or applications;

o the patents of others will not have an adverse effect on the Company's ability to do business; or

o the patents issued to or licensed by the Company will not be infringed, challenged, opposed, narrowed, invalidated or circumvented.

Moreover, the Company believes that obtaining patents in some countries may, in some cases, be more difficult than in others because of differences in patent laws.

The time taken to research and develop medicinal products reduces the marketing time protected by a product patent or patents, and can therefore reduce the period available to the developer in which to recoup its investment through sales. In 1992, the European Union introduced Regulation 1768/92 creating a Supplementary Protection Certificate ("SPC") for authorised products. While this does not constitute an extension to the patent from which a product derives, it does confer certain rights of a similar nature in respect of the product(s) derived from the patent after that patent has expired. The period during which the SPC is effective depends on calculations based upon the date of the application for the patent and the grant of the first marketing authorisation for a product derived from the patent, with an upper limit of five years. It may be possible for the Company to extend the patent expiry date of some or all of its issued patents by up to five years in European Community countries by applying for supplementary patent protection. There is a similar arrangement in the United States, where the term of extension is equal to the time that the FDA review extends beyond the patent issue date, provided that the extension does not exceed 14 years from the date of FDA approval.

In addition to patents, the Company relies on trade secrets and proprietary know-how to protect its technology and processes. The Company seeks this protection, in part, through confidentiality and proprietary information agreements with its employees, consultants, and collaborators. These agreements may not provide meaningful protection or adequate remedies for the Company's technology in the event of unauthorised use or disclosure of confidentiality and proprietary information. The parties to these agreements may breach them, for which the Company may not have adequate remedies. Also, the Company's trade secrets may otherwise become known to, or be independently developed by, its competitors. The Company has filed applications to register the trademark "Vernalis" in the United States and most developed countries of the world and has secured registration in many countries and regions, including Japan and Europe. The Company or its distribution partners may register specific brand names where appropriate.

Summarised below is the status of the outstanding patents and patent applications on the Company's four most advanced research and development programmes.

   Frovatriptan (Migraine)

Frovatriptan is the single enantiomer form of a racemic compound. The Company owns composition of matter patents covering the compound and the single enantiomer form. Patents covering the compound have been issued in the United States, Europe, Japan and a number of other countries with a priority date of 1991, and will expire in 2012. Patents covering the single enantiomer form have been issued in the United States, Europe and Japan with a priority date of 1992 and will expire in 2013. An application has been filed to extend the term of one of the issued US patents to 2015. The Company has applied in fourteen European Countries for Supplementary Protection Certificates (SPCs) on patents covering the compound and to date three SPCs have been granted.

A process patent covering the manufacturing process for the single enantiomer form of frovatriptan has been issued in the United States with a priority date of 1998 and expiry set for 2019. Applications are pending in Europe and Japan.

   VML 670 (Sexual Dysfunction)

Lilly owns seven US patents, six European patents, one US application and one European application relating to VML 670, to which the Company has licensed exclusive worldwide rights in sexual dysfunction and other indications. The composition of matter patent has an expiry date of 2011.

   Obesity

Since 1998 the Company has filed a total of sixteen patent applications covering the composition of matter of different series of novel 5-HT(2C) receptor agonists. Four US patents have been issued and will expire between 2019 and 2020. The Company has filed the nine most recent applications jointly with Roche. In addition to patent applications in countries that have signed the Patent Co-operation Treaty (PCT), the Company has also made additional filings in a number of non-PCT countries in respect of four key patent applications. If granted, these patents will expire between 2019 and 2020.

   Parkinson's disease / depression

Since 1997, the Company has filed a total of nine patent applications. The earliest of these covers the use of an enantiomer of mefloquine for the treatment of Parkinson's disease, whilst the other applications cover the composition of matter of eight different series of novel adenosine A(2A) receptor antagonists. Two US patents have been issued, set to expire between 2018 and 2019.

REGULATORY ENVIRONMENT

The Company's research and development, pre-clinical testing, clinical trials, facilities and product manufacturing and marketing are and will be extensively regulated by governmental authorities in the United States, the United Kingdom and other member states of the European Union and other countries. The European Medicines Evaluation Agency, the United States Food and Drug Administration
(FDA) and comparable agencies in other countries impose substantial requirements on manufacturing and marketing new drugs. These requirements include rigorous pre-clinical and clinical testing and other pre-market approval procedures.

The United States, United Kingdom and other European countries have lengthy approval processes for pharmaceutical products. The time required to obtain marketing approval in particular countries varies, but in the United States and European countries it generally takes from six months to four years from the date of application.

The general structure of the regulatory approval process for the Company's products is similar in most countries. Prior to marketing, a new pharmaceutical agent must undergo pre-clinical testing to assess its potential safety and efficacy. The results of these studies must be submitted to the national regulatory authorities for review and clearance as part of an investigational new drug application before clinical testing can begin.

In the United States, the first regulated step in the process of human clinical testing is the filing of an Investigational New Drug application with the US Food and Drug Administration. The FDA must formally approve the Investigational New Drug application for a drug before the drug can be tested in humans. The FDA can suspend or withdraw its approval at any time during the development process. In some countries, including the United Kingdom, it is not currently necessary to submit the documentation formally prior to early trials, but the same information must be held on file by the sponsor company.

Clinical trials are conducted in three phases covering the period from the first human exposure to the drug through to submission of a detailed regulatory dossier covering all aspects of the development programme.

Phase I clinical trials are normally conducted in a small number of healthy human subjects to determine the early safety profile and the pattern of drug distribution and metabolism. Phase I clinical trials typically take approximately nine to 12 months to complete, although this varies depending on the type of drug and the disease target under evaluation.

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

Phase II clinical trials are conducted with a selected group of closely monitored patients with the target disease to confirm the basic parameters of the drug. Once safety is established, additional Phase II clinical trials are conducted involving larger numbers of patients with the target disease to further test safety, to conduct preliminary tests of efficacy and to optimise dose amounts and dose schedules and, ultimately, to select the optimal dose or doses of the drug at which to conduct the Phase III clinical trials.

Phase III clinical trials are larger-scale, multi-centre, comparative clinical trials conducted in a wider population of patients with the target disease in order to provide enough data for a valid statistical test of efficacy and safety compared with other approved treatments.

Phase IIIb clinical trials are clinical trials performed to support marketing conducted after a product licence has been applied for but prior to approval.

Phase IV clinical trials are clinical trials performed to support marketing once a drug has been approved.

The clinical protocols, which detail the objectives of the study and the parameters to be used to monitor safety and efficacy, must be approved by the national regulatory authorities. Further, each clinical study must be conducted under the auspices of an independent institutional review board, also known in Europe as an ethics committee, at the institution where the study will be conducted. The institutional review board considers, among other things, the scientific appropriateness of the study, the safety of human subjects and the potential liability of the institution. The institutional review board is also responsible for monitoring the approved protocols in active trials. The institutional review board may require changes in a protocol and it may decide not to permit a study to be initiated or completed. This process can be conducted in parallel with the regulatory approval process, but may add considerable time and expense to the early regulatory review process.

After completion of clinical trials of a new drug, marketing approval must be obtained in each country in which the product will be sold. The data generated in each of the clinical trial phases, together with data from the pre-clinical studies and the development of the manufacturing process, forms the basis of the regulatory dossier that is submitted to the regulatory authorities for review and approval to market the drug. In the United States, this dossier is called the New Drug Application. In Europe it is called the Marketing Authorisation Application. This dossier will also be used to establish the text of the product label, which forms the basis of the marketing platform and often requires negotiation between the licensing authority and the sponsor company.

In addition, any manufacturing facility for the Company's products will be subject to inspection by national regulatory authorities for adherence to good manufacturing procedures prior to marketing clearance and periodically after the Company receives marketing approval. This will require the Company to observe rigorous manufacturing specifications.

In the United States, the general system of regulatory review of a New Drug Application by the FDA has remained similar over a number of years, although the system of "user fees" and "review dates" introduced by the Prescription Drug User Fee Act of 1992, as amended, has helped to accelerate the process. The United States has also been at the forefront of introducing fast-track approaches for diseases of high, unmet need.

The regulatory approval process in the European Union has undergone considerable change in the last few years with the creation of a new pan-European Union regulatory authority known as the European Medicines Evaluation Agency. A new Marketing Authorisation Application review process, known as the Mutual Recognition Process, has also been introduced that has the potential to be more efficient than the previous approach under which each country carried out its own detailed review of the Marketing Authorisation Application dossier. Under the Mutual Recognition Process approach, a single European Union country, acting as the reference member state, conducts the detailed review of a company's Marketing Authorisation Application. The reference member state then prepares and submits a summary of the Marketing Authorisation Application to the other member states with its recommendation. The other participating countries then have a short period in which to carry out their own review of the Marketing Authorisation Application and make their decision on whether to approve the drug in their home market.

In addition to the regulations described above, the Company is subject to various laws and regulations relating to the use of hazardous materials and the protection of the environment. The Company generates, uses and disposes of hazardous material and wastes, including various chemicals and radioactive compounds, in its research and development activities. It cannot eliminate the risk of environmental contamination or injury from these materials.

                                     PART IV

                                  RISK FACTORS

PRIOR TO INVESTING IN NEW ORDINARY SHARES, QUALIFYING SHAREHOLDERS AND PERSONS WHO ARE CONSIDERING SUBSCRIBING FOR NEW ORDINARY SHARES IN THE PLACING SHOULD CAREFULLY CONSIDER, TOGETHER WITH ALL OTHER INFORMATION CONTAINED IN THIS DOCUMENT, THE FACTORS AND RISKS DESCRIBED BELOW. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO THE COMPANY OR THAT THE COMPANY CURRENTLY DEEMS IMMATERIAL MAY ALSO HAVE A SUBSTANTIAL ADVERSE EFFECT ON THE FINANCIAL CONDITION OR BUSINESS SUCCESS OF THE COMPANY.

FOR THE FORESEEABLE FUTURE, THE COMPANY WILL BE HIGHLY DEPENDENT ON THE SUCCESS OF FROVATRIPTAN IN THE MARKETPLACE

Frovatriptan is the Company's only approved product. As such, the Company's future is highly dependent on the sales of the product. The discovery of adverse reactions, including those which might result in individual or class warnings or contraindications, or its temporary or permanent withdrawal from the market, could considerably undermine the financial state of the Company.

The Company is working towards obtaining approval for the use of frovatriptan for the prophylactic treatment of menstrually associated migraine anticipating that this will increase the overall sales of the product. A failure to obtain the change in the permitted use could reduce the ultimate sales potential of the product.

The sales and marketing of frovatriptan is controlled by the Company's licensees, Elan Pharma International Limited (and its co-promotion partner, UCB) in the USA and Menarini International in Europe. If the licensees or co-promotion partner does not exercise sufficient efforts in marketing and sales of frovatriptan, or otherwise do not achieve the sales anticipated by the Company, this could reduce milestone payments and have a material adverse effect on the income (and any resulting profitability) of the Company.

Various situations might arise with respect to Elan Pharma International Limited or UCB or any of their respective affiliates which could have an adverse effect on the sales and marketing of frovatriptan. These could include the commencement of insolvency related proceedings in respect of any of those entities, a direct or indirect sale or proposed sale of Elan Pharma International Limited by Elan to a third party or an assignment or proposed assignment by Elan Pharma International Limited of its licence in frovatriptan to a third party.

THE TIMING OF PAYMENT BY ELAN OF THE NEXT MILESTONE PAYMENT FOR FROVATRIPTAN SALES MAY BE OF GREAT IMPORTANCE TO THE COMPANY'S FINANCIAL WELL-BEING

Under the terms of its licence arrangements with the Company, Elan is required to pay the Company a $15 million milestone payment when net sales by Elan and UCB in North America exceed $100 million in a 12 month period. The timing of receipt of this milestone payment and the consequent increase in the Company's royalties from frovatriptan as a result of that sales level being achieved are uncertain and may be of great importance to the Company's financial well-being. Furthermore, no assurance can be given as to the financial condition of Elan or that it will perform its obligations in full under the licence.

THE COMPANY'S RESEARCH AND DEVELOPMENT STRATEGY AND FUTURE GROWTH WILL REQUIRE THE COMPANY TO EXPEND SUBSTANTIAL ADDITIONAL CAPITAL, WHICH THE COMPANY MAY BE UNABLE TO OBTAIN

Researching new compounds and conducting pre-clinical and clinical trials is expensive. The Company's need for capital at any given time depends on a number of factors, including:

o    the Company's degree of success in commercialising frovatriptan;

o the amount of milestone payments the Company receives from its collaborators;

o    the rate of progress and cost of the Company's research activities;

o the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights;

o    the emergence of competing products and other adverse market developments;
     and

o changes in, or termination of, the Company's existing collaboration and licensing arrangements.

The Company may be unable to obtain funds when it needs them on favourable terms, or at all. If it is unable to raise additional funds when it needs them, the Company may be required to delay, reduce or eliminate some or all of its programmes. The Company may also be forced to license compounds or technology to others that it would prefer to develop internally until a later and potentially more lucrative stage. If the Company raises additional funds through collaborations and other licensing arrangements, it may have to relinquish its rights to some of its compounds or technologies or grant licences on unfavourable terms.

THE PRODUCTS THE COMPANY IS DEVELOPING MAY FAIL THE RIGOROUS CLINICAL TESTING REQUIRED BEFORE THE COMPANY MAY SELL THEM

Demonstrating that a drug is safe and effective through clinical trials is lengthy, complex, expensive and uncertain. The Company relies on academic institutions and contract research organisations to conduct clinical trials on its behalf. As a result, the Company has less control over the timing and other aspects of its clinical trials than if the Company conducted its own trials. The organisations conducting the Company's clinical trials may take longer than the Company predicts or may not conduct them correctly. The Company's product candidates may not prove to be safe or effective. Any of these results could delay or prevent the Company from marketing these products.

REGULATORS MAY NOT APPROVE THE COMPANY'S PRODUCTS FOR SALE

Regulators in each country must approve each product before it may be sold there. This may take longer than the Company expects or its products may never receive approval. If an approval is delayed, the Company will incur additional costs and the revenues the Company expected to receive from sales of that product will be delayed.

EVEN IF THE COMPANY'S PRODUCTS ARE APPROVED, THEY MAY STILL FACE LATER REGULATORY DIFFICULTIES

Even if the Company receives regulatory approval to sell any of its products, the MCA or comparable foreign regulatory agencies could require the Company to conduct post-marketing trials or could prevent the Company from using the labelling claims which the Company would like to use to promote its products. Regulators will undertake periodic reviews and inspections. If they discover previously unknown problems with a product or its manufacturing facility or if the Company fails to comply with regulatory requirements, regulators could:

o    impose fines against the Company;

o    impose restrictions on the product, its manufacturer, or the Company;

o    require the Company to recall or remove a product from the market;

o    suspend or withdraw its regulatory approvals;

o    require the Company to conduct additional clinical trials;

o    require the Company to change its product labelling; or

o    require the Company to submit additional marketing applications.

If any of these events occur, the Company's ability to sell its products will be impaired and the Company may incur substantial additional expense to comply with the regulatory requirements.

In addition, in certain countries, even after regulatory approval, the Company is still required to obtain price reimbursement approval. This may delay the marketing of the Company's products or, when approval cannot be obtained, mean that the product cannot be sold at all.

EVEN IF THE COMPANY'S PRODUCTS ARE APPROVED BY A REGULATORY AGENCY, THEY MAY NOT BE ACCEPTED IN THE MARKETPLACE

The Company's success depends on acceptance of the Company's products by the market, including by physicians and third-party payors, and consequently the Company's progress may be adversely affected if it is unable to achieve market acceptance of its products. Factors that may affect the rate and level of market acceptance of any of the Company's products include:

o the existence or entry onto the market of superior competing products or therapies;

o    the price of the Company's products compared to competing products;

o public perception regarding the safety, efficacy and benefits of the Company's products compared to competing products or therapies;

o the effectiveness of the Company's sales and marketing efforts and those of the Company's marketing partners;

o regulatory developments related to manufacturing or use of the Company's product;

o    the willingness of physicians to adopt a new treatment regimen; and

o    publicity concerning the product type in general.

THE COMPANY HAS A HISTORY OF OPERATING LOSSES AND NEGATIVE CASH FLOW AND MAY NEVER BECOME SUSTAINABLY PROFITABLE

The Company expects to incur substantial additional operating expenses over the next years as its research, development, pre-clinical testing and clinical trial activities increase. Currently, the Company depends largely on funding from investors and revenues from collaborators to finance its operating costs. Sales of the Company's only approved product, frovatriptan, may not generate revenues at the levels anticipated. The Company may not develop any additional products. Any other products it may develop may not generate sufficient revenues, if any. If the Company is unable to generate sufficient revenues, it will never become profitable.

THE COMPANY MAY BE EXPOSED TO POTENTIAL PRODUCT LIABILITY CLAIMS AND ITS INSURANCE AGAINST THESE CLAIMS MAY NOT BE ADEQUATE

The Company may be exposed to product liability and other claims if its products or product candidates are alleged to have caused harm. These risks are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. Although the Company maintains clinical trial insurance and has obtained product liability coverage, these may not provide sufficient coverage at an acceptable cost. Insurance costs have risen markedly in the past twelve months which compounds this problem. The Company could incur liability or costs in connection with a successful claim or product recall that exceed(s) the Company's insurance coverage and its total assets.

COMPETITION IN THE PHARMACEUTICAL INDUSTRY IS INTENSE AND THE COMPANY MAY FAIL IF THE COMPANY IS UNABLE TO COMPETE SUCCESSFULLY

Competition in the field of central nervous system research and development is intense. The Company's competitors are developing products that could compete with the product candidates the Company is developing. For example, in some countries frovatriptan is entering the migraine treatment market as the seventh drug in its class. The Company and its collaborators will need to persuade patients and physicians to adopt its products over its competitors' products. Many of the Company's competitors have substantially greater research and development capabilities, manufacturing capabilities, marketing resources, financial resources and human resources than the Company does, and some of their central nervous system programmes are more advanced than the Company's programmes. As a result, the Company's competitors may:

o    develop safer, cheaper, or more effective therapeutic products;

o obtain regulatory approval for their products more quickly than the Company does;

o    implement more effective approaches to sales or marketing; or

o    establish superior proprietary positions.

The Company anticipates that it will face increased competition in the future as new companies enter the Company's target markets and as scientific developments surrounding central nervous system treatments continue to accelerate.

THE COMPANY'S RESEARCH AND DEVELOPMENT PROJECTS MAY NOT YIELD COMMERCIAL RESULTS

In order to become profitable, the Company must research and develop compounds that will ultimately lead to viable commercial products. Numerous unforeseen events may prevent the Company from developing these compounds into commercial products, including the following:

o the Company's research and/or development projects may not be successful enough to proceed to pre-clinical and clinical trials; or

o the Company may discover that it cannot reproduce a promising compound in sufficient quantities to conduct clinical trials or to manufacture the compound at commercially acceptable quantities and prices.

Research and, more particularly, development is expensive and time consuming. If a compound is not commercially viable, then the Company will be unable to recoup its costs or generate revenues from that compound.

THE COMPANY'S RELIANCE ON OTHERS TO MANUFACTURE ITS COMPOUNDS AND MARKET AND SELL ITS PRODUCTS COULD LIMIT THE COMPANY'S ABILITY TO COMMERCIALISE ITS PRODUCTS

The Company has no manufacturing capability and relies on contract manufacturers to produce its compounds for clinical trials as well as commercial quantities of any products it develops, including frovatriptan. The Company's manufacturers may be unable or unwilling to meet its needs with respect to the timing, quantity or quality of the compounds they manufacture for the Company. The Company also has no experience in marketing or selling products and intends to rely on others with such experience to assist the Company in its efforts. If the Company is unable to obtain its compounds as and when it needs them or if the Company is unable to secure such contractors on a timely basis, the Company may be forced to delay its clinical trials or commercialisation of a product.

IF THE COMPANY IS UNABLE TO SECURE OR RETAIN COLLABORATORS NECESSARY TO RESEARCH AND DEVELOP PRODUCT CANDIDATES SUCCESSFULLY, THE COMPANY MAY NEVER BECOME PROFITABLE

The Company's strategy for the research, development and commercialisation of some of its product candidates requires the Company to collaborate with others. The Company depends on the continued availability of qualified scientific collaborators to assist its research and product development efforts. The Company competes intensely for relationships with collaborators and the Company may be unable to obtain or maintain such relationships on acceptable terms.

IF THE COMPANY'S COLLABORATORS DO NOT APPLY ADEQUATE RESOURCES TO THE COMPANY'S PROGRAMMES AND/OR PRODUCT CANDIDATES OR OTHERWISE DO NOT PERFORM SATISFACTORILY, THE COMPANY'S RESEARCH, DEVELOPMENT OR COMMERCIALISATION EFFORTS MAY BE DELAYED

The Company's success depends upon its collaborators' performance. Some collaborators may not perform their obligations as the Company expects, or the Company may not derive any revenue from these arrangements. If the Company's current and future collaborators are unable to gain meaningful market share for frovatriptan or any future products the Company may develop, or if the Company fails to successfully conduct post-marketing clinical trials necessary to improve the marketability of the Company's products, the Company will not receive the amount of revenues for which the Company hopes. If the Company's collaborators independently develop or obtain rights to competing products, or if regulatory approval of the Company's products is delayed, collaborators may withdraw research, development or marketing support from the Company. The Company may also have disputes over the ownership of rights to any technology the Company develops with a collaborator, which could limit the Company's proprietary rights and delay the Company's research and development efforts.

THE COMPANY IS DEPENDENT ON SINGLE SOURCES OF SUPPLY FOR SOME OF ITS COMPONENTS

The Company currently depends on single sources of supply for components it needs to conduct its research activities and for some of the raw materials used to manufacture frovatriptan. These suppliers may be unwilling or unable to meet the Company's future needs. Replacing one of these suppliers or finding additional suppliers could take a long time. For example, if circumstances required the Company to locate an alternative supplier for the raw materials used to manufacture frovatriptan or an alternative secondary manufacturer, manufacture and delivery to the marketplace of frovatriptan could be interrupted. Similarly, if the Company had to interrupt its research programmes in order to locate an alternative supplier of essential components, the Company could be forced to delay pre-clinical or clinical trials. Any of these events would adversely affect the Company's programmes and projected revenues.

ADVERSE PUBLICITY MAY HURT THE PUBLIC PERCEPTION OF THE COMPANY, RESULTING IN HARM TO ITS OPERATIONS OR COMMERCIAL PROSPECTS

The pharmaceutical industry is perennially subject to adverse publicity on many topics, including corporate governance or accounting issues, product recalls and research and discovery methods, as well as to political controversy over the impact of novel techniques and therapies on humans, animals and the environment. Adverse publicity about the Company, its collaborators, its products, or any other part of the industry may hurt the Company's public image, which could harm its operations, cause its Ordinary Share price to decrease or impair its ability to gain market acceptance for its products.

THE COMPANY'S PATENTS AND PROPRIETARY RIGHTS MAY NOT PROVIDE THE COMPANY WITH ANY BENEFIT, AND PATENTS HELD BY OTHERS MAY PREVENT THE COMPANY FROM COMMERCIALISING ITS PRODUCTS

The Company's success depends in part on its ability to obtain and maintain protection for its inventions and proprietary information, so that it can stop others from making, using or selling its inventions or proprietary rights. The Company owns a portfolio of patents and patent applications and is the authorised licensee of other patents. There is a significant delay between the time of filing of a patent application and the time its contents are made public, and others may have filed patent applications for subject matter covered by the Company's pending patent applications without the Company being aware of those applications. The Company's patent applications may not have priority over patent applications of others and its pending patent applications may not result in issued patents. Even if the Company obtains patents, they may not be valid or enforceable against others. Moreover, even if the Company receives patent protection for some or all of its products, those patents may not give the Company an advantage over competitors with similar products.

To develop and maintain its competitive position, the Company also relies on unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation, which it protects with security measures it considers to be reasonable, including confidentiality agreements with its collaborators, consultants and employees. The Company may not have adequate remedies if these agreements are breached and the Company's competitors may independently develop any of this proprietary information.

PROCEEDINGS TO OBTAIN, ENFORCE OR DEFEND PATENTS AND DEFEND AGAINST CHARGES OF INFRINGEMENT CONSUME TIME AND RESOURCES AND COULD LIMIT THE COMPANY'S PATENT RIGHTS IF DECIDED ADVERSELY

If a third party sues the Company for infringing its patent rights or if the Company needs to resort to litigation to enforce a patent issued to the Company or to determine the scope and validity of third party proprietary rights, the cost to the Company could be substantial and the litigation would divert its management's attention. Some of the Company's competitors may be able to sustain the costs of complex patent litigation better than the Company can because they have substantially greater resources than the Company does. Uncertainties resulting from litigation could limit the Company's ability to continue its programmes in that area. Moreover, if a third party initiates litigation against the Company regarding its patents and is successful, the Company's patents could be revoked or their scope of coverage limited. If a third party successfully claims that the creation or use of any of the Company's products infringes its proprietary rights, the Company could be required to stop the infringing activity or to obtain a licence from the prevailing party. If the prevailing party did not offer the Company a licence or offered it a licence on unfavourable terms, the Company's ability to manufacture and sell the product or continue the programme would be harmed.

IF THE COMPANY IS UNABLE TO RETAIN OR ATTRACT KEY EMPLOYEES, IT MAY BE UNABLE TO CONDUCT ITS BUSINESS SUCCESSFULLY

The Company is highly dependent on its management and scientific personnel and has endeavoured to ensure that the principal members of its management and scientific teams receive suitable incentives. However, despite the Company's efforts, these employees may terminate their employment with the Company and the Company may be unable to recruit new employees with sufficient experience or expertise to replace them. The loss of the services provided by these employees and the Company's inability to recruit new employees to replace them could adversely affect the Company's ability to achieve its planned research and development and business objectives.

IF THE COMPANY FAILS TO MAINTAIN ITS COMPUTER HARDWARE, SOFTWARE AND RELATED INFRASTRUCTURE, MARKET ACCEPTANCE WOULD BE DELAYED AND REVENUES LOST

The Company's research and development programmes involve the analysis of large amounts of data. The Company depends on the continuous, effective, reliable and secure operation of its computer hardware, software and related infrastructure. If the Company's hardware or software malfunctions, or if their operations are interrupted by forces beyond the Company's control, the Company will experience reduced productivity.

THE COMPANY MAY EXPERIENCE DIFFICULTIES MANAGING ITS GROWTH

The Company expects significant growth in all areas of its operations as it expands its business. Growth in the Company's business has placed, and may continue to place, a significant strain on its management and operations. To compete effectively and manage its growth, the Company will need to continue to:

o    improve its managerial controls and procedures;

o    train, manage and motivate a growing employee base;

o develop the necessary computer capacity and information systems to support its increasing computational needs and its discovery and development efforts;

o secure suitable office and laboratory facilities to accommodate its growing needs;

o    accurately forecast demand for its research capability and products; and

o    expand existing operational, financial and management information systems.

Also, if appropriate opportunities become available, the Company may attempt to acquire businesses, technologies, services or products that it believes are a strategic fit with its business, which will further challenge its ability to manage its growth. If the Company does not effectively manage its growth, it may be unable to pursue business opportunities or expand its business.

THE COMPANY WORKS WITH HAZARDOUS MATERIALS AND MUST COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS WHICH CAN BE EXPENSIVE AND CAN RESTRICT HOW THE COMPANY DOES BUSINESS

The Company's research work involves the controlled use of biological waste, chemicals, and hazardous, infectious and radioactive materials. The Company is subject to UK and European environmental laws and regulations governing the use, storage, handling and disposal of these materials and other waste products. Despite its precautions for handling and disposing of these materials, the Company cannot eliminate the risk of accidental contamination or injury. In the event of a hazardous waste spill or other accident, the Company could be liable for damages, penalties or other forms of censure. If the Company fails to comply with any laws or regulations, or if an accident occurs, the Company may have to pay significant penalties and will be held liable for any damages that result. This liability could exceed the Company's financial resources and could harm its reputation. The Company may also have to incur significant additional costs to comply with current or future environmental laws and regulations. The Company's failure to comply with any government regulation applicable to its laboratory and the materials used in its laboratory may adversely affect its ability to develop, produce or market any products it may develop.

THE COMPANY'S SHARE PRICE HAS BEEN VOLATILE AND YOUR INVESTMENT MAY BE SUBJECT TO SUDDEN DECREASES IN VALUE

The market price of the Company's shares has fluctuated widely and may continue to do so. For example, from the initial public offering of Ordinary Shares in May 1996 until April 2003, the trading price of our common shares on the London Stock Exchange ranged from a high of L7.05 per share to a low of L0.26 per share. Many factors could cause the market prices of the Company's Ordinary Shares to rise and fall. Some of these factors include:

o sales of substantial amounts of the Company's shares by existing shareholders;

o price and volume fluctuations in the stock market at large that do not relate to the Company's operating performance;

o changes in financial estimates by securities analysts, comments by securities analysts, or the Company's failure to meet analysts' expectations;

o    actual or anticipated variations in periodic operating results;

o new products or services introduced or announced by the Company or its competitors;

o announcements by the Company or its collaborators of discontinuation of existing research and development projects;

o    changes in the market valuations of other similar companies;

o announcements by the Company of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

o    additions or departures of key personnel.

Due to the volatility in the price of the Company's Ordinary Shares, purchasers may be unable to sell the New Ordinary Shares at or above the price they paid for them and the value of their investment in the New Ordinary Shares may be subject to sudden and significant decreases.

THE COMPANY MAY ALLOCATE THE NET PROCEEDS FROM THIS OFFERING IN WAYS THAT SHAREHOLDERS MAY NOT CONSIDER APPROPRIATE

The Company management will have considerable discretion in the application of the net proceeds of the Placing and Open Offer, and shareholders will not have the opportunity, as part of their investment decision, to assess whether the Company is using the proceeds appropriately. The Company may use the net proceeds for corporate purposes that do not increase the Company's profitability or share price.

POSSIBLE UNAVAILABILITY OF PRE-EMPTIVE RIGHTS FOR UNITED STATES HOLDERS OF ORDINARY SHARES

In the case of an increase of the share capital of the Company, existing Shareholders are generally entitled to preemptive rights unless waived by a resolution of the Shareholders at a general meeting. To the extent that preemptive rights are available, US holders of the Ordinary Shares may not be able to exercise their rights to acquire Ordinary Shares unless the Company decides to comply with applicable local laws and regulations and unless a registration statement under the Securities Act is effective with respect to such rights, or an exemption from registration requirements thereunder is available. No assurance can be given that any registration statement will be filed or that any exemption from the registration requirements under the Securities Act will be available to enable the exercise of pre-emptive rights by US Shareholders.

FOREIGN EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY AFFECT THE COMPANY'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The Company records its transactions and prepares it financial statements in pounds sterling, but a substantial proportion of the Company's income is received in US dollars or Euros. In addition, the Company has a large US dollar denominated liability to GlaxoSmithKline and also incurs a proportion of its expenditure in US dollars, relating primarily to the clinical trials that it conducts in the United States. To the extent that the Company's foreign currency assets and liabilities are not matched, fluctuations in exchange rates between pounds sterling, the US dollar and the Euro may result in realised or unrealised exchange gains and losses on translation of the underlying currency into pounds sterling that may increase or decrease the Company's results of operations and may adversely affect the Company's financial condition each as stated in pounds sterling. The Company does not engage in hedging transactions to minimise translation rate exposure.

RESTRICTION ON RESALES BY US SHAREHOLDERS

New Ordinary Shares issued to persons located in the United States or that are US persons (each as defined in Regulation S under the Securities Act) will be subject to certain restrictions on transfer imposed by US securities laws.

THE COMPANY IS PURSUING CERTAIN STRATEGIC OPTIONS, THE OUTCOME OF WHICH IS UNCERTAIN

As announced on 21 March 2003, the Board has, in parallel with securing the equity funding represented by the Placing and Open Offer, been pursuing other strategic options. The Directors have had discussions with a number of parties in respect of various options including in connection with a possible offer for the Company. Some of these discussions have involved parties indicating an interest in making an offer, as a share-for-share exchange, for the Company at a substantial premium to the market value of the Ordinary Shares at the close of business on 30 April 2003. However, as of the date of this document, those parties that had indicated their interest in making an offer have withdrawn their indicative offers. No firm intention to make an offer for the Company has been notified to the Board and there can be no guarantee that any formal offer will be made for the Company whether as a result of discussions to date or otherwise. Any offer, if made, would be subject to various conditions. If a share-for-share exchange offer were to be made for the Company and to succeed, the long-term value of the offeror's shares issued to the Company's shareholders would depend on the business and financial performance of the offeror, which would involve factors different from those applicable to the Company.

                                     PART V

                         OPERATING AND FINANCIAL REVIEW

ORGANISATIONAL STRUCTURE AND OVERVIEW

Vernalis has been engaged in pharmaceutical research and development since 1991. The Company has incurred significant losses since its inception, resulting principally from continuing expenditures on its research and development activities as well as administrative expenditures in support of those activities. As the Company's revenues vary considerably in relation to its expenditures the Company's financial results may vary significantly from year to year depending on the level of sales of frovatriptan, the progress of the Company's existing and future research and development projects, the timing and amounts of any milestone payments and revenues to the Company in relation to existing collaborative agreements and any additional collaborative agreements into which it may enter.

REVENUES

Prior to the US and first European launches of frovatriptan, in June and November 2002 respectively, the Company's revenues following its incorporation consisted primarily of milestone payments from Elan, its US licensee for frovatriptan, and of milestone payments and research funding from Roche under the joint collaboration on the Company's obesity programme. Following frovatriptan's launch, the Company also now receives quarterly royalties from Elan and Menarini on US and European sales, as well as sales revenues from Menarini for the supply of finished frovatriptan product for European markets. The Company expects to receive further payments from Elan as well as increasing royalties from Elan and Menarini on sales of frovatriptan in the US and Europe assuming that frovatriptan's market share increases and that it is launched in more European countries. The Company also expects to receive further option fees, research funding, development milestone payments and future royalties from Roche under the new collaborations that it signed with Roche in 2002.

RESEARCH AND DEVELOPMENT EXPENSES

The Company's research and development costs consist primarily of:

   Internal Costs (Direct and Indirect)

o salaries and other related costs of the Company's staff who are engaged directly in research and development activities;

o    the cost of consumables that the Company uses in its research laboratories;
     and

o an appropriate allocation from the Company's general and administrative expenses that are indirectly related to research and development.

   External Costs

o the cost of services provided by third-party research and manufacturing organisations that the Company employs to conduct pre-clinical and clinical development work on its behalf; and

o amounts the Company pays to third parties under the terms of the collaboration agreements and joint ventures into which it enters.

The Company writes off research and development expenditures as they are incurred except where it acquires or constructs assets to provide facilities for research and development over a number of years. It capitalises these assets and depreciates them over their useful lives.

ADMINISTRATIVE EXPENDITURE

The Company's administrative expenditure consists primarily of the salaries and other related costs of the personnel it employs in various support functions, including finance, legal, corporate communications, information technology, human resources, facilities and general management, together with the costs of the Company's facilities, the fees of the Company's professional advisers, depreciation and amortisation.

RESULTS OF OPERATIONS

The summary financial information presented and discussed in this section should be read in conjunction with the whole document, in particular the financial information and the notes explaining that information for the three years ended 31 December 2002 in Part VI (Accountants' Report), which has been based upon the audited consolidated financial statements of the Group for the two years ended 31 December 2001 and the financial records of the Group for the year ended 31 December 2002, and Shareholders should not just rely on the summary information.

SUMMARY CONSOLIDATED PROFIT AND LOSS INFORMATION

                                                                                                      YEAR ENDED OR AT
                                                                                                        31 DECEMBER
                                                                                             2002           2001           2000
                                                                                            L'000          L'000          L'000
                                                                                         ------------   ------------   ------------
Turnover ............................................................................        5,882         13,828          2,928
Cost of Sales .......................................................................         (307)            --             --
                                                                                           -------        -------        -------
GROSS PROFIT ........................................................................        5,575         13,828          2,928

Research and development expenses ...................................................      (18,010)       (20,431)       (18,617)
Administrative expenses .............................................................       (7,057)        (4,969)        (6,464)
Other operating (expenses)/income ...................................................         (197)           164            (20)
                                                                                           -------        -------        -------
GROUP OPERATING LOSS ................................................................      (19,689)       (11,408)       (22,173)
Share of operating loss in associate ................................................           --             --           (256)
                                                                                           -------        -------        -------
TOTAL OPERATING LOSS: GROUP AND SHARE OF ASSOCIATE ..................................      (19,689)       (11,408)       (22,429)
Profit on disposal of associate .....................................................           --             --            737
Cost of fundamental restructuring ...................................................           --             --         (2,609)
                                                                                           -------        -------        -------
LOSS ON ORDINARY ACTIVITIES BEFORE INTEREST AND TAXATION ............................      (19,689)       (11,408)       (24,301)
Net interest receivable .............................................................        1,577            226          1,362
                                                                                           -------        -------        -------
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION .........................................      (18,112)       (11,182)       (22,939)
Tax on loss on ordinary activities ..................................................        2,029          1,291          1,719
                                                                                           -------        -------        -------
LOSS FOR THE FINANCIAL YEAR .........................................................      (16,083)        (9,891)       (21,220)
                                                                                           =======         ======        =======
BASIC AND DILUTED LOSS PER ORDINARY SHARE ...........................................         (38p)          (23p)          (53p)

SUMMARY BALANCE SHEET INFORMATION
Intangible fixed assets and investments .............................................       19,775         22,482          7,236
Tangible fixed assets ...............................................................        1,743          2,435          2,332
Cash and short term investments .....................................................        9,083         17,971         20,807
Other current assets ................................................................        3,519         31,120          3,558
                                                                                           -------        -------        -------
TOTAL ASSETS ........................................................................       34,120         46,008         33,933
Creditors: amounts falling due within one year ......................................      (11,326)       (16,256)        (5,275)
Net current assets ..................................................................        1,276          4,835         19,090
                                                                                           -------        -------        -------
TOTAL ASSETS LESS CURRENT LIABILITIES ...............................................       22,794         29,752         28,658
Creditors: amounts falling due after more than one year .............................      (23,119)       (14,135)        (3,569)
                                                                                           -------        -------        -------
NET (LIABILITIES)/ASSETS AND EQUITY SHAREHOLDERS'(DEFICITS)/FUNDS ...................         (325)        15,617         25,089
                                                                                           =======         ======        =======

OTHER FINANCIAL INFORMATION
Net cash outflow from operating activities ..........................................      (14,006)        (8,395)       (22,658)

YEAR ENDED 31 DECEMBER 2002 COMPARED TO YEAR ENDED 31 DECEMBER 2001

   Revenues

The Company recognised revenues of L5.9 million in 2002, compared to L13.8 million in 2001. Revenues recognised in 2002 included L2.6 million from Roche relating to the Company's obesity programme, comprising research funding and a milestone payment on entry into Phase I, L0.3 million from Menarini for the supply of finished product for European markets and L3.0 million from Elan, made up of L2.3 million of milestone income and L0.7 million from royalties on US sales of frovatriptan. Revenues recognised in 2001 included milestone income of L10.3 million from Elan following FDA approval of frovatriptan in the United States. Research funding and milestone payments are, for the most part, inherently unpredictable.

Total amounts received from Elan during 2002 including loan obligations waived amounted to L11.9 million, comprising royalties of L0.7 million on sales of frovatriptan, a milestone payment of L3.7 million following the US launch of frovatriptan, and an amount of L7.5 million arising as a result of Elan's waiver of the Company's obligation to repay a $10 million loan plus accrued interest. The loan waiver was one element of a general restructuring of the Company's licence agreement with Elan at the time of Elan's appointment of UCB to co-promote frovatriptan in the United States, in which revised royalty rates and milestone payments were agreed, and the Company undertook to carry out additional Phase IV studies at its expense. In accordance with the Company's accounting policy on revenue recognition that it adopted in 2001, and in keeping with best practice in the industry, L8.9 million of the total Elan revenues of L11.9 million has been deferred and will be recognised as the related expenditure is incurred.

   Research and development expenditure

Research and development expenditure decreased by 12 per cent. to L18.0 million in 2002 from L20.4 million in 2001. Expenditure in the second half of 2002 amounted to L7.2 million, a decrease of 33 per cent. compared to the first half. Expenditure on development projects decreased by L1.4 million to L8.4 million in 2002 from L9.8 million in 2001. Expenditure on frovatriptan fell in 2002 due to the completion of the mutual recognition process in Europe in January 2002, and to the completion during the year of two Phase IIIb/Phase IV studies, the first in the use of frovatriptan as an acute treatment early in a migraine attack and the second in the prophylaxis of menstrually associated migraine. This reduction was partially offset by increased expenditure on VML670 primarily due to the commencement of the Phase II study in SSRI-induced sexual dysfunction, and on VR 2006, the lead development candidate in the Company's Parkinson's disease programme, due to the commencement of the manufacturing scale up and pre-clinical development programme.

Discovery research costs also decreased by 9 per cent. to L9.6 million in 2002 from L10.6 million in 2001 principally due to cost savings measures implemented during the year, including the rationalisation of the Company's research and development portfolio and the consequent reduction in the research headcount from 86 to 61 in the fourth quarter.

   Administrative expenditure

Administrative expenditure excluding goodwill amortisation increased to L4.4 million in 2002 from L3.2 million in 2001, due to a number of factors including: a significant increase in annual insurance premiums including an initial premium to purchase product liability insurance for frovatriptan in anticipation of its launch in the United States and Europe; an increase in property rental costs for the Company's Winnersh premises following a five-year rent review in May 2002; redundancy costs relating to a reduction in staff levels as a result of the rationalisation programme in fourth quarter 2002 and an increase in professional fees.

Amortisation of intangible assets included amortisation of L1.8 million of goodwill in 2002, arising on the acquisition of Cerebrus. This is being amortised on a straight-line basis over a five-year period from the date of acquisition on 2 December 1999, with L1.8 million amortised in 2001. The remaining L0.8 million relates to amortisation of the capitalised payments of L17.18 million ($25 million) conditionally due to GlaxoSmithKline to buy out royalties due to GlaxoSmithKline on sales of frovatriptan. This is being amortised on a straight-line basis from the date of first launch of frovatriptan in June 2002 to the end of the patent life in 2014. No amortisation for these payments was included in 2001.

   Net interest receivable

Interest receivable net of interest payable increased to L1.6 million in 2002 from L0.2 million in 2001. This was predominantly due to the inclusion of an unrealised exchange gain of L1.5 million on the retranslation of dollar denominated amounts due to GlaxoSmithKline relating to agreed future payments to buy out all royalties originally due to GlaxoSmithKline on sales of frovatriptan.

   Tax on loss on ordinary activities

Tax credits for qualifying research and development expenditure in 2002 were estimated to be L2.0 million, compared to L1.3 million in 2001. Lower pre-tax losses in 2001 restricted the tax credits that could be claimed in that year.

YEAR ENDED 31 DECEMBER 2001 COMPARED TO YEAR ENDED 31 DECEMBER 2000

   Revenues

Revenues in 2001 were L13.8 million, compared to L2.9 million in 2000. 2001 revenues included total income of L10.9 million from Elan, made up of milestone payments of L10.3 million on approval of frovatriptan by the FDA and L0.6 million from the sale of existing stocks of the active pharmaceutical ingredient of frovatriptan for the manufacture of launch stocks. The 2001 revenues also included total income of L2.8 million from Roche relating to the collaboration on the Company's obesity programme, made up of L2.1 million of research funding, and a L0.7 million milestone payment following selection of VR 1065 as a clinical development candidate. Research funding and milestone payments are, for the most part, inherently unpredictable. The 2000 revenues include total income of L2.6 million from Roche relating to the collaboration on the Company's obesity programme, made up of L1.9 million of research funding, and a L0.7 million milestone payment following the selection of a pre-clinical development candidate.

   Research and development expenditure

Research and development expenditure increased to L20.4 million in 2001 from L18.6 million in 2000. Expenditure on development projects increased by L0.4 million to L9.8 million in 2001 from L9.4 million in 2000. The increase in 2001 development expenditure as a result of the Company beginning two Phase IV marketing support studies with frovatriptan and a Phase I drug interaction study with VML670 was largely offset by a reduction in expenditure resulting from the discontinuation of a number of non-CNS projects in 2000.

Discovery research costs increased to L10.6 million from L9.2 million in 2000, reflecting an increase in the average headcount in this area in 2001 to 84, compared to 69 in 2000, and a higher level of activity as a number of projects progressed into later stage research, in particular the Company's programmes targeting Parkinson's disease and neuropathic pain. In addition, the Company initiated new projects in diabetes and depression.

   Administrative expenditure

Administrative expenditure excluding goodwill amortisation decreased to L3.2 million in 2001 from L4.5 million in 2000. The decrease was due partly to lower depreciation and administration staff costs following the closure of the Company's Guildford premises midway through 2000, and also to a decrease in amortisation of deferred stock-based compensation as more common stock under the Company's long-term incentive plans became fully amortised.

Amortisation of the goodwill arising on the acquisition of Cerebrus amounted to L1.8 million in 2001 and 2000.

   Net interest receivable

Interest receivable net of interest payable fell to L0.2 million in 2001 from L1.4 million in 2000. Interest receivable decreased to L0.8 million from L1.4 million in 2000, reflecting lower average cash and short-term investment balances during the year.

Interest payable increased to L0.6 million in 2001 from L0.04 million in 2000. The increase relates principally to accrued interest on the Company's $10 million loan facility from Elan, which was drawn down in two $5 million tranches in December 2000 and March 2001. Elan had an option, which would have expired during 2002, to forgive the full amount of the loan including accrued interest and, in exchange for that forgiveness, to pay the Company a reduced royalty on frovatriptan sales. Subsequent to 31 December 2001, and in conjunction with Elan's appointment of a co-promotion partner for frovatriptan, the Company and Elan agreed revised commercial terms. Under these revised terms the Company was no longer required to repay the principal and interest on the loan, and Elan accelerated a milestone payment payable to the Company under the licence agreement for frovatriptan. In return, the Company agreed to carry out additional Phase IV studies at its own expense and will receive royalties at a reduced rate on frovatriptan sales in the United States up to a predetermined level during the launch phase and early years of marketing of frovatriptan in the United States.

   Tax on loss on ordinary activities

Tax credits for qualifying research and development expenditure in 2001 were estimated to be L1.3 million, compared to L1.7 million in 2000. The tax credit which could be claimed in 2001 was restricted, in accordance with applicable legislation, by the surrenderable tax loss in the period.

LIQUIDITY AND CAPITAL RESOURCES

FINANCING OF OPERATIONS

Historically, the Company has financed its operations primarily through a combination of private and public offerings of equity securities, licence fees, milestone payments and research funding from its collaboration partners, a term loan from Elan, a convertible loan from Roche and from interest income on its cash deposits and short-term investments.

Since its incorporation, the Company has raised approximately L104 million in equity capital.

The Company has also received to date a total of L1.0 million in equity capital arising from the exercise by the Company's founders and current and former employees of options to purchase Ordinary Shares.

Between December 2000 and April 2001 the Company raised a further $10 million under the loan facility from Elan. Subsequent to 31 December 2001, Elan waived repayment of the loan and all accrued interest thereon under the revised commercial arrangements agreed by both parties.

In May 2002, the Company received L7 million under a new loan facility with Roche coincident with the strategic agreement that the Company entered into with Roche to discover and develop new drugs for the treatment of depression. This loan is convertible into Ordinary Shares at a conversion price of 329p per share, as adjusted pursuant to certain anti-dilution provisions which will be triggered by the Placing and Open Offer. If not converted, the loan is repayable after five years.

Following the US and first European launches of frovatriptan, in June and November 2002 respectively, the Company has started to receive quarterly royalty revenues from its US and European licensees, on sales of frovatriptan in those markets. It also receives sales revenues from Menarini, its European licensee, for supply of finished frovatriptan product for European markets.

The Company has today announced a placing and open offer to raise approximately L14.1 million net of expenses. The Directors believe that the Company's current working capital together with the net proceeds of the Placing and Open Offer will be sufficient for its present requirements, that is the next 12 months from the date of this document.

Whilst the issue of the New Ordinary Shares under the Placing and Open Offer (save for the Committed Open Offer Shares) has been fully underwritten, it is subject to certain conditions (see paragraph 12 of Part VII of this document) and if it does not proceed the Company would need to take immediate action to curtail expenditure on its research and development activities until further funds became available. In these circumstances, the Company would continue to seek alternative sources of funding to ensure the continuation of its business. This could include seeking to secure alternative sources of funding from, for example, further collaborations with partners, renegotiation of existing contractual arrangements and the sale of part of the Company's future royalties from frovatriptan, although the terms under which such funds might be secured are likely to be disadvantageous. There can be no certainty that any alternative sources of funding would be available to the Company if the Placing and Open Offer did not proceed.

CASH OUTFLOWS

The Company's operating cash outflows consist principally of:

o    the Company's payroll and related staff costs;

o payments to contract research organisations and consultants working on the Company's development projects;

o payments to suppliers of consumables used in the Company's research laboratories;

o lease payments, property taxes and other costs relating to the Company's facilities;

o    payments to the Company's professional advisers; and

o payments to third parties under the terms of the Company's collaboration agreements.

The net cash outflow from the Company's operating activities in 2002 was L14.0 million compared to L8.4 million in 2001. The 2001 net cash outflow was lower primarily due to the milestone income of L10.3 million received from Elan on the approval of frovatriptan by the FDA.

The Company's other principal cash outflows relate to payments to GlaxoSmithKline for frovatriptan rights and the purchase of laboratory, computer and office equipment, fixtures and fittings and leasehold improvements. In 2002, the Company paid $5 million to GlaxoSmithKline for the first instalment of the payments for frovatriptan rights. The Company's investment in leasehold improvements, fixtures and fittings, laboratory equipment and computer hardware and software was L0.4 million in 2002, compared to L1.1 million in 2001.

At 31 December 2002 the Company's aggregate investment in leasehold improvements and equipment at cost amounted to L5.5 million. Of this amount, the Company has purchased L3.5 million outright, and has acquired the balance of L2 million under finance leases. The Company's current policy is to acquire the majority of the Company's fixed assets under finance leases. At 31 December 2002, the Company's commitments under finance leases were L0.3 million within one year and L0.1 million between one and two years.

The Company leases its premises under operating leases. The Company also has a number of other operating lease agreements, primarily for office equipment such as photocopiers and fax machines.

FINANCIAL INSTRUMENTS

The Company's financial instruments comprise cash, liquid resources, finance leases and loans. The Company does not enter into derivatives transactions and it has always been the Company's policy not to trade in financial instruments except in accordance with strict and prudent investment criteria. The Company employs professional external fund managers to manage the Company's short-term investments on the Company's behalf.

At 31 December 2002, the Company's net funds amounted to L1.7 million, compared to L10.0 million at 31 December 2001. These comprised:

Cash and short-term investments                                     L9.1 million
Less--amounts owed under finance leases                            (L0.4 million)
Less--amounts owed to Roche under convertible loan arrangements    (L7.0 million)
                                                                    ------------
Net funds                                                           L1.7 million
                                                                    ============

CASH AND SHORT-TERM INVESTMENTS

At 31 December 2002, the Company's cash and short-term investments amounted to L9.08 million, compared to L17.97 million at 31 December 2001. The short-term investments were all fixed rate investments, denominated in pounds sterling and realisable within three months. The Company received interest income on the Company's investments amounting to L0.7 million in 2002 compared to L0.9 million received in 2001.

FINANCIAL LIABILITIES

The maturity profile of amounts the Company owed under finance leases at 31 December 2002 was as follows: L0.3 million in one year or less and L0.1 million in more than one year but less than two years. All liabilities under finance leases are denominated in pounds sterling.

The Company's loan agreement with Roche is denominated in pounds sterling. At 31 December 2002, the Company owed the principal of L7 million together with accrued interest of L0.1 million.

At 31 December 2002, the Company had a commitment to make a series of four further payments of $5 million each to GlaxoSmithKline, having paid the first instalment of $5 million in September 2002. The subsequent four payments are due on each anniversary of the first payment, with the next instalment due in September 2003. The final payment is payable only when cumulative sales of frovatriptan have reached $300 million. The full liability for $20 million (L12.4 million) has been recognised as management believe it is probable that cumulative global sales will exceed $300 million.

FINANCIAL COMMITMENTS

At 31 December 2002, the Company had no material commitments for capital expenditures. The Company had annual commitments under operating leases on its premises as follows. Annual commitments expiring within the next two years amount to L0.3 million. Annual commitments expiring beyond five years amount to L0.7 million.

Operating lease commitments expiring in the next two years relate to facilities that the Company previously occupied in Guildford, Surrey. During 2002, the Company sublet these properties and it is now receiving rental payments that cover its lease commitments on these facilities.

Operating lease commitments expiring beyond five years relate to the Company's laboratories and offices of approximately 44,000 square feet in Winnersh, Berkshire. The Company's lease expires in 2017, but the Company may terminate it in 2012 if it wishes.

The Company has no plans to establish its own manufacturing capability in the foreseeable future. It subcontracts manufacturing of its clinical trial supplies and, in the case of frovatriptan, future commercial supplies, to third-party manufacturers who comply with nationally and internationally accepted quality standards.

The Company's annual commitments at 31 December 2002 under other operating leases were not material.

In addition, the Company has committed to undertake certain additional clinical studies with frovatriptan. At 31 December 2002 the Company's maximum commitment in relation to these trials was estimated to be L8.8 million, which the Company expects to incur over the next two to three years.

FOREIGN CURRENCY FLUCTUATIONS

Although the Company maintains its accounting records in pounds sterling, a substantial proportion of its transactions by value, including receipts and payments, are in other currencies. The Company's receipts under the majority of its commercial agreements, including those with Elan, Lilly and Roche, are denominated in US dollars. The Company carries out many of its clinical development programmes in the United States, using US-based contract research organisations. Its agreements with contract research organisations are therefore commonly denominated in US dollars. The Company's receipts under the agreement with Menarini are denominated in Euros.

The Company's current policy is not to hedge foreign currency receipts and payments because of the unpredictability of the amount and timing of such cashflows. Accordingly, the Company could be adversely affected by foreign exchange rate fluctuations. It reviews this policy from time to time. The Company's current practice is to convert foreign currency receipts into sterling immediately on receipt, except to the extent that it has liabilities that are current and due in the currency received. The Company may consider selectively hedging against specific currency exposures where the dates of future payments or receipts in foreign currency are known.

TAX STATUS

Under UK corporation tax rules, the Company had trading losses of approximately L115 million at 31 December 2002 that are available to be carried forward and offset against future taxable UK profits from the same trade. Of this total, L73 million relates to the trade carried on by Vernalis Limited, L41 million relates to the trade carried on by Vernalis Research Limited, and L1 million relates to Vernalis Group plc. Of these losses, approximately L105 million have been agreed with the Inland Revenue.

CRITICAL ACCOUNTING POLICIES

The Company's financial information has been prepared in accordance with applicable Accounting Standards in the United Kingdom. The Company's significant accounting policies are described in Note 1 - Accounting policies - to the consolidated financial information for the three years ended 31 December 2002, appearing in part VI of the prospectus.

The application of these accounting policies requires that management make estimates and judgements. Actual results may differ from these estimates due to actual market and other conditions, and assumptions made at the time of preparation of these estimates may not be realised. Such differences may be significant and may affect financial results. The Company regularly reviews and re-evaluates the assumptions used for these estimates and judgements for reasonableness.

The Company has highlighted certain accounting policies and significant estimates and judgements below that it considers to have the greatest impact on the preparation of its consolidated financial information.

   Revenue recognition

The Company's accounting policy on revenue recognition is that non-refundable access fees, option fees and milestone payments, received for participation by a third party in commercialisation of a compound, are recognised when they become contractually binding providing there are no related commitments of the Group and that recoverability is assured.

In 2002 Elan, the Company's US marketing partner for frovatriptan waived a loan of $10 million plus accrued interest as part of a general restructuring of the Company's licence agreement with Elan for the North American rights to frovatriptan. In the amended agreement, revised royalty rates and milestone payments were agreed, and the Company undertook to carry out additional Phase IV studies at its expense. Under the revenue recognition policy, the loan waiver income of L7.5 million, and a milestone payment of L3.7 million paid following the US launch of frovatriptan have been partially deferred and will be recognised over the next two to three years based on the level of completion of these additional Phase IV studies. The assumptions on the level of completion and the total cost of the studies may be revised as the studies progress. This may lead to revisions in the amount recognised which would be recorded as revenues in the period in which the facts that gave rise to the revision became known.

   Research and development expenditure

The Company writes off expenditure arising on research and development as incurred except where assets are acquired or constructed in order to provide facilities for research and development over a number of years. It capitalises these assets and depreciates them over their useful lives. It accrues for expenditure relating to clinical trials on a percentage of completion basis with reference to fee estimates agreed with third parties. The assumptions on the level of completion and the fee estimates may be revised as the trial progresses. This may lead to revisions in the amount accrued which could be recorded as additional costs in the period in which the facts that gave rise to the revision became known.

   Deferred Tax Assets

The Company recognises a deferred tax asset to the extent that is more likely than not to be realised. The likelihood of a material change in its expected realisation of these assets primarily depends on future taxable income and its ability to deduct tax loss carryforwards against future taxable income.

The Company has considered future taxable income and ongoing tax planning strategies and no deferred tax assets have been recognised. In the event it was to determine that it would be able to realise deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made.

RECENT ISSUED ACCOUNTING STANDARDS AND PRONOUNCEMENTS

There are no new accounting standards that have not yet been adopted by the Company.

In June 2002, the European Union approved a regulation making International Accounting Standards ("IAS") mandatory for all UK listed companies for accounting periods beginning on or after 1 January 2005. As a result
Vernalis Group plc will be required to report its financial results for the year ended 31 December 2005, with comparatives for the year ended 31 December 2004, in compliance with IAS.

The International Accounting Standards Board ("IASB") are currently undertaking a review of existing IAS as well as looking at areas of accounting not currently covered by existing IAS. As a result of this ongoing review, the IASB has released a number of exposure drafts. These are ED1 - First time application of IFRS, ED2 - Share-based payments (reflected in FRED 31), ED3 - Business combinations, ED amendments to IAS 32 and IAS 39 (reflected in FRED 30), and ED amendments to IAS 36 and 38. In addition the IASB is also working with the US Financial Accounting Standards Board ("FASB") to converge IAS and US accounting standards with the objective of establishing a global set of accounting standards.

The UK Accounting Standards Board ("ASB") is adopting a phased transition to the conversion of existing UK GAAP to IAS and plans to issue around 40 new standards/revisions to existing standards over the next three years. The first 9 Exposure Drafts ("FREDS") are FRED 23 - Financial instruments: Hedge accounting, FRED 24 - The effects of changes in foreign exchange rates and financial reporting in hyperinflationary economics, FRED 25 - Related party disclosures, FRED 26 - Earnings per share, FRED 27 - Events after the balance sheet date, FRED 28 - Inventories and construction contracts and transactions involving the rendering of services, FRED 29 - Property, plant and equipment and borrowing costs, FRED 30 - Financial instruments: Disclosure and presentation; Recognition and measurement and FRED 31 - Share-based payments. In addition the ASB has also issued an exposure draft to propose amendments to FRS 5 - Reporting the substance of transactions: Revenue recognition.

The transition of UK GAAP to IAS will impact the Group's financial statements over the next three years. However with the changes in IAS and proposed convergence with US GAAP, the full impact on the results and net assets of the Group cannot currently be assessed. None of these proposed changes will have an impact on the cash flows of the Group.

                                     PART VI

           ACCOUNTANTS' REPORT ON VERNALIS FOR THE THREE YEARS ENDED
                                31 DECEMBER 2002

(PRICEWATERHOUSECOOPERS LOGO)
--------------------------------------------------------------------------------
                                           PRICEWATERHOUSECOOPERS LLP
                                           1 Embankment Place
                                           London
                                           WC2N 6RH


The Directors
Vernalis Group plc
Oakdene Court
613 Reading Road
Winnersh
Berkshire, RG41 5UA

Cazenove & Co. Ltd
20 Moorgate
London, EC2R 6DA

1 May 2003

Dear Sirs

VERNALIS GROUP PLC


INTRODUCTION

We report on the financial information set out below. This financial information has been prepared for inclusion in the prospectus dated 1 May 2003 (the "Prospectus") of Vernalis Group plc (the "Company").

The Company and its subsidiaries are referred to as "the Group".

BASIS OF PREPARATION

The financial information set out below is based on the audited consolidated financial statements of the Group for the two years ended 31 December 2001, to which no adjustments were considered necessary, and the financial records of the Group for the year ended 31 December 2002.

RESPONSIBILITY

The financial statements of the Group for the two years ended 31 December 2001 are the responsibility of the directors of the Company, who approved their issue. The financial records of the Group for the year ended 31 December 2002 are the responsibility of the directors of the Company.

The directors of the Company are responsible for the contents of the prospectus in which this report is included.

It is our responsibility to compile the financial information set out in our report from the financial statements and financial records, to form an opinion on the financial information and to report our opinion to you.

BASIS OF OPINION

We conducted our work in accordance with the Statements of Investment Circular Reporting Standards issued by the Auditing Practices Board. Our work included an assessment of evidence relevant to the amounts and disclosures in the financial information. The evidence included that previously obtained by us and PricewaterhouseCoopers relating to the audit of the financial statements and financial records underlying the financial information. Our work also included an assessment of significant estimates and judgements made by those responsible for the preparation of the financial statements and financial records underlying the financial information and whether the accounting polices are appropriate to the circumstances of the Group, consistently applied and adequately disclosed.

We planned and performed our work so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial information is free from material misstatement, whether caused by fraud or other irregularity or error.

Our work has not been carried out in accordance with Auditing Standards generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards.

OPINION

In our opinion, the financial information gives, for the purposes of the Prospectus, a true and fair view of the state of affairs of the Group as at the dates stated and of its results and cash flows for the years then ended.

        CONSOLIDATED PROFIT AND LOSS ACCOUNTS FOR THE THREE YEARS ENDED
                                31 DECEMBER 2002

                                                                           2002        2001        2000
                                                                 NOTES    L'000       L'000       L'000
                                                                 -----   -------     -------     -------
TURNOVER .......................................................   2       5,882      13,828       2,928
Cost of sales ..................................................            (307)         --          --
                                                                         -------     -------     -------
GROSS PROFIT ...................................................           5,575      13,828       2,928
Research and development expenses ..............................         (18,010)    (20,431)    (18,617)
                                                                         -------     -------     -------
Administrative expenses
   --Amortisation of goodwill and other intangible assets ......          (2,625)     (1,791)     (1,995)
   --Other .....................................................          (4,432)     (3,178)     (4,469)
                                                                         -------     -------     -------
   --Total .....................................................          (7,057)     (4,969)     (6,464)
Other operating (expenses)/income ..............................            (197)        164         (20)
                                                                         -------     -------     -------
GROUP OPERATING LOSS............................................   3     (19,689)    (11,408)    (22,173)
Share of operating loss in associate ...........................              --          --        (256)
                                                                         -------     -------     -------
TOTAL OPERATING LOSS: GROUP AND SHARE OF ASSOCIATE .............         (19,689)    (11,408)    (22,429)
Profit on disposal of associate.................................   6          --          --         737
Costs of fundamental restructuring..............................   7          --          --      (2,609)
                                                                         -------     -------     -------
LOSS ON ORDINARY ACTIVITIES BEFORE INTEREST AND TAXATION .......         (19,689)    (11,408)    (24,301)
Interest receivable and similar income..........................   8       2,133         833       1,401
Interest payable and similar charges............................   9        (556)       (607)        (39)
                                                                         -------     -------     -------
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION ....................         (18,112)    (11,182)    (22,939)
Tax on loss on ordinary activities..............................  10       2,029       1,291       1,719
                                                                         -------     -------     -------
LOSS FOR THE FINANCIAL YEAR.....................................  24     (16,083)     (9,891)    (21,220)
                                                                         -------     -------     -------
BASIC AND DILUTED LOSS PER ORDINARY SHARE.......................  11        (38p)       (23p)       (53p)
                                                                         =======     =======     =======

There is no difference between the loss on ordinary activities before taxation and the loss for the year stated above, and their historical cost equivalents.

All results arise from continuing activities except for the share of loss in associate (see note 6).

There are no recognised gains and losses other than the losses above and therefore no separate statement of recognised gains and losses has been presented.

       CONSOLIDATED BALANCE SHEETS AS AT 31 DECEMBER 2000, 2001 AND 2002

                                                                                 2002       2001         2000
                                                                   NOTES        L'000       L'000        L'000
                                                                   -----      --------     -------      -------
FIXED ASSETS
Intangible fixed assets.........................................    12          19,775      22,400        7,014
Tangible fixed assets...........................................    13           1,743       2,435        2,332
Investments.....................................................    14              --          82          222
                                                                              --------     -------      -------
                                                                                21,518      24,917        9,568
                                                                              --------     -------      -------
CURRENT ASSETS
Stock - finished goods..........................................                     8          --           --
Debtors.........................................................    15           3,511       3,120        3,558
Investments.....................................................    16           9,071      17,921       20,800
Cash at bank and in hand........................................                    12          50            7
                                                                              --------     -------      -------
                                                                                12,602      21,091       24,365
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR..................    17         (11,326)    (16,256)      (5,275)
                                                                              --------     -------      -------
NET CURRENT ASSETS..............................................                 1,276       4,835       19,090
                                                                              --------     -------      -------
TOTAL ASSETS LESS CURRENT LIABILITIES...........................                22,794      29,752       28,658

CREDITORS: AMOUNTS FALLING DUE AFTER ONE YEAR
6 1/2% Convertible loan 2007....................................    19          (7,000)         --           --
Other creditors.................................................    18         (16,119)    (14,135)      (3,569)
                                                                              --------     -------      -------
                                                                               (23,119)    (14,135)      (3,569)
                                                                              --------     -------      -------
NET (LIABILITIES)/ASSETS........................................                  (325)     15,617       25,089
                                                                              ========     =======      =======
CAPITAL AND RESERVES
Called up share capital.........................................    22           4,298       4,285        4,252
Share premium account...........................................    24          86,993      86,875       86,572
Other reserves..................................................    25          20,726      20,716       20,633
Profit and loss account deficit.................................    24        (112,342)    (96,259)     (86,368)
                                                                              --------     -------      -------
EQUITY SHAREHOLDERS'(DEFICIT)/FUNDS.............................    26            (325)     15,617       25,089
                                                                              ========     =======      =======

          CONSOLIDATED CASH FLOW STATEMENTS FOR THE THREE YEARS ENDED
                                31 DECEMBER 2002

                                                                                       2002       2001          2000
                                                                         NOTES        L'000       L'000         L'000
                                                                         -----       -------     -------       -------
NET CASH OUTFLOW FROM OPERATING ACTIVITIES............................    29         (14,006)     (8,395)      (22,658)
                                                                                     -------      ------       -------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received.....................................................                   673         946         1,703
Interest paid on convertible loan.....................................                  (228)         --           (11)
Interest element of finance lease rental payments.....................                   (81)       (115)          (28)
                                                                                     -------      ------       -------
NET CASH INFLOW FROM RETURNS ON INVESTMENTS AND SERVICING OF FINANCE..                   364         831         1,664
                                                                                     -------      ------       -------
TAXATION..............................................................                 1,488       1,573            --
                                                                                     -------      ------       -------
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of intangible fixed asset....................................                (3,227)         --            --
Purchase of tangible fixed assets.....................................                  (406)     (1,061)         (999)
Disposal of tangible fixed assets.....................................                    16           9            38
                                                                                     -------      ------       -------
NET CASH OUTFLOW FROM CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT....                (3,617)     (1,052)         (961)
                                                                                     -------      ------       -------
ACQUISITIONS AND DISPOSALS
Cash at bank and in hand acquired with subsidiary.....................    14              --          --            84
Sale of investment in associate.......................................    14              --          --         2,500
Investment in associate...............................................    14              --          --        (1,000)
                                                                                     -------      ------       -------
NET CASH INFLOW FROM ACQUISITIONS AND DISPOSALS.......................                    --          --         1,584
                                                                                     -------      ------       -------
Cash outflow before management of liquid resources and financing......               (15,771)     (7,043)      (20,371)
Management of liquid resources........................................    29           8,850       2,879        11,298
                                                                                     -------      ------       -------
NET CASH OUTFLOW BEFORE FINANCING.....................................                (6,921)     (4,164)       (9,073)
                                                                                     -------      ------       -------
FINANCING
Net proceeds of shares issued and options exercised...................                   141         419         5,192
Repayment of capital element of finance leases........................                  (258)       (277)         (341)
Proceeds from new finance leases secured on existing assets...........                    --         548           282
New loans.............................................................                 7,000       3,517         3,405
                                                                                     -------      ------       -------
NET CASH INFLOW FROM FINANCING........................................                 6,883       4,207         8,538
                                                                                     -------      ------       -------
(DECREASE)/INCREASE IN CASH...........................................    29             (38)         43          (535)
                                                                                     =======      ======       =======

                       NOTES TO THE FINANCIAL INFORMATION

1    ACCOUNTING POLICIES

The financial information has been prepared under the historical cost convention and in accordance with applicable accounting standards in the United Kingdom. A summary of the more important accounting policies which have been applied consistently is set out below.

BASIS OF PREPARATION - GOING CONCERN

The financial information has been prepared, for the purpose of the Prospectus, on the going concern basis assuming the receipt of net proceeds of L14.1 million from the Placing and Open Offer. If the Placing and Open Offer does not proceed the Company would need to take immediate action to curtail expenditure on its research and development activities until further funds are available. In these circumstances the Company would also need to seek alternative sources of funding to ensure the continuation of its business. The Directors would therefore immediately pursue other strategic options, which could include securing alternative sources of funding from, for example further collaborations with partners and the sale of part of the Company's future royalties from frovatriptan, although the terms under which such funds might be secured are likely to be disadvantageous.

BASIS OF CONSOLIDATION

The consolidated profit and loss account and balance sheet include the accounts of the Company, and all its subsidiary companies and associated undertakings made up to the end of the financial period or the date of disposal. Intercompany transactions are eliminated on consolidation and the consolidated accounts reflect external transactions only.

Associates and joint ventures are included under the equity method of accounting.

The identifiable assets and liabilities of subsidiaries accounted for under acquisition accounting principles are included in the consolidated balance sheet at their fair values at the date of acquisition. The results and cash flows of such subsidiaries are brought into the Group accounts only from the date of acquisition.

The merger method of accounting is adopted by the Group in respect of applicable business combinations.

GOODWILL

Goodwill arising from the purchase of subsidiary undertakings represents the excess of the fair value of the purchase consideration over the fair value of the underlying net assets acquired.

The goodwill arising is capitalised as an intangible asset or, when arising in respect of an associate or joint venture, recorded as part of the related investment.

Goodwill is amortised on a straight-line basis from the time of acquisition over its estimated useful economic life.

If an undertaking is subsequently divested, the appropriate unamortised goodwill is dealt with through the profit and loss account in the period of disposal as part of the gain or loss on disposal.

OTHER INTANGIBLE ASSETS

Other intangible assets are amortised on a straight-line basis over their estimated useful economic lives. Provision is made for any impairment if events or changes in circumstances indicate that the carrying may not be recoverable.

CURRENT ASSETS INVESTMENTS

Current asset investments are valued at the lower of cost and net realisable value (being market value) at the balance sheet date.

TANGIBLE FIXED ASSETS

Tangible fixed assets are stated at historic cost less depreciation. Historic cost comprises the purchase price together with any incidental costs of acquisition.

Depreciation is calculated to write off the cost, less estimated residual values, of tangible fixed assets on a straight-line basis over their expected useful economic lives. The annual depreciation rates applied are as follows:

                Leasehold improvements...................20%
                Fixtures and fittings....................20%
                Computer equipment...................33 1/3%
                Laboratory equipment.....................20%

STOCKS

Stocks are carried at the lower of cost and net realisable value.

DEFERRED TAXATION

Provision is made in full for deferred tax liabilities that arise from timing differences where transactions or events, that result in an obligation to pay more tax in the future, have occurred by the balance sheet date. Deferred tax assets are recognised to the extent that it is considered more likely than not, that they will be recoverable. Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantially enacted by the balance sheet date. Deferred tax assets and liabilities are not discounted.

FOREIGN CURRENCIES

Assets and liabilities in foreign currencies are translated into sterling at the rates of exchange ruling on the balance sheet date. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. Differences arising due to exchange rate fluctuations are taken to the profit and loss account in the year in which they arise.

RESEARCH AND DEVELOPMENT

Expenditure arising on these activities is written off as incurred except where assets are acquired or constructed in order to provide facilities for research and development over a number of years. These assets are capitalised and depreciated over their useful lives. Expenditure relating to clinical trials is accrued on a percentage of completion basis with reference to the estimates agreed with third parties.

FINANCE AND OPERATING LEASES

Costs in respect of operating leases are charged to the profit and loss account on a straight-line basis over the terms of the leases. Leasing agreements, which transfer to the Company substantially all the benefits and risks of ownership of an asset, are treated as if the asset had been purchased outright. The assets are included in fixed assets and the capital element of the leasing commitments is shown as obligations under finance leases. The lease rentals are treated as consisting of both a capital and an interest element. The capital element is applied to reduce the outstanding obligations under the leasing commitments and the interest element is charged against profit in proportion to the reducing capital element outstanding. Assets held under finance leases are depreciated over the shorter of the relevant lease term and the useful economic life of equivalent owned assets.

EMPLOYEE SHARE OWNERSHIP PLAN ("ESOP") SHARES AND SAVE AS YOU EARN "SAYE")
SCHEMES

Shares held for the continuing benefit of the Company's business under ESOP arrangements are included in the financial information of the Group, in accordance with generally accepted accounting practices, and are classified as fixed assets and carried at cost less provisions for permanent diminution in value. Where the shares are conditionally gifted or put under option to employees at below their book value, the difference between book value and residual value (nil in the case of a gift, or the option price) is charged as an operating cost on a straight-line basis over a period ending on the date that the gift becomes unconditional or the option can be exercised. If the performance criteria are not met, then title of the share will not pass. The company takes advantage of the exemption under UITF 17 in respect of SAYE schemes.

FINANCIAL INSTRUMENTS

Currently, the Group does not enter into derivative financial instruments and has no financial liabilities other than finance leases, loans and trade creditors. Against this background financial assets and liabilities are recognised and cease to be recognised on the basis of when the related legal titles or obligations pass to or from the Group. Financial assets and liabilities are shown at the lower of cost to the Group and fair value, as determined by reference to the market value of the asset or liability.

PENSIONS

The Group operates a defined contribution scheme. The assets of the scheme are held separately from those of the Group in independently administered funds. Pension fund contributions are charged to the profit and loss account in the period in which payments are payable to the pension fund.

TURNOVER

Turnover, which excludes value added tax, represents the value of goods and services supplied. Non-refundable access fees, option fees and milestone payments received for participation by a third party in commercialisation of a compound are recognised when they become contractually binding provided there are no related commitments of the Group and that recoverability is assured. Where there are related commitments, revenue is recognised on a percentage of completion basis in line with the actual level of expenditure incurred in fulfilling these commitments. All other license, income and contract research fees are recognised over the accounting period to which the relevant services relate. Product sales are recognised on despatch to the customer.

RELATED PARTY TRANSACTIONS

In accordance with FRS 8, "Related Party Disclosures", the Company discloses details of material transactions between the reporting entity and related parties. However, transactions between the Company and other Group companies have not been disclosed in accordance with the exemption in FRS 8 paragraph 3(a).

2    SEGMENTAL ANALYSIS

The Group presently operates one primary business, being the research and development of pharmaceutical products for a range of medical disorders. Turnover, loss on ordinary activities before taxation and net assets are wholly attributable to this activity and originate exclusively in the United Kingdom. A geographical analysis of turnover by destination according to the country of registration of the fee paying parties is set out below.

                                                                 2002        2001       2000
                                                                 L'000       L'000      L'000
                                                                -------     -------    -------
United Kingdom..............................................         --          --        304
Rest of Europe..............................................      5,882      13,828      2,624
                                                                -------     -------    -------
                                                                  5,882      13,828      2,928
                                                                =======     =======    =======

The Group derives turnover from a variety of revenue streams including out licensing agreements and sales of product. A split of turnover by type is given below.

                                                                 2002        2001       2000
                                                                 L'000       L'000      L'000
                                                                -------     -------    -------
Product sales...............................................        329         727        304
Royalty.....................................................        734          --         --
Licence fees and other similar research related income......      4,819      13,101      2,624
                                                                -------     -------    -------
                                                                  5,882      13,828      2,928
                                                                =======     =======    =======

3    GROUP OPERATING LOSS

                                                                                          2002           2001            2000
                                                                                         L'000          L'000           L'000
                                                                                         -----          -----          ------
Group operating loss is stated after charging/(crediting):
Operating lease rentals:
  Plant and machinery...........................................................            46             53             188
  Other (including land and buildings) (net of sublease income
    of L0.3 million (2001: L0.2 million, 2000: L nil))..........................           730            608             990
Loss/(profit) on disposal of fixed assets (in addition 2000: L170,000
  included in note 7)...........................................................             1             (9)              6
Depreciation charge for the year:
  Tangible owned fixed assets (in addition 2000: L363,000 included in note 7)...           741            650           1,058
  Tangible fixed assets held under finance leases...............................           340            308             238
Amortisation charge and amounts written off for the year:
  Goodwill......................................................................         1,790          1,791           1,995
  Other intangible assets.......................................................           835             --              --
Exceptional redundancy cost (see below).........................................           712             --              --
Auditors' remuneration for:
  Audit.........................................................................            90             70              79
  Non-audit services............................................................           195            336             557
Net exchange differences on foreign currency borrowings less deposits...........           (14)            (3)            (46)
                                                                                         =====          =====           =====




Non-audit services (provided by PricewaterhouseCoopers, who were the auditors prior to the appointment of PricewaterhouseCoopers LLP) were as follows:

                                                                                          2002           2001            2000
                                                                                         L'000          L'000           L'000
                                                                                         -----          -----          ------
SEC and UKLA regulatory work....................................................           123            247             370
Acquisition services............................................................            --             --              77
Taxation advice.................................................................            72             53              98
Other...........................................................................            --             36              12
                                                                                         -----          -----           -----
                                                                                           195            336             557
                                                                                         =====          =====           =====


The exceptional redundancy cost of L0.7 million relates to the cost of a redundancy programme which was undertaken by the Company during October to November 2002.

4    DIRECTORS' EMOLUMENTS

                                                                                        2002        2001        2000
                                                                                       L'000       L'000       L'000
                                                                                       -----       -----       -----
Aggregate emoluments ...........................................................       1,241       1,015       1,451
Company pension contributions to money purchase schemes.........................          47          42          98
Net value of assets received or receivable under long-term incentive plans......          83          --         195
Compensation to past Directors for loss of office...............................          --          --         449
                                                                                       =====       =====       =====

The Company pension contributions are in respect of two Directors (2001: two, 2000: four).

The total gain on exercise of share options in the year by Directors was LNil (2001: L35,789, 2000: L161,868).

The aggregate remuneration paid to Directors for the three years ended
31 December 2002, including remuneration paid through subsidiaries of the Company, was as follows:

YEAR ENDED 31 DECEMBER 2002

                                                                                                                       COMPANY
                                      BASE    SUPPLEMENTARY     TOTAL                           BENEFITS               PENSION
                                     SALARY    ALLOWANCE(4)     SALARY    BONUSES(1)   FEES    IN KIND(5)  TOTAL    CONTRIBUTIONS
                                     L'000       L'000          L'000      L'000       L'000     L'000     L'000        L'000
                                     ------   -------------     ------    ----------  ------   ---------- -------   -------------
EXECUTIVE DIRECTORS
R G Mansfield................. (a)   285.0        71.3          356.3        68.4        --       3.7       428.4         --
P B Worrall...................       152.0        38.0          190.0        31.9        --       1.6       223.5         --
C T Dourish...................       170.0        12.1          182.1        35.7        --       6.6(2)    224.4       25.4(3)
J B Hutchison.................       150.0        15.7          165.7        31.5        --       1.6       198.8       21.8(3)

NON-EXECUTIVE DIRECTORS
G M Kennedy ..................          --          --             --                  55.0        --        55.0         --
Sir William Asscher........... (b)      --          --             --                  24.8        --        24.8         --
P R Read......................          --          --             --                  33.0        --        33.0         --
M E Jaffe.....................          --          --             --                  33.0        --        33.0         --
C C Ferguson.................. (c)      --          --             --                  19.7        --        19.7         --
                                     -----       -----          -----       -----     -----      ----     -------       ----
                                     757.0       137.1          894.1       167.5     165.5      13.5     1,240.6       47.2
                                     =====       =====          =====       =====     =====      ====     =======       ====

---------------
     (a)  Robert Mansfield was the highest paid Director.

     (b) Sir William Asscher resigned from the board on 24 May 2002. His remuneration in 2002 is shown from 1 January 2002 until this date.

     (c) Carol Ferguson was appointed to the board on 24 May 2002. Her remuneration in 2002 is shown from the date of her appointment.


Notes

1) Represents amounts accrued but not yet paid with respect to the year ended 31 December 2002. Payments have not yet been ratified by the remuneration committee.

2) This figure includes the benefit in respect of a company car provided to Colin Dourish in his previous capacity as a director of VRL, which he retained during part of 2002.

3) This amount relates to total contributions paid by Group companies to Colin Dourish's and John Hutchison's personal pension scheme.

4) Supplementary allowances are paid to directors to contribute towards personal pension schemes (unless paid for directly by the Company) and Company cars.

5) Benefits in kind include the provision of medical insurance for all directors and, in addition, the provision of fuel for Robert Mansfield.

YEAR ENDED 31 DECEMBER 2001

                                                                                                                      COMPANY
                                      BASE    SUPPLEMENTARY     TOTAL                           BENEFITS              PENSION
                                     SALARY    ALLOWANCE(4)     SALARY    BONUSES(1)   FEES    IN KIND(5)  TOTAL   CONTRIBUTIONS
                                     L'000       L'000          L'000      L'000       L'000     L'000     L'000      L'000
                                     ------   -------------     ------    ----------   -----   ----------  -----   -------------
EXECUTIVE DIRECTORS
R G Mansfield................. (a)   271.5        72.0          343.5          --        --       3.8      347.3         --
P B Worrall...................       144.5        40.2          184.7          --        --       1.5      186.2         --
C T Dourish...................       154.0         5.3          159.3          --        --      13.2(2)   172.5       21.6(3)
J B Hutchison.................       144.0        14.8          158.8          --        --       1.5      160.3       20.5(3)

NON-EXECUTIVE DIRECTORS
G M Kennedy ..................          --          --             --          --      55.0        --       55.0         --
Sir William Asscher...........          --          --             --          --      31.3        --       31.3         --
J L Curnock Cook.............. (b)      --          --             --          --       2.1        --        2.1         --
P R Read......................          --          --             --          --      32.3        --       32.3         --
M E Jaffe.....................          --          --             --          --      28.0        --       28.0         --
                                     -----       -----          -----       -----     -----      ----    -------       ----
                                     714.0       132.3          846.3          --     148.7      20.0    1,015.0       42.1
                                     =====       =====          =====       =====     =====      ====    =======       ====

---------------
     (a)  Robert Mansfield was the highest paid Director.

     (b) Jeremy Curnock Cook resigned from the Board on 15 February 2001. His remuneration in 2001 is shown from 1 January 2001 until the date of his resignation.


Notes

1) The Board has decided not to declare the payment of a bonus, despite the achievement of key corporate objectives during the period. In reaching its decision, the Board took into account the Company's financial position and the adverse market conditions affecting the biotechnology sector generally.

2) This figure includes the benefit in respect of a company car provided to Dr Dourish in his previous capacity as a director of VRL, which he retained during 2001.

3) This amount relates to total contributions paid by Group companies to Dr Dourish's and Dr Hutchison's personal pension scheme.

4) Supplementary allowances are paid to directors to contribute towards personal pension schemes (unless paid for directly by the Company) and Company cars.

5) Benefits in kind include the provision of medical insurance for all directors and, in addition, the provision of fuel for Robert Mansfield.

YEAR ENDED 31 DECEMBER 2000

                                                                                                                          COMPANY
                            BASE    SUPPLEMENTARY   TOTAL                       COMPENSATION FOR    BENEFITS              PENSION
                           SALARY    ALLOWANCE(4)   SALARY  BONUSES(1)   FEES    LOSS OF OFFICE    IN KIND(5)  TOTAL   CONTRIBUTIONS
                           L'000       L'000        L'000    L'000       L'000        L'000           L'000    L'000      L'000
                           ------   -------------   ------  ----------   -----  ----------------   ----------  -----   -------------

EXECUTIVE DIRECTORS
R G Mansfield......... (a) 253.6        63.4        317.0     66.7         --            --            2.4      386.1     46.8(5)
G Acton............... (c)  38.9         9.7         48.6     19.4         --         238.3            1.4      307.7       --
N J Heightman......... (d)  45.1        11.3         56.4     21.9         --            --            0.8       79.1       --
P B Worrall...........     133.9        33.5        167.4     23.0         --            --            1.4      191.8     39.4(5)
S C Cartmell.......... (e)  87.4        21.8        109.2     22.4         --         210.2            1.4      343.2       --
C T Dourish...........     137.6        17.0        154.6     49.0         --            --           11.0(2)   214.6      6.6(3)
J B Hutchison......... (f) 116.1        23.2        139.3     34.1         --            --            1.3      174.7      5.6(3)

NON-EXECUTIVE
DIRECTORS
G M Kennedy........... (g)    --          --           --       --       34.0            --             --       34.0       --
Sir William Asscher...        --          --           --       --       32.1            --             --       32.1       --
J L Curnock Cook...... (h)    --          --           --       --       17.6            --             --       17.6       --
P R Read..............        --          --           --       --       32.6            --             --       32.6       --
M E Jaffe.............        --          --           --       --       27.8            --             --       27.8       --
R W Brimblecombe...... (b)    --          --           --       --       43.9            --             --       43.9       --
                           -----       -----        -----    -----      -----         -----           ----    -------     ----
                           812.6       179.9        992.5    236.5      188.0         448.5           19.7    1,855.2     98.4
                           =====       =====        =====    =====      =====         =====           ====    =======     ====

---------------

     (a)  Robert Mansfield was the highest paid Director.

     (b) Roger Brimblecombe stepped down as Non-Executive Chairman and resigned from the Board on 19 May 2000.

     (c) Gary Acton resigned from the Board on 6 April 2000. His remuneration represents his salary and other benefits including compensation for loss of office from 1 January 2000 until the date of his resignation.

     (d) Nick Heightman resigned from the Board on 19 May 2000. His remuneration represents his salary and other benefits from 1 January 2000 until the date of his resignation.

     (e) Simon Cartmell resigned from the Board on 12 July 2000. His remuneration represents his salary and other benefits including compensation for loss of office from 1 January 2000 until the date of his resignation.

     (f) John Hutchison was appointed to the Board on 24 February 2000. His remuneration is shown from the date of his appointment.

     (g) George Kennedy was appointed to the Board as Non-Executive Chairman on 19 May 2000. His remuneration is shown from the date of his appointment.

     (h) Until 31 July 2000 Jeremy Curnock Cook's fees of L14,200 were paid to Rothschild Asset Management Limited. Thereafter they were paid to Jeremy Curnock Cook directly.


Notes

1) Until 31 March 2000, the Group's bonus year ran from 1 April to 31 March. It has subsequently been moved onto a calendar year basis, in line with the Group's fiscal year. Amounts shown in relation to fiscal 2000 also include aggregate bonuses of L104,997 in respect of the period April to December 1999, which had not been determined at the time of publication of the 1999 Annual Report.

2) This figure includes the benefit in respect of a company car provided to Colin Dourish in his previous capacity as a director of VRL, which he retained during 2000.

3) This amount relates to total contributions paid by Group companies to Colin Dourish's and John Hutchison's personal pension scheme.

4) Supplementary allowances are paid to directors to contribute towards personal pension schemes (unless paid for directly by the Company) and Company cars.

5) Robert Mansfield and Peter Worrall each waived their rights to part or all of their bonus entitlement, and the Group is making a contribution of an equivalent amount into a personal pension account of the Directors' choice.

6) Benefits in kind include the provision of medical insurance for all directors and, in addition, the provision of fuel for Robert Mansfield.

THE INTERESTS OF DIRECTORS IN OPTIONS OVER ORDINARY SHARES DURING THE YEAR WERE AS FOLLOWS:

                                                         LAPSED /                                           LAPSED /
                               AT         GRANTED /     CANCELLED           AT             GRANTED /       CANCELLED          AT
                           1 JANUARY     (EXERCISED)      IN THE        31 DECEMBER       (EXERCISED)        IN THE      31 DECEMBER
                              2000       IN THE YEAR       YEAR            2000          IN THE YEAR          YEAR           2001
                           ---------     -----------    ---------       -----------      -----------       ---------     -----------
R G Mansfield       (a)       101,964(3)         --           --            101,964(3)            --              --         101,964
                    (b)      [101,964](3)        --           --           [101,964](3)           --       [(101,964)]            --
                    (b)       254,910            --           --            254,910               --              --         254,910
                    (b)       305,892            --           --            305,892               --        (305,892)             --
                    (b)        81,571            --           --             81,571               --              --          81,571
                    (c)         1,984            --       (1,984)                --               --              --              --
                    (c)         6,545            --           --              6,545               --              --           6,545
                    (b)            --       124,000                         124,000               --              --         124,000
                    (b)            --            --           --                 --          145,000              --         145,000
                    (b)
                             --------       -------       ------           --------          -------        --------         -------
                              752,866       124,000       (1,984)           874,882          145,000        (305,892)        713,990
                             ========       =======       ======           ========          =======        ========         =======
G Acton(4)          (a)       101,964(3)         --           --            101,964(3)
                    (b)      [101,964](3)        --           --           [101,964](3)
                    (b)       101,964            --           --            101,964
                    (b)        25,712            --           --             25,712
                    (c)         1,984            --       (1,984)                --
                    (b)         5,098            --           --              5,098
                    (c)         6,545            --           --              6,545
                             --------       -------       ------           --------
                              243,267            --       (1,984)           241,283
                             ========       =======       ======           ========

R W Brimblecombe(4) (d)        20,393       (20,393)(1)       --                 --
                    (d)        30,589       (30,589)(2)       --                 --
                    (d)        50,982       (50,982)(2)       --                 --
                    (d)        25,491       (25,491)(2)       --                 --
                    (a)         6,494            --           --              6,494
                    (b)        19,048            --           --             19,048
                             --------       -------       ------           --------
                              152,997      (127,455)          --             25,542
                             ========       =======       ======           ========
N J Heightman(4)    (b)       101,964            --           --            101,964
                    (a)         6,494            --           --              6,494
                    (b)        19,218            --           --             19,218
                    (c)         6,545                         --              6,545
                             --------       -------       ------           --------
                              134,221            --           --            134,221
                             ========       =======       ======           ========
PB Worrall          (a)        50,982            --           --             50,982               --              --          50,982
                    (a)        50,982            --           --             50,982               --              --          50,982
                    (b)        50,982            --           --             50,982               --              --          50,982
                    (b)       101,964            --           --            101,964               --        (101,964)             --
                    (b)        25,712            --           --             25,712               --              --          25,712
                    (c)         1,984            --       (1,984)                --               --              --              --
                    (b)         5,098            --           --              5,098               --              --           5,098
                    (c)         6,545            --           --              6,545               --              --           6,545
                    (b)            --        53,500           --             53,500               --              --          53,500
                    (b)            --            --           --                 --           62,000              --          62,000
                    (b)            --            --           --                 --               --              --              --
                             --------       -------       ------           --------          -------        --------         -------
                              294,249        53,500       (1,984)           345,765           62,000        (101,964)        305,801
                             ========       =======       ======           ========          =======        ========         =======
S C Cartmell(4)     (c)         6,545            --       (6,545)                --
                             --------       -------       ------
                                6,545            --       (6,545)                --
                             ========       =======       ======
Sir William         (d)        30,589            --           --             30,589          (30,589)(5)          --              --
Asscher
                             ========       =======       ======           ========          =======        ========         =======
                               30,589            --           --             30,589          (30,589)             --              --
                             --------       -------       ------           --------          -------        --------         -------
M E Jaffe           (d)        10,196            --           --             10,196               --              --          10,196
                             --------       -------       ------           --------          -------        --------         -------
                               10,196            --           --             10,196               --              --          10,196
                             ========       =======       ======           ========          =======        ========         =======
C T Dourish         (a)            --        11,881           --             11,881               --              --          11,881
                    (b)            --        38,119           --             38,119               --              --          38,119
                    (b)            --        53,500           --             53,500               --              --          53,500
                    (c)            --         8,353           --              8,353               --          (8,353)             --
                    (b)            --            --           --                 --           62,000              --          62,000
                    (c)            --            --           --                 --            3,443              --           3,443
                    (b)            --            --           --                 --               --              --              --
                             --------       -------       ------           --------          -------        --------         -------
                                   --       111,853           --            111,853           65,443          (8,353)        168,943
                             ========       =======       ======           ========          =======        ========         =======
J B Hutchison       (a)            --        11,881           --             11,881               --              --          11,881
                    (b)            --        38,119           --             38,119               --              --          38,119
                    (b)            --        53,500           --             53,500               --              --          53,500
                    (c)            --         4,795           --              4,795               --              --           4,795
                    (b)            --            --           --                 --           62,000              --          62,000
                    (b)            --            --           --                 --               --              --              --
                             --------       -------       ------           --------          -------        --------         -------
                                   --       108,295           --            108,295           62,000              --         170,295
                             ========       =======       ======           ========          =======        ========         =======

                                                   LAPSED /                                    EARLIEST AND LATEST      PERFORMANCE
                                 GRANTED /        CANCELLED            AT                         EXERCISE DATES           CRITERIA
                                (EXERCISED)         IN THE        31 DECEMBER    OPTION    -----------------------------------------
                               IN THE YEAR           YEAR             2002        PRICE       EARLIEST         LATEST
                               -----------        --------        -----------    ------    -----------------------------------------
R G Mansfield                          --                --         101,964        59p      2 Dec 1997     1 Dec 2004        None
                                       --                --              --        59p      2 Dec 1995     1 Dec 2001        None
                                       --          (254,910)             --       118p      9 Oct 1996     8 Oct 2002        None
                                       --                --              --       441p      1 May 1997    30 Apr 2003        None
                                       --                --          81,571       462p     12 Sep 1999    11 Sep 2003        (ii)
                                       --                --              --       491p      1 Jul 1999    31 Dec 1999    N/A as SAYE
                                       --            (6,545)             --       148p      1 Jul 2002    31 Dec 2002    N/A as SAYE
                                       --                --         124,000       216p      7 Jul 2003     6 Jul 2010       (iii)
                                       --                --         145,000       221p      9 Jul 2004    8 July 2011       (iii)
                                  150,000                --         150,000       145p      2 Apr 2005     1 Apr 2012       (iii)
                                  -------          --------         -------
                                  150,000          (261,455)        602,535
                                  =======          ========         =======
G Acton(4)                                                                        118p     13 Jun 1998    12 Jun 2005        None
                                                                                  118p     13 Jun 1996    12 Jun 2002        None
                                                                                  441p      1 May 1997    30 Apr 2002        None
                                                                                  462p     12 Sep 1999    11 Sep 2003        (ii)
                                                                                  491p      1 Jul 1999    31 Dec 1999    N/A as SAYE
                                                                                  669p      7 Mar 2000     6 Mar 2004        (ii)
                                                                                  148p      6 Apr 2000    31 Dec 2002    N/A as SAYE


R W Brimblecombe(4)                                                                10p      5 Aug 1994     4 Aug 2000        None

                                                                                   59p      5 Jan 1996     4 Jan 2002        None
                                                                                  118p      3 Nov 1996     2 Nov 2002        None
                                                                                  118p     19 Feb 1997    18 Feb 2003        None
                                                                                  462p     12 Sep 1999    11 Sep 2006        (i)
                                                                                  462p     12 Sep 1999    11 Sep 2003        (ii)


N J Heightman(4)                                                                  118p      1 May 1999    30 Apr 2003        None
                                                                                  462p     12 Sep 1999    11 Sep 2006        (i)
                                                                                  462p     12 Sep 1999    11 Sep 2003        (ii)
                                                                                  148p     29 Jun 2001    31 Dec 2002    N/A as SAYE


PB Worrall                             --                --          50,982        59p      7 Apr 1997     6 Apr 2004        None
                                       --                --          50,982        59p      2 Dec 1997     1 Dec 2004        None
                                       --           (50,982)             --       118p      9 Oct 1996     8 Oct 2002        None
                                       --                --              --       441p      1 May 1997    30 Apr 2003        None
                                       --                --          25,712       462p     12 Sep 1999    11 Sep 2003        (ii)
                                       --                --              --       491p      1 Jul 1999    31 Dec 1999    N/A as SAYE
                                       --                --           5,098       669p      7 Mar 2000     6 Mar 2004        (ii)
                                       --            (6,545)             --       148p      1 Jul 2002    31 Dec 2002    N/A as SAYE
                                       --                --          53,500       216p      7 Jul 2003    6 July 2010       (iii)
                                       --                --          62,000       221p      9 Jul 2004    8 July 2011       (iii)
                                   75,000                --          75,000       145p      2 Apr 2005     1 Apr 2012       (iii)
                                  -------          --------         -------

                                   75,000           (57,527)        323,274
                                  =======          ========         =======
S C Cartmell(4)                                                                   148p     12 Jul 2000    31 Dec 2002    N/A as SAYE

Sir William Asscher                    --                --              --       118p     19 Feb 1999    18 Feb 2003        None
                                  =======          ========         =======
                                       --                --              --
                                  -------          --------         -------
M E Jaffe                              --                --          10,196       118p      1 May 1999  30 April 2003        None
                                  -------          --------         -------
                                       --                --          10,196
                                  =======          ========         =======
C T Dourish                            --                --          11,881     252.5p     20 Mar 2003    19 Mar 2010        (ii)
                                       --                --          38,119     252.5p     20 Mar 2003    19 Mar 2010        (ii)
                                       --                --          53,500       216p      7 Jul 2003     6 Jul 2010       (iii)
                                       --                --              --       202p     25 May 2003    24 Nov 2003    N/A as SAYE
                                       --                --          62,000       221p      9 Jul 2004     8 Jul 2011       (iii)
                                       --                --           3,443        98p      1 Dec 2006    31 May 2007    N/A as SAYE
                                   75,000                --          75,000       145p      2 Apr 2005     1 Apr 2012       (iii)
                                  -------          --------         -------
                                   75,000                --         243,943
                                  =======          ========         =======
J B Hutchison                          --                --          11,881     252.5p     20 Mar 2003    19 Mar 2010        (ii)
                                       --                --          38,119     252.5p     20 Mar 2003    19 Mar 2010        (ii)
                                       --                --          53,500       216p      7 Jul 2003     6 Jul 2010       (iii)
                                       --                --           4,795       202p     25 May 2003    24 Nov 2003    N/A as SAYE
                                       --                --          62,000       221p      9 Jul 2004     8 Jul 2011       (iii)
                                   50,000                --          50,000       145p      2 Apr 2005     1 Apr 2012       (iii)
                                  -------          --------         -------
                                   50,000                --         220,295
                                  =======          ========         =======


(a)  Granted under an Inland Revenue approved discretionary option scheme
(b)  Granted under an unapproved discretionary share option scheme
(c) Granted under an Inland Revenue approved savings-related share option scheme
(d)  Granted under an individual option instrument

1. The market price on the date of exercise was 132.50p. The date of award of these options is as follows: 20,393 share options awarded on 5 August 1993, 30,589 share options awarded on 5 January 1995 and 50,982 share options awarded on 3 November 1995.

2. The market price on the date of exercise was 229p. These share options were awarded on 19 February 1996.

3. Denotes parallel options granted under both an Inland revenue approved scheme and an unapproved scheme. Option holders may elect to exercise an option under either the approved or the unapproved scheme, at which time the parallel option under the alternative scheme lapses.

4. A limited number of shares under option relating to employees who have left the Company as part of the rationalisation are exercisable from the date of departure from the Company. No disclosure is provided in respect of share options from that date.

5. The market price on the date of exercise was 235p. These share options were awarded on 19 February 1996.


The year end market price of the ordinary shares on 31 December 2000 was 300 pence. The high and low market prices during the year were 344p and 130p respectively.

The year end market price of the ordinary shares on 31 December 2001 was 200 pence. The high and low market prices during the year were 300p and 87.5p respectively.

The year end market price of the ordinary shares on 31 December 2002 was 102.5 pence. The high and low market prices during the year were 227.5p and 28p respectively.

None of the terms and conditions of share options were varied during the year with the exception of share options awarded to Gary Acton, Roger Brimblecombe, Nick Heightman and Simon Cartmell where the earliest exercise date was accelerated to coincide with the dates of their resignation. All share options were granted in respect of qualifying services.

PERFORMANCE CRITERIA

The vesting of awards under the post flotation Executive share option schemes are subject to demanding performance conditions established by the Remuneration Committee at the time the award is made. Pre-flotation awards have no performance criteria attached to them.

Performance criteria i:

Post flotation, until August 1999 for approved options only, the performance criteria attached to awards was that on the third anniversary from date of grant, the percentage increase in the Company's share price since the date of grant equals or exceeds the percentage increase in the FTSE Pharmaceutical Index over the same three year period from the date of grant. If the performance criteria was not satisfied, it could be re-tested at any time until expiry of the option, usually 10 years from the date of grant.

Performance criteria ii:

From flotation for unapproved options, and from September 1999 for approved options until March 2000, this comparator index was amended from the FTSE Pharmaceutical to the FTSE All Share Index.

Performance criteria iii:

For all subsequent awards after March 2000, the condition is that the Company's Total Shareholder Return at the end of the performance period is such that it is placed at least at the median when ranked in descending order with certain constituents of the FTSE Pharmaceutical Index. If placed at the median, then 50 per cent. of the shares under option can be exercised. If between the upper quartile and median, the percentage exercisable is pro-rated between 100 per cent. and 50 per cent. on the basis of the Total Shareholder Return ranking position. If placed in the upper quartile, then 100 per cent. of the shares under option can be exercised.

The performance period is the period beginning on the 1 April immediately before the date of Grant, and ending on the third anniversary of that starting date. If the exercise condition has not been fully satisfied it can be recalculated at twelve monthly intervals on the fourth and fifth anniversaries of the date of grant, and the option will then lapse on the fifth anniversary to the extent it has not become exercisable.

No options were exercised during 2002.

Subsequent to the year end, on 3 January 2003, the following options over ordinary shares were granted to the Executive Directors under the discretionary Executive Share Option Scheme at an exercise price of 102.5p


      R G Mansfield       150,000
      P B Worrall         100,000
      C T Dourish         80,000
      J B Hutchison       100,000


In addition to the interests set out above, certain Executive Directors are discretionary beneficiaries under the terms of the Vernalis Group plc Employee Share Trust, the Restrictive Share Scheme, a discretionary trust established for the benefit of employees of the Group. At 31 December 2002 the Trust held 130,554 ordinary shares. Shareholder approval was obtained at the Annual General Meeting on 19 May 2000 to discontinue the use of the Restricted Share Scheme, hence no further awards will be made.

LONG-TERM INCENTIVE PLAN

The participation of Directors and other senior management in the Restricted Share Scheme during the year was as follows:


                           No. of shares                    Interest in    Interest in                 Interest in
                            awarded at                        plan at        plan at       Vested        plan at
                             1 January       Vested in      31 December    31 December     in the      31 December
                               2000           the year         2000           2001          year           2002
                          -------------      ---------      -----------   -------------    -------     -----------
R G Mansfield                 22,432             --           22,432         22,432          --           22,432
                              18,000             --           18,000         18,000          --           18,000
                              25,000             --           25,000         25,000          --           25,000
G Acton                        7,137         (7,137)(a)           --
                               9,000         (9,000)(a)           --
                              30,000        (30,000)(a)           --
N J Heightman(b)               7,137             --            7,137
                               7,000             --            7,000
                              12,500             --           12,500
P B Worrall                    7,137             --            7,137          7,137          --            7,137
                               9,000             --            9,000          9,000          --            9,000
                              30,000             --           30,000         30,000          --           30,000
S C Cartmell                  30,000        (30,000)(a)           --
                              12,500        (12,500)(a)           --

                                             Charged                Charged             Charged
                             Share           to P & L              to P & L             to P & L
                           price at           during                during               during
                            date of            2000                  2001                 2002             Earliest        Latest
                             award       (Pound Sterling)      (Pound Sterling)     (Pound Sterling)     vesting date   vesting date
                           --------      ---------------       ----------------     ----------------     ------------   ------------
R G Mansfield                467p             25,236                 1,400                 --            17 Oct 2000     16 Oct 2004
                             232p             27,000                20,250                 --            15 Oct 2001     14 Oct 2005
                             185p             37,500                34,063                 --            12 Mar 2002     11 Mar 2006
G Acton                      467p              7,725                    --                 --            17 Oct 2000     16 Oct 2004
                             232p             23,625                    --                 --            15 Oct 2001     14 Oct 2005
                             185p             99,375                    --                 --             6 Apr 2000     11 Mar 2006
N J Heightman(b)             467p              8,029                   447                 --            17 Oct 2000     16 Oct 2004
                             232p             10,500                 7,875                 --            15 Oct 2001     14 Oct 2005
                             185p             18,750                22,656                 --            12 Mar 2002     11 Mar 2006
P B Worrall                  467p              8,029                   447                 --            17 Oct 2000     16 Oct 2004
                             232p             13,500                10,125                 --            15 Oct 2001     14 Oct 2005
                             185p             45,000                40,875                 --            12 Mar 2002     11 Mar 2006
S C Cartmell                 203p             82,500                    --                 --            26 Oct 2001     25 Oct 2005
                             185p             41,406                    --                 --            21 Jul 2000     11 Mar 2006

---------------

(a) It was resolved to transfer title to these shares to the individuals concerned following their resignation as directors of Group Companies.

(b) Nick Heightman resigned from the Board on 19 March 2000 and his participation in the Restricted Share Scheme is not disclosed thereafter.


Awards under the scheme are granted at the discretion of the Trustees of the scheme on the recommendation of the Remuneration Committee. Awards will normally vest at the discretion of the Trustees on the third anniversary on which the awards were granted subject to the performance targets described below.

These awards vest following a three-year period subject to the attainment of performance criteria related to stock prices. In order to vest, the percentage increase in the Company's share price must equal or exceed the percentage increase in the FTSE Pharmaceuticals index. If this condition is not met, it can be re-tested on a daily basis for a further four years and the award will vest immediately once the performance condition is met. After seven years from the date of allocation, these share awards will lapse unless the performance condition is met.

None of the terms and conditions of share awards were varied during the year with the exception of shares allocated to Gary Acton and Simon Cartmell where the earliest exercise date was accelerated to coincide with the dates of their resignation. All share awards were granted in respect of qualifying services.

Shares vested on behalf of Gary Acton and Simon Cartmell following their resignation as directors of Group companies. Under these circumstances the performance criteria were eliminated and the vesting date accelerated to coincide with the directors' date of resignation. In addition, Nick Heightman resigned from the Board on 19 May 2000. On 21 August 2001, 14,000 shares of his allocation were transferred with a gross benefit of L30,660. His remaining share allocation of 12,637 shares were transferred on 21 January 2002 with a gross benefit of L26,664.

DIRECTOR'S VESTING OF SHARES

                                                                                                                   GROSS
                                                                                                                  BENEFIT
                                                 NUMBER                            MARKET VALUE  MARKET VALUE   AT DATE OF
                                               OF SHARES    DATE OF     DATE OF     AT DATE OF    AT DATE OF     VESTING
                                                 VESTED      AWARD      VESTING       AWARD         VESTING        2000
                                                                                      PENCE          PENCE         L'000
                                                ------     --------    --------    ------------  -----------    ----------
G Acton......................................    7,137     17.10.97    06.04.00        480           224           16
G Acton......................................    9,000     15.10.98    06.04.00        205           224           20
G Acton......................................   30,000     12.03.99    06.04.00      187.5           224           67
S C Cartmell.................................   30,000     26.10.98    12.07.00      212.5           215           65
S C Cartmell.................................   12,500     12.03.99    12.07.00      187.5           215           27

Apart from the interests disclosed above or elsewhere in this document, no Directors were interested at any time during the three years ended 31 December 2002 in the share capital of the Company or of any other companies in the Group.

 5   EMPLOYEE INFORMATION

                                                                                     2002          2001           2000
                                                                                     L'000         L'000          L'000
                                                                                     -----         -----          -----
The costs of employing staff, including Executive Directors, were:
Wages and salaries.............................................................      6,472         6,229          8,690
Social security costs..........................................................        714           639            838
Other pension costs............................................................        390           302            187
                                                                                     -----         -----          -----
                                                                                     7,576         7,170          9,715
                                                                                     =====         =====          =====

The average weekly number of employees (including Executive Directors) during the period was:
Management.....................................................................          5             5              8
Technical......................................................................         96           101            107
Administration.................................................................         25            24             19
                                                                                     -----         -----          -----
                                                                                       126           130            134
                                                                                     =====         =====          =====


6   DISPOSAL OF ASSOCIATE

On 6 December 2000 Vernalis Group plc sold its holding in the equity share capital of its associated undertaking, Cancer Research Ventures Limited ("CRV"). The profit arising on disposal of L0.737 million represents the difference between the book value of the investment at that date and the cash consideration received. Further details of this disposal are given in note 14 to the financial statements.

 7   COSTS OF FUNDAMENTAL RESTRUCTURING

The costs of restructuring of L2.609 million in the year ended 31 December 2000 relate to a fundamental reorganisation of the Group's operations arising from the change in strategic focus to disorders of the central nervous system. They include administrative costs associated with the integration of the Company's operations into the Winnersh site, the closure of its Guildford premises and the related redundancy programme, which was initiated in May 2000.

 8   INTEREST RECEIVABLE AND SIMILAR INCOME

                                                                               2002          2001           2000
                                                                               L'000        L'000           L'000
                                                                              ------        ------         ------
Bank and current asset investments......................................        592          833            1,376
Exchange gains on other creditors (see note 18).........................      1,541           --               --
Associate...............................................................         --           --               25
                                                                              -----          ---            -----
                                                                              2,133          833            1,401
                                                                              =====          ===            =====


9  INTEREST PAYABLE AND SIMILAR CHARGES
                                                               2002                2001              2000
                                                               L'000               L'000             L'000
                                                               -----               -----             -----
On finance leases.........................................       81                 116                28
On convertible loan (see note 19).........................      287                  --                --
On other loans (see note 17)..............................      188                 491                11
                                                                ---                 ---                --
                                                                556                 607                39
                                                                ===                 ===                ==


10 TAX ON LOSS ON ORDINARY ACTIVITIES

                                                               2002                2001              2000
                                                               L'000               L'000             L'000
                                                               -----               -----             -----
Corporation tax research and development credit
--Current year at 30% (2001: 30%, 2000: 30%).............      1,978               1,437             1,719
--Adjustment in respect of prior years...................         51               (146)                --
                                                               -----               -----             -----
                                                               2,029               1,291             1,719
                                                               =====               =====             =====

From April 2000 the Group is entitled to claim tax credits for certain research and development expenditure. The amount included in the financial information for the year ended 31 December 2002 of L2.029 million (2001: L1.291 million, 2000: L1.719 million) represents the credit receivable by the Group.

The tax assessed for the current year differs to the standard rate of corporation tax in the UK. The differences are explained below:

                                                                                        2002          2001         2000
                                                                                        L'000         L'000         L'000
                                                                                      --------      --------      --------
Loss on ordinary activities ....................................................      (18,112)      (11,182)      (22,939)
Loss on ordinary activities before tax multiplied by the standard rate in the UK
   30% (2001: 30%, 2000: 30%)) .................................................       (5,434)       (3,355)       (6,882)
Effects of:
Depreciation for the period in excess of capital allowances ....................          185           258           535
Expenses not deductible for tax purposes .......................................          920           602           750
R&D relief 50% mark-up on expenses .............................................       (1,390)       (1,531)       (1,114)
Other timing differences .......................................................          (15)          (62)           (2)
Change in rates in respect of R&D tax credits received .........................        2,194         1,556         2,237
Prior year adjustment ..........................................................          (51)         (146)           --
Tax losses unutilised and carried forward to future periods ....................        1,562         1,387         2,757
                                                                                       ------        ------        ------
TAX CREDIT FOR THE YEAR ........................................................       (2,029)       (1,291)       (1,719)
                                                                                       ======        ======        ======

11 BASIC LOSS AND DILUTED LOSS PER ORDINARY SHARE

The basic loss per share has been calculated by dividing the loss for the year of L16.083 million (2001: L9.891 million, 2000: L21.22 million) by the weighted average number of shares of 42.802 million in issue during the year ended 31 December 2002 (2001: 42.560 million, 2000: 40.169 million) excluding those held in the employee share trust (see note 14) which are treated as cancelled.

The Group had no dilutive potential ordinary shares in the years ended 31 December 2000, 31 December 2001 and 31 December 2002, which would serve to increase the loss per ordinary share. There is therefore no difference between the loss per ordinary share and the diluted loss per ordinary share in these years.

12 INTANGIBLE ASSETS

                                                                             OTHER
                                                            GOODWILL       INTANGIBLES         TOTAL
                                                             L'000            L'000            L'000
                                                            --------       ------------        ------
Cost
At 1 January 2000.....................................       8,954                 --           8,954
Additions.............................................         204                 --             204
Amounts written off...................................        (204)                --            (204)
                                                             -----             ------          ------
At 31 December 2000...................................       8,954                 --           8,954
Additions.............................................                         17,177          17,177
                                                             -----             ------          ------
At 31 December 2001...................................       8,954             17,177          26,131
Additions.............................................          --                 --              --
                                                             -----             ------          ------
At 31 December 2002...................................       8,954             17,177          26,131
                                                             -----             ------          ------
AGGREGATE AMORTISATION
At 1 January 2000.....................................         149                 --             149
Charge for the year...................................       1,791                 --           1,791
                                                             -----             ------          ------
At 31 December 2000...................................       1,940                 --           1,940
Charge for the year...................................       1,791                 --           1,791
                                                             -----             ------          ------
At 31 December 2001...................................       3,731                 --           3,731
Charge for the year...................................       1,790             17,835           2,625
                                                             -----             ------          ------
At 31 December 2002...................................       5,521             17,835           6,356
                                                             -----             ------          ------
NET BOOK AMOUNT
Net book amount at 31 December 2002...................       3,433             16,342          19,775
                                                             =====             ======          ======
Net book amount at 31 December 2001...................       5,223             17,177          22,400
                                                             =====             ======          ======
Net book amount at 31 December 2000...................       7,014                 --           7,014
                                                             =====             ======          ======

The addition in the year ended 31 December 2000 relates to the acquisition of Cerexus (see note 14) and has been written off in full in the year of acquisition.

The remaining goodwill is being amortised on a straight-line basis over five years, being the period over which the Directors estimate that the value of the underlying business acquired is expected to exceed the value of the underlying assets.

Other intangibles represents the capitalisation of payments conditionally due to GlaxoSmithKline (GSK) to buy out royalties due to GSK on sales of frovatriptan (note 18). These are being amortised from the date of launch of frovatriptan, in June 2002, to the end of the patent life in 2014 which is considered by the Directors to be the useful life of the asset.

 13  TANGIBLE FIXED ASSETS


                                      LEASEHOLD                                 COMPUTER          LABORATORY
                                     IMPROVEMENTS    FIXTURES & FITTINGS       EQUIPMENT          EQUIPMENT             TOTAL
                                        L'000               L'000              L'000                L'000               L'000
                                 ------------------ --------------------  ------------------  ------------------  ------------------
COST
At 1 January 2000 ...........         1,571                   972                758                 1,287               4,588
Additions ...................            91                   140                376                   392                 999
Disposals ...................          (172)                 (199)                --                    --                (371)
                                      -----                   ---              -----                 -----               -----
At 31 December 2000 .........         1,490                   913              1,134                 1,679               5,216
Additions ...................            78                    39                410                   534               1,061
Disposals ...................          (633)                 (452)                --                    --              (1,085)
                                      -----                   ---              -----                 -----               -----
At 31 December 2001 .........           935                   500              1,544                 2,213               5,192
Additions ...................           157                    13                140                    96                 406
Disposals ...................            --                    --                 (1)                 (103)               (104)
                                      -----                   ---              -----                 -----               -----
At 31 December 2002 .........         1,092                   513              1,683                 2,206               5,494
                                      -----                   ---              -----                 -----               -----
AGGREGATE DEPRECIATION
At 1 January 2000 ...........           474                   401                469                    38               1,382
Charge for year .............           508                   390                274                   487               1,659
Disposals ...................           (76)                  (81)                --                    --                (157)
                                      -----                   ---              -----                 -----               -----
At 31 December 2000 .........           906                   710                743                   525               2,884
Charge for the year .........           217                    63                255                   423                 958
Disposals ...................          (633)                 (452)                --                    --              (1,085)
                                      -----                   ---              -----                 -----               -----
At 31 December 2001 .........           490                   321                998                   948               2,757
Charge for the year .........           238                    66                300                   477               1,081
Disposals ...................            --                    --                 --                   (87)                (87)
                                      -----                   ---              -----                 -----               -----
At 31 December 2002 .........           728                   387              1,298                 1,338               3,751
                                      -----                   ---              -----                 -----               -----
NET BOOK AMOUNT
At 31 December 2002 .........           364                   126                385                   868               1,743
                                      =====                   ===              =====                 =====               =====
At 31 December 2001 .........           445                   179                546                 1,265               2,435
                                      =====                   ===              =====                 =====               =====
At 31 December 2000 .........           584                   203                391                 1,154               2,332
                                      =====                   ===              =====                 =====               =====

Assets held under finance leases, capitalised and included in fixtures and laboratory equipment.

                                       2002                 2001                  2000
                                      L'000                L'000                 L'000
                                  ------------          ------------          ------------
Cost ..........................       1,963                 2,013                 1,441
Aggregate depreciation.........      (1,389)               (1,090)                 (782)
                                     ------                ------                  ----
Net book value ................         574                   923                   659
                                     ======                ======                  ====

 14  FIXED ASSET INVESTMENTS

                                                                                                  INVESTMENT
                                                            JOINT             ASSOCIATED            IN OWN
                                                         VENTURES(c)     UNDERTAKINGS(b),(d)       SHARES(a)             TOTAL
                                                           L'000               L'000                L'000                L'000
                                                    ------------------   ------------------   ------------------  ------------------
Cost
At 1 January 2000
--Goodwill ........................................     89                   848                    --                   937
--Other ...........................................   (224)                  217                 1,246                 1,239
                                                     -----                 -----                 -----                 -----
                                                      (135)                1,065                 1,246                 2,176
                                                     -----                 -----                 -----                 -----
Acquisitions:
--Goodwill ........................................     --                   548                    --                   548
--Other ...........................................     --                   452                    --                   452
Share of losses retained ..........................     --                   (50)                   --                   (50)
Disposals
--Goodwill ........................................     --                (1,396)                   --                (1,396)
--Other ...........................................     --                  (619)                 (565)               (1,184)
Reclassification as subsidiary ....................    135                    --                    --                   135
                                                     -----                 -----                 -----                 -----
At 31 December 2000 ...............................     --                    --                   681                   681
Disposals .........................................     --                    --                   (64)                  (64)
                                                     -----                 -----                 -----                 -----
At 31 December 2001 ...............................     --                    --                   617                   617
Disposals .........................................     --                    --                   (57)                  (57)
                                                     -----                 -----                 -----                 -----
At December 2002 ..................................     --                    --                   560                   560
                                                     =====                 =====                 =====                 =====

AMOUNTS WRITTEN OFF
At 1 January 2000
--Goodwill ........................................     --                    71                    --                    71
--Other ...........................................     --                    --                   458                   458
                                                     -----                 -----                 -----                 -----
                                                        --                    71                   458                   529
                                                     -----                 -----                 -----                 -----
Amortisation of goodwill ..........................     --                   181                    --                   181
Amortisation of investment in own shares ..........     --                    --                   566                   566
Eliminated on disposal ............................     --                  (252)                 (565)                 (817)
                                                     -----                 -----                 -----                 -----
At 31 December 2000 ...............................     --                    --                   459                   459
Amortisation of investment in own shares ..........     --                    --                   140                   140
Disposal ..........................................     --                    --                   (64)                  (64)
                                                     -----                 -----                 -----                 -----
At 31 December 2001 ...............................     --                    --                   535                   535
Amortisation of investment in own shares ..........     --                    --                    82                    82
Disposal ..........................................     --                    --                   (57)                  (57)
                                                     -----                 -----                 -----                 -----
At 31 December 2002 ...............................     --                    --                   560                   560
                                                     -----                 -----                 -----                 -----
NET BOOK VALUE
At 31 December 2002 ...............................     --                    --                    --                    --
                                                     =====                 =====                 =====                 =====
At 31 December 2001 ...............................     --                    --                    82                    82
                                                     =====                 =====                 =====                 =====
At 31 December 2000 ...............................     --                    --                   222                   222
                                                     =====                 =====                 =====                 =====

A)   INVESTMENT IN OWN SHARES

     The investment in own shares represents 130,554 (2001: 143,191, 2000:
     157,191) ordinary shares of 10p each of the Company stated at cost less amounts amortised and provided for impairment held by the Vernalis Group plc Employee Share Trust, an employee share ownership plan ("ESOP") funded by interest free loans from the Company.

     The purpose of the ESOP is to acquire, out of monies made available by the Group, ordinary shares in the Company held for the benefit of the Group's employees. The shares acquired are held for distribution under the Company's employee long-term incentive schemes. The market value of the shares held by the ESOP at the balance sheet date was L133,818 (2001:
     L286,382, 2000: L471,573). To date 111,569 (2001: 124,206, 2000: 138,206)
     of these shares are under option to employees or have been conditionally granted to employees and the appropriate charge of L0.082 million (2001:
     L0.140 million, 2000: L0.566 million) has been made. The 2000 charge of L0.566 million includes a L0.296 million write down of investments disclosed within exceptional items (note 7).

B)   INVESTMENT IN CANCER RESEARCH VENTURES LIMITED (CRV)

     On 5 August 2000 the Group increased its stake in its associate undertaking, CRV, from 20 per cent. to 33.3 per cent. Consideration for this increase was in the form of cash of L1 million. No fair value adjustments were required. On 6 December 2000, the group disposed of its interest in CRV, for a cash consideration of L2.5 million. The profit recorded on disposal was L737,000. Prior to disposal, goodwill was being amortised on a straight-line basis over five years, being the period over which the Directors estimate that the value of the underlying business acquired is expected to exceed the value of the underlying asset.

C) INVESTMENT IN CEREXUS LIMITED (JOINT VENTURE WITH WOLFSON INSTITUTE FOR BIOMEDICAL RESEARCH).

     The Group equity accounted for this joint venture due to the restrictive terms of the joint venture agreement. On 13 March 2000, the Group entered into a new research collaboration with the Wolfson Institute for Biomedical Research (WIBR) to replace the earlier joint venture arrangements. On that date, the Group increased its holding in Cerexus Limited from 66.67 per cent. to 100 per cent. for an aggregate cash consideration of L1, at which point Cerexus was acquisition accounted as a subsidiary having been previously accounted for as a joint venture. Goodwill of L0.204 million arose on the acquisition and was written off in full in the year of acquisition. Cash acquired amounted to L84,000. As of the date of the transaction, there were no significant differences between the book and fair value of net assets acquired of L0.2 million. Subsequent to the acquisition Cerexus ceased to trade.

D)   INVESTMENT IN NEURAXIS LIMITED

     Neuraxis Limited was not equity accounted for as a joint venture as permitted by FRS9 "Associates and joint ventures" as it was the Group's intention to dispose of it. The Group sold its interest during 2000 for L1. The Group's interest in the joint venture was held at LNil.

BRIEF DETAILS OF SUBSIDIARY UNDERTAKINGS AT 31 DECEMBER 2000, 2001 AND 2002:

                                                                         INTEREST IN ALLOTTED CAPITAL   COUNTRY OF
                                                                         ---------------------------- --------------
UNDERTAKING                      ACTIVITY                                DIRECT          INDIRECT     INCORPORATION
-----------                      --------                                ------          --------     --------------
Vernalis Limited                 Research and development                2000-2002:      --           United
(formerly Vanguard               of pharmaceutical products and their    100%                         Kingdom
Medica Limited)                  subsequent licensing, production,       ordinary
                                 distribution and sale.                  2000-2002:
                                                                         100%
                                                                         preference

Vernalis Research                Research and development                2000-2002:      --           United
Limited (formerly                of pharmaceutical products and their    100% 'A'                     Kingdom
Cerebrus                         subsequent licensing, production,       ordinary and
Pharmaceuticals                  distribution and sale.                  100% 'B'
Limited)                                                                 ordinary

Vernalis Group Share             Trustee of the Vernalis                 2000-2002:      --           Jersey,
Scheme Trustees                  Group plc Employee                      100%                         Channel
Limited (formerly                Share Trust                             ordinary                     Islands
Vanguard Medica
Group Share Scheme
Trustee Limited)

Vernalis Corporation,            Dormant                                 --              2000-2002:   USA
Inc. (formerly Vanguard                                                                  100%
Medica Inc.)                                                                             ordinary

Vanguard Medica                  Dormant                                 --              2000-2002:   United
Limited (formerly                                                                        100%         Kingdom
Vernalis Limited)                                                                        ordinary

Cerebus Limited                  Dormant                                 --              2000-2002:   United
(formerly Vernalis                                                                       100%         Kingdom
Research Limited)                                                                        ordinary

Cerexus Limited                  Research and development of             --              2000-2002:   United
                                 therapeutics for CNS disorders.                         100%         Kingdom
                                 Ceased trading in 2001.                                 ordinary

Cerebrus Inc                     Dormant                                 --              2000-2002:   USA
                                                                                         100%
                                                                                         ordinary



The accounting reference date of the financial statements of Cerexus Limited and CRV is 30 September.

15  DEBTORS

                                                                                 2002                2001                2000
                                                                                 L'000               L'000              L'000
                                                                         ------------------  ------------------   ------------------
AMOUNTS FALLING DUE WITHIN ONE YEAR
Trade debtors ....................................................                 588                 925                 460
Corporation tax recoverable ......................................               1,978               1,437               1,719
Other debtors ....................................................                 326                 336                 823
Prepayments and accrued income ...................................                 619                 422                 556
                                                                                 -----               -----               -----
                                                                                 3,511               3,120               3,558
                                                                                 =====               =====               =====

16  CURRENT ASSET INVESTMENTS

                                                                               2002                 2001                 2000
                                                                               L'000               L'000                L'000
                                                                               -----               ------               ------
Term deposits .................................................                2,572                6,174                7,151
Negotiable bank and building society certificates of deposit ..                6,499               11,747               13,649
                                                                               -----               ------               ------
                                                                               9,071               17,921               20,800
                                                                               =====               ======               ======

These investments have been valued at the lower of cost and market value at the balance sheet date. They are all capable of realisation within three months.


17  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                               2002                 2001                 2000
                                                                               L'000               L'000                L'000
                                                                             -------               ------               ------
Other borrowings - loan ..........................................              --                  7,363                   --
Trade creditors ..................................................             683                  1,415                1,359
Obligations under finance leases..................................             271                    259                  171
Tax and social security costs ....................................             212                    272                  246
Other creditors (note 18) ........................................           3,106                  3,435                   --
Accruals .........................................................           4,616                  3,512                3,499
Deferred income ..................................................           2,438                     --                   --
                                                                            ------                 ------                -----
                                                                            11,326                 16,256                5,275
                                                                            ======                 ======                =====

The loan included above at 31 December 2001 related to a total loan facility of L6.9 million ($10 million) from Elan Corporation, the Group's North American licensee for frovatriptan. The obligation to pay this loan and accrued interest was waived during April 2002 in conjunction with a reduction in the rate of royalties due and a commitment by the Group to undertake certain Phase IV trials.

Deferred income included above and in creditors falling due after more than one year relates to the deferral of reserves arising from the loan waiver noted above and a milestone payment from Elan. These revenues are being deferred and recognised by reference to expenditure being incurred to complete certain Phase IV trials on frovatriptan which the Group has agreed with Elan to undertake.

18  CREDITORS: AMOUNTS FALLING DUE AFTER ONE YEAR - OTHER CREDITORS

                                                                               2002                 2001                 2000
                                                                              L'000                L'000                L'000
                                                                            -------               ------               ------
Other borrowings - loan (note 17)..................................              --                   --                3,359
Obligations under finance leases...................................             123                  393                  210
Other creditors ...................................................           9,317               13,742                   --
Deferred income (see note 17) .....................................           6,679                   --                   --
                                                                             ------               ------                -----
                                                                             16,119               14,135                3,569
                                                                             ======               ======                =====


The maturity profile of creditors: amounts falling due after one year is given in note 21.

Other creditors relates to payments conditionally due to GlaxoSmithKline (GSK) under the agreement of December 2000 to buy out royalties due to GSK on sales of frovatriptan (note 12). The company is committed to making four annual payments of $5 million, the first having been made in September 2002, and the following three due on each anniversary of the first payment. A fifth payment of $5 million dollars is due in 2006 if cumulative global sales of frovatriptan exceed $300 million on that date, or 90 days after cumulative global sales exceed $300 million. The full liability for $20 million (L12,423,000) has been recognised as the directors believe it is probable that cumulative global sales will exceed $300 million. During the year ended 31 December 2002 exchange gains of L1.5 million were recognised in the profit and loss account in relation to the liability.

19  CREDITORS: AMOUNTS FALLING DUE AFTER ONE YEAR - CONVERTIBLE LOAN

                                                                              2002                 2001                 2000
                                                                             L'000                 L'000                L'000
                                                                      ------------------    ------------------   ------------------
6.5% Convertible loan 2007..........................................         7,000                   --                    --
                                                                             =====                =====                 =====


The loan at 31 December 2002 relates to a convertible loan facility with Roche that was entered into coincident with a strategic agreement to research and develop new drugs for the treatment of depression in May 2002. Interest is paid bi-annually at 6.5 per cent. and the loan is fully repayable on 13 May 2007. This loan is convertible at any time at the option of the holder into 2,127,659 ordinary shares at a conversion price of 329p per share or at the option of the Group if the share price is in excess of 428p per share for a period of 20 days. If not converted, the loan is repayable after five years. The terms of the loan include an anti-dilution provision that will be triggered by the issue of new Ordinary Shares in the Placing and Open Offer, the effect of which will be to reduce the conversion price accordingly.

20  DEFERRED TAXATION

There are no deferred tax assets/liabilities recognised in the financial statements. The amount of unrecognised potential deferred tax asset, is as follows:

                                                                               2002                 2001                 2000
                                                                              L'000                L'000                L'000
                                                                      ------------------    ------------------   ------------------
TAX EFFECT OF TIMING DIFFERENCES
Excess of depreciation over tax allowances..........................            2,854                2,892                1,332
Short-term timing differences ......................................               15                   15                    2
Losses .............................................................           34,724               33,081               29,748
                                                                               ------               ------               ------
                                                                               37,593               35,988               31,082
                                                                               ======               ======               ======


The unrecognised potential deferred tax asset will be recognised only once it is more likely than not that the timing difference will reverse.

21  FINANCIAL INSTRUMENTS

The Group's financial instruments comprise cash, liquid resources, finance leases, loans, and various debtors and creditors, such as trade debtors and trade and other creditors, that arise directly from its operations. The Group does not enter into derivatives transactions. In addition, it is, and has been throughout the period under review, the Group's policy that no trading in financial instruments shall be undertaken except in accordance with strict and prudent investment criteria, principally that funds are actively managed by reputable independent fund managers and investments are only made in low risk funds with fixed rates of return.

The main risks arising from the Group's financial instruments are interest rate risk, liquidity risk and foreign currency risk. The Board reviews and agrees policies for managing each of these risks and they are summarised below. These policies have remained unchanged throughout the period under review, and since the year end.

INTEREST RATE RISK

The Group finances its operations through reserves of cash and liquid resources. The funds are held in sterling and US Dollar managed funds. The funds are actively managed by reputable independent fund managers to provide the highest rate of return with a neutral risk profile.

LIQUIDITY RISK

The Board's policy is to ensure that sufficient funds are held on a short-term basis in order to meet operational needs without the use of an overdraft facility.

FOREIGN CURRENCY RISK

The Group's functional currency is sterling. The Group has transactional currency exposures. Such exposures arise from sales or purchases in currencies other than the Group's functional currency, which include royalty and milestone receipts in US dollars from Elan Corporation, the Group's North American licensee for frovatriptan, royalty and product sale receipts in Euro's from Menarini, the Group's European licensee for frovatriptan and payments in US dollars to various clinical research organisations in respect of ongoing trials. In addition, the Group has currency exposures to balances in currencies other than the Group's functional currency. The only significant balance relates to the US Dollar other creditor balance due to GSK (see note 18). The Group considers selectively hedging against specific significant currency exposures where the dates of future payments or receipts currency are known. There were no hedging transactions in place at the three years ended 31 December 2000, 2001 and 2002.

SHORT-TERM DEBTORS AND CREDITORS

Except with respect to disclosures regarding currency risk, short-term debtors and creditors have been excluded from all the following disclosures.

Fair value is the amount at which a financial instrument could be exchanged in an arm's length transaction between informed and willing parties, other than a forced sale or liquidation. Market values have been used to determine fair values.

INTEREST RATE RISK AND CURRENCY PROFILE OF FINANCIAL ASSETS

The Group held the following financial assets:

                                         2002                                            2001
                     ---------------------------------------------   -------------------------------------------
                                      INVESTMENT                      CASH AT        INVESTMENTS
                       CASH AND         IN DEBT                       BANK AND         IN DEBT
                       IN HAND        SECURITIES         TOTAL        IN HAND        SECURITIES        TOTAL
CURRENCY                L'000            L'000           L'000          L'000          L'000           L'000
--------               --------       ----------        -------       --------       -----------       ------
Sterling..........         5            9,071           9,076            47             17,921         17,968
US dollar.........         7               --               7             3                 --              3
                          --            -----           -----            --             ------         ------
At 31 December....        12            9,071           9,083            50             17,921         17,971
                          ==            =====           =====            ==             ======         ======
Floating rate.....        12            1,670           1,682            50                 --             50
Fixed rate........        --            7,401           7,401            --             17,921         17,921
                          --            -----           -----            --             ------         ------
At 31 December....        12            9,071           9,083            50             17,921         17,971
                          ==            =====           =====            ==             ======         ======
Fair Value........        12            9,076           9,088            50             17,934         17,984
                          ==            =====           =====            ==             ======         ======


                                           2000
                     ------------------------------------------------
                        CASH AT         INVESTMENTS
                        BANK AND          IN DEBT
                         IN HAND         SECURITIES          TOTAL
CURRENCY                  L'000            L'000             L'000
--------                --------        -----------          ------
Sterling..........          6             20,800             20,806
US dollar.........          1                 --                  1
                            -             ------             ------
At 31 December....          7             20,800             20,807
                            =             ======             ======
Floating rate.....          7                 --                  7
Fixed rate........         --             20,800             20,800
                            -             ------             ------
At 31 December....          7             20,800             20,807
                            =             ======             ======
Fair Value........          7             20,814             20,821
                            =             ======             ======

The fixed rate debt securities earn an average weighted interest of 4.1% per annum (2001: 5.3%, 2000: 5.6%) fixed for a weighted average period of two months (2001: eight months, 2000: twelve months). The floating rate cash at bank and in hand earns interest based on relevant LIBOR equivalents.

INTEREST RATE RISK AND MATURITY PROFILE OF FINANCIAL LIABILITIES

The Group held the following financial liabilities:

                                            2002                                                     2001
                   --------------------------------------------------------  ------------------------------------------------------
                       OTHER     CONVERTIBLE     FINANCE                       OTHER                      FINANCE
                     CREDITORS      LOANS        LEASES           TOTAL       CREDITORS       DEBT         LEASES         TOTAL
CURRENCY               L'000        L'000         L'000           L'000         L'000         L'000         L'000         L'000
--------             ---------   -----------     ---------        ------      ----------      -------     --------        ------
Sterling ..........      --          7,000         394             7,394            --            --         652             652
US dollar .........  12,423             --          --            12,423        17,177         7,363          --          24,540
                     ------          -----         ---            ------        ------         -----         ---          ------
At 31 December ....  12,423          7,000         394            19,817        17,177         7,363         652          25,192
                     ======          =====         ===            ======        ======         =====         ===          ======
MATURITY
In one year or less   3,106             --         271             3,377         3,435         7,363         259          11,057
In more than one
year but not more
than two years ....   3,106             --         123             3,229         3,435            --         270           3,705
In more than two
years but not more
than five years ...   6,211          7,000          --            13,211        10,307            --         123          10,430
                     ------          -----         ---            ------        ------         -----         ---          ------
At 31 December ....  12,423          7,000         394            19,817        17,177         7,363         652          25,192
                     ======          =====         ===            ======        ======         =====         ===          ======
FAIR VALUE ........  10,286          6,581         394            17,261        13,768         7,363         652          21,783
                     ======          =====         ===            ======        ======         =====         ===          ======

                                      2000
                      ----------------------------------------
                                      FINANCE
                         DEBT          LEASES        TOTAL
CURRENCY                 L'000         L'000         L'000
--------                 -----        ------         ------
Sterling ..........         --         381             381
US dollar .........      3,359          --           3,359
                         -----         ---           -----
At 31 December ....      3,359         381           3,740
                         =====         ===           =====
MATURITY
In one year or less         --         171             171
In more than one
year but not more
than two years ....      3,359         130           3,489
In more than two
years but not more
than five years ...         --          80              80
                         -----         ---           -----
At 31 December ....      3,359         381           3,740
                         =====         ===           =====
FAIR VALUE ........      3,359         381           3,740
                         =====         ===           =====


The fair value of other creditors has been calculated by discounting all future cash flows back to present value at a discount rate which reflects the underlying value of money and an appropriate risk factor. This discount rate has been estimated at 8%.

The fair value of the convertible loan has also been calculated by discounting all future cash flows back to present value at a discount rate which reflects the underlying value of money and an appropriate risk factor, again estimated at a rate of 8%. The Company does not currently believe that it is probable that the loan will be converted due to the relatively high conversion price compared to the current share price, and therefore no fair value has been attributed to the convertible element of this loan.

There are no significant differences between the book value and fair value of finance leases.

With the exception of other creditors where the interest rate is nil, the weighted average period to maturity is 27 months (2001: 33 months 2000: n/a). The financial liabilities above had a fixed rate of interest as follows:

                              2002                       2001                        2000
                     -----------------------     -----------------------    ------------------------
                                   WEIGHTED                    WEIGHTED                    WEIGHTED
                     WEIGHTED      AVERAGE        WEIGHTED     AVERAGE        WEIGHTED     AVERAGE
                     AVERAGE      PERIOD FOR      AVERAGE     PERIOD FOR      AVERAGE     PERIOD FOR
                     INTEREST     WHICH RATE      INTEREST    WHICH RATE      INTEREST    WHICH RATE
                       RATE        IS FIXED         RATE       IS FIXED         RATE       IS FIXED
CURRENCY                 %          MONTHS           %          MONTHS           %          MONTHS
--------             --------     ----------      --------    ----------     ---------    ----------
Sterling.........       6.6          51              8            26            3.8           36
US dollar........        --          --              8            11            8.0           18

The Group had no undrawn facilities at 31 December 2002 (2001: LNil, 2000:
LNil).

CURRENCY EXPOSURES

The Group held the following net foreign currency financial liabilities in currencies other than sterling, the Group's functional currency:

                                                                              2002                  2001                2000
                                                                             L'000                 L'000                L'000
                                                                            -------               -------              ------
US dollar..........................................................          12,468                24,681               3,483
Euro...............................................................              15                    --                  --
French Francs......................................................              --                    --                   6
Belgian Francs.....................................................              --                    --                  12
Japanese Yen.......................................................              --                     5                  --
Netherland Guilder.................................................              --                     6                  --
                                                                             ------                ------               -----
                                                                             12,483                24,692               3,501
                                                                             ======                ======               =====

22  CALLED UP SHARE CAPITAL

                                                                      NUMBER              VALUE
ORDINARY SHARES OF 10P                                                 L'000              L'000
----------------------                                                -------             ------
AUTHORISED
At 31 December 2000 and 2001....................................       60,000              6,000
Increase during the year........................................       15,000              1,500
                                                                       ------              -----
At 31 December 2002.............................................       75,000              7,500
                                                                       ======              =====

ISSUED AND FULLY PAID
At 1 January 2000...............................................       39,889              3,989
Issued during the year..........................................        2,634                263
                                                                       ------              -----
At 31 December 2000.............................................       42,523              4,252
Issued during the year..........................................          331                 33
                                                                       ------              -----
At 31 December 2001.............................................       42,854              4,285
Issued during the year..........................................          128                 13
                                                                       ------              -----
At 31 December 2002.............................................       42,982              4,298
                                                                       ======              =====

                                                                      NUMBER              VALUE
SHARES TO BE ISSUED (NOTE 25)                                          L'000              L'000
-----------------------------                                         -------             ------
At 1 January 2000..............................................          300                 30
Issued during the year.........................................         (300)               (30)
                                                                       -----              -----
At 31 December 2000, 2001 and 2002.............................           --                 --
                                                                       =====              =====

On 8 March 2000 the Company issued 300,000 ordinary shares representing contingent consideration associated with the acquisition of Vernalis Research Limited (formerly Cerebrus Pharmaceutical Limited), CPL, and in accordance with the acquisition agreement dated 2 December 1999. The shares were previously shown as shares to be issued at 135p per share.

On 18 December 2000 the Company issued 2,000,000 ordinary shares for a cash consideration of L2.48 per share to Elan International Services Limited. The market price of the Company's shares on 18 December 2000 was L2.48.

During the year ended 31 December 2000, a total of 333,302 ordinary shares were issued following the exercise of employee and founder options for total cash consideration of L0.232 million.

During the year ended 31 December 2001 a total of 331,766 ordinary shares were issued following the exercise of employee and founder options for total cash consideration of L418,981.

During the year ended 31 December 2002 a total of 127,590 ordinary shares were issued following the exercise of employee and founder options for a total cash consideration of L141,000.

At 31 December 2000, 2001 and 2002, options over 3,393,641, 2,860,646 and
2,786,716 respectively, had been granted and were still outstanding under the Company's share option scheme. Details of these options are given in note 23.

23  SHARE OPTIONS

Options over ordinary shares held by Founders employees, former employees and advisers of the Group (including Executive Directors' interests) at 31 December 2000, 31 December 2001 and 31 December 2002, split between the Company Share Option Plans ("CSOP") and the Share save scheme were as follows:

                                               ORDINARY        ORDINARY        ORDINARY
                                              SHARES UNDER    SHARES UNDER   SHARES UNDER
                                                 OPTION         OPTION         OPTION       OPTION       EARLIEST         LATEST
                                                  2000            2001           2002      PRICE (P)   EXERCISE DATE   EXERCISE DATE
                                              ------------    ------------   ------------  ---------   -------------   -------------

INDIVIDUAL OPTIONS GRANTED TO THE FOUNDERS

January 1995............................          20,393          20,393             --       59          05.01.96        04.01.02
November 1995...........................         152,945          91,767             --      118          03.11.96        02.11.02
February 1996...........................         107,064          45,885         45,885      118          19.02.97        18.02.03
May 1996................................          30,588          30,588         30,588      118          01.05.99        30.04.03

CSOP PART A

April 1994..............................          50,982          50,982         50,982       59          07.04.97        06.04.04
December 1994...........................         157,025         152,946        152,946       59          02.12.97        01.12.04
June 1995...............................         105,023              --             --      118          13.06.98        12.06.05
September 1996..........................          36,085           6,494             --      462          12.09.99        11.09.06
March 1997..............................           8,028              --             --      669          07.03.00        06.03.07
October 1997............................          47,129          21,010          4,079      467          17.10.00        16.10.07
March 1998..............................          23,413          10,453         10,453      550          20.03.01        19.03.08
September 1999..........................          14,000              --             --      236          17.09.02        16.09.09
March 2000..............................          47,524          35,643         35,643    252.5          20.03.03        19.03.10
April 2000..............................           4,000           4,000          4,000      222          20.04.03        19.04.10
July 2000...............................         298,068         253,630        218,604      216          07.07.03        06.07.10
December 2000...........................          11,111          11,111         11,111      270          15.12.03        14.12.10
March 2001..............................              --          23,961         18,711      228          26.03.04        25.03.11
May 2001................................              --          10,676             --      281          01.05.04        30.04.11
May 2001................................              --          11,905         11,905      252          29.05.04        28.05.11
July 2001...............................              --          64,000         53,500      221          09.07.04        08.07.11
September 2001..........................              --          11,750         10,350       98          24.09.04        23.09.11
April 2002..............................              --              --        131,829      145          02.04.05        01.04.12
December 2002...........................              --              --        104,000    102.5          31.12.05        30.12.12


                                      ORDINARY       ORDINARY         ORDINARY
                                    SHARES UNDER   SHARES UNDER     SHARES UNDER
                                       OPTION         OPTION           OPTION       OPTION      EARLIEST         LATEST
                                        2000           2001             2002       PRICE (P)  EXERCISE DATE   EXERCISE DATE
                                    ------------   ------------     ------------   ---------  -------------   -------------
CSOP PART B

October 1995................           372,169         305,892             --          118      09.10.98        08.10.02
May 1996....................           105,023         101,964             --          118      01.05.99        30.04.03
May 1996....................           509,820         101,964             --          441      01.05.97        30.04.03
September 1996..............           171,261         152,213        107,283          462      12.09.99        11.09.03
October 1996................            13,255              --             --          118      25.01.99        24.01.03
March 1997..................            38,056          10,196          5,098          669      07.03.00        06.03.04
October 1997................            13,645           9,581             --          467      17.10.00        16.10.04
March 1998..................             8,687           1,547          1,547          550      20.03.01        19.03.05
October 1998................            91,125          31,375          2,000          232      15.10.01        14.10.08
March 1999..................            98,900          34,000          8,000          185      12.03.02        11.03.09
March 2000..................           122,476         104,357        104,357        252.5      20.03.03        19.03.10
July 2000...................           361,844         327,620        327,396          216      07.07.03        06.07.10
December 2000...............            63,889          33,889         33,889          270      15.12.03        14.12.10
March 2001..................                --           1,589          1,589          228      26.03.04        25.03.11
May 2001....................                --          14,324             --          281      01.05.04        30.04.11
May 2001....................                --          25,095         25,095          252      29.05.04        28.05.11
June 2001...................                --          50,000         50,000          240      11.06.04        10.06.11
July 2001...................                --         495,726        471,726          221      09.07.04        08.07.11
April 2002..................                --              --        588,171          145      02.04.05        01.04.12
December 2002...............                --              --         26,000        102.5      31.12.05        30.12.12

SHARESAVE SCHEME

1998........................             1,329              --             --          440      01.06.01        30.11.01
1999........................           165,112          37,644             --          148      01.07.02        31.12.02
1999........................            11,402              --             --          148      01.07.04        31.12.04
2000........................            98,486          51,114         42,483          202      25.05.03        24.11.03
2000........................            33,784          18,042          9,689          202      25.05.05        24.11.05
2001........................                --          80,860         73,347           98      01.12.04        31.05.05
2001........................                --          14,460         14,460           98      01.12.06        31.05.07
                                     ---------       ---------      ---------
TOTAL SHARE OPTIONS.........         3,393,641       2,860,646      2,786,716
                                     =========       =========      =========

On 3 January 2003 a total of 680,000 options over ordinary shares were granted under this scheme to employees of Group Companies at an exercise price of 102.5 pence.

24 SHARE PREMIUM AND PROFIT AND LOSS ACCOUNTS

                                                                  SHARE PREMIUM            PROFIT AND LOSS
                                                                      ACCOUNT                  ACCOUNT
                                                                      L'000                     L'000
                                                                ------------------        ------------------
At 1 January 2000.................................                      81,365                  (65,148)
Issue of shares...................................                       5,207                       --
Loss for the year.................................                          --                  (21,220)
                                                                        ------                 --------
At 31 December 2000...............................                      86,572                  (86,368)
                                                                        ------                 --------
Issue of shares...................................                         303                       --
Loss for the year.................................                          --                   (9,891)
                                                                        ------                 --------
At 31 December 2001...............................                      86,875                  (96,259)
                                                                        ------                 --------
Issue of shares...................................                         118                       --
Loss for the year.................................                          --                  (16,083)
                                                                        ------                 --------
At 31 December 2002...............................                      86,993                 (112,342)
                                                                        ======                 ========

25 OTHER RESERVES

                                                                                   CONTINGENT
                                    MERGER RESERVE        OTHER RESERVE            SHARE CAPITAL            TOTAL
                                        L'000                 L'000                   L'000                 L'000
                                    --------------        -------------            -------------         -----------
At 1 January 2000 ............           1,078                19,428                   405                 20,911
Movement during the year......              --                   127                  (405)                  (278)
                                         -----                ------                  ----                 ------
At 31 December 2000 ..........           1,078                19,555                    --                 20,633
Movement during the year......              --                    83                    --                     83
                                         -----                ------                  ----                 ------
At 31 December 2001 ..........           1,078                19,638                    --                 20,716
Movement during the year......              --                    10                    --                     10
                                         -----                ------                  ----                 ------
At 31 December 2002 ..........           1,078                19,648                    --                 20,726
                                         =====                ======                  ====                 ======

The balance on the merger reserve represents the premium on the issue of the Company's shares for the acquisition of Vernalis Research limited (CPL) and arises as a result of merger relief under Section 131 of the Companies Act.

The balance on other reserves arises as a difference under merger accounting principles and is equivalent to the share premium account of Vernalis Limited at the date of its acquisition by the Company together with the premium on subsequent issues of shares in Vernalis Limited under put and call arrangements with founder option holders in that company resulting in exchange of these shares for shares in the Company on a one-for-one basis.

The contingent share capital reserve represented the nominal value Pound Sterling30,000 and premium Pound Sterling375,000 on the deferred, conditional shares associated with the acquisition of CPL prior to their issue in 2000. The release from contingent share capital reserve represents the premium on the issue of shares previously classified as shares to be issued (see note 22).

26  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' (DEFICIT)/FUNDS

                                                                               2002          2001           2000
                                                                              L'000         L'000          L'000
                                                                           ------------  ------------   ------------
Loss for the period .................................................      (16,083)         (9,891)       (21,220)
Issue of shares .....................................................           --              --          4,960
Net proceeds from exercise of share options .........................          131             336            105
                                                                                --              --             --
Premium on shares issued by subsidiary (see note 25).................           10              83            127
                                                                           -------          ------        -------
Net change in shareholders' (deficit)/funds .........................      (15,942)         (9,472)       (16,028)
Opening shareholders' funds .........................................       15,617          25,089         41,117
                                                                           -------          ------        -------
Closing shareholders' (deficit)/funds ...............................         (325)         15,617         25,089
                                                                           =======          ======        =======

27  RELATED PARTY TRANSACTIONS

During 2000, in the ordinary course of business, the Group was party to various contracts with Oxford Asymmetry International plc a company of which Dr Brimblecombe was Chairman, for the manufacture and supply of materials for certain of the Group's development projects. All of the contracts were the subject of arm's length negotiations in which Dr Brimblecombe did not participate and were approved by the Board. The value of contracts awarded to Oxford Asymmetry International plc during 2000 was Pound Sterling 87,000 for which payments were made in 2000. On 19 May 2000 Dr Brimblecombe retired from the Board of the Group.

On 7 August 2000, the Company paid Cancer Research Ventures ("CRV"), an associate of the company, Pound Sterling 250,000 for a right of first refusal to develop compounds from CRV's research programme for one year. This amount was repaid as part of the disposal of the Company's interest in CRV on 6 December 2000.

During 2000 Cerexus Limited was reclassified from an associate to a subsidiary of the Group (see note 14), the Group paid Pound Sterling 85,926 to Cerexus Limited to fund research expenditure. In addition, there were balances due from Cerexus Limited amounting to Pound Sterling 332,000 when the company was reclassified as a subsidiary, against which there was a provision of Pound Sterling 218,948.

28  FINANCIAL COMMITMENTS

At 31 December 2000, 2001 and 2002 the Group had annual commitments under non-cancellable operating leases as follows:


                                                        2002                           2001                        2000
                                          -------------------------------   -------------------------   ----------------------------
                                             LAND                                LAND                       LAND
                                              AND                                 AND                        AND
                                           BUILDINGS             OTHER         BUILDINGS      OTHER       BUILDINGS         OTHER
                                             POUND               POUND          POUND         POUND         POUND           POUND
                                          STERLING'000       STERLING'000   STERLING'000  STERLING'000   STERLING'000   STERLING'000
                                          ------------       ------------   ------------  ------------   ------------   ------------
Expiring within one year .............             --              6             --             15             --             11
Expiring between one and two years ...            308              8             --             13             --              2
Expiring between two and five years ..             --             20            270             --            270             63
Expiring in over five years ..........            730             --            869             --            608             --
                                                -----             --          -----             --            ---             --
                                                1,038             34          1,139             28            878             76
                                                =====             ==          =====             ==            ===             ==



In addition, the Group has committed to undertake certain additional Phase IV studies to prove further the efficacy of frovatriptan. At 31 December 2002, the external costs of these additional trials which are expected to be undertaken during the period to 31 December 2004 are estimated at Pound Sterling8.8 million (2001: Pound Sterling12 million, 2000: Pound Sterling6.7 million).

29  NOTES TO THE CONSOLIDATED CASH FLOW STATEMENT

    I) NET CASH FLOW FROM OPERATING ACTIVITIES

                                                                                2002          2001           2000
                                                                                POUND         POUND          POUND
                                                                             STERLING'000  STERLING'000   STERLING'000
                                                                             ------------  ------------   ------------
Operating loss ........................................................        (19,689)        (11,408)        (22,173)
Loss/(profit) on sale of tangible fixed assets ........................              1              (9)              6
Depreciation ..........................................................          1,081             958           1,296
Write-down of investment in own shares ................................             82             140             270
Amortisation of goodwill and other intangible assets, including amounts
   written off ........................................................          2,625           1,791           1,995
Increase in stock .....................................................             (8)             --              --
Decrease in debtors (excluding accrued interest income) ...............             69              41
Increase/(decrease) in creditors (excluding non-operating
   liabilities) .......................................................            267             565          (3,251)
Non cash movement arising from loan waiver ............................         (7,537)             --              --
Increase in deferred income ...........................................          9,117              --              --
Exchange gain .........................................................            (14)             (3)            (46)
Payments made in respect of fundamental restructuring costs ...........             --            (470)         (1,310)
                                                                               -------          ------         -------
                                                                               (14,006)         (8,395)        (22,658)
                                                                               =======          ======         =======

   II) MANAGEMENT OF LIQUID RESOURCES *

                                                                      2002          2001           2000
                                                                     POUND         POUND          POUND
                                                                  STERLING'000  STERLING'000   STERLING'000
                                                                  ------------  ------------   ------------
Net (investment)/disinvestment:
Term deposits ..............................................          3,602            977         (3,951)
Negotiable bank and building society certificates of deposit          5,248          1,902         12,754
Building society floating rate notes .......................             --             --          1,995
Bank and Building Society bonds ............................             --             --            500
                                                                      -----          -----         ------
                                                                      8,850          2,879         11,298
                                                                      =====          =====         ======

-----------
* The Company includes term deposits of less than a year and readily realisable financial instruments as liquid resources.

   III) RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET FUNDS

                                                         2002         2001           2000
                                                        L'000         L'000          L'000
                                                    ------------   ------------   ------------
Movement in cash in the period ...............            (38)             43          (535)
Decrease in capital element of finance lease .            258             277           341
New finance leases ...........................             --            (548)         (282)
New loans ....................................         (7,000)         (3,517)       (3,405)
Net disinvestment in liquid resources ........         (8,850)         (2,879)      (11,298)
                                                      -------          ------       -------
Changes in net funds resulting from cash flows        (15,630)         (6,624)      (15,179)
Other non-cash items:
--Loan waiver ................................          7,537              --            --
--Accrued interest on loan ...................           (188)           (490)           --
--Exchange gain ..............................             14               3            46
                                                      -------          ------       -------
Movement in net funds in the period ..........         (8,267)         (7,111)      (15,133)
Net funds at 1 January .......................          9,956          17,067
                                                      -------          ------       -------
Net funds at 31 December .....................          1,689           9,956        17,067
                                                      =======          ======       =======

IV) ANALYSIS OF NET FUNDS

                                       AT                                            AT
                                  31 DECEMBER       CASH         EXCHANGE       31 DECEMBER               CASH          EXCHANGE
                                       2000         FLOW           GAIN             2000                  FLOW            GAIN
                                      L'000         L'000          L'000            L'000                L'000            L'000
                                  ------------  ------------   ------------     ------------         ------------     ------------
Cash in bank and in hand ...            542            (535)             --              7                   43              --
Other current asset
investments (Note 16) ......         32,098         (11,298)             --         20,800               (2,879)             --
                                     ------         -------              --         ------               ------              --
Short term
investments and cash .......         32,640         (11,833)             --         20,807               (2,836)             --
Finance leases .............           (440)             59              --           (381)                  --              --
Debt due within one year ...             --              --              --             --               (3,517)              3
Debt due after one year ....             --          (3,405)             46         (3,359)                  --              --
                                     ------         -------              --         ------               ------              --
Net funds ..................         32,200         (15,179)             46         17,067               (6,624)              3
                                     ======         =======              ==         ======               ======              ==

                                                     AT                                                              AT
                                NON CASH        31 DECEMBER         CASH        NON CASH      EXCHANGE          31 DECEMBER
                                MOVEMENTS          2001             FLOW       MOVEMENTS        GAIN                2002
                                  L'000           L'000             L'000         L'000        L'000               L'000
                               ------------     ------------   ------------   ------------  ------------        ------------
Cash in bank and in hand ...          --              50             (38)             --         --                   12
Other current asset
investments (Note 16) ......          --          17,921          (8,850)             --         --                9,071
                                    ----           -----         -------           -----         --                -----
Short term
investments and cash .......          --          17,971          (8,888)             --         --                9,083
Finance leases .............          --            (652)            258              --         --                 (394)
Debt due within one year ...      (3,849)         (7,363)             --           7,349         14                  --
Debt due after one year ....       3,359              --          (7,000)             --         --               (7,000)
                                    ----           -----         -------           -----         --                -----
Net funds ..................        (490)          9,956         (15,630)          7,349         14                1,689
                                    ====           =====         =======           =====         ==                =====



In 2001 non-cash movements in net debt related to interest accrued on the Elan loan. In 2002, this loan and the related accrued interest was waived by Elan giving rise to a further non-cash movement (see note 17).

30  CONTINGENT ASSET

The Group has stocks of frovatriptan with original cost of approximately L0.6 million (2001: L0.7 million, 2000: L1.2 million) which has previously been expensed. Following the launch of frovatriptan these stocks, which have a significant remaining shelf life, will be capable of realisation at a value in excess of cost. No amounts have been recognised in these financial statements in respect of these stocks.

31 SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

The Group financial statements are prepared in accordance with UK GAAP, which differs in certain significant respects from US GAAP. The effect of the US GAAP adjustments on loss for the financial year and equity shareholders' funds are set out in the tables below:

Reconciliation of loss for the financial year to US GAAP

                                                                                         2002             2001             2000
                                                                                    POUND STERLING   POUND STERLING   POUND STERLING
                                                                            NOTES        '000             '000             '000
                                                                            -----   --------------   --------------   --------------

Loss for the financial year under UK GAAP .............................                  (16,083)         (9,891)        (21,220)
US GAAP adjustments:
Purchase business combinations:
Amortisation of intangible assets, including goodwill .................     (i)            1,517             930             929
Revenue recognition ...................................................     (ii)          (1,940)            305             305
Stock compensation expense ............................................     (iii)           (759)           (275)            154
Payment to associate company ..........................................     (iv)              --              --             146
Investment in marketable securities ...................................     (vi)               1               3               2
                                                                                         -------          ------         --------
Loss for the financial year under US GAAP .............................                  (17,264)         (8,928)        (19,684)
Basic and diluted loss per share under US GAAP ........................     (v)              (40)p           (21)p           (49)p
Weighted average number of shares (in thousands) ......................     (v)           42,802          42,560          40,169
                                                                                         -------          ------         --------

EFFECT ON EQUITY SHAREHOLDERS' FUNDS OF DIFFERENCES BETWEEN UK GAAP AND US GAAP:

                                                                                         2002            2001              2000
                                                                                    POUND STERLING   POUND STERLING   POUND STERLING
                                                                            NOTES        '000            '000              '000
                                                                            -----   --------------   --------------   --------------

Equity shareholders' funds under UK GAAP...............................                   (325)          15,617           25,089
US GAAP adjustments:
Purchase business combinations.........................................     (i)          3,018            1,501              571
Revenue recognition....................................................     (ii)        (2,260)            (320)            (625)
Investments in marketable securities available-for-sale................     (vi)             5               13               14
Employee Share Trust...................................................     (vii)           --              (82)            (222)
                                                                                         -----         --------           ------
Equity shareholders' funds under US GAAP...............................                    438           16,729           24,827
                                                                                         =====         ========           ======

(i)  PURCHASE BUSINESS COMBINATIONS

     Under UK GAAP, shares issued to acquire Cerebrus Pharmaceuticals Limited
     (CPL) were valued at the market price at the date of acquisition on 2 December 1999. Under US GAAP, shares issued to acquire CPL were valued at the average market price for the five trading days before and after the announcement of the acquisition on 2 December 1999.

Additionally, US GAAP requires that the purchase price be allocated to all tangible and specifically identifiable intangible assets and liabilities based upon estimated fair value at the date of acquisition. For US GAAP purposes, fair values have been assigned to intangible assets which include in process research and development and patents. The specifically identifiable intangible assets have not been recognised under UK GAAP as they do not meet the criteria for recognition required by FRS 10, "Goodwill and Intangible Assets."

Under US GAAP the amount of purchase consideration allocated to in-process research and development is written off immediately to the profit and loss account. Under UK GAAP this amount, which is allocated to in-process research and development under US GAAP, is included in goodwill.

The portion of the purchase price assigned to the patents under US GAAP is amortised over the estimated useful economic life.

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which supersedes APB Opinion No. 17, "Intangible Assets." SFAS 142 eliminates the requirement to amortise goodwill and indefinite-lived intangible assets, requiring instead that those assets be measured for impairment at least annually, and more often when events indicate that an impairment exists. Intangible assets with finite lives will continue to be amortised over their useful lives. SFAS 142 applies to goodwill and intangible assets arising from transactions completed before and after the Statement's effective date. The Company has adopted this Standard as of January 1, 2002. In applying SFAS 142, the Company has performed the transitional reassessment and impairment tests required as of January 1, 2002 and determined that there was no impairment of goodwill. The Company discontinued amortising these assets on January 1, 2002. The company determined that it did not have any other indefinite lived intangible assets.

Below is the calculation of reported net earnings adjusted for the effect of amortisation expense for the years ended December 31, 2002 and 2001 (in L'000, except as for earnings per share data):

                                                                               2002                 2001               2000
                                                                               L'000                L'000              L'000
                                                                              -------              -------            -------
Net loss as reported ...................................................      (17,264)             (8,928)            (19,684)
Add back: goodwill amortisation ........................................           --                 462                 462
Add back: assembled workforce amortisation .............................           --                 125                 125
                                                                              -------              ------             -------
Adjusted net income ....................................................      (17,264)             (8,341)            (19,097)
                                                                              =======              ======             =======
Basic and diluted earnings per share as reported .......................         (40p)               (21p)               (49p)
Add back: goodwill amortisation ........................................           --                  1p                  1p
Add back: assembled workforce amortisation .............................           --                  --                  --
                                                                              -------              ------             -------
Adjusted basic and diluted earnings per share ..........................         (40p)               (20p)               (49p)
                                                                              =======              ======             =======

(ii) REVENUE RECOGNITION

     In previous years under UK GAAP, revenue related to non-refundable up-front fees and non-refundable fees received in connection with the achievement of "milestones" in an effort to obtain regulatory approval of new drugs is recognised upon receipt provided there are no related commitments of the Group. Under US GAAP non-refundable up-front fees are deferred and recognised as revenue over the estimated period of the project and fees earned for the achievement of substantive milestones are recognised when the milestone is achieved and the payment is due and payable. Where non-refundable fees received are not related to substantive milestones, revenue is recognised using percentage-of-completion accounting, that is, revenue is recognised as the lesser of ([costs incurred to date/total expected costs] x total contractual revenue to be received) and the amount that has been received and/or is due and payable. Total expected costs represent the estimated costs to be incurred until the development process is complete and regulatory approval is obtained. In using the percentage-of-completion method, the Group is able to reasonably estimate total expected costs to be incurred until the development process is complete.

(iii) STOCK COMPENSATION EXPENSE

     Under UK GAAP, no expense is recognised for share options in which the exercise price is equal to the market price of the security on the date of grant. Under US GAAP, the Company has elected to follow SFAS 123, "Accounting for Stock-Based Compensation." Under SFAS 123, equity instruments are required to be valued at fair value and included as compensation in the profit and loss account over the life of the options.

(iv) PAYMENTS TO ASSOCIATE COMPANY

     Under terms of the investment agreement for Cancer Research Ventures (CRV), the Company made annual payments of L250,000 for the right of first refusal of potential drugs being developed by CRV. Under UK GAAP such payments are amortised to research and development expense over the period until the next payment is due, or one year. Under US GAAP the entire payment is expensed when paid as a research and development cost.

(v)  LOSS PER SHARE

     Earnings per share is based on loss for the financial year under US GAAP as calculated above and on the weighted average number of ordinary shares in issue during the year, excluding those held in the employee trust. The number of shares used in calculating diluted net loss per share is the same since conversion of potential common shares would have an antidilutive effect.

(vi) INVESTMENTS IN MARKETABLE SECURITIES AVAILABLE-FOR-SALE

     Under UK GAAP, investments in marketable securities are stated at the lower of cost or market value. US GAAP requires that investments in debt and certain equity securities classified as available-for-sale are carried at fair value, with any related unrealized gain or loss recorded as other comprehensive income, a separate component of equity.

(vii) ESOP TRUST

     Under UK GAAP, shares held by the ESOP Trust are recorded as fixed asset investments on the balance sheet. Under US GAAP, those shares are regarded as treasury stock and recorded as a contra equity account within equity shareholders' funds.


(viii) COMPREHENSIVE INCOME STATEMENT

     The requirements of FAS 130 to provide a comprehensive income statement is met by the statement of group total recognised gains and losses.

(ix) DEFERRED TAXATION

     Under UK GAAP, provision is made in full for deferred tax liabilities that arise from timing differences where transactions or events, that result in an obligation to pay more tax in the future, have occurred by the balance sheet date. Deferred tax assets are recognised to the extent that it is considered more likely than not, that they will be recoverable. Under US GAAP, deferred taxation is accounted for on all temporary differences and a valuation adjustment is established for deferred tax assets where it is more likely than not that some portion will not be realised. Under UK GAAP, deferred tax assets have not been recorded as it is considered more likely than not that they will not be recovered. Under US GAAP, all deferred tax assets are recognised, however a valuation allowance has been established to the extent that it is not more likely than not that deferred tax assets will be not realised.

(x)  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, ("SFAS 144") "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supercedes SFAS 121 and applies to all long-lived assets including discontinued operations and consequently amends Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business." SFAS 144 is effective for financial statements issued for fiscal years beginning after 15 December 2001. The adoption of SFAS 144 did not have a material impact on the Company's consolidated financial information.


     In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("SFAS 146"), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires companies to recognise costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. The Company is required to adopt the provisions of SFAS 146 for exit or disposal activities initiated after 31 December 2002. The Company does not expect the adoption of SFAS 146 will materially impact the Company's financial information.

     In November 2002, the Emerging Issues Task Force issued a final consensus on Issue 00-21: "Accounting for Revenue Arrangements with Multiple Deliverables." Issue 00-21 provides guidance on how and when to recognise revenues on arrangements requiring delivery of more than one product or service. Issue 00-21 is effective prospectively for arrangements entered into in fiscal periods beginning after 15 June 2003. Companies may also elect to apply the provisions of Issue 00-21 to existing arrangements and record the income statement impact as the cumulative effect of a change in accounting principle. The Company is evaluating Issue 00-21 to determine the impact on its results of operations.

     In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS 148 amends the transition and disclosure requirements of Statement of Financial Accounting Standard No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." Certain of the disclosure requirements are required for all companies, regardless of whether the fair value method or intrinsic value method is used to account for stock-based employee compensation arrangements. The Company has adopted SFAS 148 for the year ended 31 December 2002. The adoption of SFAS 148 did not have a material impact on the financial information since the company has historically followed the fair value method of accounting for share options under SFAS 123.

     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor to recognise, at the inception of a qualified guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 is effective on a prospective basis for qualified guarantees issued or modified after 31 December 2002. The Company does not expect that the implementation of FIN 45 to have a material impact on its financial statements.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"),"Consolidation of Variable Interest Entities", an Interpretation of ARB No. 51. FIN 46 requires that certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after 31 January 2003. For variable interest entities created or acquired prior to 1 February 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after 15 June 2003. The Company does not believe that the adoption of this standard will have a material impact on the financial information.


Yours faithfully



PRICEWATERHOUSECOOPERS LLP
Chartered Accountants

                                    PART VII

                             ADDITIONAL INFORMATION

1.   RESPONSIBILITY

The Directors, whose names appear in paragraph 2 below, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.   DIRECTORS
     2.1  The Directors of the Company are as follows:

          Peter B. Worrall MA, ACA, Finance Director & Company Secretary, joined Vernalis in 1993 and was appointed to the Board as Finance Director in February 1997. Mr. Worrall is responsible for the financial strategy and for the management of financial operations. Since the resignation of the Company's Chief Executive Officer in March 2003, he has also taken an overall responsibility for the day to day duties and obligations of the Chief Executive Officer. Prior to joining the Company, Mr. Worrall served as Finance Director of Danby Medical, which was acquired by Baxter Healthcare Corporation in 1993. He has over 22 years' experience in the healthcare industry, including seven years with Imed Corporation becoming general manager of its UK subsidiary before founding his own company, Isys Medical, which he sold to Danby in 1991. He received a Masters degree in Economics from the University of St Andrews and qualified as a chartered accountant with Arthur Andersen in 1980. Mr. Worrall is 48 and his current term as a Director expires in 2005 at which time he will be eligible for re-election.

          Colin T. Dourish PhD, DSc, Senior Vice President Research & Chief Scientific Officer, joined the Board of Vernalis following the acquisition of Cerebrus in December 1999. He was a co-founder of Cerebrus in 1995 and has over 25 years' experience in neuroscience research and drug discovery for neurological, psychiatric and eating disorders. Dr. Dourish is head of the research division and is primarily responsible for establishing the research strategy and directing the research activities. He worked for Merck, Sharp and Dohme from 1986-1991 before joining Wyeth Research where he became Director of Neuropharmacology. He is visiting Professor of Psychopharmacology at the University of Durham, visiting Professor of Neuroscience and Psychological Medicine at Imperial College of Science Technology and Medicine and a William Pitt Fellow of Pembroke College Cambridge. Dr. Dourish is 47 and his current term as a Director expires in 2005 at which time he will be eligible for re-election.

          John B Hutchison PhD, MBChB, FRCP, FFPM, Senior Vice President Development & Chief Medical Officer, was appointed a Director of Vernalis in February 2000 and is responsible for drug development at the Company. This involves taking potential new therapies from early pre-clinical testing through to registration and commercialisation. He was previously a main Board Director of Cerebrus where he was also responsible for drug development since joining the company in 1997. Dr. Hutchison began his industrial career 15 years ago as a Clinical Pharmacologist with Fisons, before moving to Experimental Medicine within Astra Pharmaceuticals Ltd. In addition to being a UK registered physician, Dr. Hutchison has a first class Honours degree in Human Physiology and a PhD in Neuroscience from the University of Liverpool. Dr. Hutchison is a Fellow of the Royal College of Physicians and a Fellow of the Faculty of Pharmaceutical Medicine in London. Dr. Hutchison is 47 and his current term as a Director expires in 2005 at which time he will be eligible for re-election.

          George M Kennedy CBE, Non-Executive Chairman, was appointed Non-Executive Chairman in May 2000. He was previously with Smiths Industries PLC from 1973 to 2000, where he was appointed to the Board in 1983, becoming Executive Director and Chairman of the Medical Division. His other current appointments include non-executive chairman of Carclo PLC and Isotron PLC and Chairman of the Inprint Group, a privately held specialist printing company and Chairman of Eschmann Holdings Limited, a manufacturer of medical equipment. In August 2000 he was appointed by the DTI as Chairman of the Trade Advisory Group for Africa and the Middle East. He was awarded a CBE in 1997 for services to the healthcare industry and exports. Mr. Kennedy is 62 and his current term as a Director expires in 2004 at which time he will be eligible for re-election.

          Carol C Ferguson, MA, CA, Non-Executive Director, was appointed to the Board in May 2002. She is a chartered accountant who began her investment career with Wood McKenzie, the Edinburgh stockbrokers, becoming a partner in 1984. Her most recent position was as Finance Director for Timney Fowler, a textiles company. Her current appointments include the Dental Practice Board, where she is a non-executive director and chairs the Audit Committee, and the Chartered Accountants Compensation Scheme where she is a non-executive director. She is also a non-executive director of Gartmore Smaller Companies Investment Trust plc and a member of the Executive Committee of the Association of Investment Trusts. Carol has a Masters degree in Philosophy and Economics from St Andrews University and was admitted as a member of the Institute of Chartered Accountants of Scotland in 1973. Ms. Ferguson is 56 and her current term as a Director expires in 2003 at which time she will be eligible for re-election.

          Marvin E Jaffe, BS MD, Non-Executive Director, was appointed to the Board in March 1998. He began his industrial career at Merck in 1970 and spent 18 years with the company, with responsibility for the worldwide medical group. From 1988 until 1994 Dr Jaffe was President of the RW Johnson Pharmaceutical Research Institute, a Johnson & Johnson company. He is currently a non-executive director of a number of bio-pharmaceutical companies including Celltech Group plc, Allos Pharmaceuticals Inc and Immunomedics Inc. He graduated from Temple University and received his medical degree and specialist training in Neurology at the Jefferson Medical College in Philadelphia. He is a Fellow of the Royal Society of Medicine and the past President of the Royal Society of Medicine Foundation in the US. Dr. Jaffe is 66 and his current term as a Director expires in 2004 at which time he will be eligible for re-election.

          Peter R Read, CBE, FRCP, FFPM, Non-Executive Director, joined the Board in March 1998. He is a former Chairman of the Hoechst Group of Companies in the UK and a past President of the Association of the British Pharmaceutical Industry. Current appointments include Chairman of Synaptica Limited, Non-Executive Director of Celltech Group plc, SSL International plc and Innogenetics Group. He is a Board Member of the South East of England Development Agency and chairs their Business Board. Dr. Read qualified in medicine at the University of London. He is a Fellow of the Royal College of Physicians and of the Faculty of Pharmaceutical Medicine. In January 2000 he was awarded a CBE for services to the pharmaceutical industry. Dr. Read is 64 and his current term as a Director expires in 2004 at which time he will be eligible for re-election.

     2.2 The business address of all the Directors is Oakdene Court, 613 Reading Road, Winnersh, Wokingham, Berkshire, RG41 5UA.

3.   INCORPORATION

     Vernalis was incorporated and registered in England and Wales on 13 December 1995 under the name of Intercede 1162 Limited with registered number 3137449. Vernalis changed its name to Vanguard Medica Group Limited on 6 March 1996 and was re-registered on 3 April 1996 as a public limited company under the Companies Act 1985 under which it operates. The Company changed its name to Vernalis Group plc on 19 May 2000. Its registered office and principal place of business is at Oakdene Court, 613 Reading Road, Winnersh, Wokingham, Berkshire RG41 5UA.

4.   SHARE CAPITAL

     4.1 At the annual general meeting of the Company held on 24 May 2002, by the passing of two ordinary and two special resolutions respectively:

          (a) the authorised share capital of the Company was increased by L1,500,000 to L7,500,000 by the creation of an additional 15,000,000 ordinary shares of 10 pence each ranking pari passu in all respects as one class of shares with the existing shares in the capital of the Company;

          (b) the Directors were generally and unconditionally authorised, pursuant to section 80 of the Act, to exercise all the powers of the Company to allot relevant securities (as defined for the purposes of section 80(2) of the Act) up to an aggregate nominal amount of L1,429,333 to expire on 24 May 2007 (unless previously renewed, varied or revoked by the Company in general meeting) save that the Company may before such expiry or the expiry of any renewal of this authority make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such offer or agreement as if the authority had not expired;

          (c) the Directors were empowered pursuant to section 95 of the Act to allot equity securities (as defined for the purposes of section 89 to 96 of the Act) for cash pursuant to the general authority to allot relevant securities (referred to in paragraph (b) above) as if the provisions of section 89(1) of the Act did not apply to any such allotment, provided that this power is limited to:

               (i) the allotment of equity securities in connection with an issue or offer to or in favour of holders of ordinary shares where the equity securities respectively attributable to the interests of such holders of ordinary shares on a fixed record date are proportionate (as nearly as may be) to the respective numbers of shares held by them, but subject to such exclusions or other arrangements as the Directors may deem necessary or expedient to deal with any legal or practical problems under the laws of any overseas territory or the requirements of any regulatory body or any other stock exchange in any territory or in relation to fractional entitlements or by virtue of shares being represented by depository receipts or otherwise howsoever; and

               (ii) the allotment (otherwise than pursuant to paragraph (a)
                    above), of equity securities having, in the case of relevant shares, a nominal amount in aggregate of or, in the case of other equity securities, giving the right to subscribe for or convert into relevant shares having a nominal amount not exceeding in aggregate the sum of L214,400, such authority to expire on the earlier of the conclusion of the next annual general meeting of the Company and 24 August 2003, save that the Company may before such expiry make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such offer or agreement as if the power had not expired; and

          (d) the Directors were empowered pursuant to section 95 of the Act to allot equity securities (as defined for the purposes of Section 89 to 96 of the Act) for cash pursuant to the general authority to allot relevant securities referred to in paragraph (a) above as if the provisions of section 89(1) of the Act did not apply to any such allotment, provided that this power shall be limited to the allotment of equity securities having, in the case of relevant shares, a nominal amount in aggregate of or, in the case of other equity securities, giving the right to subscribe for or convert into relevant shares having a nominal amount not exceeding in aggregate the sum of L214,400 which is to be used in connection with a commercial alliance or collaboration where the allotment of shares is to the counterparty (or an affiliate) to the alliance or collaboration (at or above market price) and this authority shall expire on the earlier of the conclusion of the next annual general meeting of the Company and 24 August 2003, save that the Company may before such expiry make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such offer or agreement as if the power had not expired.

     4.2 Changes in the amount of the issued capital of the Company during the three years preceding the date of this document are as follows:

DATE OF ISSUE             NUMBER OF SHARES ISSUED            PRICE                ALLOTTEE (TERMS OF ISSUE)
-------------             -----------------------            -----                -------------------------
11 May 2000                       40,786              20,393 @ 59p                J Vane(1)
                                                      20,393 @ 10p
15 June 2000                      40,786              20,393 @ 59p                Sir David Jack(1)
                                                      20,393 @ 10p
10 July 2000                      40,786              20,393 @ 59p                B Duncan(1)
                                                      20,393 @ 10p
21 July 2000                      20,393                       10p                C Smith(1)
31 July 2000                      20,393                      118p                D Wood(1)
11 August 2000                   107,062             76,473 @ 118p                R W Brimlecombe(1)
                                                      30,589 @ 59p
6 October 2000                       479                      148p                D Arnold(2)
6 October 2000                     2,577                      148p                K Balchin(2)
6 October 2000                     1,031                      148p                J Brown(2)
6 October 2000                     2,577                      148p                A Schultz(2)
16 October 2000                    2,753                      148p                Madlen E(2)
16 November 2000                   2,000                      185p                A Schultz(3)
18 December 2000               2,000,000                      248p                Elan shares(4)
20 December 2000                     500                      185p                W Hobby(3)
3 January 2001                     1,414              1,241 @ 148p                S Isherwood(2)
                                                        173 @ 202p
3 January 2001                     4,000                      232p                A Schultz(3)
11 January 2001                    5,000                      118p                S Isherwood(3)
12 January 2001                    3,000              2,000 @ 232p                P Cove(3)
                                                      1,000 @ 185p
16 January 2001                  101,964                      118p                G Acton(3)
18 January 2001                    7,000                      185p                G Eaton(3)
30 January 2001                   10,196                      118p                J Hutchison(3)
30 January 2001                    1,013                828 @ 148p                P Cove(2)
                                                        185 @ 202p
13 February 2001                   3,459                      148p                P Buchan(2)
21 February 2001                   2,767                      148p                M Hoggan(2)
5 March 2001                       2,520              2,075 @ 148p                P Harris(2)
                                                        445 @ 202p
15 March 2001                      3,636                      148p                P Astbury(2)
27 March 2001                        581                      148p                I Akroyd(2)
27 March 2001                      3,636                      148p                P Gray(2)
27 March 2001                      3,636                      148p                J Hutchison(2)
27 March 2001                      3,636                      148p                C Siepl(2)
2 April 2001                       3,636                      202p                M Gamlen(2)
2 April 2001                         123                      202p                V Keywood(2)
5 April 2001                       3,500                      185p                C Siepl(3)
18 April 2001                      3,814                      148p                S Hart(2)
30 April 2001                      1,932                      148p                L Kuner(2)
27 June 2001                      30,589                      118p                S Waterman(3)
30 July 2001                       4,379              4,079 @ 118p                J Brown(3)
                                                        300 @ 185p
13 August 2001                     4,361                      148p                C Keywood(2)
29 August 2001                     8,158               4,079 @ 59p                K Balchin(3)
                                                      4,079 @ 118p
7 September 2001                   4,530                      148p                J Lock(2)
15 October 2001                   20,393                      118p                S Hart(3)
13 November 2001                   5,196                      118p                S Isherwood(3)
27 November 2001                   4,165                      148p                C Jones(2)
3 December 2001                    3,059                      118p                L Kuner(3)
3 December 2001                   30,589                      118p                W Asscher(1)
21 December 2001                  45,884                      118p                J Vane(1)
10 January 2002                    5,233                      148p                N Heightman(2)
27 February 2002                  20,393                       59p                C Smith(1)
14 June 2002                     101,964                      118p                N Heightman(3)
20 February 2003                  15,295                      118p                E Anggard(1)

----------
(1)  Shares exercised pursuant to terms of founder options
(2) Shares exercised under the terms of the Vanguard Medica Group Savings-Related Share Option Scheme (see paragraph 8.4 of this Part VII)
(3) Shares exercised under the terms of the Vanguard Medica Group Company Share Option Plan (see paragraphs 8.5 and 8.6 of this Part VII)
(4) Shares issued pursuant to the terms of a subscription agreement dated December 2000. The shares were issued at a price per share equal to the average of the closing middle market prices for the Ordinary Shares as quoted on the Official List for the 5 business days prior to the date of the subscription agreement.

     4.3 As at 30 April 2003 (being the latest practical date prior to the publication of this document), the following options over Ordinary Shares had been granted to the Directors and remained outstanding:


                                 NO.
                              ORDINARY
                                SHARES
                                UNDER           OPTION          EARLIEST          LATEST
DIRECTOR                       OPTION           PRICE(P)      EXERCISE DATE    EXERCISE DATE
--------                       ------           --------      -------------    -------------
P B Worrall                    50,982             59p           7 Apr 1997      6 Apr 2004
                               50,982             59p           2 Dec 1997      1 Dec 2004
                               25,712            462p          12 Sep 1999     11 Sep 2003
                                5,098            669p           7 Mar 2000      6 Mar 2004
                               53,500            216p           7 Jul 2003      6 Jul 2010
                               62,000            221p           9 Jul 2004      8 Jul 2011
                               75,000            145p           2 Apr 2005      1 Apr 2012
                              100,000          102.5p           3 Jan 2006      2 Jan 2013
                            ---------
                Total         423,274
                            ---------
M E Jaffe                      10,196            118p           1 May 1999     30 Apr 2003
                            ---------
                Total          10,196
                            ---------
C T Dourish                    11,881          252.5p          20 Mar 2003     19 Mar 2010
                               38,119          252.5p          20 Mar 2003     19 Mar 2010
                               53,500            216p           7 Jul 2003      6 Jul 2010
                               62,000            221p           9 Jul 2004      8 Jul 2011
                                3,443             98p           1 Dec 2006     31 May 2007
                               75,000            145p           2 Apr 2005      1 Apr 2012
                               80,000          102.5p           3 Jan 2006      2 Jan 2013
                            ---------
                Total         323,943
                            ---------
J B Hutchison                  11,881          252.5p          20 Mar 2003     19 Mar 2010
                               38,119          252.5p          20 Mar 2003     19 Mar 2010
                               53,500            216p           7 Jul 2003      6 Jul 2010
                                4,795            202p          25 May 2003     24 Nov 2003
                               62,000            221p           9 Jul 2004      8 Jul 2011
                               50,000            145p           2 Apr 2005      1 Apr 2012
                              100,000          102.5p           3 Jan 2006      2 Jan 2013
                            ---------
                Total         320,295
                            ---------
                Total       1,077,708
                            =========

     The options identified in this paragraph 4.3 were all granted for nil consideration (Sharesave options were only granted on the basis that the Director entered into an approved savings contract).

     4.4 (a) The following table shows the authorised and issued share capital of Vernalis at the date of this document:

ORDINARY SHARES OF 10P EACH                             NUMBER       POUND STERLING
---------------------------                             ------       --------------
Authorised                                              75,000,000     7,500,000
Issued and fully paid                                   42,997,265     4,299,727

          (b) The following table shows the authorised and issued share capital of Vernalis immediately following the Placing and Open Offer assuming the share capital is increased by Pound Sterling5 million, the Directors are authorised to allot shares up to Pound Sterling4.5 million at the EGM and all the New Ordinary Shares are allotted:

ORDINARY SHARES OF 10P EACH                             NUMBER          POUND STERLING
---------------------------                             ------          --------------
Authorised                                              125,000,000      12,500,000
Issued and fully paid                                    87,441,710       8,744,171


          (c) The Ordinary Shares are, and the New Ordinary Shares will be, fully paid. New Ordinary Shares will rank pari passu in all respects with the Ordinary Shares now in issue including the right to receive all dividends and distributions hereafter declared, made or paid. The New Ordinary Shares are capable of being held in the CREST system in uncertificated form.

     4.5 All of the issued existing Ordinary Shares are listed on the Official List and traded on the London Stock Exchange and are all in certificated form or traded within CREST and capable of being held within the CREST system. The London Stock Exchange is the only exchange on which Ordinary Shares, including the New Ordinary Shares for which listing is sought, are or will be listed. The New Ordinary Shares will be in registered form.

     4.6 The closing mid-market quotations for an Ordinary Share as derived from the Official List for the first dealing day in each of the six months prior to the date of this document and for the last dealing day before the announcement of the Placing and Open Offer were as follows:

          DATE                            SHARE PRICE
          ----                            -----------
          2 September 2002                      32p
          1 October 2002                      50.5p
          1 November 2002                       83p
          2 December 2002                      105p
          2 January 2003                     102.5p
          3 February 2003                      134p
          3 March 2003                       117.5p
          1 April 2003                        31.5p
          30 April 2003                         40p

     4.7 Save as disclosed in this paragraph 4 and paragraph 8 of this Part VII, no share or loan capital of any member of the Vernalis Group is under option or has been agreed, conditionally or unconditionally, to be put under option.

     4.8 The New Ordinary Shares have not been marketed, nor are they being made available in whole or in part, to the public save as pursuant to the Open Offer.

5.   MEMORANDUM AND ARTICLES OF ASSOCIATION

     5.1  MEMORANDUM OF ASSOCIATION

          The objects of Vernalis are set out in full in clause 4 of the Memorandum of Association of Vernalis, which provides that Vernalis' principal object is to carry on business as a holding company and investment company. A copy of the Memorandum may be inspected at the address specified in paragraph 3.

     5.2  ARTICLES OF ASSOCIATION

          The Articles of Association of Vernalis (the "Articles") were adopted pursuant to a special resolution of Vernalis passed on 1 May 1996 and amended by a special resolution of Vernalis passed on 19 May 2000. The Articles contain provisions, inter alia, to the following effect:

          (a)  Rights attaching to shares

               (i)  Voting rights

                    Subject to any rights or restrictions attached to any shares and to any other provisions of the Articles, at any general meeting on a show of hands every member who is present in person will have one vote and on a poll every member will have one vote for every share of which he is the holder. On a poll, votes may be cast either personally or by proxy and a member may appoint more than one proxy to attend on the same occasion. There are no special restrictions attaching to the Ordinary Shares.

                    In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders, and seniority will be determined by the order in which the names of the holders appear in the register of members of Vernalis.

                    Unless the Board otherwise determines, no member, or person to whom any of that member's shareholding is transferred other than by a transfer approved under the Articles, may vote at any general meeting or at any separate meeting of holders of any class of shares in Vernalis either in person or by proxy: (i) in respect of any share in Vernalis held by him unless all monies presently payable by him in respect of that share have been paid; or (ii) in respect of any share comprised in relevant share capital (as defined in section 198(2) of the Act) held by him if he or any other person appearing to be interested in the share has been given a notice under section 212 of the Act and has failed to give Vernalis the information required by the notice within the applicable period and Vernalis has then given the holder of those shares a further notice ("Restriction Notice") to the effect that from the service of the Restriction Notice those shares will be subject to such restrictions.

               (ii) Dividends and other distributions

                    Subject to the provisions of every statute for the time being in force concerning companies and affecting Vernalis (the "Statutes"), Vernalis may by ordinary resolution declare dividends in accordance with the respective rights of the members but not exceeding the amount recommended by the Board. If it appears to the Board that such payments are justified by the financial position of Vernalis, the Board may pay: (i) interim dividends; or (ii) at intervals settled by it any dividend payable at a fixed date.

                    Except insofar as the rights attaching to any share otherwise provide, all dividends will be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in which the dividend is paid.

                    Dividends may be declared or paid in any currency and, if authorised by an ordinary resolution of Vernalis, satisfied wholly or partly by the distribution of assets. The Board may, if authorised by an ordinary resolution of Vernalis, offer the holders of Ordinary Shares the right to elect to receive Ordinary Shares, credited as fully paid, instead of cash for all or part of the dividend specified by that ordinary resolution.

                    Vernalis may stop sending any cheque or warrant through the post for any dividend or other monies payable in respect of a share if in respect of at least two consecutive dividends the cheques or warrants have been returned undelivered or remain uncashed. Vernalis must resume sending cheques or warrants if the Shareholder or person entitled by transmission claims the arrears.

                    Any dividend unclaimed for 12 years from the date when it became due for payment will be forfeited and revert to Vernalis.

                    In a winding up, a liquidator may, with the sanction of a special resolution of Vernalis and of any other sanction required by the Statutes, divide among the members the whole or any part of the assets of Vernalis (whether the assets are of the same kind or not) or vest the whole or any part of the assets in trustees upon such trust for the contributories as the liquidator, with the like sanction, shall determine. No member shall be compelled to accept any assets upon which there is a liability.

                    Unless the Board determines otherwise, no member holding shares representing 0.25 per cent. or more in nominal value of the issued shares of any class of share capital of Vernalis will be entitled to receive payment of any dividend or other distribution if he or any person appearing to be interested in such shares has been given a notice under section 212 of the Act and has failed to give Vernalis the information required by the notice within the applicable period and Vernalis has then given the holder of those shares a Restriction Notice to the effect that from the service of the Restriction Notice those shares will be subject to such restrictions.

          (b)  Variation of Rights

               Subject to the Statutes, all or any of the rights attached to any class of share may (unless otherwise provided by the terms of issue of the shares of that class) be varied with the written consent of the holders of three-fourths in nominal value of the issued shares of that class, or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class. The provisions of the Statutes and of the Articles relating to general meetings will mutatis mutandis apply to any such separate meeting, except that:
               (i) the necessary quorum will be a person or persons holding or representing by proxy not less than one-third in nominal amount of the issued shares of that class or, at any adjourned meeting of holders of shares of that class at which such a quorum is not present, will be any such holder who is present in person or by proxy whatever the number of shares held by him; (ii) any holder of shares of that class present in person or by proxy may demand a poll; and (iii) every holder of shares of that class will, on a poll, have one vote in respect of every share of that class held by him.

          (c)  Transfer of shares

               Subject to such restrictions of the Articles as may be applicable, a member may transfer all or any of his shares by an instrument of transfer in any usual form or in any other form which the Board may approve. A transfer must be executed by or on behalf of the transferor and (unless the share is fully paid) by or on behalf of the transferee. The transferor will be deemed to remain the holder of the share until the name of the transferee is entered in the register of members in respect of it.


               The Board may refuse to register the transfer of a share which is not fully paid without giving any reason for so doing, provided that where such shares are admitted to the Official List such discretion may not be exercised in such a way as to prevent dealings in shares of that class from taking place on an open and proper basis.

               The Board may also refuse to register the transfer of a share if:
               (i) it is not lodged, duly stamped (if necessary), at the registered office of Vernalis or at such other place as the Board may appoint and accompanied by the certificate for the shares to which it relates (where a certificate has been issued in respect of the shares) and/or such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer; (ii) it is not in respect of one class of share only; (iii) it is not in favour of four or less transferees; or
               (iv) it is in favour of a minor, bankrupt or person of mental ill health.

               If the Board refuses to register a transfer, it will, within two months of the date on which the transfer is lodged, send to the transferee a notice of refusal. The registration of transfers may be suspended at such times and for such period (not exceeding 30 days in any calendar year) as the Board may determine.

               No fee will be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share. Any instrument of transfer which is registered may be retained by Vernalis, but any instrument of transfer which the Board refuses to register will be returned to the person lodging it when notice of the refusal is given.

               The Board may decline to register a transfer of all or any of the shares of a member holding shares representing 0.25 per cent. or more in nominal value of the issued shares of any class of relevant share capital (as defined in section 198(2) of the Act) in Vernalis, otherwise than pursuant to an arm's length sale (as defined in the Articles), if he or any person appearing to be interested in such shares has been given a notice under section 212 of the Act and has failed to supply Vernalis with the information required by the notice within the applicable period and Vernalis has then given the holder of those shares a restriction notice to the effect that from the service of the restriction notice those shares will be subject to such restrictions.

          (d)  Alteration of capital

               Vernalis may by ordinary resolution increase, consolidate, divide and subject to the Statutes subdivide its share capital and cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of the share capital by the amount of the shares so cancelled. Subject to the Statutes, Vernalis may by special resolution reduce its share capital, any capital redemption reserve and any share premium account or other undistributable reserve in any manner.

          (e)  Untraced shareholders

               Vernalis may sell at the best price reasonably obtainable any shares of a holder or any shares to which a person is entitled by transmission after: (i) giving notice of its intention to do so by two advertisements; (ii) waiting for three months after the later of the dates of such advertisements (if published on different dates); and (iii) notifying the London Stock Exchange of its intention to sell, if for a period of at least twelve years (the "Qualifying Period") no cheque or warrant sent by Vernalis has been cashed and during that period at least three cash dividends have become payable and have not been claimed and Vernalis has not received any communication during the Qualifying Period, or the period of three months after the later of the dates of the advertisements (if published on different dates), from the holder of the shares or any person entitled to them by transmission. Upon any such sale, Vernalis will become indebted to the former holder or person entitled by transmission for an amount equal to the net proceeds of sale.

          (f)  Record date for service

               Any notice or other document may be served or delivered by Vernalis by reference to the register of members of Vernalis as it stands at any time not more than 15 days before the date of service or delivery and no change in the register of members after that time will invalidate that service or delivery. Where any notice or other document is served on or delivered to any person in respect of a share no person deriving any title or interest in that share will be entitled to any further service or delivery of that notice or document.

          (g)  Shareholders resident abroad

               Any Shareholder with a registered address outside the United Kingdom is not entitled to receive notices or other documents from Vernalis unless he has given Vernalis an address within the United Kingdom at which such notices or other documents may be served on or delivered to him.

          (h)  Directors

               (i)  Age of Directors

                    No person will be disqualified from being appointed a director, and no director will be required to vacate that office, by reason only of the fact that he has attained the age of 70 years or any other age, nor will it be necessary by reason of his age to give special notice under the Statutes of any resolution. Where the board convenes any general meeting of the Company at which (to the knowledge of the board) a director will be proposed for appointment or re-appointment who will have attained the age of 70 years or more at the date for which the meeting is convened, the board will give notice of his age in years in the notice convening the meeting or in any document accompanying the notice, but the accidental omission to do so will not invalidate any proceedings, or any appointment or re-appointment of that director, at that meeting.

               (ii) Retirement of directors by rotation

                    At every annual general meeting, one-third (as nearly as possible) of the directors who are subject to retirement by rotation will retire and if there are fewer than three directors subject to retirement by rotation they all will retire by rotation and be eligible for re-election.


                    Subject to the Statutes and to the Articles, the directors to retire will be those who have been longest in office but, as between those who were appointed or re-appointed on the same day, those to retire will be selected by lot or otherwise agreed amongst themselves. The directors to retire (both as to number and identity) will be determined by the composition of the board at start of business on the date of the notice convening the annual general meeting and no director will be required to retire or be relieved from retiring by reason of any change in the number or identity of the directors after the date of notice but before the close of the meeting.

               (iii) Remuneration of directors

                    Each of the directors will be paid a fee for his services at such rate as may from time to time be determined by the board or by a committee authorised by the board provided that the aggregate of such fees (excluding any amounts payable under any other provision of the Articles) will not exceed L150,000 per annum or such higher amount as the Company, by ordinary resolution, may determine from time to time. Directors' fees will be deemed to accrue from day to day.

                    The directors may be paid all travelling, hotel and other expenses properly incurred by them in the conduct of the Company's business performing their duties as directors including all such expenses incurred in connection with attendance at meetings of the board or any committee authorised by the board or general meetings or separate meetings of the holders of any class of shares or debentures of the Company.

                    In addition, any director who is appointed to any executive office or who serves on any committee of the the board or who at the request of the board performs special services or goes or resides abroad for any purposes of the Company (unless the Company by ordinary resolution determines otherwise) will receive such remuneration by way of salary, commission, participation in profits or otherwise as the board or any committee authorised by the board will determine.

               (iv) Pensions and gratuities for directors

                    The board or any committee authorised by the board may exercise all the powers of the Company to provide benefits, whether by payment of gratuities, pensions, annuities, allowances, bonuses or by insurance or otherwise, for any director or former director who holds or has held but no longer holds any executive office, other office, place of profit or employment with the Company or a member or former member of the group or a predecessor or former member in business of the Company or any member of the group and for any member of his family or other dependants and may establish, maintain, support, subscribe to and contribute to any scheme, trust or fund for the benefit of all or any such persons. No director or former director will be accountable for any benefit so provided and the receipt of any such benefit will not disqualify him from being or becoming a director.

               (v)  Permitted interests of directors

                    Subject to the Statutes, and provided he has declared the nature of his interest to the board (if he knows of it), a director is not disqualified by his office from contracting with the Company in any manner nor is any contract in which he is interested liable to be avoided and any director who is so interested is not liable to account to the Company or the members for any benefit realised by the contract by reason of the director holding that office.


                    A director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of director and may be paid such additional remuneration for so doing as the board may decide, either in addition to or in lieu of any remuneration provided for by other Articles. A director may also be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested and will not be liable to account to the Company or the members for any remuneration or benefits received by him.

               (vi) Restrictions on voting

                    Except as mentioned below, a director will not vote on, or be counted in the quorum in relation to, any resolution of the board or of a committee of the board concerning any matter in which he has to his knowledge, directly or indirectly, an interest (other than his interest in shares or debentures or other securities of or otherwise in or through the Company) or duty which (together with any interest of a person connected with him, as described in the Articles) is material and if he does so vote, his vote will not be counted.

                    A director will be entitled to vote on and be counted in the quorum in respect of any resolution concerning any of the following matters, namely:

                    (1) the giving to him of any guarantee, security or indemnity in respect of money lent or obligations incurred by him or by any other person at the request of, or for the benefit of, the Company or any of its subsidiary undertakings;

                    (2) the giving by the Company of any guarantee, security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which he himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

                    (3) his subscribing or agreeing to subscribe for, or purchasing or agreeing to purchase, any shares, debentures or other securities of the Company or any of its subsidiary undertakings or his being, or intending to become, a participant in the underwriting or sub-underwriting of an offer of any such shares, debentures or other securities by the Company or any of its subsidiary undertakings for subscription, purchase or exchange;

                    (4) any contract concerning any company, not being a company in which the director owns 1 per cent. or more (as defined in the Articles), in which he is interested, directly or indirectly, and whether as an officer, shareholder, creditor or otherwise;

                    (5) any contract concerning the adoption, modification or operation of a superannuation fund, retirement, death or disability benefit scheme or personal pension scheme which relates both to directors and employees of the Company or of any of its subsidiaries and which has either been approved by or is subject to and conditional upon approval by the Board of the Inland Revenue for taxation purposes or which does not accord to any director as such any privilege or advantage not accorded to the employees to which such fund or scheme relates;

                    (6) any contract for the benefit of employees of the Company or any of its subsidiaries under which he benefits in a similar manner as the employees and which does not accord to any director as such any privilege or advantage not accorded to the employees to whom the contract relates; and

                    (7) any contract concerning any insurance which the Company is empowered to purchase or maintain for, or for the benefit of, any directors or for persons who include directors.

                         A director will not vote on, or be counted in the quorum in relation to, any resolution of the board concerning his own appointment as the holder of any office or place or profit with the Company or any company in which the Company is interested, including settling or varying the terms, or the termination, of his appointment.

             (viii) Borrowing and other powers

                    Subject to the Statues, to the Memorandum and Articles of Association and to any directions given by the Company in general meeting by special resolution, the business of the Company will be managed by the board which may exercise all the powers of the Company. In particular, the board may exercise all the powers of the Company to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Statutes, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party. The board will restrict the borrowings of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiary undertakings (if any) so as to secure (but as regards subsidiary undertakings only insofar as by the exercise of such rights or powers of control the board can secure) that the aggregate principal amount from time to time outstanding of all borrowings by the Company and its subsidiary undertakings ("group") (exclusive of borrowings owing by one member of the group to another member of the group) will not at any time without the previous sanction of any ordinary resolution of the Company exceed an amount equal to the greater of L30 million or three times the adjusted capital and reserves (as defined in the Articles).

6.   DIRECTORS' AND OTHER INTERESTS

     6.1 Save as set out in this paragraph 6 or paragraph 4.3, no Director nor any member of his immediate family nor any other connected persons within the meaning of section 346 of the Act is interested (either beneficially or non-beneficially) in any share capital of Vernalis, the existence of which is known or could with reasonable diligence be ascertained by that Director.

     6.2 The following table shows the interests relating to securities in Vernalis as at 30 April 2003 (the latest practicable date prior to the publication of this document) which (a) have been notified by each Director to Vernalis pursuant to section 324 or section 328 of the Act, (b) are required pursuant to section 325 of the Act to be entered in the register referred to therein; or (c) are interests of a connected person of a Director which would, if the connected person were a Director, be required to be disclosed under (a) or (b) above, and the existence of which is known or could with reasonable diligence be ascertained, by that Director.

                                                  EXISTING ISSUED                   ISSUED SHARE CAPITAL IMMEDIATELY
                                                    SHARECAPITAL                   FOLLOWING THE PLACINGAND OPEN OFFER(1)
                                       ---------------------------------           --------------------------------------
                                         NUMBER OF                                      NUMBER OF
                                       ORDINARY SHARES      PERCENTAGE %             ORDINARY SHARES      PERCENTAGE %
                                       ---------------      ------------             ---------------      ------------
G M Kennedy                               20,000               0.05                       34,000              0.04
J B Hutchison (see note 2)                24,467               0.06                       41,593              0.05
P B Worrall                               67,320               0.16                      114,444              0.13
M E Jaffe                                  5,000               0.01                        8,500              0.01
P R Read                                   3,000               0.01                        5,100              0.01
C T Dourish                               77,061               0.18                      131,003              0.15
C C Ferguson (see note 3)                 19,000               0.04                       32,300              0.04

----------
Notes
(1)  Assumes take up of full entitlements under the Open Offer
(2)  Includes shares held by nominee
(3)  Shares held by nominee


     6.3 As at 30 April 2003 (the latest practicable date prior to the publication of this document) Vernalis had been notified pursuant to the provisions of the Act or was otherwise aware of the following interests representing 3 per cent. or more of the issued share capital of Vernalis:

                                                            EXISTING ISSUED                    ISSUED SHARE CAPITAL IMMEDIATELY
                                                             SHARE CAPITAL                  FOLLOWING THE PLACING AND OPEN OFFER(1)
                                           -----------------------------------------        ---------------------------------------
                                              NUMBER OF                                         NUMBER OF
                                           ORDINARY SHARES              PERCENTAGE %        ORDINARY SHARES          PERCENTAGE %
                                           ---------------             -------------       ----------------          ------------
Amvescap plc(2)                              11,989,000                    27.88               24,381,520(3)             27.88
Hermes Administration Services
   Limited - Britel                           2,268,848                     5.28                3,857,041                 4.41
           - Consignia                        1,399,950                     3.25                2,379,915                 2.72
Jupiter Asset Management Limited              3,346,096                     7.78                5,688,363                 6.51
FMR Corporation                               2,453,768                     5.71                4,171,405                 4.77
MPM Capital LP                                1,800,000                     4.19                3,060,000                 3.50
Legal & General Investment Management         1,336,949                     3.11                2,272,813                 2.60

----------
(1)  Assumes take up of full entitlements under the Open Offer
(2) Includes Ordinary Shares held by Invesco Perpetual International Core Fund and Invesco Perpetual UK Growth Fund. Invesco Asset Management Limited, the investment manager to these funds, is a subsidiary undertaking of Amvescap plc.
(3) In addition to take up of full entitlements under the Open Offer, assumes take up of 4,000,220 New Ordinary Shares under the Firm Placing by Invesco Asset Management Limited.


     6.4 Save as disclosed above, the Directors are not aware of any person who, directly or indirectly, is interested in three per cent. or more of Vernalis' issued share capital.

     6.5 Save as disclosed in paragraph 6.2, no Director has or has had any interest in any transaction which is or was unusual in its nature or conditions or which is or was significant to the business of the Group and which was effected by any member of the Group during the current or immediately preceding financial year or which was effected by any member of the Group during any earlier financial year and which remains in any respect outstanding or unperformed.

     6.6 Save as set out below, no directorships of any company, other than Vernalis or its subsidiaries, have been held or occupied over the previous five years by any of the Directors, nor over that period have any of the Directors been a partner in any partnership.

         CURRENT DIRECTORSHIPS

         (i)     GEORGE KENNEDY      Carclo plc; Inprint Group; Eschmann Holdings Limited, Isotron plc.

         (ii)    CAROL FERGUSON      Gartmore Smaller Companies Investment Trust plc; Institute of
                                     Chartered Accountants Compensation Scheme Limited; Dental Practice Board.

         (iii)   JOHN HUTCHISON      None.

         (iv)    COLIN DOURISH       None.

         (v)     PETER WORRALL       None.

         (vi)    MARVIN JAFFE        Celltech Group plc; Allos Pharmaceuticals Inc; Immunomedics Inc.

         (vii)   PETER READ          Celltech Pension Trustees Limited; Celltech Group plc; South East
                                     of England Development Agency; Synaptica Limited; Innogenetics NV;
                                     Research Defence Society Ltd; SSL International Group plc.

DIRECTORSHIPS HELD DURING THE LAST FIVE YEARS BUT NOT CURRENT

         (i)     GEORGE KENNEDY      Avon Medicals Limited; Concord Laboratories Limited;
                                     Eschmann Bros & Walsh Limited; HG Wallace Limited;
                                     Medical Assist Limited; Portex Limited; SI Executive Trustees
                                     Limited; SI Pension Nominees Limited; SI Pension Trustees
                                     Limited; SI Senior Management Trustees Limited; SIM
                                     Trustees Limited; Simcare Limited; Simcare Manufacturing
                                     Limited; SIMS Graseby Limited; SIMS Medical Distribution
                                     Limited; SIMS Pneupac Limited; SIMS Portex Limited;
                                     Smiths Industries Medical Systems Limited; Smiths Industries
                                     Public Limited Company; NHS Trust; Medical Devices Agency.

         (ii)    CAROL FERGUSON      Timney Fowler Limited; The Anastasia Society Limited.

         (iii)   JOHN HUTCHISON      Cerebrus plc.

         (iv)    COLIN DOURISH       Cerebrus plc; Neuraxis Limited.

         (v)     PETER WORRALL       None.

         (vi)    MARVIN JAFFE        Titan; Matrix Pharmaceuticals Inc.

         (vii)   PETER READ          HMR AG Investments Limited; Hoechst Holdings Limited;
                                     Hoechst Roussel Vet Limited; AH Cox & Company Limited;
                                     Association of the British Pharmaceutical Industry; Chemical
                                     Industries Association Limited; Dade Behring UK Limited;
                                     Datapharm Communications Limited; Hoechst UK Limited;
                                     Hoechst Roussel UK Limited; Cox Investments Limited;
                                     Hoechst Marion Roussel Limited; Hoechst Schering AgrEvo UK Limited;
                                     Hoechst Agriculture; Roussel Laboratories Limited; Medeva plc;
                                     Centre for Medicines Research International; Behring Diagnostics UK Limited.


6.7  At the date of this document:


(a)  no Director had any unspent convictions in relation to indictable offences;

(b)  no Director had any bankruptcy or individual voluntary arrangement;

(c) no Director was a director of a company which was subject to receivership, compulsory liquidation, creditors' voluntary liquidation, administration, company voluntary arrangement, composition or arrangement with creditors generally or a class of creditors of any company, where any director held an executive function at the time of or within the 12 months preceding such event;

(d) no Director was a partner of any partnership at the time of or within the 12 months preceding any compulsory liquidation, administration or partnership voluntary arrangement of any such partnership;

          (e) no assets of any Director or partnership of which the Director was a partner at the time or within 12 months of such event have been subject to receivership;

          (f) no Director had received any public criticism by any statutory or regulatory authority (including any designated professional body); or

          (g) no Director had ever been disqualified by a court from acting as a director of a company or from acting in the management or conduct of the affairs of any company.

7.   VERNALIS DIRECTORS' AGREEMENTS AND EMOLUMENTS

     7.1  The following are details of the service contracts of the Directors:

          (a) Peter Brian Worrall has a service contract with Vernalis Group plc dated 9 April 1997 and he is stated to have commenced employment on 1 September 1993. His service contract is terminable on 12 months' written notice from Vernalis or on six months' written notice from him (Vernalis retains the right to pay salary and a salary supplement in lieu of notice) and provides for automatic termination on him reaching the age of 60 years. His salary is L177,000 per annum. He is eligible to receive a performance bonus of up to (but not necessarily all of) 35 per cent. of his salary earned during the bonus year, which runs to 31 December. He is also entitled, by way of benefits, to medical insurance, life assurance and a salary supplement equal to 25 per cent. of his salary from which he may make his own arrangements regarding a car and a pension. If, during the period of 12 months from the date on which:

               (i) any person, firm or company has obtained control of Vernalis (as defined in section 840 of ICTA); and

               (ii) any offer such person, firm or company has made to acquire shares in the capital of any holding company of Vernalis is declared unconditional in all respects,


               either Vernalis or Peter Brian Worrall serves notice to terminate his contract, Vernalis shall forthwith make the payment of an amount equal to 12 months' salary and salary supplement in lieu of notice.

          (b) Colin Trevor Dourish has a service contract with Vernalis Group plc dated 24 February 2000 and he is stated to have commenced employment on 1 October 1995. His service contract is terminable on 12 months' written notice from Vernalis or on six months' written notice from him on or after 1 July 2000 (Vernalis will retain the right to pay salary and a salary supplement in lieu of notice) and will provide for automatic termination on him reaching the age of 60 years. His salary is L170,000 per annum. He is eligible to receive a performance bonus of up to (but not necessarily all of) 35 per cent. of his salary earned during the financial year of the Company, which runs to 31 December. He is also entitled, by way of benefits, to medical insurance, life assurance and a salary supplement equal to 25 per cent. of his salary from which he may make his own arrangements regarding a car and a pension. The Company currently pays L25,500 per annum on his behalf into a pension plan. These pension plan payments are deducted from the 25 per cent. salary supplement paid by the Company. If, during the period of twelve months from the date on which:

               (i) any person, firm or company has obtained control of Vernalis (as defined in section 840 of ICTA); and

               (ii) any offer such person, firm or company has made to acquire shares in the capital of any holding company of Vernalis is declared unconditional in all respects,


               either Vernalis or Colin Trevor Dourish serves notice to terminate his contract, Vernalis would then forthwith make the payment of an amount equal to 12 months' salary and salary supplement in lieu of notice.

          (c) John Blundell Hutchison has a service contract with Vernalis Group plc dated 12 April 2000 and he is stated to have commenced employment on 4 August 1997. His service contract is terminable on 12 months' written notice from Vernalis or on six months' written notice from him on or after o 1 July 2000 (Vernalis will retain the right to pay salary and a salary supplement in lieu of notice) and will provide for automatic termination on him reaching the age of 60 years. His salary is L150,000 per annum. He is eligible to receive a performance bonus of up to (but not necessarily all of) 35 per cent. of his salary earned during the financial year of the Company, which runs to o December. He is also entitled, by way of benefits, to medical insurance, life assurance and a salary supplement equal to 25 per cent. of his salary from which he may make his own arrangements regarding a car and a pension. The Company currently pays L22,500 per annum on his behalf into a pension plan. The pension plan payment is deducted from the 25 per cent. salary supplement paid by the Company. If, during the period of twelve months from the date on which:

               (i) any person, firm or company has obtained control of Vernalis (as defined in section 840 of ICTA); and

               (ii) any offer such person, firm or company has made to acquire shares in the capital of any holding company of Vernalis is declared unconditional in all respects,


               either Vernalis or John Blundell Hutchison serves notice to terminate his contract, Vernalis would then forthwith make the payment of an amount equal to 12 months' salary and salary supplement in lieu of notice.

     7.2 The Non-Executive Directors have entered into terms of appointment with the Group on the following terms:

          (a) George MacDonald Kennedy entered into terms of appointment with Vernalis Group plc with effect from 19 May 2000. His term of appointment is on a 12-month rolling basis terminable on 12 months' written notice from Vernalis or on six months' notice from him. His current fee is L55,000 per annum.

          (b) Carol Cecilia Ferguson entered into terms of appointment with Vernalis Group plc on 24 May 2002. No term of appointment is stated. Her term of appointment is terminable upon six months' written notice by either party. Her current fee is L33,000 per annum.

          (c) Dr Marvin Eugene Jaffe entered into terms of appointment with Vernalis Group plc on 11 March 1998. No term of appointment is stated. His term of appointment will cease at the next annual general meeting following his 70th birthday unless otherwise agreed by mutual consent and is otherwise terminable upon six months' written notice by either party. His current fee is L33,000 per annum.

          (d) Dr Peter Robert Read entered into terms of appointment with Vernalis Group plc on 11 March 1998. No term of appointment is stated. His term of appointment will cease at the AGM following his 70th birthday unless otherwise agreed by mutual consent and is otherwise terminable upon six months' written notice by either party. His current fee is L33,000 per annum.


     7.3 Other than as disclosed in this paragraph 7, no contract of service is existing or proposed between Vernalis or any of its subsidiaries and any Director other than contracts of service expiring or determinable within one year without payment of contractual compensation to the Director.

     7.4 Copies of the service contracts are available for inspection at the registered office of Vernalis during normal business hours on each business day.

     7.5 The aggregate of the remuneration paid and benefits in kind granted to the Directors and Robert Mansfield, a former director of Vernalis, by members of the Group during the year ended 31 December 2002 was L1.3 million.

8.   VERNALIS SHARE OPTION SCHEMES

     8.1  GENERAL

          (a) Set out in this section is a summary of Vernalis' Share Option Scheme arrangements, both prior to flotation in 1996 (where those options are still validly exercisable even though the schemes under which they were granted are now terminated) and in connection with schemes which Vernalis currently operates. Vernalis now incentivises its Directors and employees by way of the following schemes:

               (i) the Vernalis Savings-Related Share Option Scheme (see paragraph 8.4 below);

               (ii) the Vernalis Company Share Option Plan Part A and Part B
                    (see paragraphs 8.5 and 8.6 below); and

               (iii) the Vernalis Group PLC All Employee Share Ownership Plan
                    (see paragraph 8.7 below).

          (b) In 1993, Vanguard Medica Limited established an Inland Revenue approved Executive Share Option Scheme (the "1993 Approved Scheme") and an unapproved Executive Share Option Scheme (the "1993 Unapproved Scheme") (together the "1993 Schemes"). Under the 1993

               Schemes, options were granted to subscribe for a total of 1,326,436 ordinary shares of 10 pence each of Vanguard Medica Limited. Following the acquisition by Vernalis of all the issued share capital of Vanguard Medica Limited on 3 April 1996 (the "Reorganisation"), these options were exchanged for options to subscribe for Ordinary Shares on a one-for-one basis on the terms of the 1993 Schemes. This is explained further at paragraph 8.2 below. As at the date of this document, options to subscribe for a total of 101,964 Ordinary Shares remain outstanding under the approved scheme, and no options remain outstanding under the unapproved scheme. In addition, Vanguard Medica Limited granted to the six original founders of Vernalis (the "Founders") individual options to subscribe in aggregate for 591,394 ordinary shares of 10 pence each in Vanguard Medica Limited on similar terms as options granted under the 1993 Unapproved Scheme (see further paragraph 8.3 (b) below) of which no options remain outstanding. Finally, a further 3 individual options to subscribe in aggregate for 30,588 ordinary shares were granted to members of the US advisory panel to Vanguard Medica, on similar terms as options granted under the 1993 Unapproved Scheme (see further 8.3
               (c) below). All these options remain outstanding.

          (c) Following the reorganisation, Vanguard Medica Limited terminated the 1993 Schemes (without prejudice to options already granted). No further options may be granted under the 1993 Schemes. The 1993 Schemes were replaced by three new share option schemes adopted by Vanguard on 3 April 1996, comprising The Vernalis Savings-Related Share Option Scheme (the "Sharesave Scheme") and two new discretionary share option schemes, The Vernalis Company Share Option Plan Part A (the "CSOP Part A") and Part B (the "CSOP Part B") (together the "1996 Schemes").

          (d) On 15 May 1997, Vernalis adopted the Vernalis Restricted Share Scheme. No further awards will be made under this scheme. As at the date of this document allocations over 16,137 Ordinary Shares remain outstanding.


     8.2  THE 1993 APPROVED SCHEME AND THE 1993 UNAPPROVED SCHEME

          (a) An option granted under the 1993 Schemes generally becomes exercisable three years after the date on which it was granted and may not in any event be exercised more than 10 years after the date of grant in the case of the 1993 Approved Scheme and seven years after the date of grant in the case of the options under the 1993 Unapproved Scheme. When the Reorganisation took place, holders of options under both of the 1993 Schemes exchanged their options to subscribe for ordinary shares of 10 pence each of Vanguard Medica Limited for replacement options to subscribe for Ordinary Shares on a one-for-one basis. These replacement options are treated as having been granted when the original options to subscribe for ordinary shares of 10 pence each of Vanguard Medica Limited which they replace were granted. Accordingly, the replacement options generally become exercisable on the same date as the old options.

          (b) In the event of any issue of Ordinary Shares or other securities of Vernalis and/or any capitalisation, consolidation or sub-division or reduction of share capital of Vernalis and/or any other variation of the share capital of Vernalis, the option price and the number of Ordinary Shares subject to the option may be adjusted by the Remuneration Committee so long as the auditors of Vernalis confirm in writing that, in their opinion, the adjustment is fair and reasonable, and, in the case of the 1993 Approved Scheme, the adjustment is approved by the Inland Revenue.


     8.3  INDIVIDUAL OPTION INSTRUMENTS

          (a) These options are only capable of being exercised if the holder is, at the time of exercise, a consultant, employee or Vernalis Director unless his position is terminated without cause, although the holder can, within 60 days of his ceasing to be a consultant, employee or Vernalis Director, exercise such part of his option as was exercisable at the date he so ceased to be a consultant, employee or Vernalis Director.

               All outstanding individual options are currently fully exercisable and lapse on the seventh anniversary of their grant.

          (b) On 3 April 1996, all of the holders of individual options to subscribe for ordinary shares of 10 pence each in Vanguard Medica Limited entered into "put and call" agreements with Vernalis whereby, on the eventual exercise of their options, the holder was entitled to require Vernalis to exchange the ordinary shares of 10 pence each of Vanguard Medica Limited so acquired for Ordinary Shares on a one-for-one basis and Vernalis was entitled to require the holder to exchange the ordinary shares of 10 pence each of Vanguard Medica Limited acquired on exercise of the options for Ordinary Shares on a one-for-one basis provided, in both cases, the number of

               Ordinary Shares to be issued was subject to adjustment in the event of a variation of Vernalis' share capital. None of these individual options remain outstanding.

          (c) On 1 May 1996, 3 members of the US advisory panel were granted options to subscribe for up to 30,588 Ordinary Shares. This included an option granted to Marvin Jaffe to subscribe for 10,196 Ordinary Shares. As at the date of this document all of these individual options are outstanding.

     8.4  THE VERNALIS SAVINGS-RELATED SHARE OPTION SCHEME

          (a) The Sharesave Scheme is an Inland Revenue approved save-as-you-earn share option scheme. UK Directors who are contracted to work at least 25 hours per week and all other employees (regardless of how many hours they are required to work) are entitled to participate. The Directors may, however, permit other employees to participate in the Sharesave Scheme.

          (b) To join the Sharesave Scheme, an eligible employee must enter into a save-as-you-earn contract (the "Savings Contract") with an appropriate savings body approved by Vernalis, thereby agreeing to make monthly contributions of between L5 and L250 for a three or five-year year period. The amount of monthly contributions may be scaled down by the Directors if applications exceed the number of Ordinary Shares available for the grant of options.

          (c) Each employee so joining is entitled to apply for an option to acquire Ordinary Shares at a price determined by the Directors, being not less than the greater of:

               (i) 80 per cent. of the middle market quotation for such shares as derived from the Official List for the three dealing days immediately preceding the date of grant; and

               (ii) their nominal value.

          (d) Options granted under the Sharesave Scheme will normally only be exercisable for a period of six months commencing on the third, fifth or seventh anniversary of the starting date of the Savings Contract as selected by the participant and, if not exercised by the end of that period, will lapse. Options may, however, be exercised earlier than this in certain specified circumstances, including death, cessation of employment on account of injury, disability, pregnancy, redundancy, retirement, the sale of the business or subsidiary for which the employee works, and on reaching the age of 60 without retiring. Exercise is allowed in the event of an amalgamation, reconstruction or takeover of Vernalis; alternatively, options may, with the agreement of the acquiring company, be exchanged for options over shares in the acquiring company. Options may also be exercised in the event of the voluntary winding up of Vernalis.

          (e) In the event of any issue of Ordinary Shares or other securities of Vernalis (other than as consideration for an acquisition) and/or any capitalisation, consolidation or sub-division or reduction of share capital of Vernalis and/or any other variation of the share capital of Vernalis, the number of Ordinary Shares subject to any option and the exercise price may be adjusted by the Vernalis Directors with the approval of the Inland Revenue, subject to the auditors confirming in writing that such adjustment is, in their opinion, justified.

          (f) The Directors may at any time alter the Sharesave Scheme in any respect, provided that the prior approval of shareholders is obtained for alterations to the advantage of participants.

          (g) The requirement to obtain the prior approval of shareholders will not, however, apply to any minor alteration made to benefit the administration of the Sharesave Scheme, to take account of any change in legislation or to obtain or maintain favourable tax treatment, exchange control, or regulatory treatment for participants or for the Company or for any participating company in the group. No alteration to the terms of the Sharesave Scheme may be made without the permission of the Inland Revenue while the Sharesave Scheme is approved by the Inland Revenue.

          (h) As at the date of this document options to subscribe for a total of 139,979 Ordinary Shares were outstanding under the Savings Related Share Option Scheme. No further options may be granted after 19 May 2010.


     8.5  THE VERNALIS COMPANY SHARE OPTION PLAN PART A

          (a) The CSOP Part A is approved by the Inland Revenue. Selected directors who are required to work for at least 25 hours per week and employees of any member of the Group (regardless of how many hours they are required to work) are eligible to participate in the CSOP Part A. The grant of options is at the invitation of the remuneration committee.

          (b) Options granted under the CSOP Part A are exercisable within a period of 10 years from grant and entitle the holders to acquire Ordinary Shares at a price determined by the Remuneration Committee, being not less than the greater of:

               (i) if the Ordinary Shares are traded on the London Stock Exchange, the average of the middle market quotations for such shares as derived from the Official List for the three dealing days immediately preceding the date of grant, or in any other case, the market value (as agreed with the Inland Revenue) of the Ordinary Shares as at the date of grant; and

               (ii) their nominal value.

          (c) Each individual's participation is limited so that the aggregate market value of Ordinary Shares under option (as at their relevant dates of grant) under the CSOP Part A and under any other discretionary scheme established by Vernalis:

               (i) which has been approved by the Inland Revenue (including the 1993 Approved Scheme) (but leaving out of account options which have been exercised) does not exceed Pound Sterling30,000;

               (ii) which may be granted in any financial year shall not exceed two times the individual's base salary (or four times in the first 12 months of joining Vernalis or an unlimited grant for such joiners if the remuneration committee considers the circumstances to be sufficiently exceptional).

          (d) The exercise of options granted under the CSOP Part A is subject to the attainment of objective performance targets set by the Remuneration Committee at the date of grant linked to the underlying performance of Vernalis. The last tranche of grants required Vernalis' total shareholder return to be at least at the median when compared with a pre-determined group of biotech companies over a period of at least three years. One-half of the options vest at median rising to full vesting for upper quartile performance. The performance conditions may, if required, be retested on the fourth and fifth anniversaries of grants.

          (e) Options may normally only be granted within six weeks after the announcement of Vernalis' results for any period. However, options may be granted at other times if the remuneration committee consider the circumstances to be sufficiently exceptional. No options may be granted after 19 May 2010.

          (f) Options are normally only exercisable after the expiry of three years from the date of grant and by a person who remains a Director or employee of Vernalis or any subsidiary. Options may, however, be exercised for a limited period in certain specified circumstances, including death, ceasing employment on account of injury, disability, pregnancy, sickness, redundancy, retirement, the sale of the business or subsidiary for which the employee works or at the discretion of the remuneration committee if the employee ceases to be employed in any other circumstances. Options lapse if the option holder ceases employment otherwise than in the circumstances referred to above. Exercise is allowed in the event of an amalgamation, reconstruction or takeover of Vernalis; alternatively, options may, with the agreement of the acquiring company, be exchanged for options over shares in the acquiring company or a company associated with the acquiring company. Options may also be exercised in the event of the voluntary winding up of Vernalis. If options are not exercised within 10 years of their grant, they lapse.

          (g) In the event of any issue of Ordinary Shares or other securities of Vernalis (other than as consideration for an acquisition) and/or any capitalisation, consolidation or sub-division or reduction of share capital of Vernalis and/or any other variation of the share capital of Vernalis, the number of Ordinary Shares subject to any option and the exercise price may be adjusted by the Directors with the approval of the Inland Revenue, subject to the auditors confirming in writing that such adjustment is, in their opinion, justified.

          (h) The Directors may at any time alter the CSOP Part A in any respect, provided that the prior approval of shareholders is obtained for alterations to the advantage of participants.

          (i) The requirement to obtain the prior approval of shareholders will not, however, apply to any minor alteration made to benefit the administration of the CSOP Part A, to take account of any change in legislation or to obtain or maintain favourable tax treatment, exchange control, or regulatory treatment for participants or for the Company or for any participating company in the group. No alteration to the terms of the CSOP Part A may be made while the CSOP Part A is approved by the Inland Revenue without their approval.

          (j) As at the date of this document, options to subscribe for a total of 652,304 Ordinary Shares were outstanding under the CSOP Part A.

     8.6  THE VERNALIS COMPANY SHARE OPTION PLAN PART B

          (a)  The CSOP Part B was not drafted to comply with the provisions of
               Schedule 9 to the Income and Corporation Taxes Act 1988 (as amended) and has not been submitted to the Inland Revenue for approval. However, apart from certain technical differences, it is substantially identical to the CSOP Part A.

          (b) As at the date of this document, options to subscribe for a total of 1,589,461 Ordinary Shares were outstanding under the CSOP Part B.


     8.7  THE VERNALIS GROUP PLC ALL EMPLOYEE SHARE OWNERSHIP PLAN ("AESOP")

          (a) Vernalis has adopted and has obtained Inland Revenue approval for the Rules and the Trust Deed for the Plan under the Finance Act 2000. The initial trustee of the AESOP is Abbey National AESOP Trustees Limited (the "Trustee").

          (b) The AESOP contains three elements and the Directors will decide each year which (if any) of these elements will be offered to employees, provided that the AESOP may not be operated more than 10 years after its approval by shareholders on 19 May 2000.

               (i) "Free Shares", which may be allocated to an employee by the Company.

                    The market value of Free Shares allocated to an employee in any tax year may not exceed L3,000 or such higher limit as may from time to time be permitted by the relevant legislation. Free Shares may be allocated equally, or on the basis of salary, length of service or hours worked, or on the basis of the performance of the Company, one or more business units and/or individual performance, within the limits specified by the relevant legislation.

               (ii) "Partnership Shares", which an employee may purchase out of his or her pre-tax earnings.

                    The market value of Partnership Shares which an employee can agree to purchase in any tax year may not exceed L1,500 (or 10 per cent. of an employee's salary, if lower) or such higher limit as may from time to time be permitted by the relevant legislation.

               (iii) "Matching Shares", which may be allocated to an employee by the Company following a purchase of Partnership Shares.


               Matching Shares are additional free shares. The maximum number of Matching Shares that the Company can allocate to an employee following a purchase of Partnership Shares by the employee is two Matching Shares for every one Partnership Share purchased by the employee.

          (c) UK-resident employees of the Company and participating subsidiaries (including directors who are required to work at least 25 hours per week) who have been employed at all times by the group for a period of 12 months (or such other shorter period as determined by the Directors) may be allocated Free or Matching Shares under the AESOP or invited to purchase Partnership Shares under the AESOP. The Board of Directors may amend the eligibility conditions and has a discretion to allow other employees to participate.

          (d) The Trustee may either subscribe for new shares or purchase shares in the market for the purposes of the AESOP.

          (e) Any ordinary shares allotted under the AESOP will rank pari passu with all other ordinary shares of the Company then in issue, except that they will not normally rank for dividends or for any other rights if the record date is prior to the date of allotment. Application will be made to the London Stock Exchange for such shares to be admitted to the Official List.

          (f) The Trustee will initially hold all Free Shares or Matching Shares allocated to employees and any Partnership Shares acquired on the employees' behalf. Employees can withdraw Partnership Shares from the Trust at any time. Free Shares and Matching Shares held by employees will be subject to a requirement that the shares are held by the Trustee for a period after the initial allocation. This period will be notified to employees at the time of allocation and will not normally be for less than three years or for more than five years.

          (g) The AESOP will enable the Directors to determine, at the time of an award, that if employees cease to be employed by a group company within three years of being allocated Free or Matching shares (or such shorter period as the Director may specify), their right to those shares will be forfeited. However, in certain circumstances, for example death, redundancy or retirement employees will retain any Free and Matching Shares.

          (h) The Directors may at any time alter the AESOP in any respect, provided that the prior approval of shareholders is obtained for alteration to the advantage of participants, to: the rules governing eligibility; the individual limits on participation; the overall limits on the issue of shares; the rights attaching to the shares acquired; the basis for determining a participant's entitlement to shares; and the amendment rule itself.

          (i) The requirement to obtain the prior approval of shareholders will not, however, apply to any minor alteration made to benefit the administration of the AESOP, to take account of a change in legislation or to obtain or maintain favourable tax treatment, exchange control, or regulatory treatment for participants or for the Company or for any participating company in the group. No alteration to the terms of the AESOP or to the Trust Deed may be made while the AESOP is approved by the Inland Revenue without their approval.

          (j)  No awards have been made under this Plan to date.


     8.8  SHARE SCHEME LIMITS

          The 1996 Schemes and the AESOP are subject to the following overall limits on the number of Ordinary Shares which may be acquired by subscription:

          (a) in any period of ten years commencing on or after 19 May 2000, not more than nine per cent. of the ordinary share capital of Vernalis may be placed under option to subscribe under the CSOP Part A, the CSOP Part B or under any other discretionary share scheme adopted by Vernalis or any of its subsidiaries;

          (b) in any period of ten years commencing on or after 19 May 2000 , not more than five per cent. of the ordinary share capital of Vernalis may be placed under option to subscribe under the Sharesave Scheme, AESOP or under any other all-employee share scheme adopted by Vernalis or any of its subsidiaries; and

          (c) in any period of one year, not more than two per cent. of the ordinary share capital of Vernalis may be placed under option to subscribe under any employee share scheme adopted by Vernalis or any of its subsidiaries unless the Remuneration Committee resolve otherwise.


     8.9  THE VERNALIS GROUP PLC EMPLOYEE SHARE TRUST

          Vernalis has also established the Trust for the benefit of employees. The Trust is a discretionary trust with a non-UK resident corporate trustee, which is a wholly owned subsidiary of Vernalis. The purpose of the Trust is to acquire, out of monies made available by members of the Group, Ordinary Shares. Currently, the trustees hold 35,122 Ordinary Shares.

     8.10 As at 30 April 2003 (the latest practicable date prior to the publication of this document), there are outstanding options in favour of all persons except the Directors in respect of 1,436,588 Ordinary Shares under the Vernalis Group Share Option Schemes as follows:


                                                                           EARLIEST     LATEST
                                                  OPTIONS         OPTION   EXERCISE    EXERCISE
                                                OUTSTANDING      PRICE(p)    DATE       DATE
                                                -----------      --------  --------    --------
INDIVIDUAL OPTION INSTRUMENTS
May 1996                                           20,392           118    01.05.99    30.04.03
CSOP PART A
October 1997                                        4,079           467    17.10.00    16.10.07
March 1998                                         10,453           550    20.03.01    19.03.08
April 2000                                          4,000           222    20.04.03    19.04.10
July 2000                                         218,604           216    07.07.03    06.07.10
December 2000                                      11,111           270    15.12.03    14.12.10
March 2001                                         18,711           228    26.03.04    25.03.11
May 2001                                           11,905           252    29.05.04    28.05.11
July 2001                                          48,500           221    09.07.04    08.07.11
September 2001                                     10,350            98    24.09.04    23.09.11
April 2002                                        126,829           145    02.04.05    01.04.12
December 2002                                     104,000         102.5    31.12.05    30.12.12
January 2003                                       60,000         102.5    02.01.06    01.01.13

                                                  628,542



                                                                           EARLIEST     LATEST
                                                  OPTIONS         OPTION   EXERCISE    EXERCISE
                                                OUTSTANDING      PRICE(p)    DATE        DATE
                                                -----------      --------  --------    --------
CSOP PART B
March 1998                                         1,547            550    20.03.01    19.03.05
October 1998                                       2,000            232    15.10.01    14.10.08
March 1999                                         8,000            185    12.03.02    11.03.09
July 2000                                          8,896            216    07.07.03    06.07.10
December 2000                                     33,889            270    15.12.03    14.12.10
March 2001                                         1,589            228    26.03.04    25.03.11
May 2001                                          25,095            252    29.02.04    28.05.11
June 2001                                         50,000            240    11.06.04    10.06.11
July 2001                                        100,726            221    09.07.04    08.07.11
April 2002                                       208,171            145    02.04.05    01.04.12
December 2002                                     26,000          102.5    31.12.05    30.12.12
January 2003                                     190,000          102.5    02.01.06    01.01.13

                                                   6,913
SHARESAVE SCHEME
2000                                              37,688            202    25.05.03    24.11.03
2000                                               9,689            202    25.05.05    24.11.05
2001                                              73,347             98    01.12.04    31.05.05
2001                                              11,017             98    01.12.06    31.05.07

                                                 131,741

8.11 The various share schemes (and individual options) permit adjustments to reflect the Open Offer. Any adjustments will be subject to the prior certification of the Company's auditors that they are fair and reasonable and, in the case of Inland Revenue approved options, subject to approval of the Inland Revenue.

8.12 The options identified in this paragraph 8 were all granted for nil consideration (Sharesave options were only granted on the basis that the employee entered into an approved Savings Contract).

9.   LITIGATION

     No member of the Group is, or has been, engaged in any legal or arbitration proceedings nor are any such proceedings pending or threatened by or against any member of the Group which may have or have had, during the 12 months preceding the date of this document, a significant effect on the Group's financial position.

10.  UK TAXATION

     10.1 General

          THE FOLLOWING STATEMENTS ARE INTENDED TO APPLY ONLY AS A GENERAL GUIDE TO CURRENT UK TAX LAW AND TO THE CURRENT PRACTICE OF THE UK INLAND REVENUE. THEY ARE INTENDED TO APPLY ONLY TO SHAREHOLDERS WHO ARE RESIDENT OR ORDINARILY RESIDENT IN THE UK FOR UK TAX PURPOSES, WHO HOLD ORDINARY SHARES AS INVESTMENTS AND WHO ARE THE BENEFICIAL OWNERS OF ORDINARY SHARES. THE STATEMENTS MAY NOT APPLY TO CERTAIN CLASSES OF SHAREHOLDERS SUCH AS DEALERS IN SECURITIES. PROSPECTIVE SUBSCRIBERS FOR OR PURCHASERS OF ORDINARY SHARES WHO ARE IN ANY DOUBT AS TO THEIR TAX POSITION REGARDING THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES OR WHO ARE SUBJECT TO TAX IN A JURISDICTION OTHER THAN THE UK SHOULD CONSULT THEIR OWN TAX ADVISERS.

     10.2 Dividends

          Under current UK tax law, the Company will not be required to withhold tax at source from dividend payments it makes.

          (a)  Individuals

               An individual shareholder who is resident in the UK for tax purposes and who receives a dividend from the Company will be entitled to a tax credit which may be set off against his total income tax liability on the dividend. Such an individual Shareholder's liability to income tax is calculated on the aggregate of the dividend and the tax credit (the "gross dividend") which will be regarded as the top slice of the individual's income. The tax credit will be equal to 10 per cent. of the "gross dividend" (i.e. the tax credit will be one-ninth of the amount of the dividend).

               Generally, a UK resident individual Shareholder who is not liable to income tax in respect of the gross dividend will not be entitled to reclaim any part of the tax credit. A UK resident Shareholder who is liable to income tax at the lower or basic rate will be subject to income tax on the dividend at the rate of 10 per cent. of the gross dividend so that the tax credit will satisfy in full such Shareholder's liability to income tax on the dividend. A UK resident individual Shareholder liable to income tax at the higher rate will be subject to income tax on the gross dividend at 32.5 per cent. but will be able to set the tax credit off against part of this liability. The effect of that set-off of the tax credit is that such a Shareholder will have to account for additional tax equal to 22.5 per cent. of the gross dividend (which is also equal to one-quarter of the net cash dividend received).

           (b) Companies

               A corporate shareholder resident in the UK for tax purposes will not normally be subject to corporation tax on any dividend received from the Company. Such corporate shareholders will not be able to claim repayment of the tax credit attaching to any dividend.

           (c) Non-residents

               Shareholders resident outside the UK may not be entitled to any payment from the Inland Revenue in respect of the tax credit attaching to any dividend paid by the Company.

           (d) Pension Funds

               UK pension funds will not be entitled to reclaim the tax credit attaching to any dividend paid by the Company.

     10.3 Capital Gains

          The issue of New Ordinary Shares to Qualifying Shareholders under the terms of the Open Offer, up to Qualifying Shareholders' maximum pro rata entitlement, will be treated as a reorganisation of the Company's share capital for the purposes of UK tax on chargeable gains. Accordingly, New Ordinary Shares acquired under the terms of the Open Offer up to a Qualifying Shareholder's maximum pro rata entitlement will be treated as the same asset as, and acquired at the same time as, the original holding of Ordinary Shares.

          To the extent that New Ordinary Shares are issued to a Qualifying Shareholder in excess of his maximum pro rata entitlement under the Open Offer or to persons pursuant to the Placing, this will not be treated as a reorganisation of the Company's share capital for the purposes of UK tax on chargeable gains. Instead, such Shares will be treated as acquired as part of a separate acquisition.

          A subsequent disposal of Ordinary Shares by a shareholder who is either resident or ordinarily resident in the UK for tax purposes, or is not UK resident but carries on a trade, profession or vocation in the UK through a branch or agency and has used, held or acquired the Ordinary Shares for the purposes of such trade, profession or vocation or such branch or agency, may, depending on the shareholder's circumstances and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of the taxation of capital gains. A shareholder who is an individual and who has, on or after 17 March 1998, ceased to be resident or ordinarily resident in the UK for tax purposes for a period of less than five years and who disposes of the Ordinary Shares during that period may also be chargeable on his return to the UK on any capital gain realised (subject to any available exemption or relief).

          Any chargeable gain or allowable loss made by a Qualifying Shareholder who subscribes for New Ordinary Shares pursuant to his pro rata entitlement under the Open Offer will be calculated taking into account the amount subscribed for the New Ordinary Shares (which will constitute an addition to the base cost of the combined holding for the purposes of the UK taxation of chargeable gains).

          In respect of an individual who is a Qualifying Shareholder who subscribes for New Ordinary Shares pursuant to his pro rata entitlement under the Open Offer, indexation relief and taper relief (both reliefs being subject to rules restricting their application) may be available to reduce the amount of any chargeable gain realised on a subsequent disposal. In respect of an individual who is not a Qualifying Shareholder or who receives New Ordinary Shares pursuant to the Placing, taper relief may be available to reduce the amount of any chargeable gain realised on a subsequent disposal. In respect of any person subject to UK corporation tax on any chargeable gain realised on a disposal of the New Ordinary Shares, indexation relief may be available to reduce the amount of any such chargeable gain on disposal.

     10.4 Stamp duty and stamp duty reserve tax

          In relation to the New Ordinary Shares being issued by the Company, no liability to stamp duty or stamp duty reserve tax ("SDRT") will arise on the issue of, or on the issue of definitive share certificates in respect of, such shares by the Company.

          The conveyance or transfer on sale of the Ordinary Shares outside the CREST system will generally be subject to ad valorem stamp duty on the instrument of transfer at the rate of 0.5 per cent. of the amount or value of the consideration given. Stamp duty is normally the liability of the purchaser or transferee of the Ordinary Shares. An unconditional agreement to transfer Ordinary Shares will normally give rise to a charge to SDRT at the rate of 0.5 per cent. of the amount or value of the consideration for the Ordinary Shares. However, where within six years of the date of the agreement, an instrument of transfer is executed and duly stamped, the SDRT liability will be cancelled and any SDRT which has been paid will be repaid. SDRT is normally the liability of the purchaser or transferee of the Ordinary Shares.

          Where Ordinary Shares are issued or transferred (a) to, or to a nominee for, a person whose business is or includes the provision of clearance services or (b) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts, stamp duty (in the case of a transfer only to such persons) or SDRT may be payable at a rate of 1.5 per cent. of the amount or value of the consideration payable or, in certain circumstances, the value of the Ordinary Shares or, in the case of an issue to such persons, the issue price of the Ordinary Shares. Clearance service providers may opt, under certain circumstances, for the normal rates of stamp duty and SDRT to apply to an issue or transfer of Ordinary Shares into, and to transactions within, the service instead of the higher rate applying to an issue or transfer of the Ordinary Shares into the clearance system and the exemption for dealings in the Ordinary Shares whilst in the system.

          Under the CREST system for paperless share transfers, deposits of Ordinary Shares into CREST will generally not be subject to stamp duty or SDRT unless such a transfer is made for a consideration in money or monies worth, in which case a liability to SDRT will arise usually at the rate of 0.5 per cent. of the value of the consideration given. Paperless transfers of Ordinary Shares within CREST are generally liable to SDRT, rather than stamp duty, at the rate of 0.5 per cent. of the amount or value of the consideration payable. CREST is obliged to collect SDRT from the purchaser of the Ordinary Shares on relevant transactions settled within the system.

          The above statements are intended as a general guide to the current position. Certain categories of person, including market makers, brokers, dealers and persons connected with depositary arrangements and clearance services, are not liable to stamp duty or SDRT and others may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for it under the Stamp Duty Reserve Tax Regulations 1986.


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


          Any person who is in any doubt as to his tax position or who may be subject to tax in any other jurisdiction should consult his professional adviser.

11.  US TAXATION

     11.1 US Federal Income Taxation

          The following discussion summarises certain material US federal income tax consequences of owning or disposing of Ordinary Shares. This summary is limited to US Holders (as defined below) that will hold Ordinary Shares as capital assets. A "US Holder" is a beneficial owner of Ordinary Shares that, for US federal income tax purposes, is: (i) an individual citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation, created or organised in or under the laws of the United States or any state thereof (including the District of Columbia) (iii) an estate that is subject to US federal income taxation without regard to the source of its income; or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more US persons have the authority to control all of the substantial decisions of the trust or the trust has a valid election in effect under applicable US Treasury regulations to be treated as a US person. A "Non-US Holder" is a beneficial owner of the Ordinary Shares that is not a US Holder.

          The following summary is of a general nature and does not address the tax consequences to persons subject to special tax treatment. Examples of such persons include, without limitation, the following: persons whose "functional currency" is not the US dollar, tax-exempt organisations, securities dealers, regulated investment companies, financial institutions, and insurance companies, persons who acquire Ordinary Shares as compensation, persons holding Ordinary Shares as part of a hedging, conversion, short sale or integrated transaction or a straddle, persons who own directly, indirectly, or by attribution 10 per cent. or more, by voting power, of the share capital of the Company and persons who hold the Ordinary Shares through partnerships and other pass-through entities. Further, the summary does not address alternative minimum tax consequences.

          This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), US Treasury regulations and judicial and administrative interpretations thereof, and the Agreement Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains (the "UK-US Income Tax Treaty"), in each case as in effect and available on the date of this document. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. The Company has not requested, and will not request, a ruling from the US Internal Revenue Service with regard to the tax consequences of owning or disposing of Ordinary Shares.

          YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE US FEDERAL INCOME TAX CONSEQUENCES OF HOLDING OR DISPOSING OF ORDINARY SHARES IN LIGHT OF YOUR PARTICULAR SITUATION, AS WELL AS CONCERNING ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAX JURISDICTION, INCLUDING ANY STATE, LOCAL OR OTHER FOREIGN JURISDICTION, AND ANY ESTATE OR GIFT TAX CONSIDERATIONS.

     11.2 Taxation of Distributions

          Subject to the discussion below relating to the Company's possible status as a "passive foreign investment company," or PFIC, the gross amount of any distributions made with respect to Ordinary Shares, including any UK tax withheld (see below), will generally be included in income by a US Holder as ordinary dividend income to the extent such distributions are paid or deemed paid out of the Company's current or accumulated earnings and profits as determined under US federal income tax principles. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate US Holders.

          To the extent that a distribution exceeds the Company's current and accumulated earnings and profits as calculated for US federal income tax purposes, the distribution will be treated as follows: first, as a tax-free return of capital, which will cause a reduction in the holder's adjusted basis in the Ordinary Shares. This adjustment will increase the amount of gain, or decrease the amount of loss, which a holder will recognise upon a later disposition of those Ordinary Shares; and, second, the balance of the distribution in excess of the adjusted basis will be taxed as capital gain. The Company does not maintain calculations of its earnings and profits under US federal income tax principles. Therefore, a US Holder should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a tax-free return of capital or as a capital gain under the rules described above. The amount of any distribution of property other than cash will be the fair market value of the property on the date of distribution.

          If dividends are paid in pounds sterling, the amount includible in the income of a US Holder will be the US dollar value equivalent of the dividend determined using the spot exchange rate in effect on the date the dividend may be included in the income of the US Holder, regardless of whether the payment is in fact converted into US dollars. A US Holder will have a basis in the pounds sterling equal to this US dollar value equivalent. Any gain or loss realised on a subsequent conversion or other disposition of the pounds sterling will generally be treated as ordinary income or loss and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

     11.3 US Credit for UK Taxes Withheld

          US Holders generally will be able to claim a credit against their US federal income tax liability for any UK withholding tax deducted from dividends received on their Ordinary Shares. Under current UK tax law, no tax will be withheld from cash dividends, if any, paid by the Company. Under the UK-US Income Tax Treaty as in effect on the date of this filing, US holders entitled to the benefits of the Treaty will be entitled to a UK tax credit with respect to dividends paid on their Ordinary Shares; however, the tax credit will be subject to a UK withholding tax equal to the amount of the tax credit. The Internal Revenue Service has confirmed in Revenue Procedure 2000-13 that, subject to certain limitations, the UK withholding tax imposed on payments made by the UK as tax credits with respect to dividends paid by the Company will be treated as a foreign income tax that is eligible for credit against a qualifying US Holder's federal income tax. To qualify for such credit, US Holders may elect to be treated as receiving the tax credit amount due under the Treaty without affirmatively making a claim to the UK Inland Revenue. This election has been made available because the net of the tax credit amount and UK withholding tax should be zero, as stated above. The election is made on line 5 of Form 8833, "Treaty-Based Return Position Disclosure Under Section 6114 or 7701(b)." If the election is made, the US Holder is treated as having received an additional dividend and paid the UK withholding tax.

          On July 24 2001, US and UK officials signed a new UK-US Income Tax Treaty which has been approved by the legislature of both countries and will enter into force after instruments of ratification are exchanged. The treaty will apply to UK withholding taxes on the first day of the second month following exchange of the instruments of ratification. The new treaty eliminates the provisions described above regarding a UK tax credit with respect to dividends paid on Ordinary Shares and the UK withholding tax on that tax credit.

          Dividends paid by the Company generally will constitute foreign-source "passive income" or, in the case of certain US Holders, "financial services income" for US foreign tax credit purposes.

          THE FOREIGN TAX CREDIT RULES ARE COMPLEX, AND US HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISERS TO DETERMINE WHETHER AND TO WHAT EXTENT A CREDIT WOULD BE AVAILABLE. US HOLDERS THAT DO NOT ELECT TO CLAIM A FOREIGN TAX CREDIT MAY INSTEAD CLAIM A DEDUCTION FOR UK WITHHOLDING TAXES.

     11.4 Taxation of Sale or Exchange of Ordinary Shares

          Subject to the discussion below relating to the Company's possible status as a PFIC, a US holder will generally recognise gain or loss on the sale or exchange of Ordinary Shares equal to the difference between the amount realised on such sale or exchange and the US Holder's tax basis in the Ordinary Shares. Such gain or loss generally will be subject to federal income tax as capital gain or loss, and will be long-term capital gain or loss if the Ordinary Shares disposed of were held for more than one year. Gain or loss, if any, recognised by a US Holder on such a disposition will generally be treated as income from sources within the United States for US foreign tax credit purposes, unless the gain or loss is attributable to an office or fixed place of business maintained by the US Holder outside the United States and certain other conditions are met. Capital losses realised on such a disposition may be subject to certain limitations on deductibility.

     11.5 Backup Withholding and Information Reporting Requirements

          US information reporting requirements may apply to payments of dividends and proceeds from the sale, exchange or redemption of Ordinary Shares. In addition, US backup withholding may apply to those amounts if the US Holder fails to furnish the payor with a correct taxpayer identification number, certificate of foreign status, or other required certification or fails to report interest and dividends required to be shown on the holder's federal income tax returns. Any US persons required to establish their exempt status generally must provide such certification on IRS Form W-9 ("Request for Taxpayer Identification Number and Certification"). Certain US Holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements. Non-US Holders who hold their Ordinary Shares through a US broker or agent or through the US office of a non-US broker or agent may be required to comply with applicable certification procedures to establish that they are not US Holders in order to avoid application of such information reporting requirements and backup withholding. Backup withholding is not an additional tax, and amounts withheld as backup withholding will be creditable against the US Holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     11.6 Passive Foreign Investment Company Rules

          The Code contains certain "anti-deferral" provisions applicable to foreign corporations that are treated as "passive foreign investment companies," or PFICs, for US federal income tax purposes. These provisions generally seek to reduce or eliminate the effect of the deferral of US taxes on certain undistributed earnings of such foreign corporations, with the result that in some cases income may be required to be recognised before an actual cash distribution is made.

          The Company would be classified as a PFIC for US federal income tax purposes if for any taxable year either: (i) 75 per cent. or more of the Company's gross income for the taxable year is passive income, or
          (ii) the average value of the Company's assets during the taxable year which produce passive income or which are held for the production of passive income is at least 50 per cent. of the average fair market value of all of the Company's assets for such year.

          Passive income for this purpose means, in general, dividends, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not received from a related person), annuities, net gains from the sale or exchange of assets that produce passive income, net gains from commodities transactions, net gains from foreign currency transactions and income equivalent to interest. For the purpose of the PFIC test, if a foreign corporation owns directly or indirectly at least 25 per cent. by value of the share capital of another corporation, the foreign corporation is treated as owning its proportionate share of the assets of the other corporation, and directly receiving its proportionate share of the income of such other corporation.

          An actual determination of PFIC status is fundamentally factual in nature and generally cannot be made until the close of the applicable taxable year. Based upon the Company's review of its existing financial data for 2002 and projections for 2003, and the application of the US tax rules and regulations to these financial data and projections, the Company believes that it is not a PFIC for US federal income tax purposes and does not expect to become a PFIC. However, because this conclusion is a factual determination made annually and because there are uncertainties in the application of the relevant rules, the Company cannot assure you that the Company will not be considered a PFIC for any taxable year. Any change in the ownership structure or in the makeup of the Company's assets or income from those reflected in these financial data and projections could change this conclusion.

          If the Company were determined to be a PFIC, the treatment of US Holders would differ from that discussed above. Specifically, if the Company were classified as a PFIC for any period during a US Holder's holding period for the Ordinary Shares, absent the holder validly making one of the elections described below, such US Holder would generally be required to treat all "excess distributions" received during such holding period with respect to the Ordinary Shares as if those amounts were ordinary income earned rateably over such holding period. Excess distributions for this purpose would include all gain realised on the disposition of the Ordinary Shares as well as certain distributions made by the Company. Amounts treated under this analysis as earned in the year of the disposition or distribution or in any year before the first year in which the Company is a PFIC would be included in the holder's ordinary income for the year of the disposition or distribution. All remaining amounts would be subject to tax at the highest ordinary income tax rate that would have been applicable in the year in which such amounts were treated as earned, and interest would be charged on the tax payable with respect to such amounts. In addition, if the Company is classified as a PFIC, Ordinary Shares acquired by a holder from a decedent generally would not receive a "stepped-up" basis but would, instead, have a tax basis equal to the lower of the decedent's basis or the fair market value of the Ordinary Shares on the date of the decedent's death.

          However, US Holders generally could timely elect for the first year of their holding period of the Ordinary Shares in which the Company is a PFIC to treat the Company as a qualified electing fund, provided the Company complies with certain reporting requirements for such treatment. Such an election generally would require those holders to include currently in income for each year in which the Company is a PFIC their pro rata share of the Company's earnings and profits, but would avoid the application of the excess distribution rules and other adverse tax consequences described above. An electing US Holder's basis in the Ordinary Shares would be increased by the amounts included in income, and subsequent distributions by the Company of previously included earnings and profits generally would not be treated as a taxable dividend and would result in a corresponding reduction in


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


          basis. A US Holder making such a timely election will not be taxed on the Company's undistributed earnings and profits for any year that the Company is not a PFIC. In order to be able to make the qualified electing fund election, the Company would be required to provide a US Holder with certain information. The Company does not at present intend to provide the required information.

          If the Company were determined to be a PFIC, US Holders could elect to mark their Ordinary Shares to market annually (a "mark-to-market" election), and include as ordinary income the excess of the value of the Ordinary Shares over their basis. US Holders making such an election would likewise be allowed an ordinary deduction, up to the amount of previously recognised income, for years in which their basis in their Ordinary Shares exceeded their value. The adjusted basis of such holder's Ordinary Shares would be increased or decreased by the ordinary income or deduction recognised by the holder under these provisions. Gain (or loss, up to the amount of previously recognised income) recognised on the sale or other disposition of Ordinary Shares by a holder making a mark-to-market election would be treated as ordinary income or loss. A mark-to-market election could generally be made without the need for any information from us and, if made for the first year during a US Holder's holding period for which the Company is a PFIC, would avoid the application of the excess distribution rules described above. Once made, a mark-to-market election generally remains in effect for as long as a holder continues to own Ordinary Shares.

          Neither the Company nor its advisers have any obligation to inform US Holders of future changes in the consequences that could result from the Company becoming classified as a PFIC in the future.

          US HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE POTENTIAL APPLICATION OF THE PFIC PROVISIONS, AS WELL AS THE ADVISABILITY AND TIMING OF MAKING A QUALIFIED ELECTING FUND OR MARK-TO-MARKET ELECTION FOR THEIR ORDINARY SHARES IF WE ARE CLASSIFIED AS A PFIC.

          THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL UK AND US FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP OR DISPOSITION OF ORDINARY SHARES. THIS DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER'S PERSONAL CIRCUMSTANCES. US HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP OR DISPOSITION OF ORDINARY SHARES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER FOREIGN TAX LAWS.

12.  MATERIAL CONTRACTS

     The following contracts, not being contracts entered into in the ordinary course of business, have been entered into by a member of the Group within the two years immediately preceding the date of this document and are or may be material or have been entered into at any time by a member of the Group and contain a provision under which any member of the Group has any obligation or entitlement which is material to the Group as at the date of this document:

     (a) Placing and Open Offer Agreement

     The Placing and Open Offer Agreement dated 1 May, 2003 between the Company and Cazenove, pursuant to which Cazenove has agreed: (1) as agent for the Company and subject to the terms and conditions of the Placing and Open Offer Agreement, to invite Qualifying Shareholders to subscribe for 30,098,086 New Ordinary Shares; (2) subject to the terms and conditions of the Placing and Open Offer Agreement, to procure subscribers for, or itself subscribe for, all the New Ordinary Shares available under the Open Offer other than the Committed Open Offer Shares (the "Clawback Shares") on the basis that such shares are subject to recall to satisfy valid applications by Qualifying Shareholders under the Open Offer; (3) subject to the terms and conditions of the Placing and Open Offer Agreement, to procure subscribers for, or itself subscribe for, 14,346,359 New Ordinary Shares pursuant to the Firm Placing; and (4) to act as sponsor to the Company in connection with Admission.

     The Placing and Open Offer Agreement is conditional upon, inter alia, the passing of the Resolutions and Admission taking place not later than 8.00 a.m. on 30 May 2003 or such later date as Cazenove may agree. The Placing and Open Offer Agreement contains certain warranties, undertakings and indemnities given by the Company in favour of Cazenove. Cazenove has the right to terminate the Placing and Open Offer Agreement prior to Admission in certain circumstances including, inter alia, if there has been a breach by the Company of any of its obligations under the Placing and Open Offer Agreement which is material in the context of the Placing and Open Offer, in the event of certain adverse changes in or affecting the condition (financial or otherwise), prospects, earnings, business affairs, properties, management, results of operations or financial condition of the Company or any member of the Group or on the occurrence of certain force majeure events more fully set out in the Placing and Open Offer Agreement.


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

     The Company has agreed to pay Cazenove (together with any applicable value added tax): (1) whether or not Admission becomes effective, a commitment commission of 0.5 per cent. of the value at the Offer Price of the Clawback Shares and (2) subject to Admission, a commission of L750,000 plus a placing commission of 0.75 per cent. of the value at the Offer Price of the Clawback Shares. Out of the commissions, Cazenove shall pay placing commissions to such persons (if any) as it may procure to subscribe for Clawback Shares.

     The Company will pay the incidental costs and expenses of and relating to the Placing and Open Offer.

     (b) Roche convertible loan agreement

     On 13 May 2002 Vernalis entered into a convertible loan agreement with Roche pursuant to which Roche made a loan to Vernalis of L7 million, convertible at any time by Roche into ordinary shares in Vernalis at a conversion price of 329 pence per share. The Company also has rights to convert the loan in specified circumstances. If not converted the loan is repayable after five years. Interest is payable semi-annually in arrears on 13 May and 13 November in each year. The terms of the loan include an anti-dilution provision that will be triggered by the issue of New Ordinary Shares in the Placing and Open Offer, the effect of which will be to reduce the conversion price. This would result in Roche receiving an additional 1,576,044 New Ordinary Shares on conversion of the full amount of the loan.

13.  WORKING CAPITAL

     The Company considers that, taking into account the cash and other facilities available to it and the net proceeds from the Placing and Open Offer, the Group has sufficient working capital for its present requirements, that is for the next 12 months from the date of this document.

14.  SIGNIFICANT CHANGE

     Save as disclosed in the paragraphs entitled "Current trading and prospects" in Part I and "Organisational Structure and Overview" in Part V of this document, there has been no significant change in the financial or trading position of the Group since 31 December 2002, being the date the financial information contained in the accountants' report is prepared to.

15.  SUBSIDIARIES

     The Company is the principal and holding company of the Group. The subsidiary undertakings of the Company are as follows:

                                                                                            INTEREST IN ALLOTTED
SUBSIDIARY                                                                                   CAPITAL (PER CENT.)     COUNTRY OF
UNDERTAKINGS          REGISTERED OFFICE             ACTIVITY          SHARES IN ISSUE        DIRECT    INDIRECT      INCORPORATION
------------          -----------------             --------          ---------------       --------  ----------     -------------

Vernalis               Oakdene Court           Research and            Ordinary 10p:           100       --           England
Limited                613 Reading Road        development of          907,858                                        and Wales
                       Winnersh                pharmaceutical          Preference 10p:
                       Wokingham               products and their      13,271,496
                       Berkshire               subsequent
                       RG41 5UA                licensing,
                                               production,
                                               distribution
                                               and sale.

Vernalis               Oakdene Court           Research and            Ordinary A 10p:         100       --           England
Research Limited       613 Reading Road        development of          4,327,911                                      and Wales
                       Winnersh                pharmaceutical          Ordinary B 10p:
                       Wokingham               products and their      14,063,040
                       Berkshire               subsequent
                       RG41 5UA                licensing,
                                               production,
                                               distribution
                                               and sale.

Vernalis               PO Box 87               Trustee of the          Ordinary shares         100       --           Jersey,
Group Share            22 Greville St.         Vernalis                Pound Sterling1: 10                            Channel
SchemeTrustees         St. Helier              Group plc Employee                                                     Islands
Limited                Jersey                  Share Trust
                       JE4 8PX


The Company has, in addition, five dormant subsidiaries, Cerebrus Limited, Vanguard Medica Limited, Cerexus Limited, Cerebrus Inc. and Vernalis Corporation, Inc.

16. PRINCIPAL ESTABLISHMENTS

     The Company's registered office at Oakdene Court, 613 Reading Road, Winnersh, Wokingham, Berkshire RG41 5UA is the only establishment of the Group which accounts for more than 10 per cent. of the Group's net turnover or production. The property is approximately 44,000 sq. ft. in size and the Company has a 20 year leasehold interest in the property, which commenced on 9 May 1997. Current annual rent is L730,000. The Group also has two sub-leased premises at Units 1-2, Chancellor Court, Surrey Research Park, Guildford, Surrey. The leasehold expires on 21 March 2004 and annual rent is L308,000.

17.  GENERAL INFORMATION

     17.1 The auditors of the Company are PricewaterhouseCoopers LLP of 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers, Chartered Accountants and Registered Auditors, have audited the Company's accounts for the two years ended 31 December 2000 and 2001. PricewaterhouseCoopers' reports on such accounts were unqualified and did not contain a statement under subsections 237(2) or (3) of the Companies Act.

     17.2 PricewaterhouseCoopers LLP have given and has not withdrawn its written consent to the inclusion in this document of its name and references to it in the form and context in which they appear and have authorised the contents of those sections of this document in which its reports appear for the purposes of Regulation 6(1)(e) of the Financial Services and Markets Act 2000 (Official Listing of Securities) Regulations 2001.

     17.3 Cazenove has given and has not withdrawn its written consent to the issue of this document with the inclusion in this document of the references to its name in the form and context in which they are included.

     17.4 The total expenses relating to the issue of the New Ordinary Shares, including the listing fees of the UK Listing Authority, professional fees and expenses and the costs of printing and distribution of documents are estimated to amount to L1.9 million (including VAT) in aggregate and are payable by the Company. Included within the total are commissions which are expected to be approximately L848,000 payable to Cazenove.

     17.5 The registrars of Vernalis are Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6ND. The receiving agents are Lloyds TSB Registrars, Antholin House, 71 Queen Street, London EC4N 1SL.

     17.6 The financial information contained in this document which relates to the Company does not constitute full statutory accounts as referred to in section 240 of the Act.

     17.7 Vernalis does not know of any persons who, directly or indirectly, jointly or severally, exercise or could exercise control over the issuer.

     17.8 Any analysis of data provided by IMS Health and referred to in this announcement has been independently arrived at by the Company on the basis of the data provided by IMS Health and other information. IMS Health is not responsible for any reliance by recipients on the data or any analysis thereof.

18.  DOCUMENTS FOR INSPECTION

     Copies of the following documents may be inspected at the offices of Allen & Overy, One New Change, London EC4M 9QQ and at the registered office of Vernalis, during normal business hours on any weekday (Saturdays and public holidays excepted) from the date of this document up to and including 23 May (being not less than the longer of 14 days from the date of this document and the duration of the Open Offer):

     (a)  the Memorandum and Articles of Association of Vernalis;

     (b) the audited consolidated accounts of Vernalis for the two financial years ended 31 December 2000 and 2001);

     (c) the service contracts and letters of appointment of the Directors referred to in paragraph 7 of this Part VII;

     (d)  the material contracts referred to in paragraph 12 of this Part VII;



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


     (e)  the irrevocable undertaking referred to in Part I;

     (f)  this document;

     (g) the consent letter from PricewaterhouseCoopers LLP referred to in paragraph 17.2 of this Part VII;

     (h)  the consent letter from Cazenove referred to in paragraph 17.3 of this
          Part VII; and


     (i) the report of PricewaterhouseCoopers LLP set out in Part VI of this document.

Dated: 1 May 2003


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


                                    PART VIII

                                   DEFINITIONS

The following definitions apply throughout this document unless the context requires otherwise:


"Act"                                        Companies Act 1985, as amended;

"Admission"                                  the admission of the New Ordinary Shares to the Official List and to
                                             trading on the market for listed securities of the London Stock Exchange and
                                             "Admission becoming effective" means its becoming effective in accordance with paragraph 7.1 of the Listing Rules and paragraph 2.1 of the admission and disclosure standards published by the London Stock Exchange;

"Application Form"                           the application form accompanying this document on which
                                             Qualifying Shareholders may apply for New Ordinary Shares under the Open Offer;

"Amvescap"                                   Amvescap plc of 30 Finsbury Square, London EC2A 1AG;

"Articles"                                   the articles of association of the Company;

"Cazenove"                                   Cazenove & Co. Ltd;

"Cerebrus"                                   Cerebrus Pharmaceuticals Limited;

"Combined Code"                              the principles of good governance and code of best practice appended to the Listing Rules;

"Committed Open Offer Shares"                the New Ordinary Shares other than the Committed FirmPlacing Shares which are the subject of the undertaking from Invesco referred to in paragraph 6 of Part I of this document;

"Committed Firm Placing Shares"              4,000,220 of the New Ordinary Shares which are the subject of the undertaking from
                                             Invesco referred to in paragraph 6 of Part I of this document;

"Company" or "Vernalis"                      Vernalis Group plc;

"Conditional Placing"                        the conditional placing of New Ordinary Shares under the Open
                                             Offer other than the Committed Open Offer Shares, pursuant to the
                                             Placing and Open Offer Agreement;

"CREST"                                      the relevant system (as defined in the Regulations) in respect of which CRESTCo is the operator (as defined in the Regulations), being a paperless settlement system enabling securities to be evidenced otherwise than by certificate and transferred otherwise than by way of a written instrument;

"CRESTCo"                                    CRESTCo Limited;

"Directors" or "Board"                       the Executive and Non-Executive Directors of the Company;

"Elan"                                       Elan Corporation and/or all or any of its affiliates;


"Employee Share Schemes"                     the Vernalis employee share schemes, details
                                             of which are set out in paragraph 8 of Part VII of this document;

"Exchange Act"                               the United States Securities Exchange Act of 1934, as amended;

"Executive Directors"                        the executive Directors of the Company;

"Extraordinary General Meeting" or           the extraordinary general meeting of the Company to be held at
"EGM"                                        10.30 a.m. on 28 May 2003 at the offices of Allen & Overy , One New
                                             Change, London EC4M 9QQ (or any adjournment thereof);

"FDA"                                        the US Food and Drug Administration;

"Financial Services and Markets Act"         the Financial Services and Markets Act 2000;

"Firm Placing"                               the firm placing of up to 14,346,359 New Ordinary Shares
                                             on behalf of the Company, pursuant to the Placing and Open
                                             Offer Agreement (including, for the avoidance of doubt, the
                                             Committed Firm Placing Shares);

"Form of Proxy"                              the form of proxy accompanying this document for use in connection with the EGM;

"GlaxoSmithKline"                            GlaxoSmithKline plc of 980 Great West Road, Brentford, Middlesex
                                             TW8 9GS;

"Group"                                      the Company and its subsidiary undertakings (as defined in section
                                             258 of the Act);

"Invesco"                                    Invesco Asset Management Limited of 30 Finsbury Square, London
                                             EC2A 1AG;

"Lilly"                                      Eli Lilly & Company and/or its affiliates;

"Listing Rules"                              the listing rules of the UK Listing Authority;

"Manager"                                    Cazenove;

"MCA"                                        Medicines Control Agency;

"Menarini"                                   Menarini International S.A. and/or all or any of its affiliates;

"New Ordinary Shares"                        the new Ordinary Shares to be issued by the Company in whole or in part under the
                                             Placing and Open Offer having the rights set out in the Articles;

"Non-Executive Directors"                    the non-executive Directors of the Company;

"Offer Price"                                36 pence per New Ordinary Share;

"Official List"                              the Official List of the UK Listing Authority;

"Open Offer"                                 the conditional invitation set out in Part II of this document, by Cazenove on behalf of the Company, to Qualifying Shareholders to apply for up to 30,098,086 New Ordinary
                                             Shares on a pre-emptive basis on the terms and conditions set out in this document and in the Application Form;

"Ordinary Resolution"                        the ordinary resolution to be proposed at the EGM;

"Ordinary Shares"                            ordinary shares of 10p each in the Company;


"Overseas Shareholders"                      holders of Ordinary Shares who have registered addresses outside the United Kingdom or are citizens of, or residents in, countries other than the United Kingdom;

"Placing"                                    the Firm Placing and the Conditional Placing;

"Placing and Open Offer Agreement"           the agreement dated 1 May 2003 between the Company and Cazenove relating to the
                                             Placing and Open Offer, further details of which are set out in paragraph 12 of Part VII of this document;

"Qualified Institutional Buyer" or "QIB"     Qualified Institutional Buyer as defined in Rule 144A under the Securities Act;

"Qualifying Shareholders"                    holders of Ordinary Shares on the register of members of the Company as at the close of business on the Record Date with a registered address outside the United States (other than certain Qualified Institutional Buyers identified by the Company), Australia, Canada or Japan;

"Record Date"                                29 April 2003, being the record date for the Open Offer;

"Registrars"                                 Lloyds TSB Registrars, The Causeway, Worthing, West Sussex, BN99 6DA;

"Regulations"                                The Uncertificated Securities Regulations 1995 (SI 1995 No. 95/3272), as amended;

"Resolutions"                                the Special Resolution and the Ordinary Resolution;

"Roche"                                      F. Hoffman-La Roche Limited and/or its affiliates;

"SEC"                                        the United States Securities and Exchange Commission;

"Securities Act"                             the United States Securities Act of 1933, as amended;

"Shareholders"                               holders of Ordinary Shares;

"Special Resolution"                         the special resolution to be proposed at the EGM;

"substantial shareholder"                    has the meaning given to it in Chapter 11 of the Listing Rules;

"UBS Warburg"                                UBS Limited, a wholly owned subsidiary of UBS AG;

"UCB"                                        UCB Pharma SA and/or its subsidiaries and affiliates including UCB
                                             Pharma Inc;

"UK GAAP"                                    generally accepted accounting principles in the UK;

"UK Listing Authority"                       the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act;

"United Kingdom" or "UK"                     the United Kingdom of Great Britain and Northern Ireland;

"United States" or "US"                      the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;

"USD" or "$"                                 United States dollars;

"US GAAP"                                    generally accepted accounting principles in the US;

"Vernalis"                                   Vernalis Group plc.


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

                          GLOSSARY OF SCIENTIFIC TERMS


"Agonist"                             a substance which enhances biological activity at a receptor site;

"Antagonist"                          a substance which reduces or prevents the effect of an agonist at a receptor site;

"CNS"                                 the central nervous system;

"Efficacy"                            the therapeutic effect of a drug;

"Enantiomer"                          one of two mirror image forms of an optically active molecule. The enantiomers may possess different biological properties;

"5-HT"                                5 hydroxytryptamine (serotonin), a chemical messenger substance found in the body, especially in the nervous system;

"Frovatriptan"                        Frovatriptan.succinate;

"IMS Health"                          IMS Health Inc.;

"Indication"                          a term used to define the disease for which a drug is approved;

"Lead                                 Candidate" the chemical molecule demonstrating the most medically attractive profile of properties arising from laboratory tests carried out on a series of molecules;

"Metabolism"                          the effect of the body on an administered compound which results in its transformation into other compounds prior to excretion;

"NDA"                                 New Drug Application--an application to the FDA for approval to market a drug;

"Pharmacokinetics"                    the absorption, distribution, metabolism and excretion of a drug by the body, studied over a period of time;

"Phase I"                             studies usually in healthy subjects to determine biological properties including, pharmacological activity, pharmacokinetics and tolerability of a new drug;

"Phase II"                            early stage clinical trials in patients designed to obtain preliminary evidence of safety and efficacy and to explore a range of doses;

"Phase IIa"                           studies in a limited number of patients to make a preliminary determination of efficacy to provide proof of the concept;

"Phase III"                           large scale clinical studies to determine efficacy and safety of a drug prior to seeking marketing approval;

"Phase IIIb"                          clinical trials performed to support marketing conducted after a product licence has been applied for but prior to approval, or clinical trials to support a new indication;

"Phase IV"                            clinical trials performed to support marketing once a drug has been approved;

"Receptor"                            a protein located in a body tissue with which a hormone, chemical messenger substance or drug interacts to produce or prevent a biological action;

"SSRI"                                selective serotonin reuptake inhibitor; and

"Synthesis"                           the preparation of a substance by chemical means as opposed to its extraction from a natural source.


                               Vernalis Group plc
                 (Registered in England and Wales No. 03137449)

                     NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the above-named Company will be held at 10.30 a.m. on 28 May 2003 at the offices of Allen & Overy, One New Change, London EC4M 9QQ to consider and, if thought fit, to pass the following resolutions. Resolution 1 will be proposed as a Special Resolution and Resolution 2 will be proposed as an Ordinary Resolution.

                               SPECIAL RESOLUTION

     1. THAT, conditional upon Admission (as defined in the prospectus to shareholders of the Company dated 1 May 2003 (the "Prospectus")) having occurred by 8.00 a.m. on 30 May 2003, or such later time and/or date, not later than 6 June 2003, as the Company and the Manager (as defined in the Prospectus) shall agree and the Placing and Open Offer Agreement (as defined in the Prospectus) not having been terminated or rescinded:


     (1) the authorised share capital of the Company be increased from L7.5 million to L12.5 million by the creation of 50 million additional ordinary shares of 10p each ranking pari passu in all respects as one class of shares with the existing ordinary shares of 10p each in the capital of the Company;

     (2)  (a)  the directors be unconditionally authorised, in accordance with section 80 of the Companies Act 1985, to exercise all powers of the Company to allot relevant securities (as defined for the purposes of that section) up to a maximum nominal amount of L4.5 million) pursuant to the proposed Placing and Open
               Offer of New Ordinary Shares (each as defined and described in the Prospectus);

          (b) this authority shall expire at the conclusion of the next annual general meeting after the passing of this resolution;

          (c) the Company may, before this authority expires, make an offer or agreement which would or might require relevant securities to be allotted after it expires; and

          (d) this authority shall be without prejudice to all subsisting authorities under section 80 of the Companies Act 1985; and

      (3) (a) the directors be given power to allot for cash equity securities (as defined for the purposes of section 89 of the Companies Act
               1985) pursuant to the authority under section 80 of that Act conferred on them by paragraph (2) of this resolution as if section 89(1) of that Act did not apply to the allotment PROVIDED THAT this power shall be limited to:

               (i) the allotment of equity securities pursuant to the Conditional Placing and Open Offer (each as defined and described in the Prospectus) having a nominal amount not exceeding in aggregate L3.05 million; and

               (ii) the allotment of equity securities pursuant to the Firm
                    Placing (as defined and described in the Prospectus) having a nominal amount not exceeding in aggregate L1.45 million;

          (b) this power shall expire at the conclusion of the next annual general meeting after the passing of this resolution;

          (c) this power shall be without prejudice to all subsisting powers under section 95 of the Companies Act 1985; and

          (d) the Company may, before this power expires, make an offer or agreement which would or might require equity securities to be allotted after it expires.

                               ORDINARY RESOLUTION

     2. THAT the proposed arrangements for Invesco Asset Management Limited's participation in the Firm Placing as described in the Prospectus be and are hereby approved subject to or incorporating such amendments or modifications of a non-material nature as the directors or a duly authorised committee thereof consider appropriate or desirable.

Dated 1 May 2003
By order of the Board
Peter B. Worrall MA, ACA
Company Secretary

Registered Office
Oakdene Court
613 Reading Road
Winnersh, Wokingham
Berkshire RG41 5UA

-------------
Notes:

 1. A member of the Company entitled to attend and vote at the above meeting is entitled to appoint one or more proxies to attend and, on a poll, to vote in his or her place. A proxy need not be a member of the Company. The return of a form of proxy will not preclude a member from attending and voting at the above meeting in person should he or she subsequently decide to do so.

 2. To be valid, a form of proxy and any power of attorney or other authority under which it is signed or a notarially certified or office copy of such power or authority must be lodged with the Company's registrars, Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA not later than 48 hours before the time appointed for holding the meeting.

 3. As provided by Regulation 41 of the Uncertificated Securities Regulations 2001, only those members registered in the Company's register of members as at 6.00 p.m. on 26 May 2003 shall be entitled to attend and vote at the meeting in respect of the number of shares registered in their name at that time. Changes to entries on the Company's register of members after 6.00 p.m. on 26 May 2003 shall be disregarded in determining the rights of any person to attend or vote at the meeting.

 4. In the case of an individual, forms of proxy should be signed by the individuals or signed on his behalf by his attorney duly authorised in writing. In the case of a corporation, forms of proxy should be executed under its common seal or signed by a duly authorised officer of or attorney for the corporation.

 5. The register of directors' interests and copies of all contracts of service under which the directors are employed by the Company or its subsidiary are available for inspection by members at the registered office of the Company during normal working hours on any weekday from the date of this notice and will be available for inspection at the place of the meeting from 15 minutes prior to the meeting until its conclusion.


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